The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and accompanying prospectus are not offers to sell the securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale are not permitted.

SUBJECT TO COMPLETION, DATED JULY 10, 2007

Filed pursuant to Rule 424(b)(2)
Registration No. 333-

Prospectus Supplement

(to Prospectus dated July 10, 2007)

             American Depositary Shares

Representing              Equity Shares

HDFC Bank Limited is offering              equity shares in the form of American Depositary Shares or ADSs. Each American Depositary Share represents three equity shares of HDFC Bank Limited. We expect to offer a number of ADSs sufficient to raise gross proceeds of approximately $600,000,000 (assuming no exercise of the underwriters’ over-allotment option).

Our American Depositary Shares are listed on the New York Stock Exchange under the symbol “HDB.” On July 6, 2007, the closing price of an ADS on the New York Stock Exchange was U.S.$87.77.

PRICE U.S.$             PER AMERICAN DEPOSITARY SHARE

Investing in our American Depositary Shares involves risks. See “ Risk Factors” beginning on page S-9.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us
Per ADS	U.S.$	U.S.$	U.S.$
Total	U.S.$	U.S.$	U.S.$

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters the right to purchase up to an additional              American Depositary Shares at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments.

The underwriters expect to deliver the ADSs to purchasers on or about July     , 2007.

Global Coordinators and Joint Bookrunners

(listed alphabetically)

Merrill Lynch International	UBS Investment Bank

Joint Bookrunners

Credit Suisse	JPMorgan	Morgan Stanley	Nomura Securities

Deutsche Bank Securities

The date of this prospectus is                     , 2007

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of ADSs representing our equity shares. It also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to provide you with different information. Neither we nor any of the underwriters are making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision.

The offered ADSs may not be offered or sold, directly or indirectly, in India or to any resident of India, except as permitted by applicable Indian laws and regulations.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase of the ADSs under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, and neither we nor the underwriters will have any responsibility therefor.

EXCHANGE RATES AND CERTAIN DEFINED TERMS

In this document, all references to “we,” “us,” “our,” “HDFC Bank” or “the Bank” shall mean HDFC Bank Limited or where the context requires also to its subsidiaries whose financials are consolidated for accounting purposes. References to the “U.S.” or “United States” are to the United States of America, its territories and its possessions. References to “India” are to the Republic of India. References to “$” or “US$” or “dollars” or “U.S. dollars” are to the legal currency of the United States and references to “Rs.” or “rupees” or “Indian rupees” are to the legal currency of India.

Our financial statements are presented in Indian rupees and in some cases translated into U.S. dollars. The financial statements included in the accompanying prospectus and all other financial data included in this prospectus supplement and the accompanying prospectus, except as otherwise noted, are prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP. References to a particular “fiscal” year are to our fiscal year ended March 31 of such year.

We generally prepare and publish our financial statements in accordance with Indian generally accepted accounting principles, or Indian GAAP, except for purposes of the financial statements contained in our Annual Report on Form 20-F which we file with the Securities and Exchange Commission, or the SEC, and for reconciliations of certain information contained in our Reports on Form 6-K as of and for six-month periods ended September 30, which are prepared in accordance with U.S. GAAP.

Fluctuations in the exchange rate between the Indian rupee and the U.S. dollar will affect the U.S. dollar equivalent of the Indian rupee price of the equity shares on the Indian stock exchanges and, as a result, will affect the market price of our American Depositary Shares (“ADSs”) in the United States. These fluctuations will also affect the conversion into U.S. dollars by the depositary of any cash dividends paid in Indian rupees on the equity shares represented by ADSs.

From 1980 until fiscal 2003, the rupee consistently depreciated against the dollar. In fiscal 2004 and 2005 the Indian rupee appreciated compared to fiscal 2003. However, in 2006 the rupee depreciated against the US dollar. During fiscal 2007 and fiscal 2008 (through June 30, 2007), the rupee again appreciated against the US dollar.

The following table sets forth, for the periods indicated, information concerning the exchange rates between Indian rupees and U.S. dollars based on the noon buying rate in the city of New York for cable transfers of Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York:

Fiscal Year	Period End(1)	Average(1)(2)	High	Low
2003	47.53	48.36	49.07	47.53
2004	43.40	45.78	47.46	43.40
2005	43.62	44.87	46.45	43.27
2006	44.48	44.17	46.26	43.05
2007	43.10	45.11	46.83	42.78

(1)	The noon buying rate at each period end and the average rate for each period differed from the exchange rates used in the preparation of our financial statements.

(2)	Represents the average of the noon buying rate for all days during the period.

The following table sets forth the high and low noon buying rate for the Indian rupee for each of the previous six months:

Month	Period End	Average	High	Low
January 2007	44.07	44.21	44.49	44.07
February 2007	44.08	44.00	44.21	43.87
March 2007	43.10	43.81	44.43	42.78
April 2007	41.04	42.02	43.05	40.56
May 2007	40.36	40.54	41.04	40.14
June 2007	40.58	40.58	40.90	40.27

Although we have translated selected Indian rupee amounts in this document into U.S. dollars for convenience, this does not mean that the Indian rupee amounts referred to could have been, or could be, converted to U.S. dollars at any particular rate, the rates stated above, or at all. Unless otherwise stated, all translations from Indian rupees to U.S. dollars are based on the noon buying rate in the City of New York for cable transfers in Indian rupees at US$ 1.00 = Rs. 43.10 on March 30, 2007. The Federal Reserve Bank of New York certifies this rate for customs purposes on each date the rate is given. The noon buying rate on June 29, 2007 was Rs. 40.58 per US$1.00.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the ADSs representing our equity shares. You should read the entire prospectus supplement and the accompanying prospectus carefully, including our audited financial statements and the notes to those financial statements, which are included in the accompanying prospectus, “Risk Factors” and the other information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview of Business

We are a leading private sector bank and financial services company in India. Our goal is to be the preferred provider of financial services to upper- and middle- income individuals and leading corporations in India. We have experienced significant growth while maintaining strong asset quality and a low-cost funding structure.

Our strategy is to provide a wide range of financial products and services to our customers through multiple distribution channels with high quality service and superior execution. For fiscal 2007, we had net income of Rs. 11.0 billion. As of March 31, 2007, we had total assets of Rs. 1,013.2 billion.

We have three principal business activities:

Retail banking. We strive to be a one-stop shop that meets the financial needs of our retail customers by offering a variety of deposit products as well as loans, credit cards, debit cards, third party mutual funds and insurance products, investment advisory services, bill payment services and other services. We aim to provide our customers with high quality service on an “anytime, anywhere, anyhow” basis through our multiple distribution channels, which included a network of 684 branches (including 22 extension counters) and 1,605 ATMs as of March 31, 2007. As of June 30, 2007, our network of branches and ATMs increased to 753 and 1,716, respectively in 320 cities. As of March 31, 2007, we had approximately 10.0 million customers and approximately 4.1 million debit card holders. We are also a leading provider of retail depositary services for holding securities.

Wholesale banking. We provide loans, bill discounting, credit substitutes, deposit products, documentary credits (primarily letters of credit), guarantees and foreign exchange and derivative products primarily to the top end of the Indian corporate sector and small and medium sized enterprises meeting our credit requirements. We also provide a broad range of transactional banking services to a wide variety of corporations and financial institutions. Through our cash management services, we provide our clients with physical and electronic payment and collection mechanisms that are faster and more cost effective than traditional Indian payment and clearing systems. We also provide clearing and cash settlement services to the major stock exchanges in India. In addition, we provide custody services to Indian mutual funds and correspondent banking services to foreign banks and cooperative banks. We were also the first private sector bank to be appointed by the government of India to collect direct taxes on its behalf.

Treasury operations. Our treasury group manages our balance sheet and provides foreign exchange and derivatives products to our clients. Our proprietary securities trading is limited principally to Indian government securities and our proprietary derivatives trading is limited primarily to rupee-based interest rate swaps.

Since we commenced operations, we have made substantial investments in our technology platform and distribution capabilities. In addition to our growing branch and ATM network, we offer telephone banking in 217 cities, as well as internet banking and banking services by mobile telephone. These and other resources give us the capability to deliver a broad selection of banking products through multiple delivery channels that are convenient for our customers. We believe this positions us well to grow as the Indian financial services industry evolves.

Our business has expanded rapidly over the past several years. Net income has grown at a compound annual rate of 32.4% since fiscal 2004 and we have extended our market and geographical penetration from 4.6 million customers in 163 cities as of March 31, 2004 to 10.0 million customers in 316 cities as of March 31, 2007. Our total assets have grown from Rs. 426.8 billion as of March 31, 2004, to Rs. 1,013.2 billion as of March 31, 2007. While our business has grown quickly, we have maintained a disciplined growth strategy and a strong balance sheet. As of March 31, 2007, customer deposits represented 67.3% of our total liabilities and shareholders’ equity and we had an average cost of funds including equity (calculated under Indian GAAP), for fiscal 2007 of 3.7%. Our cost of funds of 3.1% for fiscal 2006 was one of the lowest for all domestic banks in India (such comparative data is not yet available for 2007). As of March 31, 2007, our net non-performing assets constituted 0.4% of our net customer assets as per Indian GAAP.

Our Competitive Strengths

We attribute our growth and success to the following competitive strengths:

We are a leader among Indian banks in our use of technology. Since our inception, we have made substantial investments in our technology platform and systems. We have built multiple distribution channels, including an electronically linked branch network, automated telephone banking, internet banking and banking by mobile phone, to offer customers convenient access to our products. Our technology platform has also driven the development of innovative new products and reduced our operating costs.

We deliver high quality service with superior execution. Through intensive training of our staff and the use of our technology platform, we deliver efficient service with rapid response times. Our focus on knowledgeable and personalized service draws customers to our products and increases existing customer loyalty.

We offer a wide range of products to our clients to service their banking needs. Whether in retail or wholesale banking, we consider ourselves a “one-stop shop” for our customers’ banking needs. Our broad array of products creates multiple cross-selling opportunities for us and improves our customer retention rates.

We have an experienced management team. Many members of our senior management team have been with us since our inception, have substantial experience in multinational banking and share our common vision of excellence in execution. We believe this team is well suited to leverage the competitive strengths we have already developed as well as create new opportunities for our business.

Market Opportunity

India has had average real GDP growth of 6.8% per annum over the last decade and has liberalized many sectors of its economy. India is also witnessing a favorable shift in its demographic profile, with the upper and middle class constituting an expanding share of the population. We believe that banking in India remains an under-penetrated market with substantial growth opportunities, particularly for a private sector bank in a market traditionally dominated by large public sector banks.

Our Business Strategies

Our business strategy emphasizes the following elements:

Increase our market share in India’s expanding banking and financial services industry. In addition to benefiting from the overall growth in India’s economy and financial services industry, we believe we can increase our market share by continuing our focus on our competitive strengths. We also aim to increase geographical and market penetration by expanding our branch and ATM network and increasing our efforts to cross-sell our products.

Maintain strong asset quality through disciplined credit risk management. We have maintained high quality loan and investment portfolios through careful targeting of our customer base, a comprehensive risk assessment process and diligent risk monitoring and remediation procedures. We believe we can maintain strong asset quality appropriate to the loan portfolio composition, while achieving growth.

Maintain a low cost of funds. We believe we can maintain a relatively low-cost funding base as compared to our competitors, by expanding our base of retail deposits and increasing the free float generated by transaction services such as cash management and stock exchange clearing.

Focus on high earnings growth with low volatility. We intend to maintain our focus on steady earnings growth through conservative risk management techniques and low cost funding. In addition, we intend not to rely heavily on revenue derived from trading so as to limit volatility.

The Offering

The Offering	ADSs representing equity shares, and constituting approximately % of our issued and outstanding equity shares.

ADSs offered	ADSs.

ADS/equity share ratio	One ADS represents three equity shares, par value Rs. 10 per share.

Equity shares outstanding after this offering

             equity shares, not including the equity shares to be issued in the event the underwriters’ over-allotment option is exercised in full. If the underwriters exercise their over-allotment option in full,              equity shares will be outstanding after this offering.

Use of proceeds	The net proceeds from the offering will be used for funding future growth by strengthening our capital base.

Depositary	JPMorgan Chase Bank, N.A.

Voting rights

The ADSs will have no voting rights. Under the deposit agreement, the depositary will abstain from voting the equity shares. See “Description of the American Depositary Shares—Voting Rights” in the accompanying prospectus.

Corporate Information

We were incorporated in August 1994 as a public limited company under the laws of India. Our principal corporate and registered office is located at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India, our telephone number is 91-22-6652-1000 and our website address is www.hdfcbank.com. Our registered agent in the United States is Depositary Management Corporation, 570 Lexington Avenue, 44th Floor, New York, NY 10022, 212-319-7600. The information on our website is not a part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS

This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus supplement and the accompanying prospectus. The following risk factors should be considered carefully in evaluating us and our business before purchasing the offered ADSs.

Risks Relating to Our Business

If we are unable to manage our rapid growth, our business could be adversely affected.

Our asset growth rate has been significantly higher than India’s gross domestic product (“GDP”) growth rate as well as the growth rate in the Indian banking industry over the last three fiscal years. For example, our total assets in the three-year period ended March 31, 2007 grew at a compounded annual growth rate of 33.4%. Our rapid growth has placed, and if it continues will place, significant demands on our operational, credit, financial and other internal risk controls such as:

•	recruiting, training and retaining sufficient skilled personnel;

•	upgrading and expanding our technology platform;

•	developing and improving our products and delivery channels;

•	preserving our asset quality as our geographical presence increases and customer profile changes;

•	complying with regulatory requirements such as the Know Your Customer (“KYC”) norms; and

•	maintaining high levels of customer satisfaction.

An inability to manage our growth effectively could have a material adverse effect on our business, our future financial performance and the price of our equity shares and ADSs.

Our business is vulnerable to volatility in interest rates.

Our results of operations depend to a great extent on our net interest revenue. During fiscal 2007, net interest revenue after allowances for credit losses represented 65.6% of our net revenue. Changes in market interest rates could affect the interest rates charged on our interest-earning assets differently from the interest rates paid on our interest-bearing liabilities and also affect the value of our investments. This difference could result in an increase in interest expense relative to interest revenue, leading to a reduction in our net interest revenue and net interest margin. In addition, a rise in interest rates could negatively affect demand for our loans and other products.

Interest rates are highly sensitive to many factors beyond our control, including the monetary policies of the Reserve Bank of India (“RBI”), deregulation of the financial sector in India, domestic and international economic and political conditions and other factors. Yields on the Indian government’s ten-year bonds were 6.7%, 7.5% and 8.0% as of March 31, 2005, March 31, 2006 and March 31, 2007, respectively. Any volatility in interest rates could adversely affect our business, our future financial performance and the price of our equity shares and ADSs.

If the level of non-performing loans in our portfolio increases, then our business could suffer.

Our gross non-performing loans and impaired credit substitutes represented 1.2% of our gross customer assets as of March 31, 2007. Our non-performing loans and impaired credit substitutes net of specific loan loss provisions represented 0.4% of our net customer assets portfolio as of March 31, 2007. As of March 31, 2007, we had provided for 128.1% of our total non-performing loans. We cannot assure you that our provisions will be adequate to cover any further increase in the amount of non-performing loans or any further deterioration in our non-performing loan portfolio. In addition, we are a relatively young bank and we have not experienced a significant and prolonged downturn in the economy.

A number of factors outside of our control could affect our ability to control and reduce non-performing loans. These factors include developments in the Indian economy, movements in global commodity markets, global competition, changes in interest rates and exchange rates and changes in regulations, including with respect to regulations requiring us to lend to certain sectors identified by the RBI, or the government of India. In addition, the expansion of our business may cause our non-performing loans to increase and the overall quality of our loan portfolio to deteriorate. If our non-performing loans increase, we may be required to increase our provisions, which may affect our earnings and may result in us being unable to execute our business plan as expected, which could adversely affect the price of our equity shares and ADSs.

We have high concentrations of customer exposures to certain customers and sectors and if any of these exposures were to become non-performing, the quality of our portfolio could be adversely affected.

We calculate customer and industry exposure in accordance with the policies established by Indian GAAP and the RBI. In the case of customer exposures, we aggregate the higher of the outstanding balances of, or limits on, funded and non-funded exposures. Funded exposures include loans and investments (excluding investments in government securities, units of mutual funds and equity shares). As of March 31, 2007, our largest single customer exposure as of that date was Rs. 14.82 billion, representing approximately 17.3% of our capital funds valuation, and our 10 largest customer exposures totaled approximately Rs. 65.81 billion, representing approximately 77.0% of our capital funds valuation, in each case as per RBI guidelines based on Indian GAAP figures. In accordance with RBI regulations, we received approval from our board of directors for the fact that our largest single customer exposure exceeded the RBI prescribed limit of 15.0% of our capital funds. None of the 10 largest customer exposures were classified as non-performing as on March 31, 2007 based on Indian GAAP figures. However, if any of our 10 largest customer exposures were to become non-performing, the quality of our portfolio and our business could be adversely affected.

We monitor concentration of exposures to individual industries as a proportion of funded exposures. As of March 31, 2007, our largest industry concentrations in each case based on Indian GAAP figures, were as follows: transport (10.7%), banks and financial institutions (5.5%), agriculture (4.7%), trading (4.5%), and automobiles and auto ancillaries (4.5%). In addition, as of that date, approximately 44.1% of the concentration of our exposure was retail (except where otherwise included in the above classification). As of that date, our total non-performing loans and investments were concentrated in the following industries: automobiles and auto ancillaries (10.3%), transport (4.3%), textiles (3.5%) and engineering (2.8%).

Industry-specific difficulties in these or other sectors could increase our level of non-performing customer assets and adversely affect our business, our future financial performance and the price of our equity shares and ADSs.

We face greater credit risks than banks in more developed countries.

One of our principal activities is providing financing to our customers, almost all of whom are based in India. We are subject to the credit risk that our borrowers may not pay us in a timely fashion or at all. The credit risk of all our borrowers is higher than in other developed countries due to the higher uncertainty in our regulatory, political and economic environment. Higher credit risk may expose us to greater potential losses, which would adversely affect our business, our future financial performance and the price of our equity shares and ADSs.

We may be unable to foreclose on collateral when borrowers default on their obligations to us, which may result in failure to recover the expected value of collateral security.

Although we typically lend on a cash-flow basis, we take collateral for a large proportion of our loans, consisting of liens on inventory, receivables and other current assets, and in some cases, charges on fixed assets such as real property, movable assets such as vehicles, and financial assets such as marketable securities.

Although there has been recent legislation which may strengthen the rights of creditors and lead to faster realization of collateral in the event of default, we cannot guarantee that we will be able to realize the full value of our collateral, due to, among other things, delays on our part in taking immediate action, delays in bankruptcy foreclosure proceedings, stock market downturns, defects in the perfection of collateral and fraudulent transfers by borrowers. In the event a specialized regulatory agency gains jurisdiction over the borrower, creditor actions can be further delayed.

In addition, the RBI has set forth guidelines on corporate debt restructuring. The guidelines envisage that for debt amounts of Rs. 1 billion and above, 60% of the creditors by number in addition to support of 75% of creditors by value, can decide to restructure the debt and such a decision would be binding on the remaining creditors. In situations where we own 20% or less of the debt of a borrower, we could be forced to agree to an extended restructuring of debt, in preference to foreclosure of security or a one-time settlement, which has generally been our practice.

Our success depends in large part upon our management team and skilled personnel and our ability to attract and retain such persons.

We are highly dependent on our management team, including the continued efforts of our Chairman, our Managing Director and members of our senior management. Our future performance will be affected by the continued service of these persons. We also face a continuing challenge to recruit and retain a sufficient number of skilled personnel, particularly if we continue to grow. Competition for management and other skilled personnel in our industry is intense, and we may not be able to attract and retain the personnel we need in the future. The loss of key personnel may have a material adverse effect on our business, results of operations, financial condition and ability to grow.

In order to sustain our growth, we will need to maintain a minimum capital adequacy ratio. There is no assurance that we will be able to access the capital markets when necessary to do so.

The RBI requires a minimum capital adequacy ratio of 9% to our total risk-weighted assets. We must maintain this minimum capital adequacy level to support our continuous growth. Our capital adequacy ratio, calculated in accordance with Indian GAAP, was 13.08% on March 31, 2007. The RBI has come out with the final guidelines based on the Basel II capital adequacy standards applicable effective from March 31, 2008 for banks with international operations and from March 31, 2009 for banks without international operations. These guidelines would also result in a decline in our capital adequacy ratio. Our ability to support and grow our business could be limited by a declining capital adequacy ratio if we are unable to or have difficulty accessing the capital markets.

Material changes in Indian banking regulations could harm our business.

We operate in a highly regulated environment in which the RBI extensively supervises and regulates all banks. Our business could be directly affected by any changes in policies for banks in respect of directed lending, reserve requirements and other areas. For example, the RBI could change its methods of enforcing directed lending standards so as to require more lending to certain sectors, which could require us to change certain aspects of our business. In addition, we could be subject to other changes in laws and regulations, such as those affecting the extent to which we can engage in specific businesses or those affecting foreign investment in the banking industry, as well as changes in other governmental policies and enforcement decisions, income tax laws, foreign investment laws and accounting principles. We cannot assure you that laws and regulations governing the banking sector will not change in the future or that any changes will not adversely affect our business, our future financial performance and the price of our equity shares and ADSs. For example, the RBI recently revised its regulations pertaining to capital market exposure and as a result our capital market exposure exceeds the new limits. See “—Because of our many transactions with stock market participants, our business could suffer if there is a prolonged or significant downturn on the Indian stock exchanges.”

We compete directly with banks that are much larger than we are.

We face strong competition in all areas of our business, and many of our competitors are much larger than we are. We compete directly with the large public sector banks, which generally have much larger customer and deposit bases, larger branch networks and more capital than we do. These banks will become more competitive as they improve their customer services and technology. One of the other private sector banks in India is also larger than we are, based on such measurements. In addition, we compete directly with foreign banks, which include some of the largest multinational financial companies in the world. Due to competitive pressures, we may be unable to execute our growth strategy successfully and offer products and services that generate reasonable returns, which may impact our business and our future financial performance.

Consolidation in the banking industry could adversely affect us.

The Indian banking industry may experience greater consolidation. The government has indicated its desire to consolidate certain public sector banks. In addition, there may be mergers and consolidations among private banks. We may face more competition from larger banks as a result of any such consolidation.

Our funding is primarily short- and medium-term, and if depositors do not roll over deposited funds upon maturity our business could be adversely affected.

Most of our funding requirements are met through short-term and medium-term funding sources, primarily in the form of retail deposits. However, a portion of our assets have long-term maturities, creating a potential for funding mismatches. In our experience, a substantial portion of our customer deposits has been rolled over upon maturity and has been, over time, a stable source of funding. However, if a substantial number of our depositors do not roll over deposited funds upon maturity, our liquidity position could be adversely affected and we may be required to seek more expensive sources of funding to finance our operations, which could have a material adverse effect on our business.

We could be subject to volatility in revenue from our treasury operations.

Treasury revenue is vulnerable to volatility in the market caused by changes in interest rates, exchange rates, equity prices, commodity prices and other factors. Any increase in interest rates would have an adverse effect on the value of our fixed income securities portfolio and may have an adverse effect on our net revenue. Any decrease in our income due to volatility in revenue from these activities could have a material adverse effect on the price of our equity shares and ADSs.

We could be adversely affected by the development of a nationwide inter-bank settlement system.

Currently, there is no nationwide payment system in India, and checks must generally be returned to the city from which they were written in order to be cleared. Because of mail delivery delays and the variation in city-based inter-bank clearing practices, check collections can be slow and unpredictable. Through our electronically linked branch network, correspondent bank arrangements and centralized processing, we effectively provide a nationwide collection and disbursement system for our corporate clients. We enjoy cash float and earn fees from these services. In 2005, the RBI introduced the Real Time Gross Settlement (“RTGS”) inter-bank settlement system which facilitates real time settlements primarily between banks. Although we believe our services offer advantages not offered by the RTGS system, the RTGS system could have an adverse impact on the cash float and fees we have enjoyed from some of our cash management services and therefore could adversely affect our future financial performance and the price of our equity shares and ADSs.

Because of our many transactions with stock market participants, our business could suffer if we fail to meet certain regulatory limits or if there is a prolonged or significant downturn on the Indian stock exchanges.

We provide a variety of services and products to participants involved with the Indian stock exchanges. These include working capital funding and margin guarantees to share brokers, personal loans secured by shares and initial public offering finance for retail customers, stock exchange clearing services and depositary accounts.

As of March 31, 2007, our capital market exposure was Rs. 15.6 billion on a non-consolidated basis. At 4.4% of advances (computed in accordance with RBI norms), this was within the ceiling approved by the RBI as of March 31, 2007. This exposure is comprised primarily of investments in equity shares, loans to share brokers and financial guarantees issued to stock exchanges on behalf of share brokers. On a consolidated basis (which included HDFC Securities Limited (“HSL”)), as of March 31, 2007, our capital market exposure was Rs. 15.7 billion. This was 2.1% of total assets which exceeded the RBI ceiling of 2.0% of total assets.

With effect from April 1, 2007, the RBI has added other components to the calculation of capital market exposure and has changed the limits for banks, which is now linked to the net worth of the Bank. The new norms require that a bank’s capital market exposure be limited to 40% of its net worth, both on a consolidated and non-consolidated basis. Based on the new norms the Bank’s capital market exposure as of May 31, 2007, was Rs. 34.1 billion or 54.3% of our net worth as of the previous year on a non-consolidated basis. Since we prepare consolidated financial statements on a half-yearly basis, our consolidated capital market exposure data will be available only in September 2007. As of May 31, 2007, we estimate that our capital market exposure on a consolidated basis was slightly higher than our capital market exposure on a non-consolidated basis. We have requested time from the RBI, until March 31, 2008, to comply with the new norms. The RBI has not yet indicated whether they have accepted our proposal.

If the RBI does not accept our proposal or if we fail to meet the norms before March 31, 2008, we will have difficulty in getting other regulatory approvals necessary to do business in the normal course which could have a material adverse effect on our business and the price of our equity shares and ADSs. In addition, as a result of our exposure to this industry, a significant or prolonged downturn on the Indian stock exchanges could have a material adverse effect on our business and cause the price of equity shares and ADSs to go down.

Significant fraud, system failure or calamities could adversely impact our business.

We seek to protect our computer systems and network infrastructure from physical break-ins as well as fraud and system failures. Computer break-ins and power and communication disruptions could affect the security of information stored in and transmitted through our computer systems and network infrastructure. We employ security systems, including firewalls and password encryption, designed to minimize the risk of security breaches. Although we intend to continue to implement security technology and establish operational procedures to prevent fraud, break-ins, damage and failures, there can be no assurance that these security measures will be adequate. A significant failure of security measures or operational procedures could have a material adverse effect on our business and our future financial performance.

In addition, both our centralized data center and our back-up systems are separately located in the greater Mumbai area. In the event of a regional disaster, such as an earthquake, it is possible that both systems could be simultaneously damaged or destroyed. Although we have established a remote disaster recovery site at Bangalore that replicates our network and certain applications currently based in Mumbai, and believe that we will be able to retrieve critical applications within an optimal time frame, it would still take some time to make the system fully operational in the event of a disaster.

HDFC Limited controls a significant percentage of our share capital and exercises substantial influence over board decisions.

Our principal shareholder, Housing Development and Finance Corporation Limited (“HDFC Limited”), and its subsidiaries owned 24.74% of our equity as of June 30, 2007. So long as HDFC Limited and its subsidiaries hold at least a 20.0% equity stake in us, HDFC Limited is entitled to nominate the two directors who are not required to retire by rotation to our board, including the Chairman and our Managing Director, subject to RBI approval. Accordingly, HDFC Limited may be able to exercise substantial control over our board and over matters subject to a shareholder vote.

There have been reports in the Indian media suggesting that we may merge with HDFC Limited. We consider business combination opportunities as they arise. At present, we are not actively considering a business combination with HDFC Limited or any other company. Any significant business combination would involve compliance with regulatory requirements and shareholder and regulatory approvals. Were such combination to occur, we cannot predict the impact it would have on our business, growth prospects or the prices of our equity shares and ADSs.

We may face potential conflicts of interest relating to our principal shareholder, HDFC Limited.

Although we currently have no agreements with HDFC Limited or any other HDFC group companies that restrict us from offering products and services that are offered by them, our relationship with these companies may cause us not to offer products and services that are already offered by other HDFC group companies or may effectively prevent us from taking advantage of business opportunities. As a result, any conflicts of interest between HDFC Limited and us or any other HDFC group companies and us could adversely affect our business and the price of our equity shares and ADSs.

RBI guidelines relating to ownership in private banks could discourage or prevent a change of control or other business combination involving us.

The RBI has issued guidelines concerning ownership in private sector banks. The guidelines state that no entity or group of related entities will be permitted to own or control, directly or indirectly, more than 10% of the paid up capital of a private sector bank without RBI approval. The implementation of such a restriction will discourage or prevent a change in control, merger, consolidation, takeover or other business combination involving us, which might be beneficial to our shareholders. Further RBI approval is required before we can register the transfer of 5% or more of our shares (paid up capital) to an individual or group. The RBI has approved HDFC Limited’s recent subscription to our shares which resulted in it owning 24.74% of our equity.

We may face increased competition as a result of revised guidelines that relax restrictions on the presence of foreign banks in India.

In March 2004, the Ministry of Commerce and Industry of India revised guidelines on foreign investors in the Indian banking sector. The revised guidelines permit up to 74% of the paid-up capital of a bank to be held by foreign investors and allow foreign banks to operate in India through branches, wholly owned subsidiaries or subsidiaries that hold an aggregate foreign investment of up to 74% in a private bank. Implementation of the revised guidelines will take place in two phases. From March 2005 to March 2009, foreign banks will be permitted to establish a presence in India only through wholly owned subsidiaries that meet certain criteria, and the acquisition of holdings in private sector Indian banks will be permitted only with respect to banks identified by the RBI for restructuring. The second phase of implementation of the revised guidelines will commence in April 2009 after a review of the first phase. Any growth in the presence of foreign banks or in foreign investments in Indian banks may increase the competition that we face and could have a material adverse effect on our business.

We need to obtain prior RBI approval for opening new branches to increase our infrastructure and expand our reach into different geographical segments. Delay in getting approval for branches could have a negative impact on our future financial performance.

The RBI introduced a liberalized branch licensing policy in September 2005. We have applied for branches under the policy in the past and obtained approvals for opening branches under the policy. We are in the process of making applications for the current fiscal year. Any prolonged delay on the receipt of such documents could adversely affect our future financial performance.

If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002, our reputation and the value of our securities may be adversely affected.

Section 404 of the Sarbanes Oxley Act of 2002 (“Section 404”) requires us to include in our Annual Report on Form 20-F management’s assessment of the effectiveness of our internal controls over financial reporting, together with an attestation report from our auditors. Section 404 applies to us as of March 31, 2007. While we have complied with Section 404 in a timely manner so far, there is no assurance that we will continue to be able to do so in the future.

Risks Relating to Investments in Indian Companies

A slowdown in economic growth in India could cause our business to suffer.

Our performance and the quality and growth of our assets are necessarily dependent on the health of the overall Indian economy. A slowdown in the Indian economy could adversely affect our business, including our ability to grow our asset portfolio, the quality of our assets and our ability to implement our strategy. In particular, because India depends significantly on imported oil for its energy needs, the Indian economy could be adversely affected by the continuing high oil prices. India’s economy could also be adversely affected by a general rise in interest rates, weather conditions adversely affecting agriculture or other factors. In addition, the Indian economy is in a state of transition. The share of the services sector of the economy is rising, while that of the industrial, manufacturing and agricultural sectors is declining. Finally, India faces major challenges in sustaining its growth, which include the need for substantial infrastructure development and improving access to healthcare and education. It is difficult to gauge the impact of these fundamental economic changes on our business.

Political instability or changes in the government in India could delay the liberalization of the Indian economy and adversely affect economic conditions in India generally, which could impact our financial results and prospects.

Since 1991, successive Indian governments have pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators have remained significant. The leadership of India has changed many times since 1996. The current coalition-led central government, which came to power in May 2004, has announced policies and taken initiatives that support the economic liberalization policies that have been pursued by previous central governments. However, we cannot assure you that these liberalization policies will continue in the future. The rate of economic liberalization could change, and specific laws and policies affecting banking and finance companies, foreign investment, currency exchange and other matters affecting investment in our securities could change as well. Any significant change in India’s economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally and our business in particular.

Terrorist attacks, civil unrest and other acts of violence or war involving India and other countries could adversely affect the financial markets and our business.

Terrorist attacks and other acts of violence or war may negatively affect the Indian markets on which our equity shares trade and also adversely affect the worldwide financial markets. These acts may also result in a loss of business confidence, make travel and other services more difficult and ultimately adversely affect our business. In addition, any deterioration in relations between India and Pakistan might result in investor concern about stability in the region, which could adversely affect the price of our equity shares and ADSs.

India has also witnessed civil disturbances in recent years and it is possible that future civil unrest as well as other adverse social, economic and political events in India could have an adverse impact on us. Such incidents could also create a greater perception that investment in Indian companies involves a higher degree of risk and could have an adverse impact on our business and the price of our equity shares and ADSs.

Natural calamities could have a negative impact on the Indian economy and cause our business to suffer.

India has experienced natural calamities such as earthquakes, a tsunami, floods and drought in the past few years. The extent and severity of these natural disasters determine their impact on the Indian economy. For example, as a result of drought conditions in the country during fiscal 2003, the agricultural sector recorded a negative growth of 5.2%. Further prolonged spells of below normal rainfall or other natural calamities could have a negative impact on the Indian economy, adversely affecting our business and the price of our equity shares and ADSs.

Any downgrade of India’s debt rating by an international rating agency could have a negative impact on our business.

Any adverse revisions to India’s credit ratings for domestic and international debt by international rating agencies may adversely impact our ability to raise additional financing and the interest rates and other commercial terms at which such additional financing is available. This could have an adverse effect on our business and future financial performance and our ability to obtain financing and fund our growth.

Risks Relating to the ADSs and Equity Shares

Historically, our ADSs have traded at a premium to the trading prices of our underlying equity shares, a situation which may not continue.

Historically, our ADSs have traded on the New York Stock Exchange (“NYSE”) at a premium to the trading prices of our underlying equity shares on the Indian stock exchanges, although this premium has declined in recent years. See “Price Range of Our American Depositary Shares and Equity Shares” in our annual report on Form 20-F incorporated by reference in the accompanying prospectus for the underlying data. We believe that this price premium has resulted from the relatively small portion of our market capitalization previously represented by ADSs, restrictions imposed by Indian law on the conversion of equity shares into ADSs, and an apparent preference for investors to trade dollar-denominated securities. Over time some of the restrictions on issuance of ADSs imposed by Indian law have been relaxed and we expect that other restrictions may be relaxed in the future. It is possible that in the future our ADSs will not trade at any premium to our equity shares and could even trade at a discount to our equity shares.

You will not be able to vote.

Investors in ADSs will have no voting rights, unlike holders of the equity shares. Under the deposit agreement, the depositary will abstain from voting the equity shares represented by the ADSs. If you wish, you may withdraw the equity shares underlying the ADSs and seek to vote (subject to Indian restrictions on foreign ownership) the equity shares you obtain upon withdrawal. However, this withdrawal process may be subject to delays and you may not be able to redeposit the equity shares. For a discussion of the legal restrictions triggered by a withdrawal of the equity shares from the depositary facility upon surrender of ADSs, see “Restrictions on Foreign Ownership of Indian Securities” in the accompanying prospectus.

Your ability to withdraw equity shares from the depositary facility is uncertain and may be subject to delays.

India’s restrictions on foreign ownership of Indian companies limit the number of equity shares that may be owned by foreign investors and generally require government approval for foreign investments. Investors who withdraw equity shares from the ADS depositary facility for the purpose of selling such equity shares will be subject to Indian regulatory restrictions on foreign ownership upon withdrawal. It is possible that this withdrawal process may be subject to delays. For a discussion of the legal restrictions triggered by a withdrawal of equity shares from the depositary facility upon surrender of ADSs, see “Restrictions on Foreign Ownership of Indian Securities” in the accompanying prospectus.

There is a limited market for the ADSs.

Although our ADSs are listed and traded on the NYSE, we cannot be certain that any trading market for our ADSs will be sustained, or that the present price will correspond to the future price at which our ADSs will trade in the public market. Indian legal restrictions may also limit the supply of ADSs. The only way to add to the supply of ADSs would be through an additional issuance. We cannot guarantee that a market for the ADSs will continue.

Conditions in the Indian securities market may affect the price or liquidity of our equity shares and ADSs.

The Indian securities markets are smaller and more volatile than securities markets in more developed economies. The Indian stock exchanges have in the past experienced substantial fluctuations in the prices of listed securities. The governing bodies of the Indian stock exchanges have from time to time imposed restrictions on trading in certain securities, limitations on price movements and margin requirements. Future fluctuations could have a material adverse affect on the price of our equity shares and ADSs.

Settlement of trades of equity shares on Indian stock exchanges may be subject to delays.

The equity shares represented by our ADSs are listed on the National Stock Exchange and Bombay Stock Exchange Limited. Settlement on these stock exchanges may be subject to delays and an investor in equity shares withdrawn from the depositary facility upon surrender of ADSs may not be able to settle trades on these stock exchanges in a timely manner.

You may be unable to exercise preemptive rights available to other shareholders.

A company incorporated in India must offer its holders of equity shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any new equity shares, unless these rights have been waived by at least 75% of the company’s shareholders present and voting at a shareholders’ general meeting. U.S. investors in our ADSs may be unable to exercise preemptive rights for our equity shares underlying our ADSs unless a registration statement under the U.S. Securities Act of 1933 (the “Securities Act”) is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. Our decision to file a registration statement will depend on the costs and potential liabilities associated with any registration statement as well as the perceived benefits of enabling U.S. investors in our ADSs to exercise their preemptive rights and any other factors we consider appropriate at the time. We do not commit to filing a registration statement under those circumstances. If we issue any securities in the future, these securities may be issued to the depositary, which may sell these securities in the securities markets in India for the benefit of the investors in our ADSs. There can be no assurance as to the value, if any, the depositary would receive upon the sale of these securities. To the extent that investors in our ADSs are unable to exercise preemptive rights, their proportional interests in us would be reduced.

Because the equity shares underlying our ADSs are quoted in rupees in India, you may be subject to potential losses arising out of exchange rate risk on the Indian rupee and risks associated with the conversion of rupee proceeds into foreign currency.

Fluctuations in the exchange rate between the U.S. dollar and the Indian rupee may affect the value of your investment in our ADSs. Specifically, if the relative value of the Indian rupee to the U.S. dollar declines, each of the following values will also decline:

•	the U.S. dollar equivalent of the Indian rupee trading price of our equity shares in India and, indirectly, the U.S. dollar trading price of our ADSs in the United States;

•	the U.S. dollar equivalent of the proceeds that you would receive upon the sale in India of any equity shares that you withdraw from the depositary; and

•	the U.S. dollar equivalent of cash dividends, if any, paid in Indian rupees on the equity shares represented by our ADSs.

Financial instability in other countries, particularly emerging market countries, could disrupt our business and affect the price of our equity shares and ADSs.

Although economic conditions are different in each country, investors’ reactions to developments in one country can have adverse effects on the securities of companies in other countries, including India. A loss of investor confidence in the financial systems of other emerging markets may cause increased volatility in Indian financial markets and indirectly in the Indian economy in general. Any worldwide financial instability could also have a negative impact on the Indian economy, including the movement of exchange rates and interest rates in India, which could adversely affect the Indian financial sector, including us. Any financial disruption could have an adverse effect on our business, our future financial performance, our shareholders’ equity and the price of our equity shares and ADSs.

You may not be able to enforce a judgment of a foreign court against us.

We are a limited liability company incorporated under the laws of India. All of our directors and members of our senior management and some of the experts named in this prospectus supplement or the accompanying prospectus are residents of India and almost all of our assets and the assets of these persons are located in India. It may not be possible for investors in our ADSs to effect service of process outside India upon us or our directors and members of our senior management and experts named in the prospectus supplement or the accompanying prospectus that are residents of India or to enforce judgments obtained against us or these persons in foreign courts predicated upon the liability provisions of foreign countries, including the civil liability provisions of the federal securities laws of the United States. Moreover, it is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India or that an Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with Indian practice.

There may be less company information available on Indian securities markets than securities markets in developed countries.

There is a difference between the level of regulation and monitoring of the Indian securities markets and the activities of investors, brokers and other participants and that of markets in the United States and other developed economies. The Securities and Exchange Board of India (“SEBI”) and the stock exchanges are responsible for improving disclosure and other regulatory standards for the Indian securities markets. SEBI has issued regulations and guidelines on disclosure requirements, insider trading and other matters. There may, however, be less publicly available information about Indian companies than is regularly made available by public companies in developed economies.

BUSINESS

Overview

We are a leading private sector bank and financial services company in India. Our goal is to be the preferred provider of financial services to upper- and middle-income individuals and leading corporations in India. Our strategy is to provide a comprehensive range of financial products and services for our customers through multiple distribution channels, with high quality service and superior execution. We have three principal business activities: retail banking, wholesale banking and treasury operations.

We have grown rapidly since commencing operations in January 1995. In the five years ended March 31, 2007, we expanded our operations from 171 branches and 479 ATMs in 77 cities to 684 branches and 1,605 ATMs in 316 cities. During the same five years, our customer base grew from 2.1 million customers to 10.0 million customers. As our geographical reach and market penetration have expanded, so too have our assets, which grew from Rs.243.0 billion as of March 31, 2002 to Rs.1,013.2 billion as of March 31, 2007. Our net income has increased from Rs.3.0 billion for fiscal 2002 to Rs.11.0 billion for fiscal 2007 at a compounded annual growth rate of 30.1%. As of June 30, 2007, our network of branches and ATMs increased to 753 and 1,716, respectively in 320 cities.

Notwithstanding our pace of growth, we have maintained a strong balance sheet and a low cost of funds. As of March 31, 2007, net non-performing customer assets (which consist of loans and credit substitutes) constituted 0.4% of net customer assets as per Indian GAAP. In addition, our net customer assets represented 79.6% of our deposits and customer deposits represented 67.3% of our total liabilities and shareholders’ equity. The average non-interest bearing current accounts and low-interest savings accounts represented 52.7% of total deposits for fiscal 2007. These low-cost deposits, which include the cash float associated with our transactional services, led to an average cost of funds including equity (calculated under Indian GAAP) for fiscal 2007 of 3.7%. Our cost of funds of 3.1% for fiscal 2006 was one of the lowest for all domestic banks in India (such comparative data is not yet available for 2007).

We are part of the HDFC group of companies founded by our principal shareholder, HDFC Limited, a public limited company established under the laws of India. HDFC Limited and its subsidiaries owned approximately 24.74% of our outstanding equity shares as of June 30, 2007. See also “Principal Shareholders.”

We currently have one subsidiary, HSL which provides brokerage services through the Internet and other channels. We intend to acquire a majority stake in our affiliate, Atlas Documentary Facilitators Company Private Ltd. (“ADFC”) which provides back office transaction processing services, subject to obtaining the necessary approval from the RBI. We have consolidated the accounts of ADFC in our U.S. GAAP financial statements for fiscal 2007. In addition, we recently received RBI approval to set up a non-banking financial subsidiary.

Our principal corporate and registered office is located at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India. Our telephone number is 91-22-6652-1000. Our agent in the United States is Depositary Management Corporation, 570 Lexington Avenue, 44th Floor, New York, NY 10022.

Our Competitive Strengths

We attribute our growth and continuing success to the following competitive strengths:

We are a leader among Indian banks in our use of technology

Since our inception, we have made substantial investments in our technology platform and systems. We have built multiple distribution channels, including an electronically linked branch network, automated telephone banking, Internet banking and banking by mobile phone, to offer customers convenient access to our products. Our technology platform has also driven the development of innovative products and reduced our operating costs.

We deliver high quality service with superior execution

Through intensive training of our staff and the use of our technology platform, we deliver efficient service with rapid response time. Our focus on knowledgeable and personalized service draws customers to our products and increases existing customer loyalty.

We offer a wide range of products to our clients in order to service their banking needs

Whether in retail or wholesale banking, we consider ourselves a “one-stop shop” for our customers’ banking needs. Our wide range of products creates multiple cross-selling opportunities for us and improves our customer retention rates.

We have an experienced management team

Many members of our senior management team have been with us since inception. They have substantial experience in multinational banking and share our common vision of excellence in execution. We believe this team is well suited to leverage the competitive strengths we have already developed as well as to create new opportunities for our business.

Our Business Strategy

Our business strategy emphasizes the following elements:

Increase our market share of India’s expanding banking and financial services industry

In addition to benefiting from the overall growth in India’s economy and financial services industry, we believe we can increase our market share by continuing to focus on our competitive strengths. We also aim to increase geographic and market penetration by expanding our branch and ATM networks and increasing our efforts to cross-sell our products.

Maintain strong asset quality through disciplined credit risk management

We have maintained high quality loan and investment portfolios through careful targeting of our customer base, a comprehensive risk assessment process and diligent risk monitoring and remediation procedures. Our ratio of gross non-performing assets to customer assets was 1.2% as of March 31, 2007 and our net non-performing assets amounted to 0.4% of net customer assets as per Indian GAAP. We believe we can maintain strong asset quality appropriate to the loan portfolio composition, while achieving growth.

Maintain a low cost of funds

As of March 31, 2007, our average cost of funds excluding equity was 4.0%. We believe we can maintain a relatively low-cost funding base as compared to our competitors, by expanding our base of retail savings and current deposits and increasing the free float generated by transaction services, such as cash management and stock exchange clearing.

Focus on high earnings growth with low volatility

Our aggregate earnings have grown at a compound average rate of 30.1% per year during the five-year period ending March 31, 2007 and our basic earnings per share grew from Rs.29.45 for fiscal 2006 to Rs.35.10 for fiscal 2007. We intend to maintain our focus on steady earnings growth through conservative risk management techniques and low cost funding. In addition, we aim not to rely heavily on revenue derived from trading so as to limit earnings volatility.

Our Principal Business Activities

Our principal business activities consist of retail banking, wholesale banking and treasury operations. The following table sets forth our net revenues attributable to each area for the last three years.

	Year ended March 31
	2005		2006		2007		2007
	(in millions, except percentages)
Retail banking	Rs.	13,037.0	Rs.	23,293.2	Rs.	30,542.1	69.9%
Wholesale banking		7,192.4		8,256.0		11,808.1	27.1%
Treasury operations		919.6		(527.1)		1,315.7	3.0%

Net revenue	Rs.	21,149.0	Rs.	31,022.1	Rs.	43,665.9	100.0%

Retail Banking

Overview

We consider ourselves a one-stop shop for the financial needs of upper- and middle-income individuals. We provide a comprehensive range of financial products including deposit products, loans, credit cards, debit cards, third-party mutual funds and insurance products, investment advice, bill payment services and other services. We offer high quality service and greater convenience by leveraging our technology platforms and multiple distribution channels. Our goal is to provide banking and financial services to our retail customers on an “anytime, anywhere, anyhow” basis.

We market our services aggressively through our branches and direct sales associates, as well as through our relationships with automobile dealers and corporate clients. We seek to establish a relationship with a retail customer and then expand it by offering more products and expanding our distribution channels so as to make it easier for the customer to do business with us. We believe this strategy, together with the general growth of the Indian economy and the Indian upper and middle classes, affords us significant opportunities for growth. We consider upper- and middle-income individuals to be those with Rs.100,000 or more per year in income.

As of March 31, 2007, we had 684 branches, including 22 extension counters, and 1,605 ATMs in 316 cities. We also provide telephone banking in 217 cities as well as Internet and mobile banking. We plan to continue to expand our branch and ATM network as well as our other distribution channels, subject to receiving regulatory approvals.

Retail Loans and Other Asset Products

We offer a wide range of retail loans, including loans for the purchase of automobiles, personal loans, retail business banking loans, loans for the purchase of commercial vehicles and construction equipment finance, two wheeler loans, credit cards and loans against securities. Our retail loans were 58.5% of our gross loans as of March 31, 2007. Apart from our branches we use our ATM screens and the Internet to promote our loan products and we employ additional sales methods depending on the type of products. We perform our own credit analyses of the borrowers and the value of the collateral. See “—Risk Management—Credit Risk—Retail Credit Risk.” We also buy mortgage and other asset-backed securities and invest in retail loan portfolios through assignments. In addition to taking collateral in many cases, we generally obtain post-dated checks covering all payments at the time a retail loan is made. It is a criminal offense in India to issue a bad check. We also sometimes obtain irrevocable instructions to debit the customer’s account directly for the making of payments.

The following table shows the value and share of our retail credit products:

	As of March 31, 2007
	Number of Loans		Value				% of Total Value
	(in thousands)		(in millions)
Retail Loans:
Auto loans (1)	333		Rs.	87,701.2	US$	2,034.8	24.8%
Personal loans	617			57,370.6		1,331.1	16.2%
Retail business banking	22			54,374.4		1,261.6	15.4%
Commercial vehicles and construction equipment finance (1)	125			52,070.6		1,208.1	14.7%
Two wheeler loans	1,057			22,340.1		518.3	6.3%
Credit cards	2,913	(2)		20,104.9		466.5	5.7%
Loans against securities	28			12,720.3		295.1	3.6%
Other retail loans	268			11,924.0		276.8	3.4%

Total retail loans	5,364			318,606.1		7,392.2	90.1%

Mortgage-backed securities (home loans) (3)				14,714.4		341.4	4.2%
Asset-backed securities (3)				20,138.9		467.3	5.7%

Total retail assets			Rs.	353,459.4	US$	8,200.9	100.0%

(1)	Net of receivables securitized.
(2)	Number of cards in force.
(3)	Reflected at fair value.

Auto Loans. We offer secured loans at fixed interest rates for financing new and used automobile purchases. In addition to our general marketing efforts for retail loans, we market this product through our relationships with car dealers, corporate packages and joint promotion programs with automobile manufacturers.

Personal Loans. We offer unsecured personal loans at fixed rates to specific customer segments, including salaried individuals and self-employed professionals. In addition, we offer unsecured personal loans to small businesses and individuals.

Retail Business Banking. We address the borrowing needs of the community of small businessmen near our bank branches by offering facilities such as credit lines, term loans for expansion or addition of facilities and discounting of credit card receivables. We classify these business banking loans as a retail product. Such lending is typically secured with current assets as well as immovable property and fixed assets in some cases. We also offer letters of credit, guarantees and other basic trade finance products and cash management services to such businesses.

Commercial Vehicles and Construction Equipment Finance. We provide secured financing for commercial vehicles and provide working capital, bank guarantees and trade advances to customers who are transportation operators. In addition to funding domestic assets, we also finance imported assets for which we open foreign letters of credit and offer treasury services such as forward exchange cover. We coordinate with manufacturers to jointly promote our financing options to their clients. Prior to fiscal 2004, these loans were classified as part of our wholesale banking division.

Two Wheeler Loans. We offer loans for financing the purchase of scooters or motorcycles. We market this product in ways similar to our marketing of auto loans.

Credit Cards. We offer credit cards from the VISA and MasterCard stable including gold, silver, corporate, platinum and titanium credit cards. We had approximately 2.9 million cards outstanding as of March 31, 2007 as against 2.4 million as of March 31, 2006.

Loans against Securities. We offer loans against equity shares, mutual fund units, bonds issued by the RBI and other securities that are on our approved list. We limit our loans against equity shares to Rs.2.0 million per retail customer in line with regulatory guidelines and limit the amount of our total exposure secured by particular securities. We lend only against shares in book-entry (dematerialized) form, which ensures that we obtain perfected and first priority security interests. The minimum margin for lending against shares is prescribed by the RBI.

Other Retail Loans. Such loans primarily include overdrafts against time deposits, health care equipment financing loans, loans against gold and ornaments and small loans to farmers.

Mortgage-backed Securities (Home Loans). In fiscal 2003 we entered the home loan business through an arrangement with HDFC Limited. Under this arrangement, we sell home loans provided by HDFC Limited, which approves and disburses the loans. The loans are booked in the books of HDFC Limited, and we are paid a sourcing fee. Under the arrangement, HDFC Limited is obligated to offer us up to 70% of the fully disbursed home loans sourced under the arrangement through the issue of mortgage-backed pass-through certificates (“PTCs”). We have the option to purchase the mortgage-backed PTCs at the underlying home loan yields less a spread of 1.25% payable towards the administration and servicing of the loans. A part of the home loans also qualifies for our directed lending requirement. In fiscal 2006 and 2007 we waived the requirement for HDFC Limited to offer us up to 70% of the fully disbursed home loans. Instead, HDFC Limited paid us an additional sourcing commission for those periods.

We also invest in mortgage-backed securities of other originators. Most of these securities also qualify toward our directed lending obligations.

Asset-backed Securities. We invest in auto, two wheeler, commercial vehicle and other asset-backed securities, represented by PTCs. These securities are normally credit-enhanced and sometimes qualify for our directed lending requirements.

Loan Assignments. We purchase loan portfolios from other banks, financial institutions and financial companies, which are similar to asset-backed securities, except that such loans are not represented by PTCs. Some of these loans also qualify toward our directed lending obligations. Such loans are included within the categories described above based on underlying exposures.

Sale/Transfer of Receivables

We securitize our retail loan receivables through independent special purpose vehicles (“SPVs”) from time to time. In respect of these transactions, we provide credit enhancements generally in the form of cash collaterals/guarantees/interest spreads and/or by subordination of cash flows to senior PTCs. We also enter into sale transactions, which are similar to asset-backed securitization transactions through the SPV structure, except that such portfolios of retail loan receivables are assigned directly to the purchaser and are not represented by PTCs. During fiscal 2006 and 2007, we securitized retail loans with carrying values of Rs.19.8 billion and Rs.6.5 billion, respectively. Until January 2006, in respect of some of the PTCs, we provided options to investors, exercisable within a limited time frame, to sell them to us at par. As of March 31, 2007, the principal outstanding on these PTCs was Rs.21.2 million.

Retail Deposit Products

Retail deposits provide us with a low cost, stable funding base and have been a key focus area for us since commencing operations. Retail deposits represented 64.2% of our total deposits as of March 31, 2007. The following chart shows the number of accounts and value of our retail deposits by our various deposit products:

	At March 31, 2007
	Value (in millions)				% of total	Number of accounts (in thousands)	% of total
Savings	Rs.	184,904.6	US$	4,290.1	42.2%	4,649	77.5%
Current		91,202.1		2,116.1	20.8%	621	10.3%
Time		162,260.8		3,764.8	37.0%	732	12.2%

Total	Rs.	438,367.5	US$	10,171.0	100.0%	6,002	100.0%

Our individual retail account holders have access to the benefits of a wide range of direct banking services, including debit and ATM cards, access to our growing branch and ATM network, access to our other distribution channels and eligibility for utility bill payments and other services. Our retail deposit products include the following:

•	Savings accounts, which are demand deposits in checking accounts designed primarily for individuals and trusts. These accrue interest at a fixed rate set by the RBI (currently 3.5% per annum).

•

Current accounts, which are non-interest bearing checking accounts designed primarily for small businesses. Customers have a choice of regular and premium product offerings with different minimum average quarterly account balance requirements.

•	Time deposits, which pay a fixed return over a predetermined time period.

We also offer special value-added accounts, which offer our customers added value and convenience. These include a time deposit account that allows for automatic transfers from a time deposit account to a savings account, as well as a time deposit account with an automatic overdraft facility of generally up to 90% of the balance in the account. E-Broking accounts are offered as current accounts to customers of stock brokers where all transactions are routed electronically between the broker and beneficiaries.

Other Retail Services and Products

Debit Cards. Our debit cards may be used with more than 345,000 merchant point-of-sale machines, of which 51,000 have been deployed by us and over 20,000 ATMs in India and more than 26.0 million merchant outlets and 1.0 million ATMs worldwide. We were the first in India to issue international Visa Electron debit cards on a nationwide basis and currently issue both Visa and MasterCard debit cards.

Individual Depositary Accounts. We provide depositary accounts to individual retail customers for holding debt and equity instruments. Securities traded on the Indian exchanges are generally not held through a broker’s account or in street name. Instead, an individual will have his own account with a depositary participant for the particular exchange. Depositary participants, including us, provide services through the major depositaries established by the two major stock exchanges. Depositary participants record ownership details and effectuate transfers in book-entry form on behalf of the buyers and sellers of securities. We provide a complete package of services, including account opening, registration of transfers and other transactions and information reporting.

Mutual Fund Sales. We offer our retail customers units in most of the large and reputable mutual funds in India. We earn front-end commissions for new sales and in some cases additional fees in subsequent years. We distribute mutual fund products primarily through our branches and our private banking advisors.

Insurance. We have arrangements with HDFC Standard Life Insurance Company and Bajaj Allianz General to distribute their life insurance products and general insurance products to our customers. We earn upfront commissions on new premiums collected as well as some trailing income in subsequent years while the policy is still in force.

Precious Metals. We import gold bars for sale to our retail customers through our branch network.

Investment Advice. We offer our customers a broad range of investment advice including advice regarding the purchase of Indian debt, equity shares, and mutual funds. We provide our high net worth private banking customers with a personal investment advisor who can consult with them on their individual investment needs.

Bill Payment Services. We offer our customers utility bill payment services for leading utility companies including electricity, telephone, mobile telephone and Internet service providers. Customers can also review and access their bill details through our direct banking channels. This service is valuable to customers because utility bills must otherwise be paid in person in India. We offer these services to customers through multiple distribution channels—ATMs, telephone banking, Internet banking and mobile telephone banking.

Corporate Salary Accounts. We offer Corporate Salary Accounts, which allow employers to make salary payments to a group of employees with a single transfer. We then transfer the funds into the employees’ individual accounts, and offer them preferred services, such as preferential loan rates, and in some cases lower minimum balance requirements. As of March 31, 2007, these accounts constituted approximately 47.4% of our total retail savings accounts by number and approximately 33.8% of our retail savings deposits by value.

Non-Resident Indian Services. Non-resident Indians are an important target market segment for us given their relative affluence and strong ties with family members in India. Our non-resident deposits amounted to Rs.47.2 billion as of March 31, 2007.

Retail Foreign Exchange

We purchase foreign currency from and sell foreign currency to retail customers in the form of cash, traveler’s checks, demand drafts and other remittances. We also carry out foreign currency check collections.

Customers and Marketing

Our target market for our retail services comprises upper- and middle-income persons and high net worth customers. We also target small businesses, trusts and non-profit corporations. As of March 31, 2007, 10.6% of our retail deposit customers contributed approximately 57.7% of our retail deposits. We market our products through our branches, telemarketing and a dedicated sales staff for niche market segments. We also use third-party agents and direct sales associates to market certain products and to identify prospective new customers.

Additionally, we obtain new customers through joint marketing efforts with our wholesale banking department, such as our Corporate Salary Account package. We cross-sell many of our retail products to our customers. We also market our auto loan and two wheeler loan products through joint efforts with relevant manufacturers and distributors.

We have programs that target other particular segments of the retail market. For example, our private and preferred banking programs provide customized financial planning to high net worth individuals in order to preserve and enhance their wealth. Private banking customers receive a personal investment advisor who serves as their single-point HDFC Bank contact, and who compiles personalized portfolio tracking products, including mutual fund and equity tracking statements. Our private banking program also offers equity investment advisory products. While not as service-intensive as our private banking program, preferred banking offers similar services to a slightly broader target segment. Top revenue-generating customers of our preferred banking program are channeled into our private banking program.

Wholesale Banking

Overview

We provide our corporate and institutional clients a wide array of commercial banking products and transactional services with an emphasis on high quality customer service and relationship management.

Our principal commercial banking products include a range of financing products, documentary credits (primarily letters of credit) and bank guarantees, foreign exchange and derivative products and corporate deposit products. Our financing products include loans, bill discounting and credit substitutes, such as commercial paper, debentures and other funded products. Our foreign exchange and derivatives products assist corporations in managing their currency and interest rate exposures.

For our commercial banking products, we target the top end of the Indian corporate sector, including companies that are part of private sector business houses, public sector enterprises and multinational corporations, as well as leading small and mid-sized businesses. We also target suppliers and distributors of top-end corporations as part of a supply chain initiative for both our commercial banking products and transactional services whereby we provide credit facilities to these suppliers and distributors and thereby establish relationships with them. We aim to provide our corporate customers with high quality customized service. We have relationship managers who focus on particular clients and who work with teams that specialize in providing specific products and services, such as cash management and treasury advisory services.

Wholesale banking also includes microfinance lending to very small businesses in rural India. Toward this end, we have partnered with micro-finance institutions and non-governmental organizations involved in rural lending.

Our principal transactional services include cash management services, capital markets transactional services and correspondent banking services. We provide physical and electronic payment and collection mechanisms to a range of corporations, financial institutions and government entities. Our capital markets transactional services include custodial services for mutual funds and clearing bank services for the major Indian stock exchanges and commodity exchanges. In addition, we provide correspondent banking services, including cash management services and funds transfers, to foreign banks and cooperative banks.

Commercial Banking Products

Commercial Loan Products and Credit Substitutes. Our principal financing products are working capital facilities and term loans. Working capital facilities primarily consist of cash credit facilities and bill discounting. Cash credit facilities are revolving credits provided to our customers that are secured by working capital such as inventory and accounts receivable. Bill discounting consists of short term loans which are secured by bills of exchange that have been accepted by our customers or drawn on another bank. In many cases, we provide a package of working capital financing that may consist of loans and a cash credit facility as well as documentary credits or bank guarantees. Term loans consist of short and medium-term loans which are typically loans of up to five years in duration. More than 90% of our loans are denominated in rupees with the balance being denominated in various foreign currencies, principally the U.S. dollar. All of our commercial loans have been made to customers in India.

We also purchase credit substitutes, which are typically comprised of commercial paper, debentures and preference shares issued by the same customers with whom we have a lending relationship in our wholesale banking business. Investment decisions for credit substitute securities are subject to the same credit approval processes as loans, and we bear the same customer risk as we do for loans extended to these customers. Additionally, the yield and maturity terms are generally directly negotiated by us with the issuer. Our credit substitutes have declined over the last three years primarily due to our customers’ increased preference for loans which may have resulted from regulations that require the listing and rating of corporate paper.

The following table sets forth the asset allocation of our commercial loans and financing products by asset type. For accounting purposes, we classify cash credit facilities and bill discounting as working capital loans, and commercial paper, debentures and preference shares as credit substitutes (which in turn are classified as investments).

	As of March 31
	2005		2006		2007		2007
	(in millions)
Gross commercial loans:
Working capital	Rs.	72,397.6	Rs.	78,693.4	Rs.	76,421.6	US$	1,773.1
Term loans		76,861.8		92,932.8		149,717.7		3,473.8

Total commercial loans	Rs.	149,259.4	Rs.	171,626.2	Rs.	226,139.3	US$	5,246.9

Credit substitutes:
Commercial paper	Rs.	1,297.3	Rs.	—	Rs.	99.4	US$	2.3
Non-convertible debentures		12,018.7		9,308.1		6,382.4		148.1
Preference shares		564.9		443.2		277.2		6.4

Total credit substitutes	Rs.	13,880.9	Rs.	9,751.3	Rs.	6,759.0	US$	156.8

Customer assets	Rs.	163,140.3	Rs.	181,377.5	Rs.	232,898.3	US$	5,403.7

While we generally lend on a cash-flow basis, we also require collateral from a large number of our borrowers. All borrowers must meet our internal credit assessment procedures, regardless of whether the loan is secured. See “—Risk Management—Credit Risk—Wholesale Credit Risk.”

We price our loans based on a combination of our own cost of funds, market rates, our rating of the customer and the overall revenues from the customer. An individual loan is priced on a fixed or floating rate based on a margin that depends on the credit assessment of the borrower.

The RBI requires banks to lend to specific sectors of the economy. For a detailed discussion of these requirements, see “Supervision and Regulation—Regulations Relating to Making Loans—Directed Lending” in our annual report on Form 20-F incorporated by reference in the accompanying prospectus.

Bill Collection, Documentary Credits and Guarantees. We provide bill collection, documentary credit facilities and bank guarantees for our corporate customers. Documentary credits and bank guarantees are typically provided on a revolving basis. The following table sets forth, for the periods indicated, the value of transactions processed with respect to our bill collection, documentary credits and bank guarantees:

	As of March 31
	2005		2006		2007		2007
	(in millions)
Bill collection	Rs.	359,609.0	Rs.	381,657.9	Rs.	443,458.6	US$	10,289.1
Documentary credits		56,702.9		46,106.1		67,116.4		1,557.2
Bank guarantees		14,518.2		21,949.0		22,368.6		519.0

Total	Rs.	430,830.1	Rs.	449,713.0	Rs.	532,943.6	US$	12,365.3

Bill collection. We provide bill collection services for our corporate clients in which we collect bills on behalf of a corporate client from the bank of our client’s customer. We do not advance funds to our client until receipt of payment.

Documentary credits. We issue documentary credit facilities on behalf of our customers for trade financing, sourcing of raw materials and capital equipment purchases.

Bank guarantees. We provide bank guarantees on behalf of our customers to guarantee their payment or performance obligations. A large part of our guarantee portfolio consists of margin guarantees to brokers issued in favor of stock exchanges.

Foreign Exchange and Derivatives. We offer our corporate customers foreign exchange and derivative products including spot and forward foreign exchange contracts, interest rate swaps, currency swaps, currency options and other derivatives. We are a leading participant in many of these markets in India and believe we are among a few Indian banks with significant expertise in derivatives, a market currently dominated by foreign banks.

Precious Metals. We are in the business of importing gold and silver bullion to leverage our distribution and servicing strengths and cater to the domestic bullion trader segment. We generally import bullion on a consignment basis so as to minimize price risk.

Wholesale Deposit Products. As of March 31, 2007, we had wholesale deposits totaling Rs.244.0 billion, which represented 35.8% of our total deposits and 24.1% of our total liabilities, including shareholders’ equity. We offer both non-interest bearing current accounts and time deposits. We are allowed to vary the interest rates on our wholesale deposits based on the size of the deposit (for deposits greater than Rs.1.5 million) so long as the rates booked on a day are the same for all customers of that deposit size for that maturity. See “Selected Statistical Information” for further information about our total deposits.

Transactional Services

Cash Management Services. We are a leading provider of cash management services in India. Our services make it easier for our corporate customers to expedite inter-city check collections, make payments to their suppliers more efficiently, optimize liquidity and reduce interest costs. In addition to benefiting from the cash float, which reduces our overall cost of funds, we also earn commissions for these services.

Our primary cash management service is check collection and payment. Through our electronically linked branch network, correspondent bank arrangements and centralized processing, we can effectively provide nationwide collection and disbursement systems for our corporate clients. This is especially important because there is no nationwide payment system in India, and checks must generally be returned to the city from which written, in order to be cleared. Because of mail delivery delays and the variations in city-based inter-bank clearing practices, check collections can be slow and unpredictable, and can lead to uncertainty and inefficiencies in cash management. We believe we have a strong position in this area relative to most other participants in this market. Although the public sector banks have extensive branch networks, many of their branches typically are still not electronically linked. The foreign banks are also restricted in their ability to expand their branch network.

As of March 31, 2007, over 7,000 wholesale banking clients used our cash management services. These clients include leading Indian private sector companies, public sector undertakings and multinational companies. We also provide these services to most Indian insurance companies, many mutual funds, brokers, financial institutions and various government entities.

We have also implemented a straight through processing solution to link our wholesale banking and retail banking systems. This has led to reduced manual intervention in transferring funds between the corporate accounts which are in the wholesale banking system and beneficiary accounts residing in retail banking systems. This initiative will help in reducing transaction costs.

We have a large number of commercial clients using our corporate Internet banking for financial transactions with their vendors, dealers and employees who bank with us.

In 2005, the RBI introduced an inter-bank settlement system called the RTGS system. The RTGS system facilitates real time settlements primarily between banks and therefore could have an adverse impact on our cash management services. However, we believe our cash management services offer certain advantages not present in RTGS, including the provision of greater information to our clients regarding the source and identity of payments. In addition, through our cash management services our clients receive checks from their customers, which we believe many of our clients prefer because the issuance of a bad check is a criminal offense in India. See “Risk Factors—Risks Relating to Our Business—We could be adversely affected by the development of a nationwide inter-bank settlement system.”

Clearing Bank Services for Stock and Commodity Exchanges. We serve as a cash-clearing bank for major stock exchanges in India, including the National Stock Exchange and the Bombay Stock Exchange Limited. As a clearing bank, we provide the exchanges or their clearing corporations with a means for collecting cash payments due to them from their members or custodians and a means of making payments to these institutions. We make payments once the broker or custodian deposits the funds with us. In addition to benefiting from the cash float, which reduces our cost of funds, in certain cases we also earn commissions on such services.

Custodial Services. We provide custodial services principally to Indian mutual funds, as well as to domestic and international financial institutions. These services include safekeeping of securities and collection of dividend and interest payments on securities. Most of the securities under our custody are in book-entry (dematerialized) form, although we provide custody for securities in physical form as well for our wholesale banking clients. We earn revenue from these services based on the value of assets under safekeeping and the value of transactions handled.

Correspondent Banking Services. We act as a correspondent bank for cooperative banks, cooperative societies and foreign banks. We provide cash management services, funds transfers and services such as letters of credit, foreign exchange transactions and foreign check collection. We earn revenue on a fee-for-service basis and benefit from the cash float, which reduces our cost of funds.

We are well positioned to offer this service to cooperative banks and foreign banks in light of the structure of the Indian banking industry and our position within it. Cooperative banks are generally restricted to a particular state, and foreign banks have limited branch networks. The customers of these banks frequently need services in other areas of the country that their own banks cannot provide. Because of our technology platforms, geographical reach and the electronic connectivity of our branch network, we can provide these banks with the ability to provide such services to their customers. By contrast, although the public sector banks have extensive branch networks and also provide correspondent banking services, many of them have not yet created electronically connected networks and their branches typically operate independently of one another.

Tax Collections. We were the first private sector bank to be appointed by the government of India to collect direct taxes. In fiscal 2007, we collected more than Rs.365.5 billion of direct taxes for the government of India. We are also appointed to collect sales, excise and service tax within certain jurisdictions in India. In fiscal 2007, we collected more than Rs.73.5 billion of such indirect taxes for the government of India and relevant state governments. We earn a fee from each tax collection and benefit from the cash float. We hope to expand our range of transactional services by providing more services to government entities.

Treasury

Our Treasury Group manages our balance sheet, including our maintenance of reserve requirements and our management of market and liquidity risk. Our Treasury Group also provides advice and execution services to our corporate and institutional customers with respect to their foreign exchange and derivatives transactions. In addition, our Treasury Group seeks to optimize profits from our proprietary trading, which is principally concentrated on Indian government securities.

Our client-based activities consist primarily of advising corporate and institutional customers and transacting spot and forward foreign exchange contracts and derivatives. Our primary customers are multinational corporations, large- and medium-sized domestic corporations, financial institutions, banks and public sector undertakings. We also advise and enter into foreign exchange contracts with some small companies and non-resident Indians.

The following describes our activities in the foreign exchange and derivatives markets, domestic money markets and equities market. See also “—Risk Management” for a discussion of our management of market risk including liquidity risk, interest rate risk and foreign exchange risk.

Foreign Exchange

We trade spot and forward foreign exchange contracts, primarily with maturities of up to three years, with our customers. To support our clients’ activities, we are an active participant in the Indian inter-bank foreign exchange market. We also trade, to a more limited extent, for our own account. We believe we are a market maker in the dollar-rupee segments. Although spreads are very narrow, our total volume of trading is significant with US$ 432.8 billion in foreign exchange traded in fiscal 2007.

Derivatives

We believe we are among the few Indian banks that are significant participants in the derivatives market, which is dominated by foreign banks. We offer rupee-based interest rate swaps, cross-currency swaps, forward rate agreements, options and other products. We also engage in proprietary trades of rupee-based interest rate swaps and use them as part of our asset liability management.

Domestic Money Market and Debt Securities Desk

Our principal activity in the domestic money market and debt securities market is to ensure that we comply with our reserve requirements. These consist of a cash reserve ratio, which we meet by maintaining balances with the RBI, and a statutory liquidity ratio, which we meet by purchasing Indian government securities. See also “Supervision and Regulation—Legal Reserve Requirements” in our annual report on Form 20-F incorporated by reference in the accompanying prospectus. Our local currency desk primarily trades Indian government securities for our own account. We also participate in the inter-bank call deposit market and engage in limited trading of other debt instruments.

Equities Market

We trade a limited amount of equities of Indian companies for our own account. As of March 31, 2007, we had an internal approved limit of Rs.300 million for secondary market purchases and Rs.100 million for primary purchases of equity investments for proprietary trading. Our exposure as of March 31, 2007 was approximately Rs.85.7 million. We set limits on the amount invested in any individual company as well as stop-loss limits.

Distribution Channels

We deliver our products and services through a variety of distribution channels, including branches, ATMs, telephone and mobile telephone banking and internet banking.

Branch Network

As of March 31, 2007, we had an aggregate of 684 branches, including 22 extension counters. Our branch network covers 316 cities in India, with 182 branches concentrated in the four largest cities, Mumbai, Delhi, Chennai and Kolkata (Calcutta). We centralize our processing of transactions and back office operations in Mumbai and Chennai. This structure enables the branch staff to focus on customer service and selling our products. All of our branches are electronically linked so that our customers can access their accounts from any branch regardless of where they have their accounts.

Almost all of our branches focus exclusively on providing retail services and products, though a few also provide wholesale services. The range of products and services available at each branch depends in part on the size and location of the branch. Our extension counters typically are small offices, primarily within office buildings, that provide specific commercial and retail banking services.

As part of its branch licensing conditions, the RBI requires that at least 25% of our branches (not including extension counters) be located in semi-urban or rural areas. A semi-urban area is defined as a center with a population of greater than 10,000 but less than 100,000 people. A rural area is defined as a center with a population of less than 10,000 people. These population figures relate to the 2001 census conducted by the government of India. As of March 31, 2007, a total of 195 of our branches (not including extension counters) were in such semi-urban or rural areas.

We offer various banking services to our customers through our arrangements with correspondent banks and exchange houses in overseas locations. We have a representative office in the United Arab Emirates, and are currently exploring opportunities to establish branches and/or representative offices in countries having a high concentration of Indians and/ or business interests of Indian corporates.

Automated Teller Machines

As of March 31, 2007, we had a total of 1,605 ATMs, of which 833 were located at our branches or extension counters and 772 were located off-site, including at large residential developments, or on major roads in metropolitan areas.

Customers can use our ATMs for a variety of functions including withdrawing cash, monitoring bank balances and, at most of our ATMs, ordering demand drafts and paying utility bills. Customers can access their accounts from any of our ATMs. Our ATM cards cannot be used in non-HDFC Bank ATMs, although our debit cards can be. ATM cards issued by other banks in the Plus, Cirrus and Amex networks can be used in our ATMs and we receive a fee for each transaction.

Telephone Banking Call Centers

We provide telephone banking services to our customers in 217 cities. Customers can access their accounts over the phone through our 24-hour automated voice response system and can order check books, inquire as to balances and order stop payments. In select cities, customers can also engage in financial transactions (such as cash transfers, opening deposits and ordering demand drafts). In certain cities, we also have staff available during select hours to assist customers who want to speak directly to one of our telephone bankers.

Internet Banking

Through our “Net Banking” channel, customers can access account information, track transactions, transfer funds between accounts and to third parties who maintain accounts with us, make fixed deposits, give instructions for the purchase and sale of units in mutual funds, pay bills, request stop payments and make demand draft requests. We encourage use of our internet banking service by offering some key services for free or at a lower cost.

Mobile Telephone Banking

We launched mobile telephone banking services in January 2000, making us the first bank to do so in India. Customers in certain locations are eligible to sign up for mobile telephone banking, which allows them to access their accounts on their mobile telephone screens and to conduct a variety of banking transactions including balance inquiries, stop payment orders and utility bill payments.

Risk Management

Risk is inherent in our business and sound risk management is critical to our success. The major types of risk we face are credit risk, market risk (which includes liquidity risk and price risk) and operational risk. We have developed and implemented comprehensive policies and procedures to identify, monitor and manage risk throughout the Bank.

Credit Risk

Credit risk is the possibility of loss due to the failure of any counterparty to abide by the terms and conditions of any financial contract with us. We identify and manage this risk through (a) our target market definitions, (b) our credit approval process, (c) our post-disbursement monitoring, and (d) our remedial management procedures.

Wholesale Credit Risk. For our commercial banking products, we target the top end of the Indian corporate sector, including companies that are part of the private sector business houses, public sector enterprises, and multinational corporations and leading small and mid-sized enterprises (“SME”). As a result, a large part of our wholesale lending is generally concentrated among highly rated customers. In addition to market targeting, the principal means of managing credit risk is the credit approval process. We have policies and procedures to evaluate the potential credit risk of a particular counterparty or transaction and to approve the transaction. For our wholesale clients, we have a risk assessment and grading system that is applied to each corporate counterparty on an annual basis. We also have limits for funded exposure to individual industries. In addition, we have limits for exposure to borrowers and groups of borrowers for funded and non-funded exposures. Our credit risk policies for loans also apply to credit substitutes. We also have a review process that ensures the proper level of review and approval depending on the size of the facility and risk grading of the credit.

Our risk assessment and grading system is based on rating models specific to each wholesale credit segment such as large corporates, SME-manufacturing and SME-services. Each model assesses overall risk in four major categories of industry risk, business risk, management risk and financial risk. Each customer or counterparty is assigned a numerical grade which is a function of the aggregate weighted scores based on the assessment under each of these four risk categories.

We are subject to RBI policies that limit our exposure to particular counterparties and with respect to particular instruments. The RBI provides that not more than 15% of our capital funds (as defined by RBI and calculated under Indian GAAP) may be extended as credit exposure to an individual borrower, and not more than 40% of our capital funds may be extended as credit exposure to a group of companies under the same management. In the case of infrastructure projects, such as power, telecommunications, road and port projects, an additional exposure of up to 5% of capital funds is allowed in respect of individual borrowers and 10% in respect of group borrowers. The RBI has stated that banks may, in exceptional circumstances and with the approval of their boards of directors, consider enhancement of the exposure to a borrower by a further 5% of the capital funds. See “Supervision and Regulation—Regulations Relating to Making Loans—Credit Exposure Limits” in our annual report on Form 20-F incorporated by reference in the accompanying prospectus. During fiscal 2007, the bank’s credit exposures to single borrowers and group borrowers were within the limits prescribed by the RBI.

The RBI prohibits loans to companies with which we have any directors in common. The RBI also requires that a portion of our lending activities be “directed” to specific priority sectors. See “Supervision and Regulation—Regulations Relating to Making Loans—Directed Lending” in our annual report on Form 20-F incorporated by reference in the accompanying prospectus.

We follow a policy of portfolio diversification by industry. As of March 31, 2007, our funded exposures in any single industry did not exceed 12% of our total funded exposures.

While we make our lending decisions largely on a cash-flow basis, we also take collateral for a large number of our loans. Our short- and medium-term loans are typically secured by a first charge over inventory and receivables, and in some cases are further supported by a second charge over fixed assets. Longer term loans are usually secured by a charge over fixed assets. For some loans, we also require guarantees or letters of support from corporate parents. Although we take collateral, we may not always be able to realize its value in a default situation. See “Risk Factors—Risks Relating to Our Business.” We may be unable to foreclose on our collateral when borrowers default on their obligations to us which may result in failure to recover the expected value of collateral security.

Our credit approval process for wholesale loans requires three officers to approve the credit. Although the particular level of approval varies depending on the size of the loan and the borrower risk grading, no wholesale loan can be made without all three approvals. All working capital loans are subject to review at annual or shorter intervals.

Once a loan is made, we undertake ongoing credit analysis and monitoring at several levels. Our policies are designed to promote early detection of exposures that require special monitoring. If a borrower wishes to renew or roll over the loan, we apply substantially the same standards as we would to granting a new loan except that we do not usually perform an entirely new credit review. Typically, we perform an annual credit review of each loan customer and update the review during the course of the year as circumstances warrant. We generally rely on such reviews in connection with a rollover or renewal.

See “Selected Statistical Information” for a discussion of our policies regarding classification of loans and advances as non-performing, our policies regarding provisioning for loans and information concerning our non-performing assets and allowance for credit losses.

Retail Credit Risk. Our retail credit policy and approval process are designed for the fact that we have high volumes of relatively homogeneous, small value transactions in each retail loan category. Because of the nature of retail banking, our credit policies are based primarily on statistical analyses of risks with respect to different products and types of customers. We monitor our own and industry experience to determine and periodically revise product terms and desired customer profiles. We then verify that an individual customer meets our lending criteria. Our retail loans are generally either secured or made against direct debit instructions or delivery of post-dated checks to cover all payments. It is a criminal offense in India to issue a bad check. In the case of most automobile and other vehicle loans as well as unsecured personal loans, we require that the borrower provide post-dated checks for a certain number of payments on the loan at the time the loan is made. Automobile and commercial vehicle loans, two wheeler loans and other vehicle loans, as well as loans against securities are all secured loans. We will generally lend up to 50% of the market value of securities in the case of loans against equity shares, 90% of the value of the automobile in case of automobile loans and 85% of the value of the two wheeler in the case of two wheeler loans.

Foreign Exchange, Derivatives and Trading Activities. The credit risk of our foreign exchange and derivative transactions is managed the same way as we manage our wholesale lending risk. We apply our risk assessment and grading system to our corporate counterparties and set individual counterparty limits. With respect to debt securities, we primarily trade Indian government securities for our own account.

Market Risk

Market risk refers to potential losses arising from volatility in interest rates, foreign exchange rates, equity prices and commodity prices. Market risk arises with respect to all market risk sensitive financial instruments, including securities, foreign exchange contracts, equity instruments and derivative instruments, as well as from balance sheet gaps. The objective of market risk management is to avoid excessive exposure of our earnings and equity to loss and to reduce our exposure to the volatility inherent in financial instruments.

Our board of directors reviews and approves the policies for the management of market risks and dealing with authorities and limits. The Risk Monitoring Committee of the board of directors monitors market risk policies and procedures and reviews market risk limits. The board of directors has delegated the responsibility for ongoing balance sheet market risk management to the Asset Liability Committee. This committee, which is chaired by the Managing Director and includes the heads of our business groups, meets every alternate week and more often when conditions require. The Asset Liability Committee reviews our product pricing for deposits and assets as well as the maturity profile and mix of our assets and liabilities. It articulates our interest rate view and decides on future business strategy with respect to interest rates. It reviews and sets funding policy and also reviews developments in the markets and the economy and their impact on our balance sheet and business. Finally, it ensures adherence to market risk limits and decides on our inter-segment transfer pricing policy. The Market Risk Department specifies risk valuation methodology of various treasury products, formulates procedures for portfolio risk valuation, assesses market risk factors and assists in monitoring market risks for various treasury desks. Our treasury mid-office is responsible for reporting market risks of the treasury desks.

The Financial Control Department is responsible for collecting data, preparing regulatory and analytical reports and monitoring whether the interest rate and other policies and limits established by the Asset Liability Committee are being observed. Our Treasury Group also assists in implementing asset liability strategy and in providing information to the Asset Liability Committee.

The following briefly describes our policies and procedures with respect to asset liability management, liquidity risk, price risk and other risks such as foreign exchange and equities risks.

Asset Liability Management. We fund core customer assets, consisting of loans and credit substitutes, with core customer liabilities, consisting principally of deposits. We also borrow in the inter-bank market and use such borrowings principally for funding certain short-term assets and for managing short-term maturity mismatches. Most of our liabilities and assets are short and medium term.

We maintain a substantial portfolio of liquid, high-quality Indian government securities. We prepare regular maturity gap analyses to review our liquidity position, and must submit a monthly analysis to the RBI.

We measure our exposure to fluctuations in interest rates primarily by way of a gap analysis. We classify all rate sensitive assets and liabilities into various time period categories according to contracted residual maturities or anticipated repricing dates, whichever is earlier. The difference in the amount of assets and liabilities maturing or being repriced in any time period category gives us an indication of the extent to which we are exposed to the risk of potential changes in the margins on new or repriced assets and liabilities. We place limits on the gap between the assets and liabilities that may be reset in any particular period.

Our Asset Liability Committee addresses the two principal aspects of our asset liability management program as follows:

First, the Asset Liability Committee monitors the liquidity gap and, at the corporate level, recommends appropriate financing or asset deployment strategies depending on whether the gap is a net asset position or a net liability position, respectively. Operationally, in the short term, our Treasury Group implements these recommendations through transactions in the money market.

Second, the Asset Liability Committee monitors our interest rate gap and, at the corporate level, recommends repricing of our asset or liability portfolios. Operationally, in the short term, our Treasury Group implements these recommendations by entering into transactions in the money market and interest rate swaps market.

In the longer term, our wholesale banking and retail banking groups implement these recommendations through changes in the interest rates offered by us for different time period categories to either attract or discourage deposits and loans in those time period categories.

See “Selected Statistical Information” for information on our asset-liability gap and the sensitivity of our assets and liabilities to changes in interest rates.

Liquidity Risk. The purpose of liquidity management is to ensure sufficient cash flow to meet all financial commitments and to capitalize on opportunities for business expansion. This includes our ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature and to make new loans and investments as opportunities arise.

Liquidity is managed on a daily basis by the Treasury Group under the direction of the Asset Liability Committee. The Treasury Group is responsible for ensuring that we have adequate liquidity, ensuring that our funding mix is appropriate so as to avoid maturity mismatches and price and reinvestment rate risk in case of a maturity gap, and monitoring local markets for the adequacy of funding liquidity.

Price Risk. Price risk is the risk arising from price fluctuations due to market factors, such as changes in interest rates and exchange rates. Our Treasury Group is responsible for implementing the price risk management process within the limits approved by the board of directors. These limits are independently monitored by the treasury operations group. We measure price risk through a three-stage process, the first part of which is to estimate the sensitivity of the value of a position to changes in market factors to which our business is exposed. We then estimate the volatility of market factors. Finally, we aggregate portfolio risk. We manage price risk principally by establishing limits set by our board of directors for our money market activities, foreign exchange activities, interest rate and equities and derivatives activities. In addition, certain limits are also prescribed by the RBI.

We monitor and manage our exchange rate risk through a variety of limits on our foreign exchange activities. The RBI also limits the extent to which we can deviate from a “near square” position at the end of the day (where sales and purchases of each currency are matched). Our own policies set limits on maximum open positions in any currency during the course of the day as well as on overnight positions. We also have gap limits that address the matching of forward positions in various maturities and for different currencies. In addition, the RBI approves the aggregate gap limit for us. This limit is applied to all currencies. We also have stop-loss limits that require our traders to realize and restrict losses. We evaluate our risk on foreign exchange gap positions on a daily basis using a Value at Risk model applied to all of our outstanding foreign exchange instruments.

We impose position limits on our trading portfolio of marketable securities. These limits, which vary by tenor, restrict the holding of marketable securities of all kinds depending on our expectations about the yield curve. We also impose trading limits such as stop-loss limits and aggregate contract limits, which require that trading losses be kept below prescribed limits and as a result may require the realization of losses and elimination of positions.

The day-to-day monitoring and reporting of market risk and counterparty risk limits is carried out independently by the treasury mid-office department. The treasury mid-office department is independent of the treasury department and has a separate reporting line to the Managing Director through the head of credit and market risk.

Our derivatives risk is managed by the fact that we do not enter into or maintain unmatched positions with respect to non-rupee-based derivatives. Our proprietary derivatives’ trading is primarily limited to rupee-based interest rate swaps and rupee currency options.

Operational Risk

Operational risks are risks arising from matters such as non-adherence to systems and procedures or from frauds resulting in financial or reputation loss. Our Internal Audit and Compliance Department plays an essential role in monitoring and limiting our operational risk. The primary focus of the Audit Department is:

•	to independently evaluate the adequacy of all internal controls;

•	to ensure adherence to the operating guidelines, including regulatory and legal requirements; and

•	to recommend operation process improvements.

The Department also performs special investigations and ad hoc reviews. In addition, our Internal Audit and Compliance Department liaises with statutory auditors, central bank authorities and other regulatory bodies.

In order to ensure total independence, the Internal Audit and Compliance Department reports directly to the Chairman of the board of directors and the Audit and Compliance Committee of the board of directors as well as indirectly to the Managing Director. The Audit and Compliance Committee meets at least once per quarter to review all procedures, the effectiveness of the controls and compliance with RBI regulations. In addition, the committee conducts a semiannual review of the performance of the department itself.

Pursuant to RBI guidelines, some activities are required to be audited continuously. More than half of our business, measured by transaction volume, is subject to concurrent auditing, including foreign exchange, derivatives, equities, securities transactions, depositary services, retail liability operations, reversals to the profit and loss account and monitoring of inter-branch routing accounts. All other lines of business, our information technology department, branches, services and products are audited on a set schedule, which is usually quarterly or half-yearly. Our information technology is also subject to audit review and certification of all software, including application software and system controls.

We are also subject to inspections conducted by the RBI under the Indian Banking Regulation Act. The RBI has adopted the global practice of subjecting banks to examination on the basis of the CAMELS model, a model that assigns confidential ratings to banks based on their capital adequacy, asset quality, management, earnings, liquidity and systems.

In 2006, the SEBI investigated whether certain persons had submitted, in violation of SEBI rules, multiple applications for allocations of shares in certain initial public offerings. Based on these investigations, SEBI found that a number of depositary participants, including the Bank, had failed to adhere to the KYC norms laid down by SEBI in connection with the opening of certain dematerialized accounts, and that this contributed to certain persons being able to open multiple accounts in certain cases. Also in 2006, in connection with the same matters, the RBI investigated whether various banks had followed RBI directions and guidelines regarding savings account opening procedures and related matters. The RBI reported that prudent banking practices were not followed by the Bank, resulting in the Bank failing to comply with certain RBI directions and guidelines in respect of account openings, KYC norms and the monitoring of large transactions. We believe, and we advised SEBI and the RBI accordingly, that we obtained in a timely manner the documents required by the applicable RBI and SEBI rules. However, we acknowledged that certain employees had not exercised the required degree of prudence in that they had failed to go beyond the documents and make inquiries beyond what was technically required. In connection with these matters, the RBI levied a penalty of Rs. 3 million (or approximately U.S.$70,000) on the Bank, which the Bank has paid. In April 2006, SEBI issued an interim order against 12 depository participants, including the Bank, directing them to cease opening fresh dematerialized accounts until further directions were issued. This ban on the opening of new dematerialized accounts was lifted in November 2006 and the Bank resumed opening such accounts. SEBI also issued an order directing the depositories and some of the depository participants (including the Bank) to disgorge an amount of Rs. 900.18 million. The Bank’s share of such amount was 1.82% or Rs.16.4 million (or approximately U.S.$381,000). We appealed the order to the Securities Appellate Tribunal, which passed an interim order staying SEBI’s disgorgement order. In order to avoid similar problems in the future, we further tightened our internal control processes and instituted additional measures to ensure strict adherence to the KYC guidelines and other anti-money laundering requirement. We also took disciplinary action against certain employees, including dismissals in some cases.

Competition

We face strong competition in all of our principal lines of business. Our primary competitors are large public sector banks, other private sector banks, foreign banks and, in some product areas, non-banking financial institutions.

Retail Banking

In retail banking, our principal competitors are the large public sector banks, which have much larger deposit bases and branch networks, other new private sector banks and foreign banks in the case of retail loan products. The retail deposit share of the foreign banks is quite small by comparison to the public sector banks, and has also declined in the last few years, which we attribute principally to competition from new private sector banks. However, some of the foreign banks have a significant presence among non-resident Indians and also compete for non-branch-based products such as auto loans and credit cards.

We face significant competition primarily from foreign banks in the debit and credit card segment. In mutual fund sales and other investment related products, our principal competitors are brokers, foreign banks and new private sector banks.

Wholesale Banking

Our principal competitors in wholesale banking are public and new private sector banks as well as foreign banks. The large public sector banks have traditionally been the market leaders in commercial lending. Foreign banks have focused primarily on serving the needs of multinational companies and Indian corporations with cross-border financing requirements including trade and transactional services, foreign exchange products and derivatives, while the large public sector banks have extensive branch networks and large local currency funding capabilities.

Treasury

In our treasury advisory services for corporate clients, we compete principally with foreign banks in foreign exchange and derivatives, as well as public sector banks and new private sector banks in the foreign exchange and money markets business.

Employees

Our number of employees increased from 14,878 as of March 31, 2006 to 21,477 as of March 31, 2007, primarily as a result of us directly employing staff to perform activities that were formerly outsourced to third parties, including our affiliate, HBL Global Private Limited (“HBL”), in order to have more control over the marketing of our products and facilitate compliance with the KYC norms. Our overall expense did not increase because the fees we previously paid to HBL were reduced. See “Related Party Transactions.” Headcount also increased due to general growth in our business. The increase in our number of employees also resulted from the expansion of our branch network, an increase in the territories we cover and substantial growth in our retail business, particularly in the credit card market. Almost all our employees are located in India. As of March 31, 2007, approximately 16% of our employees were managers or senior managers, and 4% were assistant vice presidents, vice presidents or group heads. More than 99% of our employees have university degrees.

We consider our relations with our employees to be good. Our employees do not belong to any union.

We use incentives in structuring compensation packages and have established a performance-based bonus scheme under which permanent employees have a variable pay component of their salary.

In addition to basic compensation, employees are eligible to participate in our provident fund and other employee benefit plans. The provident fund, to which both we and our employees contribute, is a savings scheme, required by government regulation, under which the fund is required to pay to employees a minimum annual return, which at present is 8.5%. If the return is not generated internally by the fund, we are liable for the difference. Our provident fund has generated sufficient funds internally to meet the annual return requirement since inception of the fund. We have also set up a superannuation fund to which we contribute defined amounts. In addition, we contribute specified amounts to a gratuity fund set up pursuant to Indian statutory requirements.

We focus on training our employees on a continuous basis. We have a training center in Mumbai, where we conduct regular training programs for our employees. Management and executive trainees generally undergo up to eight week training modules covering every aspect of banking. We offer courses conducted by both internal and external faculty. In addition to ongoing on-the-job training, we provide employees courses in specific areas or specialized operations on an as-needed basis.

Properties

Our registered office and corporate headquarters is located at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India. These premises were established during the third quarter of fiscal 2004.

Close to the corporate headquarters is the administrative center at Kamala Mills Compound in Lower Parel, Mumbai. We own over 150,000 square foot operations, training and information technology centers in Chandivili, Mumbai. As of March 31, 2007, we had a network consisting of 684 branches, including 22 extension counters, and 1,605 ATMs, including 772 at non-branch locations. These facilities are located throughout India. 19 of these branches are located on properties owned by us; the remaining facilities are located on leased properties. The net book value of all our owned properties, including branches, administrative offices and residential premises as of March 31, 2007 was Rs.2.21 billion. We also rent property in Bangalore to house our disaster recovery site, which we would use to replicate our core banking and transaction systems in the event of a regional calamity in Mumbai.

Legal Proceedings

We are involved in a number of legal proceedings in the ordinary course of our business. However, we are currently not a party to any proceedings which, if adversely determined, might have a material adverse effect on our financial condition or results of operations.

USE OF PROCEEDS

The net proceeds to us from the offering will be approximately U.S.$             (U.S.$             if the underwriters’ over-allotment option is exercised in full). The net proceeds from the offering will be used for funding future growth. In particular, by strengthening our capital base, the net proceeds will enhance our ability to make loans and investments and provide other financing products to our customers. In the short term, the net proceeds will reduce our use of overnight call borrowings as a funding source.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2007 prepared in accordance with U.S. GAAP in Indian rupees and, for convenience, in U.S. dollars:

•	on an actual basis; and

•	on an as adjusted basis to give effect to:

(i) the subscription on June 29, 2007, for 13,582,000 shares by HDFC Limited, pursuant to a preferential offer made by us to HDFC Limited, at a price of Rs. 1,023.49 per share, which is the price determined in accordance with the SEBI (Disclosure and Investor Protection) Guidelines 2000; and

(ii) this offering (assuming an offering of that number of ADSs sufficient to generate gross proceeds of approximately $600 million without any exercise of the underwriters’ over-allotment option).

You should read this capitalization table together with “Selected Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Statistical Information” and our audited financial statements and related notes included in the accompanying prospectus. Other than as disclosed in this prospectus supplement, there has been no material change in our capitalization and indebtedness since March 31, 2007:

	As of March 31, 2007
	Actual			As Adjusted
	(In millions)
Indebtedness
Deposits(1)	Rs. 682,348.0	U.S.$	15,831.7	Rs.	682,348.0	U.S.$	15,831.7
Securities sold under repurchase agreements(1)	10,500.0		243.6		10,500.0		243.6
Short-term borrowings(1)	95,472.4		2,215.1		95,472.4		2,215.1
Subordinated debt	32,826.0		761.6		32,826.0		761.6
Other long-term debt	775.5		18.0		775.5		18.0

Total indebtedness	821,921.9		19,070.0		821,921.9		19,070.0

Shareholders’ equity
Equity shares(2)	3,193.9		74.1		3,534.8		82.0
Additional paid-in capital (3)	30,226.6		701.3		67,457.9		1,565.1
Retained earnings	24,503.3		568.5		24,503.3		568.5
Statutory reserve(4)	11,218.2		260.3		11,218.2		260.3
Accumulated other comprehensive income(5)	(3,633.9)		(84.3)		(3,633.9)		(84.3)

Total shareholders’ equity	65,508.1		1,519.9		103,080.3		2,391.6

Total capitalization	Rs. 887,430.0	U.S.$	20,589.9	Rs.	925,002.2	U.S.$	21,461.6

1)	Deposits and short-term borrowings as of June 30, 2007 were Rs. 816,044.8 million and Rs. 67,017.9 million, respectively. These changes were in the normal course of banking operations.

2)	Rs. 10 par value; 450 million shares authorized, 319,389,608 shares issued and outstanding; 353,479,754 shares issued and outstanding, as adjusted. The number of equity shares issued and outstanding as adjusted gives effect to 13,582,000 equity shares issued to HDFC Limited on June 29, 2007 at a price of Rs. 1023.49 per share in accordance with the SEBI (Disclosure and Investor Protection) Guidelines, 2000. However, it does not give effect to equity shares issued after March 31, 2007 in respect of options exercised and paid for prior to March 31, 2007 or equity shares that are subject to options granted under our stock option plan.

3)	Estimated underwriting discounts and commissions and offering expenses payable by us of U.S.$13.5 million, have been deducted from the gross proceeds of the sale of ADSs pursuant to the offering.

4)	Represents the amounts that are required under Indian law to be appropriated from net income computed as per Indian GAAP and transferred to a statutory reserve, which may not be distributed via dividends.

5)	Primarily represents unrealized gains and losses on investments available for sale, net of applicable income taxes.

DILUTION

If you invest in the ADSs offered by us in this offering, your interest will be diluted to the extent of the difference between the offering price per ADS set forth on the cover of this prospectus supplement and the net tangible book value per ADS upon the completion of this offering. Dilution results from the fact that the per share offering price of our ADSs is in excess of the book value per ADS attributable to existing shareholders.

As of March 31, 2007, our net tangible book value was Rs. 65.5 billion (U.S.$ 1.5 billion), or U.S.$ 14.28 per ADS. Net tangible book value per ADS represents the book value of our total tangible assets minus our total liabilities, divided by the total number of ADSs that would have been outstanding as of March 31, 2007 if all of our outstanding shares as of such date were represented by ADSs.

After giving effect to:

(i) the sale of the ADSs sold by us in the offering (assuming that the offering is made at the closing price on July 6, 2007 of US$87.77 per ADS and assuming no exercise of the underwriters’ over-allotment option) and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and

(ii) the subscription on June 29, 2007, for 13,852,000 shares by HDFC Limited, pursuant to a preferential offer made by us to HDFC Limited, at a price of Rs. 1,023.49 per share, which is the price determined in accordance with the SEBI (Disclosure and Investor Protection) Guidelines 2000,

but without taking into account any other changes in such tangible book value after March 31, 2007, our net tangible book value per ADS (based on an exchange rate as of July 6, 2007 of Rs. 40.36 = $ 1.00), would increase to U.S.$21.68 per ADS. This represents an immediate increase of U.S.$3.95 per ADS in net tangible book value to holders of our shares outstanding as of March 31, 2007 and an immediate dilution of U.S.$ 66.09 per ADS in net tangible book value to investors purchasing ADSs in this offering at the offering price.

The following table illustrates such dilution on the basis of U.S. GAAP:

U.S.$
Offering price per ADS	87.77
Net tangible book value per ADS as of March 31, 2007, as adjusted as described in the preceding paragraph	17.73
Increase in net tangible book value per ADS attributable to the offering	3.95
Adjusted net tangible book value per ADS after the offering	21.68
Dilution in net tangible book value per ADS to new investors	66.09

SELECTED FINANCIAL AND OTHER DATA

The following table sets forth our selected financial and operating data. Our selected income statement data for the fiscal years ended March 31, 2005, 2006 and 2007 and the selected balance sheet data as of March 31, 2006 and 2007 are derived from our audited financial statements included in the accompanying prospectus. Our selected balance sheet data as of March 31, 2003, March 31, 2004, March 31, 2005 and selected income data for the years ended March 31, 2003 and March 31, 2004 are derived from our audited financial statements not included in this prospectus supplement. For the convenience of the reader, the selected financial data as of and for the year ended March 31, 2007 have been translated into U.S. dollars at the rate on such date of Rs.43.10 per US$1.00.

You should read the following data with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements. Footnotes to the following data appear below the final table.

	Year ended March 31
	2003		2004		2005		2006		2007		2007
	(in millions, except per equity share data and ADS data)
Selected income statement data:
Interest and dividend revenue	Rs.	19,424.8	Rs.	24,591.5	Rs.	29,209.4	Rs.	43,528.0	Rs.	70,061.6	US$	1,625.3
Interest expense		11,779.2		11,983.1		13,223.7		19,621.8		33,145.1		769.1

Net interest revenue		7,645.6		12,608.4		15,985.7		23,906.2		36,916.5		856.2
Provisions for credit losses, net		741.5		2,343.4		3,048.2		5,032.0		8,250.3		191.4

Net interest revenue after provisions for credit losses		6,904.1		10,265.0		12,937.5		18,874.2		28,666.2		664.8
Non-interest revenue, net		4,397.3		4,697.6		8,211.5		12,147.9		14,999.7		348.1

Net revenue		11,301.4		14,962.6		21,149.0		31,022.1		43,665.9		1,012.9
Non-interest expense		6,057.9		8,369.3		11,413.9		17,846.8		27,426.1		636.2

Income before income tax expense		5,243.5		6,593.3		9,735.1		13,175.3		16,239.8		376.7
Income tax expense		1,729.7		1,838.8		3,125.4		3,965.7		5,142.9		119.3

Net income before minority interest		3,513.8		4,754.5		6,609.7		9,209.6		11,096.9		257.4
Minority interest		—		—		—		22.5		57.2		1.3

Net income	Rs.	3,513.8	Rs.	4,754.5	Rs.	6,609.7	Rs.	9,187.1	Rs.	11,039.7	US$	256.1

Per equity share data:
Earnings per equity share, basic	Rs.	12.57	Rs.	16.87	Rs.	22.78	Rs.	29.45	Rs.	35.10	US$	0.81
Earnings per equity share, diluted		12.51		16.70		22.60		29.08		34.60		0.80
Dividends per share		3.00		3.50		4.50		5.50		7.00		0.16
Book value (1)		93.36		110.36		159.22		176.49		205.10		4.76

Equity share data:
Equity shares outstanding at end of period		279.7		282.8		309.9		313.1		319.4		319.4
Weighted average equity shares outstanding—basic		279.6		281.9		290.1		311.9		314.6		314.6
Weighted average equity shares outstanding—diluted		281.4		284.7		292.5		315.9		319.1		319.1
ADS data (where 1 ADS represents 3 shares):
Earnings per ADS—basic		37.71		50.61		68.34		88.36		105.30		2.44
Earnings per ADS—diluted		37.53		50.10		67.80		87.24		103.80		2.41

	As of March 31
	2003		2004		2005		2006		2007		2007
	(in millions)
Selected balance sheet data:
Cash and cash equivalents	Rs.	23,944.9	Rs.	33,010.4	Rs.	37,575.8	Rs.	61,194.3	Rs.	80,546.4	US$	1,868.8
Term placements(2)		7,747.4		3,565.2		8,699.6		10,243.7		12,815.8		297.4
Loans, net of allowance		118,299.9		177,681.1		256,486.9		395,274.3		536,730.9		12,453.2
Investments:
Investments held for trading		3,976.1		6,233.8		1,278.5		2,945.6		4,284.1		99.4
Investments available for sale		98,929.2		133,274.6		204,292.8		273,457.0		304,241.1		7,059.0
Investments held to maturity(3)		38,426.7		36,368.4		—		—		—		—
Total		141,332.0		175,876.8		205,571.3		276,402.6		308,525.2		7,158.4
Total assets	Rs.	311,840.7	Rs.	426,835.6	Rs.	535,544.2	Rs.	790,969.4	Rs.	1,013,185.9	US$	23,507.7
Long-term debt		2,116.0		6,086.0		5,028.1		17,899.9		33,601.5		779.6
Short-term borrowings		21,579.6		24,064.2		62,079.1		74,805.4		95,472.4		2,215.1
Total deposits		223,760.0		304,062.0		363,542.5		557,305.4		682,348.0		15,831.7
Of which:
Interest-bearing deposits		174,250.4		215,710.8		257,237.9		410,181.2		484,542.9		11,242.3
Non-interest bearing deposits		49,509.6		88,351.2		106,304.6		147,124.2		197,805.1		4,589.4
Total liabilities		285,727.6		395,619.8		486,206.2		735,476.6		947,356.2		21,980.3
Minority interest		—		—		—		225.3		321.6		7.5
Total Shareholders’ equity		26,113.1		31,215.8		49,338.0		55,267.5		65,508.1		1,519.9
Total liabilities and shareholders’ equity	Rs.	311,840.7	Rs.	426,835.6	Rs.	535,544.2	Rs.	790,969.4	Rs.	1,013,185.9	US$	23,507.7

	Year ended March 31
	2003		2004		2005		2006		2007		2007
	(in millions)
Period average (4)
Interest-earning assets	Rs.	230,451.9	Rs.	327,523.4	Rs.	424,620.1	Rs.	589,311.1	Rs.	841,352.1	US$	19,520.9
Loans, net of allowance		82,461.2		136,527.4		204,919.0		323,709.9		467,362.5		10,843.7
Total assets		257,020.8		357,123.8		448,029.6		621,249.5		885,171.5		20,537.6

Interest-bearing deposits		157,955.4		200,904.4		250,310.9		338,085.5		491,948.4		11,411.1
Non-interest bearing deposits		28,892.3		61,803.3		92,382.6		125,616.3		170,468.2		3,955.1
Total deposits		186,847.7		262,707.7		342,693.5		463,701.8		662,416.6		15,369.3

Interest-bearing liabilities		175,598.6		236,551.0		298,276.8		419,000.5		594,152.0		13,783.2
Long-term debt		2,280.3		2,605.9		5,371.3		6,669.7		26,812.5		622.1
Short-term borrowings		15,362.9		33,040.7		42,594.6		74,245.3		75,391.1		1,749.2
Total liabilities		232,933.8		328,458.9		407,265.5		572,893.7		826,187.9		19,169.1

Shareholders’ equity		24,087.0		28,664.9		40,764.1		48,355.8		58,983.6		1,368.5

	As of or for the year ended March 31
	2003	2004	2005	2006	2007
	(in percentage)
Profitability:
Net income (after minority interest) as a percentage of:
Average total assets	1.4	1.3	1.5	1.5	1.2
Average shareholders’ equity	14.6	16.6	16.2	19.0	18.7
Dividend payout ratio (5)	24.2	21.0	21.2	18.7	20.3
Spread(6)	2.7	3.5	3.5	3.8	4.0
Net interest margin (7)	3.3	3.8	3.8	4.1	4.4
Cost-to-net revenue ratio (8)	53.6	55.9	54.0	57.5	62.8
Cost-to-average assets ratio (9)	2.4	2.3	2.5	2.9	3.1
Capital:
Total capital adequacy ratio (10)	11.12	11.66	12.16	11.41	13.08
Tier 1 capital adequacy ratio (10)	9.49	8.03	9.60	8.55	8.57
Tier 2 capital adequacy ratio (10)	1.63	3.63	2.56	2.86	4.51
Average shareholders’ equity as a percentage of average total assets	9.4	8.0	9.1	7.8	6.7
Asset quality:
Gross non-performing customer assets as a percentage of gross customer assets (11)	1.6	1.6	1.5	1.2	1.2
Net non-performing customer assets as a percentage of net customer assets (11)	0.5	0.2	0.2	0.4	0.4
Total allowance for credit losses as a percentage of gross non-performing credit assets	78.8	116.8	133.2	118.2	128.1

1)	Represents the difference between total assets and total liabilities, divided by the number of shares outstanding at the end of each reporting period.
2)	Includes placements with banks and financial institutions with original maturities of greater than three months.
3)	During fiscal 2005 we transferred certain securities classified as “held to maturity” to the “available for sale” category for reasons not permitted under U.S. GAAP. As a result we were required to transfer all remaining securities to the “available for sale” category and we are prevented from establishing a “held to maturity” portfolio until after March 31, 2007. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
4)	Average balances are the average of daily outstanding amounts. Average figures are unaudited.
5)	Represents the ratio of total dividends payable on equity shares relating to each fiscal year, excluding the dividend distribution tax, as a percentage of net income of that year. Dividends of each year are typically paid in the following fiscal year. See “Dividend Policy.”
6)	Represents the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities. For purposes of calculating spread, interest-bearing liabilities include non-interest bearing current accounts and cash floats from transactional services.
7)	Represents the ratio of net interest revenue to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in the amount of average interest-earning assets and average interest bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than the spread. If average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than the spread.
8)	Represents the ratio of non-interest expense to the sum of net interest revenue and non-interest revenue.
9)	Represents the ratio of non-interest expense to average total assets.
10)	Tier 1 and Tier 2 capital adequacy ratios are computed in accordance with the guidelines of the RBI, based on the financial statements prepared in accordance with the Indian GAAP. See “Supervision and Regulation” in our annual report on Form 20-F incorporated by reference in the accompanying prospectus.
11)	Customer assets consist of loans and credit substitutes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our audited financial statements included in the accompanying prospectus. The following discussion is based on our audited financial statements, which have been prepared in accordance with U.S. GAAP, and on information publicly available from the RBI and other sources.

Introduction

Overview

We are a leading private sector bank and financial services company in India. Our principal business activities are retail banking, wholesale banking and treasury operations. Our retail banking division provides a variety of deposit products, loans, credit cards, debit cards, third-party mutual funds and insurance products, investment advice, bill payment services and other services. Through our wholesale banking operations we provide loans, deposit products, documentary credits, guarantees, bullion trading and foreign exchange and derivative products. We also provide cash management services, clearing and settlement services for stock exchanges, tax and other collections for the government, custody services for mutual funds and correspondent banking services. Our Treasury Group manages our balance sheet and our foreign exchange and derivative products.

Since fiscal 2002, we have experienced significant growth in our customer and geographical base, expanding from 2.1 million customers in 77 cities as of March 31, 2002 to 10.0 million customers in 316 cities as of March 31, 2007. In line with this increase, we have increased our loans to customers from Rs.73,134.8 million in fiscal 2002 to Rs.544,745.4 million in fiscal 2007, which comprised of increases of Rs.304,304.8 million in retail loans and Rs.167,305.8 million in wholesale loans.

Our revenue consists of interest and dividend revenue as well as non-interest revenue. Our interest and dividend revenue is primarily generated by interest on loans, dividends from securities and other activities. We offer a wide range of loans to retail customers and offer working capital and term loans to corporate customers. The primary components of our securities portfolio are statutory liquidity ratio investments, credit substitutes and other investments. Statutory liquidity ratio investments principally consist of government of India treasury securities. Credit substitutes, principally consisting of our investments in commercial paper, debentures and preference shares issued by corporations, are part of the financing products we provide to our customers. Other investments include investment grade bonds issued by public sector undertakings and public financial institutions principally to meet RBI directed lending requirements, asset backed securities, mortgage-backed securities as well as equity securities and units of mutual funds. Interest revenue from other activities consists primarily of interest from inter-bank loans and interest paid by the RBI on cash deposits to meet our statutory cash reserve ratio requirements. Effective March 31, 2007 the RBI has discontinued the practice of paying interest on deposits to meet the cash reserve ratio.

Two important measures of our results of operations are net interest revenue, which is equal to our interest and dividend revenue net of interest expense, and net interest revenue after allowance for credit losses. Interest expense includes interest on deposits as well as on borrowings. Our interest revenue and expense are affected by fluctuations in interest rates as well as volume of activity. Our interest expense is also affected by the extent to which we fund our activities with low-interest or non-interest bearing deposits (including the float on transactional services), and the extent to which we rely on borrowings. Our allowance for credit losses includes our loan loss provision. Impairments of credit substitutes are not included in our loan-loss provision, but are included as realized losses on securities.

We also use net interest margin and spread to measure our results. Net interest margin represents the ratio of net interest revenue to average interest-earning assets. Spread represents the difference between yields on average interest-earning assets and cost of average interest-bearing liabilities including current accounts which are non-interest bearing.

Our non-interest revenue includes fee and commission income, realized gains and losses on sales of securities and spread from foreign exchange and derivative transactions and profit on securitization of assets. Our principal sources of fee and commission revenue are retail banking services, retail asset fees and charges, credit card fees, cash management services, documentary credits and bank guarantees, distribution of third party mutual funds and insurance products and capital market services.

Our non-interest expense includes expenses for salaries and staff benefits, premises and equipment, depreciation and amortization, and administrative and other expenses. The costs of outsourcing back office and other functions are included in administrative and other expenses.

Our financial condition and results of operations are affected by general economic conditions prevailing in India. The Indian economy has grown steadily over the past three years. GDP growth was 8.5% in fiscal 2005, 9.0% in fiscal 2006 and is estimated at 9.2% in fiscal 2007.

In addition, interest rates have generally been rising during the past few years in line with global trends. During fiscal 2007, the RBI increased the benchmark reverse repo rates upwards by 50 basis points to 6.0%. In addition, the RBI increased the cash reserve ratio from 5.0% in fiscal 2006 to 6.0% in the course of fiscal 2007. This reduction in liquidity may have contributed to an increase in the term structure of yields by over 100 basis points.

Critical Accounting Policies

We have set forth below some of our critical accounting policies under U.S. GAAP. Readers should keep in mind that we prepare our general purpose financial statements in accordance with Indian GAAP and also report to the RBI and the Indian stock exchanges in accordance with Indian GAAP. In certain circumstances, we may take action that is required or permitted by Indian banking regulations which may have different consequences under Indian and U.S. GAAP.

Allowance for Loan Losses

Our allowance for credit losses is based on our best estimate of losses inherent in our loan portfolio and consists of our allowances for retail loans and wholesale loans.

Retail Loans

We establish specific and unallocated allowances for our retail loans. The Bank establishes a specific allowance on the retail loan portfolio based on factors such as the nature of the product, delinquency levels or the number of days the loan is past due, the nature of the security available and loan to value ratios. The loans are charged off against allowances at defined delinquency levels. We also establish unallocated allowances for each of our retail loan products. See “Selected Statistical Information —Non-Performing Loans — Retail Loans.”

Wholesale

We establish specific allowances for our wholesale loans. We evaluate our wholesale loan portfolio on a periodic basis and grade our accounts considering both qualitative and quantitative criteria. Although we believe our grading and surveillance process is comprehensive, it is inherently subjective as it is based on information we have available and requires us to exercise judgment in determining a borrower’s grading and therefore may not be correct in all cases. Our grading is subject to revision as more information becomes available.

We consider wholesale loans to be impaired when it is probable that we will be unable to collect scheduled payments of principal or interest when due. In arriving at our estimate, we consider the borrower’s payment status, financial condition and the value of collateral we hold.

We establish specific allowances for our wholesale loans for each non-performing wholesale loan customer in the aggregate for all funded exposures. This allowance is based on either the present value of expected future cash flows discounted at the loan’s effective interest rate or the net realizable value of any collateral we hold. Our estimate of future cash flows from a borrower is inherently subjective as it is based on our expectations of the probability and timing of default. Our estimate of the net realizable value of any collateral we hold is also subjective, as the collateral we hold is generally working capital such as book debt or inventory.

We establish unallocated allowances for wholesale loans based on an internal credit slippage matrix, which measures our historic losses for our standard loan portfolio.

For more information on the methodologies we have used to establish our allowance for credit losses, see “Selected Statistical Information—Non-Performing Loans—Recognition of Non-Performing Loans.”

Interest Accrual and Revenue Recognition

Interest income from loans is recognized on an accrual basis when earned except with respect to loans placed on non-accrual status, for which interest income is recognized when received. Beginning in fiscal 2004, loans have been placed on non-accrual status when they are past due for more than one quarter. Prior to that time, loans were generally placed on non-accrual status when they were past due for more than two quarters. We generally do not charge up-front loan origination fees. Nominal application fees are charged, which offset the related costs incurred.

Fees and commissions from guarantees issued are amortized over the contractual period of the commitment, provided the amounts are collectible.

Dividends from investments are recognized when declared.

Realized gains and losses on sales of securities are recorded on the trade date and are determined using the weighted average cost method.

Other fees and income are recognized when earned, which is when the service that results in the income has been provided.

Valuation of Investments

Investments consist of securities purchased as part of our treasury operations, such as government securities and other debt and equity securities, investments purchased as part of our wholesale banking operations, such as credit substitute securities issued by our wholesale banking customers, which include commercial paper, short term debentures and preference shares and asset and mortgage backed securities.

Securities that are held principally for resale in the near term are classified as held for trading (“HFT”), with changes in fair value recorded in earnings.

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity (“HTM”).

Securities with fair values that are not classified as held to maturity or held for trading are classified as available for sale (“AFS”). Unrealized gains and losses on such securities, net of applicable taxes, are reported in accumulated other comprehensive income (loss), a separate component of shareholders’ equity.

We generally report our investments in debt and equity securities at fair value, except for debt securities classified as HTM securities, which are reported at amortized cost. Fair values are based on market quotations where a market quotation is available and otherwise based on present values at current interest rates for such investments.

For HTM and AFS securities, other than temporary declines in fair values that are below cost will be reflected in earnings as realized losses. We identify other than temporary declines based on an evaluation of all significant factors, including the length of time and extent to which fair value is less than cost and the financial condition and economic prospects of the issuer. We do not recognize impairment for debt securities if the cause of the decline is related solely to interest rate increases and where we have the ability and intent to hold the security until the fair value is recovered. Estimates of any other than temporary declines in the fair values of credit substitute securities are measured on a case by case basis together with loans under the overall exposure to those customers and recognized as realized losses. As our exposures in respect of such securities are similar to our exposures on the borrower’s loan portfolio, additional disclosures have been provided on impairment status in Note 8 and on concentrations of credit risk in Note 12 of our audited financial statements included in the accompanying prospectus.

Recently issued accounting pronouncements not yet effective

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 155 “Accounting for Certain Hybrid Instruments” which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative and would otherwise require bifurcation in accordance with SFAS 133. The statement is effective as of April 1, 2007. The adoption of SFAS No. 155 is not expected to have a material impact on our future financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment to FASB Statement No. 140,” which permits but does not require an entity to account for one or more classes of servicing rights at fair value, with changes in fair value recorded in our consolidated statement of income. The statement is effective April 1, 2007. We do not expect that the adoption of the above mentioned new accounting pronouncement will have a material impact on our future financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in US GAAP, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement is effective November 2007. We are currently evaluating this standard to determine whether it will have a material effect on our future financial position or results of operations.

In June 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109.” This Interpretation clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on several other similar issues. This interpretation is effective for the fiscal year commencing after December 31, 2006. The Bank does not expect the adoption of FIN No.48 to have a material impact on the Bank’s future financial position or results of operations.

In February 2007, the FASB issued SFAS 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (including an amendment of FASB Statement No. 115). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The unrealized gains and losses on items for which the fair value option has been elected is to be reported in earnings. SFAS 159 is effective from an entity’s first year beginning after November 15, 2007.

Fiscal Year Ended March 31, 2007 Compared to Fiscal Year Ended March 31, 2006

Net Interest Revenue after Allowance for Credit Losses

Our net interest revenue after allowances for credit losses increased by 51.9% from Rs.18.9 billion in fiscal 2006 to Rs.28.7 billion in fiscal 2007. Our net interest margin increased from 4.1% in fiscal 2006 to 4.4% in fiscal 2007. The following table sets out the components of net interest revenue after allowance for credit losses:

	Year ended March 31
	2006		2007		Increase/ (decrease)		% Increase/ (decrease)
	(in millions, except percentages)
Interest on loans	Rs.	28,853.8	Rs.	46,823.5	Rs.	17,969.7	62.3%
Interest on securities, including dividends		13,165.2		20,556.2		7,391.0	56.1
Other interest revenue		1,509.0		2,681.9		1,172.9	77.7
Total interest and dividend revenue		43,528.0		70,061.6		26,533.6	61.0

Interest on deposits		15,590.1		26,175.9		10,585.8	67.9
Interest on short term borrowings		3,469.7		4,800.4		1,330.7	38.4
Interest on long term debt		562.0		2,164.8		1,602.8	285.2
Other Interest Expense		0.0		4.0		4.0
Total interest expense		19,621.8		33,145.1		13,523.3	68.9

Net interest revenue	Rs.	23,906.2	Rs.	36,916.5	Rs.	13,010.3	54.4

Allowance for credit losses:
Retail		4,956.0		8,386.9		3,430.8	69.2
Wholesale		76.0		(136.6)		(212.5)	(279.6)

Total	Rs.	5,032.0	Rs.	8,250.3	Rs.	3,218.3	64.0%

Net interest revenue after allowance for credit losses	Rs.	18,874.2	Rs.	28,666.2	Rs.	9,792.0	51.9%

Interest and Dividend Revenue

Interest on loans increased as average volume of loans increased by 44.4% from Rs.323.7 billion in fiscal 2006 to Rs.467.3 billion in fiscal 2007. Our average volume of retail loans increased by 59.5% from Rs.157.3 billion in fiscal 2006 to Rs.250.8 billion in fiscal 2007. The key retail loan products that contributed to our retail loan growth were auto loans, business banking loans, personal loans and credit card receivables. Our average volume of wholesale loans increased by 30.1% from Rs.166.4 billion in fiscal 2006 to Rs.216.5 billion in fiscal 2007 due to increased lending to existing customers as well as new customer acquisitions. These volume increases were also matched by a corresponding increase in yields. Yields on our loans increased from an average of 8.9% in fiscal 2006 to 10.0% in fiscal 2007. Loan yields increased as a result of the general increase in the interest rates in the banking system and an increase in our proportion of higher yielding retail loans. This increase was partially offset by the effect of our consolidation of HBL, which resulted in certain fees paid to HBL related to the acquisition of new loans being expensed instead of amortized over the loan period.

Interest on securities, including dividends increased by 56.1% from Rs.13.2 billion in fiscal 2006 to Rs.20.6 billion in fiscal 2007 due to increases in yields and in the volume of overall investments.

Other interest revenue increased by 77.7% for fiscal 2007 compared to fiscal 2006 mainly due to an increase in earnings from interbank and term placements.

Interest Expense

Our interest expense on deposits increased by 67.9% from Rs.15.6 billion in fiscal 2006 to Rs.26.2 billion in fiscal 2007. Our average cost of deposits increased from 3.4% in fiscal 2006 to 4.0% in fiscal 2007 as a result of an increase in the average cost of time deposits from 6.0% in fiscal 2006 to 6.8% in fiscal 2007 and a decline in the proportion of average current and savings account balances to average total deposits from 57.0% to 52.7%. Our interest expense on short-term borrowings increased by 38.4% as a result of an increase in borrowing in inter-bank call money market. Our average cost of short-term borrowing also increased from 4.8% in fiscal 2006 to 6.4% in fiscal 2007. Our interest expense on long-term debt increased by 285.2% primarily due to the issuance of Rs.16.95 billion of bonds qualifying as Upper Tier 2 and Lower Tier 2 capital and innovative perpetual debt instruments qualifying as hybrid Tier 1 capital in fiscal 2007.

Allowance for Credit Losses

Allowances for credit losses increased by 64.0% for fiscal 2007 compared to fiscal 2006. This was primarily due to an increase in allowances for credit losses on retail loans from Rs.5.0 billion to Rs.8.4 billion which included unallocated loss allowance of Rs.1.4 billion in fiscal 2007 as against Rs.200.8 million in fiscal 2006. Such increase resulted from increases in prior years in the volume of retail loans and changes in the composition of our retail loans, including higher proportions of two wheeler loans and unsecured loans. We establish a specific allowance on the retail loan portfolio based on factors such as the nature of the product, delinquency levels or the number of days the loan is past due, the nature of the security available and loan to value ratios. The loans are charged off against allowances at defined delinquency levels. The credit losses for the wholesale segment decreased due to recoveries in non-performing loans during fiscal 2007 compared to fiscal 2006 and a release in unallocated loss provision.

Non- Interest Revenue

Our non-interest revenue increased by 23.5% from Rs.12.1 billion in fiscal 2006 to Rs.15.0 billion in fiscal 2007. The following table sets forth the components of our non-interest revenue:

	Year ended March 31
	2006		2007		Increase/ (decrease)		% Increase/ (decrease)
	(in millions, except percentages)
Fees and commissions	Rs.	10,949.6	Rs.	13,371.9	Rs.	2,422.3	22.1%
Realized gains (losses) on sales of AFS securities		420.3		(456.9)		(877.2)	(208.7)
Realized gains (losses) on sales of HFT securities		(44.8)		(134.7)		(89.9)	(200.7)
Foreign exchange		994.0		1,903.5		909.5	91.5
Derivative transactions		(402.9)		165.1		568.0	*
Other		231.7		150.8		(80.9)	(34.9)

Total non-interest revenue	Rs.	12,147.9	Rs.	14,999.7	Rs.	2,851.8	23.5%

*	Not meaningful

Fees and commissions increased primarily because of growth in service and processing fees and charges on retail asset products. Such fees and charges were primarily comprised of processing fees on new loans, foreclosure charges and charges on bouncing of checks. There was a large increase in credit card fees due to higher late payment charges on account of higher volumes and rates. There was also an increase in ATM fees and debit card charges due to increased volume of ATM and debit card transactions. In addition, our fees from the distribution of third party mutual funds and insurance products increased considerably. Fees and commissions we earned from our wholesale business also increased on account of higher trade, cash management and tax collection volumes. This increase in fees and commissions was partially offset due to lower charges on customers maintaining insufficient minimum balances. Such lower charges resulted from a reduction in the number of such accounts.

Revenue from foreign exchange increased primarily due to an increase in the volume of foreign exchange transactions with retail and wholesale customers.

Revenue from derivative transactions increased due to higher customer volumes on derivative transactions as well as an increase in fair values on the interest rate swaps due to changes in interest rates. We had overall net ‘paid’ positions on the fixed leg of the swaps which resulted in the fair values increasing with increases in interest rates. The decrease in other non-interest revenue resulted from a decline in sales of portfolios of automobile loans, commercial vehicle loans and personal loans.

Non- Interest Expense

Our non-interest expense was comprised of the following:

	Year ended March 31
	2006		2007		Increase/ (decrease)		% Increase/ (decrease)	2006 % of net revenues	2007 % of net revenues
	(in millions, except percentages)
Salaries and staff benefits	Rs.	5,420.9	Rs.	11,430.6	Rs.	6,009.7	110.9%	17.5%	26.2%
Premises and equipment		3,125.9		4,130.5		1,004.6	32.1	10.1	9.5
Depreciation and amortization		1,812.1		2,273.3		461.2	25.5	5.8	5.2
Administrative and other		7,487.9		9,591.7		2,103.8	28.1	24.1	22.0

Total non-interest expense	Rs.	17,846.8	Rs.	27,426.1	Rs.	9,579.3	53.7%	57.5%	62.8%

Total non-interest expense increased by 53.7% from Rs.17.8 billion in fiscal 2006 to Rs.27.4 billion in fiscal 2007. This was primarily due to increased salaries and staff benefits, infrastructure costs related to the expansion of our branch and ATM networks and geographical coverage and higher volumes for our retail loan products. As a percentage of our net revenues, non-interest expense increased to 62.8% in fiscal 2007 compared to 57.5% in fiscal 2006.

Salaries and staff benefits rose in absolute terms and as a percentage of revenue principally due to increased headcount to support our future growth. Our headcount increased from 14,878 employees as of March 31, 2006 to 21,477 employees as of March 31, 2007 primarily as a result of us directly employing staff to perform activities that were formerly outsourced to third parties, including our affiliate, HBL, in order to have more control over the marketing of our products and facilitate compliance with the KYC norms. Our overall expense did not increase because the fees we previously paid to HBL were reduced. See “Related Party Transactions.”Headcount also increased due to general growth in our business. The Bank also adopted SFAS 123 (R) which resulted in additional expense of Rs.976.3 million for fiscal 2007. Our premises and equipment expense increased because we expanded our distribution network from 535 branches and 1,323 ATMs as of March 31, 2006 to 684 branches and 1,605 ATMs as of March 31, 2007. Depreciation and amortization and administrative and other expenses increased primarily due to an expansion of our branch and ATM networks and higher spending on technology and infrastructure to support growth.

Income Tax

Our income tax expense increased by 29.7% from Rs.4.0 billion in fiscal 2006 to Rs.5.1 billion in fiscal 2007. Our effective tax rate increased from 30.1% in fiscal 2006 to 31.7% in fiscal 2007, principally due to higher disallowances on stock based compensation due to the adoption of SFAS 123 (R) in fiscal 2007.

Net Income

As a result of the foregoing factors, our net income after taxes increased by 20.2% from Rs.9.2 billion in fiscal 2006 to Rs.11.0 billion in fiscal 2007.

Fiscal Year Ended March 31, 2006 Compared to Fiscal Year Ended March 31, 2005

Net Interest Revenue After Allowance For Credit Losses

Our net interest revenue after allowances for credit losses increased by 45.9% from Rs.12.9 billion in fiscal 2005 to Rs.18.9 billion in fiscal 2006. Our net interest margin increased from 3.9% in fiscal 2005 to 4.0% in fiscal 2006. The following table sets out the components of net interest revenue after allowance for credit losses:

	Year ended March 31
	2005		2006		Increase/ (decrease)		% Increase/ (decrease)
	(in millions, except percentages)
Interest on loans	Rs.	16,431.4	Rs.	28,853.8	Rs.	12,422.4	75.6%
Interest on securities, including dividends		11,543.5		13,165.2		1,621.7	14.1
Other interest revenue		1,234.5		1,509.0		274.5	22.2
Total interest and dividend revenue		29,209.4		43,528.0		14,318.6	49.0
Interest on deposits		11,074.1		15,590.1		4,516.0	40.8
Interest on short term borrowings		1,759.4		3,469.7		1,710.3	97.2
Interest on long term debt		390.2		562.0		171.8	44.0
Total interest expense		13,223.7		19,621.8		6,398.1	48.4

Net interest revenue		15,985.7		23,906.2		7,920.5	49.6

Allowance for credit losses
Retail		2,925.5		4,956.0		2,030.5	69.4
Wholesale		122.7		76.0		(46.7)	(38.1)

Total		3,048.2		5,032.0		1,983.8	65.1

Net interest revenue after allowance for credit losses	Rs.	12,937.5	Rs.	18,874.2	Rs.	5,936.7	45.9%

Interest and Dividend Revenue

Interest on loans increased as average volume of loans increased by 58.0% from Rs.204.9 billion in fiscal 2005 to Rs.323.7 billion in fiscal 2006. Our average volume of retail loans increased by 66.6% from Rs.94.4 billion in fiscal 2005 to Rs.157.3 billion in fiscal 2006 primarily due to higher penetration of our retail loan products in existing markets and our expansion into new geographical areas. Our average volume of wholesale loans increased by 50.6% from Rs.110.5 billion in fiscal 2005 to Rs.166.4 billion in fiscal 2006 due to increased lending to existing customers as well as new customer acquisitions. These volume increases were also matched by a corresponding increase in yields. Yields on our loans increased from an average of 8.0% in fiscal 2005 to 8.9% in fiscal 2006. Loan yields increased as a result of the general increase in the interest rates.

Although yields on overall investments fell, interest on securities, including dividends increased by 14.1%. This was primarily due to an increase in statutory liquid ratio securities and higher receipts on dividends on mutual fund units.

Other interest revenue increased by 22.2% for fiscal 2006 compared to fiscal 2005 mainly due to an increase in earnings from interbank and term placements.

Interest Expense

Our interest expense on deposits increased by 40.8% from Rs.11.1 billion in fiscal 2005 to Rs.15.6 billion in fiscal 2006. Our average cost of deposits increased from 3.2% in fiscal 2005 to 3.4% in fiscal 2006 primarily as a result of an increase in the average cost of time deposits from 5.6% in fiscal 2005 to 6.0% in fiscal 2006. The proportion of average savings account balances to average total deposits increased from 55.3% to 57.0%. Our interest expense on short-term borrowings increased by 97.2% as a result of an increase in borrowing in the inter bank call money market. Our average cost of short-term borrowing also increased from 4.1% in fiscal 2005 to 4.8% in fiscal 2006. Our interest expense on long-term debt increased by 44.0% primarily due to Rs.12.0 billion of subordinated debt issued in fiscal 2006.

Allowance for Credit Losses

Allowances for credit losses increased by 65.1% for fiscal 2006 compared to fiscal 2005. During the same period, allowances for credit losses for retail loans increased by 69.4% from Rs.2,925.5 million to Rs.4,956.0 million, at a lower rate than our retail loan book which grew by 104.0% from Rs.112.7 billion to Rs.229.3 billion. The Bank establishes a specific allowance on the retail loan portfolio based on factors such as the nature of the product, delinquency levels or the number of days the loan is past due, the nature of the security available and loan to value ratios. The loans are charged off against allowances at defined delinquency levels. The credit losses for the wholesale segment decreased by 38.1%, primarily due to large recoveries in non-performing loans during fiscal 2006 compared to fiscal 2005.

Non- Interest Revenue

Our non-interest revenue increased by 47.9% from Rs.8.2 billion in fiscal 2005 to Rs.12.1 billion in fiscal 2006. The following table sets out the components of our non-interest revenue:

	Year ended March 31
	2005		2006		Increase/ (decrease)		% Increase/ (decrease)
	(in millions, except percentages)
Fees and commissions	Rs.	6,124.4	Rs.	10,949.6	Rs.	4,825.2	78.8%
Realized gains (losses) on sales of AFS securities		194.3		420.3		226.0	116.3
Realized gains (losses) on sales of HFT securities		(39.3)		(44.8)		(5.5)	(14.0)
Foreign exchange		911.7		994.0		82.3	9.0
Derivative transactions		204.0		(402.9)		(606.9)	(297.5)
Other		816.4		231.7		(584.7)	(71.6)

Total non-interest revenue	Rs.	8,211.5	Rs.	12,147.9	Rs.	3,936.4	47.9%

Fees and commissions increased primarily because of growth in service and processing fee income related to retail banking services, which was due largely to an increased volume of ATM, credit card and debit card transactions, third party distribution earnings and other retail loans, and an increase in the standard rates for fees on retail transactions. In addition, our fees from the distribution of third party mutual funds and insurance increased considerably.

Revenue from foreign exchange increased primarily due to an increase in the volume of foreign exchange transactions with retail and wholesale customers.

Revenue from derivatives declined primarily due to lower customer volumes on derivatives as well as a decline in fair values on interest rate swaps due to changes in interest rates.

The decrease in other non-interest revenue resulted from a decline in sales of portfolios of automobile loans, commercial vehicle loans and personal loans.

Non-Interest Expense

Our non-interest expense was comprised of the following:

	Year ended March 31
	2005		2006		Increase/ (decrease)		% Increase/ (decrease)	2005 % of net revenues	2006 % of net revenues
	(in millions, except percentages)
Salaries and staff benefits	Rs.	3,249.9	Rs.	5,420.9	Rs.	2,171.0	66.8%	15.4%	17.5%
Premises and equipment		2,260.8		3,125.9		865.1	38.3	10.7	10.1
Depreciation and amortization		1,440.7		1,812.1		371.4	25.8	6.8	5.8
Administrative and other		4,462.5		7,487.9		3,025.4	67.8	21.1	24.1

Total non-interest expense	Rs.	11,413.9	Rs.	17,846.8	Rs.	6,432.9	56.4%	54.0%	57.5%

Total non-interest expense increased by 56.4% from Rs.11.4 billion in fiscal 2005 to Rs.17.8 billion in fiscal 2006. This was primarily due to increased infrastructure costs related to the expansion of our branch and ATM networks and geographical coverage and higher volumes for our retail loan products. As a percentage of our net revenues, non-interest expense increased to 57.5% in fiscal 2006 compared to 54.0% in fiscal 2005.

Salaries and staff benefits rose in absolute terms and as a percentage of revenue principally due to increased headcount to support our future growth. Our headcount increased from 9,030 employees as of March 31, 2005 to 14,878 employees as of March 31, 2006. Our premises and equipment expense increased because we expanded our distribution network from 467 branches and 1,147 ATMs as of March 31, 2005 to 535 branches and 1,323 ATMs as of March 31, 2006. In addition there were over 120 branches which were awaiting RBI approval to commence business. Depreciation and amortization expense and administrative and other expenses increased primarily due to an expansion of our branch and ATM networks and higher spending on technology and infrastructure to support growth in our retail loans and credit card business.

Income Tax

Our income tax expense increased by 26.9% from Rs.3.1 billion in fiscal 2005 to Rs.4.0 billion in fiscal 2006. Our effective tax rate decreased from 32.1% in fiscal 2005 to 30.1% in fiscal 2006, principally due to higher tax exempt income in fiscal 2006. Tax-exempt income consists principally of dividends and investment income from tax-exempt investments such as preference shares, mutual fund units and infrastructure bonds.

Net Income

As a result of the foregoing factors, our net income after taxes increased by 39.3% from Rs.6.6 billion in fiscal 2005 to Rs.9.2 billion in fiscal 2006.

Liquidity and Capital Resources

Our growth over the last three years has been financed by a combination of cash generated from operations, increases in our customer deposits, borrowings and new issuances of equity capital and other securities qualifying as Tier 1 or Tier 2 capital.

The following table sets forth our cash flows from operating activities, investing activities and financing activities in a condensed format. We have aggregated certain line items set forth in the cash flow statement that is part of our financial statements included in the accompanying prospectus in order to facilitate understanding of significant trends in our business.

	Year ended March 31
	2005		2006		2007
	(in millions)
Cash Flows from Operating Activities:
Net income	Rs.	6,609.7	Rs.	9,187.1	Rs.	11,039.7
Non cash adjustments to net income		8,289.9		11,654.2		16,993.3
Net change in other assets and liabilities		(13,154.9)		11,774.8		5,796.1

Net cash provided/(used) by operating activities		1,744.7		32,616.1		33,829.1

Cash Flows from Investing Activities:
Net change in term placements		(5,134.3)		(1,544.2)		(2,572.1)
Net change in investments		(17,516.4)		(78,453.7)		(21,010.1)

Purchase of subsidiary		—		155.8		—

Proceeds from loans securitized		48,234.6		19,733.3		6,535.8
Loans purchased net of repayments		(1,688.6)		(3,736.3)		(8,899.3)
Increase in loans originated, net of principal collections		(127,777.5)		(159,840.8)		(147,290.9)
Additions to property and equipment		(2,433.3)		(3,701.4)		(3,224.4)

Net cash used in investing activities		(106,315.5)		(227,387.3)		(176,461.0)

Cash Flows from Financing Activities:
Net increase in deposits		59,480.5		193,762.9		125,042.6
Net increase/(decrease) in short-term borrowings		38,014.9		13,597.6		20,667.0
Net increase/(decrease) in long-term debt		(1,057.9)		12,000.5		15,701.6
Proceeds from issuance of equity shares for options exercised		659.1		625.8		2,540.2
Proceeds from issuance of ADSs		12,747.6		—		0.0
Proceeds from applications received for shares pending allotment		423.3		—		0.0
Payment of dividends and dividend tax		(1,131.3)		(1,597.1)		(1,967.4)

Net cash provided by financing activities		109,136.2		218,389.7		161,984.0

Net change in cash and cash equivalents		4,565.4		23,618.5		19,352.1
Cash and cash equivalents, beginning of year		33,010.4		37,575.8		61,194.3

Cash and cash equivalents, end of year	Rs.	37,575.8	Rs.	61,194.3	Rs.	80,546.4

Cash Flows from Operations

Our net cash from operations reflects our net income, adjustments for tax and non-cash charges such as depreciation and amortization, as well as changes in other assets and liabilities. Our net cash provided by operating activities increased during fiscal 2007 from Rs.32.6 billion to Rs.33.8 billion. This increase was primarily due to an increase in our net income from Rs.9.2 billion to Rs.11.0 billion.

Cash Flows from Financing Activities

Our primary sources of cash flows from financing activities are deposits and, to a lesser extent, borrowings. Deposits have increased over time as our business has expanded. Our total deposits increased by 22.4% from

Rs.557.3 billion in fiscal 2006 to Rs.682.3 billion in fiscal 2007. Savings account deposits at Rs.195.8 billion and current account deposits at Rs.197.8 billion together accounted for approximately 57.7% of total deposits as of March 31, 2007. There has been a 16.3% increase in our time deposits from Rs.248.3 billion in fiscal 2006 to Rs.288.7 billion in fiscal 2007, which contributed to the significant overall increase in deposits.

The short-term borrowings are utilized for our treasury operations. In fiscal 2007, our short-term borrowings increased by 27.6% from Rs.74.8 billion in fiscal 2006 to Rs.95.5 billion in fiscal 2007. We increased our use of inter bank participation certificates which are short-term borrowings secured against loan assets in the inter bank market.

In fiscal 2007 we raised Rs.16.95 billion long term debt including Upper Tier 2 debt, Lower Tier 2 debt and innovative perpetual debt at an annualized coupon between 8.45% to 9.92%. Subordinated debt qualifies for Tier 2 capital. We repaid Rs.1.0 billion of subordinated debt which matured during fiscal 2007.

Cash Flows from Investing Activities

We used our cash from operations and financing activities primarily to invest in our retail loan book. Our growth in investments reflected primarily an increase in statutory liquidity ratio investments that was required as our business expanded. The net change in investment at March 31, 2007 was an increase of Rs.21.0 billion. This was primarily due to an increase in investments required to meet our statutory liquidity ratio during the year, offset in part by a decrease in credit substitutes. Our statutory liquidity ratio investments increased from Rs. 188.1 billion in fiscal 2006 to Rs.229.6 billion in fiscal 2007. The increase in loans originated and purchased, net of principal collections and repayments was Rs.163.6 billion in fiscal 2006 and Rs.156.2 billion in fiscal 2007. The lower increase was mainly due to a lower growth rate in retail loans in fiscal 2007.

During fiscal 2005, the RBI issued guidelines on securitization transactions in its circular dated February 1, 2006. These guidelines increased the capital costs of securitizations and contributed to a sharp decrease in volumes in the securitization market. As a result, our sales of receivables declined from Rs.19.7 billion in fiscal 2006 to Rs.6.5 billion in fiscal 2007.

Financial Condition

Assets

The following table sets forth the principal components of our assets as of March 31, 2006 and March 31, 2007:

	As of March 31
	2006		2007		Increase/ (decrease)		% Increase/ (decrease)
	(in millions except percentages)
Cash and cash equivalents	Rs.	61,194.3	Rs.	80,546.4	Rs.	19,352.1	31.6%
Term placements		10,243.7		12,815.8		2,572.1	25.1
Investments held for trading		2,945.6		4,284.1		1,338.5	45.4
Investments available for sale		273,457.0		304,241.1		30,784.1	11.3
Investments held to maturity		—		0.0
Securities purchased under agreements to resell		4,200.0		0.0		(4,200.0)	(100.0)
Loans, net		395,274.3		536,730.9		141,456.6	35.8
Accrued interest receivable		8,662.7		15,742.9		7,080.2	81.7
Property and equipment		8,714.6		10,397.6		1,683.0	19.3
Other assets		26,277.2		48,427.1		22,149.9	84.3

Total assets	Rs.	790,969.4	Rs.	1,013,185.9	Rs.	222,216.5	28.1%

Our total assets increased by 28.1% to Rs.1,013.2 billion in fiscal 2007 from Rs.791.0 billion in fiscal 2006.

Cash and cash equivalents increased by 31.6% primarily due to an increase in balances with the RBI and balances with banks at call and short notice.

There was an 11.3% increase in AFS securities primarily on account of a rise in our statutory liquidity ratio requirements during the year.

Net loans increased due to increases in both our retail and wholesale products. Our retail loan volume increased by 38.9% from Rs.229.3 billion in fiscal 2006 to Rs.318.6 billion in fiscal 2007. The key drivers in the retail loan increase were auto loans, personal loans, credit card receivables and business banking loans. This was complemented by an increase in wholesale loans of 31.8% from Rs.171.6 billion to Rs.226.1 billion due to increased lending to existing customers as well as new customer loans.

Our property and equipment increased as we expanded our distribution network from 535 branches and 1,323 ATMs as of March 31, 2006 to 684 branches and 1,605 ATMs as of March 31, 2007 and invested in other infrastructure to support our growth. In addition, at March 31, 2007, there were 70 branches which were awaiting RBI approval for commencing business in anticipation of which we had invested in infrastructure to support those branches. As of June 30, 2007, we have received RBI approval for these 70 branches of which 69 branches have been commissioned.

Liabilities and Shareholders’ Equity

The following table sets forth the principal components of our liabilities and shareholders’ equity as of March 31, 2006 and March 31, 2007:

	As of March 31
	2006		2007		Increase/ (decrease)		% Increase/ (decrease)
	(in millions, except percentages)
Liabilities
Interest bearing deposits	Rs.	410,181.2	Rs.	484,542.9	Rs.	74,361.7	18.1%
Non-interest bearing deposits		147,124.2		197,805.1		50,680.9	34.4

Total deposits		557,305.4		682,348.0		125,042.6	22.4
Securities sold under repurchase agreements		0.0		10,500.0		10,500.0
Short-term borrowings		74,805.4		95,472.4		20,667.0	27.6
Accrued interest payable		8,264.1		17,035.7		8,771.6	106.1
Long-term debt		17,899.9		33,601.5		15,701.6	87.7
Accrued expenses and other liabilities		77,201.8		108,398.6		31,196.8	40.4

Total liabilities		735,476.6		947,356.2		211,879.6	28.8
Minority Interest		225.3		321.6		96.3	42.7
Shareholders’ equity		55,267.5		65,508.1		10,240.6	18.5

Total liabilities and shareholders’ equity	Rs.	790,969.4	Rs.	1,013,185.9	Rs.	222,216.5	28.1%

Our total liabilities increased by 28.8% from Rs.735.5 billion in fiscal 2006 to Rs.947.4 billion in fiscal 2007. With the growth in our loans, we sought to increase deposits to fund the same. We changed our deposit pricing structure to generally remain competitive in the market. The increase in our interest bearing deposits was principally due to new customers acquired as we expanded our branch network and achieved greater penetration of our customer base through cross sales of our products. Of our total deposits as of March 31, 2007 retail deposits accounted for 64.2% amounting to Rs.438.4 billion and wholesale deposits accounted for the balance.

Accrued expenses and other liabilities increased principally because of an increase in bills payable and a change in the fair value of derivatives as of March 31, 2007 compared to March 31, 2006.

Most of our funding requirements are met through short- term and medium- term funding sources. Of our total non-equity sources of funding as of March 31, 2007, deposits accounted for approximately 72.0% with short term borrowings accounting for approximately 10.1% and long-term debt accounting for approximately 3.5%. In our experience, a substantial portion of our deposits are rolled over upon maturity and are, over time, a stable source of funding. However, the continuation of our deposit base could be adversely affected in the event of deterioration in the economy or if the interest rates offered by us differ significantly from those offered by our competitors. Our short-term borrowings, which are comprised primarily of money-market borrowings, increased by 27.6%. During fiscal 2007, we also issued Upper Tier 2 Capital, Lower Tier 2 Capital and innovative perpetual debt of Rs.16.95 billion at interest rates between 8.45% to 9.92%.

Shareholders’ equity increased primarily due to an increase in our retained earnings and additional paid- in capital on account of exercise of stock options by employees. As of March 31, 2007 our shareholders’ equity included Rs.3.6 billion of unrealized loss on available for sale securities.

Capital

We are subject to the capital adequacy requirements of the RBI, which are primarily based on the capital adequacy accord reached by the Basel Committee of the Bank of International Settlements in 1988. For a description of the RBI’s capital adequacy guidelines, see “Supervision and Regulation—Capital Adequacy Requirements” in our annual report on Form 20-F incorporated by reference in the accompanying prospectus. We are required to maintain a minimum ratio of total capital to risk adjusted assets as determined by a specified formula of 9.0%, at least half of which must be Tier 1 capital, which is generally shareholders’ equity.

Our regulatory capital and capital adequacy ratios as measured in accordance with Indian GAAP are as follows:

	As of March 31
	2006		2007
	(in millions, except percentages)
Tier 1 capital	Rs.	51,499.1	Rs.	63,527.1
Tier 2 capital		17,207.1		33,399.9
Total capital		68,706.2		96,927.0

Total risk weighted assets and contingents	Rs.	602,176.2	Rs.	740,819.2
Capital ratios:
Tier 1		8.55%		8.57%
Total capital		11.41%		13.08%
Minimum capital ratios required by the RBI:
Tier 1		4.50%		4.50%
Total capital		9.00%		9.00%

Our Indian GAAP financial statements include general provisions (comprising unallocated allowances, provisions for country risk and floating provision) of Rs.1.9 billion and Rs.3.5 billion as of March 31, 2006 and March 31, 2007, respectively, which qualify for Tier 2 capital subject to a ceiling of risk weighted assets.

The risk weights have been increased recently by the RBI in respect of certain items such as exposure to capital markets to 125.0%, exposures to commercial real estate and venture capital funds to 150.0%, consumer credit including personal loans and credit cards to 125.0% and investment in mortgage backed securities of residential assets of housing finance companies satisfying certain conditions to 75.0%. The aggregate risk weighted assets are taken into account for determining the capital adequacy ratio.

Pursuant to the issuance of securitization guidelines by the RBI in fiscal 2006, we are required to give the following treatment to credit enhancements provided to an investor or a SPV:

•	50% of each of the first and second loss credit enhancement is deducted from Tier 1 and Tier 2 capital respectively.

•	Commitment to provide liquidity facility, to the extent not drawn, is considered an off-balance sheet item and is given conversion factor as well as 100% risk weight.

For transactions prior to the issuance of these securitization guidelines, credit enhancements that reduced Tier 1 and Tier 2 capital were generally in the form of cash collateral. See “Supervision and Regulation—Capital Adequacy Requirements” in our annual report on Form 20-F incorporated by reference in the accompanying prospectus.

The RBI has also issued final guidelines in April 2007, for implementation of the new capital adequacy framework. See “Supervision and Regulation—Capital Adequacy Requirements” in our annual report on Form 20-F incorporated by reference in the accompanying prospectus. The Bank is currently evaluating the impact of this new frame work.

Capital Expenditure

Our capital expenditures consist principally of expenditures relating to our branch network expansion, as well as investments in our technology and communications infrastructure. We have current plans for aggregate capital expenditures of approximately Rs.4.6 billion in fiscal 2008, of which we have entered into commitments for Rs.670.3 million as of March 31, 2007. We have no commitments for the balance. These budgeted amounts include Rs.1.7 billion to expand our branch and back office network, Rs.390.0 million to expand our ATM network, Rs.50.0 million to expand our Electronic Data Capture terminal network and Rs.2.4 billion to upgrade and expand our hardware, data center, network and other systems. We may use these budgeted amounts for other purposes depending on the business environment prevailing at the time we seek to utilize these budgeted amounts.

Financial Instruments and Off-Balance Sheet Arrangements

Foreign Exchange and Derivatives

We enter into foreign exchange and derivative transactions for our customers and for our own account. Our foreign exchange contracts include forward exchange contracts, currency swaps and currency options. Our derivative contracts include rupee-based interest rate swaps, forward rate agreements and cross-currency derivatives primarily for corporate customers. We enter into transactions with our customers and typically lay off exposures in the inter-bank market. We also trade rupee-based interest rate swaps for our own account and enter into foreign exchange contracts to cover our own exposures. We earn profit on customer transactions by way of a margin as a mark-up over the inter-bank exchange or interest rate. We earn profit on inter-bank transactions by way of a spread between the purchase rate and the sale rate. These profits are recorded as income from foreign exchange and derivative transactions. The RBI imposes limits on our ability to hold overnight positions in foreign exchange and derivatives. See “Business—Treasury—Derivatives.”

The following table presents the aggregate notional principal amounts of our outstanding foreign exchange and derivative contracts as of March 31, 2006 and March 31, 2007, together with the related fair value, which is the mark-to-market impact of the derivative and foreign exchange products on the reporting date. We do not net exposures to the same counter party in calculating these amounts.

	As of March 31
	2006				2007
	Notional		Fair Value		Notional		Fair Value
	(in millions)
Interest rate swaps and forward rate agreements	Rs.	1,209,102.8	Rs.	(593.1)	Rs.	1,794,090.4	Rs.	(27.9)
Forward exchange contracts, currency swaps and currency options	Rs.	845,329.3	Rs.	1,025.8	Rs.	1,377,440.9	Rs.	2,591.4

Our trading activities for the above derivative instruments are carried out in the inter-bank market, which is a non-exchange informal market. However, these markets generally either provide price discovery or sufficient data to reliably estimate fair values of financial instruments.

Guarantees and Documentary Credits

As a part of our commercial banking activities, we issue documentary credits and guarantees. Documentary credits, such as letters of credit, enhance the credit standing of our customers. Guarantees generally represent irrevocable assurances that we will make payments in the event that the customer fails to fulfill its financial or performance obligations. Financial guarantees are obligations to pay a third party beneficiary where a customer fails to make payment toward a specified financial obligation. Performance guarantees are obligations to pay a third party beneficiary where a customer fails to perform a non-financial contractual obligation. The nominal values of guarantees and documentary credits for the dates set forth below were as follows:

	As of March 31
	2006		2007
	(in millions)
Bank guarantees:
Financial guarantees	Rs.	21,141.0	Rs.	23,631.4
Performance guarantees		12,940.9		20,330.7
Documentary credits		24,103.7		26,050.5

Total	Rs.	58,185.6	Rs.	70,012.6

Guarantees and documentary credits outstanding increased by 20.3% to Rs.70.0 billion as of March 31, 2007, principally due to general growth in our wholesale banking business.

Loan Sanction Letters

In some cases we issue sanction letters to customers, indicating our intent to provide new loans. The amount of loans referred to in these letters that have not yet been made increased from Rs.110.8 billion as of March 31, 2006 to Rs.165.8 billion as of March 31, 2007. If requested, we make these loans subject to the customer’s credit worthiness at that time and at interest rates in effect on the date the loans are made. We are not obligated to make these loans, and the sanctions are subject to periodic review. See also Note 22 to our audited financial statements included in the accompanying prospectus.

Contractual Obligations and Commercial Commitments

Contractual Obligations

	Payments due by period, as of March 31, 2007
	Total		Less than 1 year		1-3 years		3-5 years		After 5 years
	(in millions)
Subordinated debt	Rs.	32,826.0	Rs.	—	Rs.	—	Rs.	—	Rs.	32,826.0
Other long term debt(a)		775.5		289.8		191.2		294.5		—
Operating leases(b)		15,838.6		1,561.3		5,082.0		3,643.2		5,552.1
Unconditional purchase obligations(c)		670.3		670.3		—		—		—

Total contractual cash obligations	Rs.	50,110.4	Rs.	2,521.4	Rs.	5,273.2	Rs.	3,937.7	Rs.	38,378.1

(a)	Other long term debt includes a loan of Rs.5.1 million from the Indian Renewable Energy Development Authority used to finance solar equipment.
(b)	Operating leases are principally for the lease of office, branch and ATM premises, and residential premises for executives.

(c)	Unconditional purchase obligations principally constitute the capital expenditure commitments made as of March 31, 2007. See “—Capital Expenditure.”

Commercial Commitments

Our commercial commitments consist principally of letters of credit, guarantees, foreign exchange contracts and derivative contracts.

We have recognized a liability of Rs. 248.8 million as of March 31, 2007 as required by FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Based on historical trends and as required by Statement of Financial Accounting Standards No. 5, “Accounting For Contingencies,” the Bank has recognized a liability of Rs. 287.7 million as of March 31, 2007.

As part of our risk management activities, we continuously monitor the creditworthiness of customers as well as guarantee exposures. However, if a customer fails to perform a specified obligation to a beneficiary, the beneficiary may draw upon the guarantee by presenting documents that are in compliance with the guarantee. In that event, we make payment to the beneficiary on account of the indebtedness of the customer or make payment on account of the default by the customer in the performance of an obligation, up to the full notional amount of the guarantee. The customer is obligated to reimburse us for any such payment. If the customer fails to pay, we would, as applicable, liquidate collateral and/or set off accounts. The residual maturities of the above obligations as of March 31, 2007 are set forth in the following table:

	Amount of commitment expiration per period
	Total amounts committed		Less than 1 year		1-3 years		3-5 years		Over 5 years
	(in millions)
Documentary Credits	Rs.	26,050.5	Rs.	24,373.3	Rs.	1,676.5	Rs.	0.8	Rs.	—
Guarantees		43,962.1		27,108.7		11,472.8		4,627.0		753.6
Forward exchange contracts		1,234,164.6		1,220,892.9		13,049.9		221.8		—
Derivative contracts*		1,937,366.3		788,498.4		709,735.0		414,896.7		24,236.2

Total contractual cash obligations	Rs.	3,241,543.5	Rs.	2,060,873.3	Rs.	735,934.1	Rs.	419,746.2	Rs.	24,989.8

*	Denotes notional principal amounts.

SELECTED STATISTICAL INFORMATION

The following information should be read together with our financial statements included in the accompanying prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All amounts presented in this section are in accordance with U.S. GAAP, other than capital adequacy ratios, and are audited, except for average amounts. Footnotes appear at the end of each related section of tables.

Average Balance Sheet

The table below presents the average balances for interest-earning assets and interest-bearing liabilities together with the related interest revenue and expense amounts, resulting in the presentation of the average yields and cost for each period. The average balance is the daily average of balances outstanding. The average yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. The average cost on average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities. The average balances of loans include non-performing loans and are net of allowance for credit losses. We have not recalculated tax-exempt income on a tax-equivalent basis.

	Year ended March 31
	2005					2006					2007
	Average Balance		Interest revenue/ expense		Average yield/ cost	Average Balance		Interest revenue/ expense		Average yield/ cost	Average balance		Interest revenue/ expense		Average Yield/ cost
	(in millions, except percentages)
Assets:
Interest-earning assets:
Cash equivalents	Rs.	30,541.2	Rs.	835.9	2.7%	Rs.	36,720.2	Rs.	860.2	2.3%	Rs.	65,221.9	Rs.	1,891.1	2.9%
Term placements		6,132.4		398.6	6.5		9,471.6		648.8	6.9		10,993.8		790.8	7.2
Investments available for sale:
Tax free(1)		19,486.5		926.9	4.8		10,856.0		598.4	5.5		14,920.8		1,109.3	7.4
Taxable		151,689.8		9,678.8	6.4		205,220.9		12,371.2	6.0		264,519.6		18,298.7	6.9
Investments held to maturity		10,001.0		793.4	7.9		—		—	—		—		—	—
Investments held for trading		1,850.2		144.4	7.8		3,332.4		195.6	5.9		18,333.5		1,148.2	6.3
Loans, net:
Retail loans		94,398.6		8,304.8	8.8		157,272.2		14,864.4	9.5		250,818.9		29,662.0	11.8
Wholesale loans		110,520.4		8,126.6	7.4		166,437.7		13,989.4	8.4		216,543.6		17,161.5	7.9

Total interest-earning assets:	Rs.	424,620.1	Rs.	29,209.4	6.9%	Rs.	589,311.0	Rs.	43,528.0	7.4%	Rs.	841,352.1	Rs.	70,061.6	8.3%

Non-interest-earning assets:
Cash		2,732.5					5,116.5					4,854.2
Property and equipment		6,251.2					7,416.5					9,556.1
Other assets		14,425.8					19,405.5					29,409.1

Total non-interest earning assets		23,409.5					31,938.5					43,819.4

Total assets	Rs.	448,029.6	Rs.	29,209.4	6.5%	Rs.	621,249.5	Rs.	43,528.0	7.0%	Rs.	885,171.5	Rs.	70,061.6	7.9%

	Year ended March 31
	2005					2006					2007
	Average Balance		Interest revenue/ expense		Average yield/ cost	Average Balance		Interest revenue/ expense		Average yield/ cost	Average balance		Interest revenue/ expense		Average Yield/ cost
	(in millions, except percentages)
Liabilities:
Interest-bearing liabilities:
Savings account deposits	Rs.	97,026.4	Rs.	2,539.2	2.6%	Rs.	138,850.4	Rs.	3,731.6	2.7%	Rs.	178,310.4	Rs.	4,772.3	2.7%
Time deposits		153,284.5		8,534.9	5.6		199,235.1		11,858.5	6.0		313,638.0		21,403.6	6.8
Short-term borrowings(2)		42,594.6		1,759.4	4.1		74,245.3		3,469.7	4.7		75,391.1		4,804.4	6.4
Long-term debt		5,371.3		390.2	7.3		6,669.7		562.0	8.4		26,812.5		2,164.8	8.1

Total interest-bearing liabilities	Rs.	298,276.8	Rs.	13,223.7	4.4%	Rs.	419,000.5	Rs.	19,621.8	4.7%	Rs.	594,152.0	Rs.	33,145.1	5.6%

Non-interest-bearing liabilities:
Non-interest-bearing deposits (3)		92,382.6					125,616.3					170,468.2
Other liabilities		16,606.1					28,276.9					61,567.7
Total non-interest-bearing liabilities		108,988.7					153,893.3					232,035.9

Total liabilities	Rs.	407,265.5	Rs.	13,223.7	3.2%	Rs.	572,893.7	Rs.	19,621.8	3.4%	Rs.	826,187.9	Rs.	33,145.1	4.0%

Shareholders’ equity		40,764.1					48,355.8					58,983.6

Total liabilities and shareholders’ equity	Rs.	448,029.6	Rs.	13,223.7	3.0%	Rs.	621,249.5	Rs.	19,621.8	3.2%	Rs.	885,171.5	Rs.	33,145.1	3.7%

1)	Yields on tax free securities are not on a tax equivalent basis.
2)	Includes securities sold under repurchase agreements.
3)	Includes current accounts and cash floats from transactional services.

Analysis of Changes in Interest Revenue and Interest Expense Volume and Rate

The following table sets forth, for the periods indicated, the allocation of the changes in our interest revenue and interest expense between average volume and changes in average rates.

	Fiscal 2006 vs. Fiscal 2005						Fiscal 2007 vs. Fiscal 2006
	Increase (decrease)(1) due to						Increase (decrease)(1) due to
	Net Change		Change in average volume		Change in Average rate		Net change		Change In Average Volume		Change in Average rate
	(in millions)
Interest revenue:
Cash equivalents	Rs.	24.3	Rs.	169.1	Rs	(144.8)	Rs.	1,030.9	Rs.	667.7	Rs.	363.2
Term placements		250.2		217.1		33.1		142.0		104.3		37.7
Investments available for sale:
Tax free		(328.5)		(410.5)		82.0		510.9		224.0		286.9
Taxable		2,692.5		3,415.6		(723.1)		5,927.5		3,574.7		2,352.8
Investments held to maturity		(793.4)		(793.4)		—		—		—		—
Investments held for trading		51.2		115.7		(64.5)		952.6		880.5		72.1
Loans, net:
Retail loans		6,559.6		5,531.4		1,028.2		14,797.6		8,841.5		5,956.1
Wholesale loans		5,862.8		4,111.6		1,751.2		3,172.1		4,211.5		(1039.4)

Total interest-earning assets	Rs.	14,318.7	Rs.	12,356.6	Rs.	1,962.1	Rs.	26,533.6	Rs.	18,504.2	Rs.	8,029.3

Interest expense:
Savings account deposits	Rs.	1,192.4		Rs.1,094.5	Rs.	97.9	Rs.	1,040.7	Rs.	1,060.5	Rs.	(19.8)
Time deposits		3,323.6		2,558.5		765.1		9,545.1		6,809.3		2,745.8
Short-term borrowings		1,710.3		1,307.4		402.9		1,306.7		86.6		1,220.1
Long-term debt		171.8		94.3		77.5		1,630.8		1,415.2		215.6

Total interest-bearing liabilities	Rs.	6,398.1	Rs.	5,054.7	Rs.	1,343.4	Rs.	13,523.3	Rs.	9,371.6	Rs.	4,151.7

Net interest revenue	Rs.	7,920.6	Rs.	7,301.9	Rs.	618.7	Rs.	13,010.3	Rs.	9,132.6	Rs.	3,877.6

1)	The changes in net interest revenue between periods have been reflected as attributed either to volume or rate changes. For purposes of this table, changes which are due to both volume and rate have been allocated solely to changes in rate.

Yields, Spreads and Margins

The following table sets forth, for the periods indicated, the yields, spreads and interest margins on our interest-earning assets.

	Year ended March 31
	2005		2006		2007
	(in millions, except percentages)
Interest revenue	Rs.	29,209.4	Rs.	43,528.0	Rs.	70,061.6
Average interest-earning assets		424,620.1		589,311.0		841,352.1
Interest expense		13,223.7		19,621.8		33,145.1
Average interest-bearing liabilities		298,276.8		419,000.5		594,152.0
Average total assets		448,029.6		621,249.5		885,171.5
Average interest-earning assets as a percentage of average total assets		94.8%		94.9%		95.0%
Average interest-bearing liabilities as a percentage of average total assets.		66.6%		67.4%		67.1%
Average interest-earning assets as a percentage of average interest-bearing liabilities		142.4%		140.6%		141.6%
Yield		6.9%		7.4%		8.3%
Cost of funds (1)		3.2%		3.4%		4.0%
Spread (2)		3.5%		3.8%		4.0%
Net interest margin (3)		3.8%		4.1%		4.4%

1)	Excludes shareholders’ equity.
2)	Represents the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities. For purposes of calculating spread, interest-bearing liabilities include non-interest bearing current accounts and cash floats from transactional services.
3)	Net interest margin is the ratio of net interest revenue to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in amount of average interest-earning assets and average interest-bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than spread. If average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than spread.

Returns on Equity and Assets

The following table presents selected financial ratios for the periods indicated.

	Year ended March 31
	2005		2006		2007
	(in millions, except percentages)
Net income	Rs.	6,609.7	Rs.	9,187.1	Rs.	11,039.7
Average total assets		448,029.6		621,249.5		885,171.5
Average shareholders’ equity		40,764.1		48,355.8		58,983.6
Net income as a percentage of average total assets		1.5%		1.5%		1.2%
Net income as a percentage of average shareholders’ equity		16.2%		19.0%		18.7%
Average shareholders’ equity as a percentage of average total assets.		9.1%		7.8%		6.7%
Dividend payout-ratio		21.2%		18.8%		20.3%

Investment Portfolio

Available for Sale Investments

The following tables set forth, as of the dates indicated, information related to our investments available for sale.

	At March 31
	2005				2006				2007
	Amortized Cost	Gross unrealized gain	Gross unrealized loss	Fair value	Amortized cost	Gross unrealized gain	Gross unrealized loss	Fair value	Amortized cost	Gross unrealized gain	Gross unrealized Loss	Fair Value
	(in millions)
Government securities	Rs.111,482.3	Rs.1,017.4	Rs.672.2	Rs.111,827.5	Rs.189,660.3	Rs.405.2	Rs.1,957.1	Rs.188,108.4	Rs.234,524.4	Rs.319.8	Rs.5,202.3	Rs.229,641.9
Other debt securities	39,320.6	1,171.1	181.1	40,310.6	37,862.8	282.4	496.9	37,648.3	37,876.1	125.5	637.5	37,364.1

Total debt securities	150,802.9	2,188.5	853.3	152,138.1	227,523.1	687.6	2,454.0	225,756.7	272,400.5	445.3	5,839.8	267,006.0

Non-debt securities	51,930.2	506.3	281.8	52,154.7	47,959.8	186.1	445.6	47,700.3	37,350.3	240.1	355.3	37,235.1

Total	Rs.202,733.1	Rs.2,694.8	Rs.1,135.1	Rs.204,292.8	Rs.275,482.9	Rs.873.7	Rs.2,899.6	Rs.273,457.0	Rs.309,750.8	Rs.685.4	Rs.6,195.1	Rs.304,241.1

Held to Maturity Investments

As of March 31, 2005, March 31, 2006 and March 31, 2007, the Bank had no investments held to maturity.

Held for Trading Investments

The following table sets forth, as of the dates indicated, information related to our investments held for trading:

	At March 31
	2005								2006								2007
	Amortized cost		Gross unrealized gain		Gross unrealized loss		Fair Value		Amortized cost		Gross unrealized gain		Gross unrealized loss		Fair value		Amortized Cost		Gross unrealized gain		Gross Unrealized loss		Fair Value
	(in millions)
Government Securities	Rs.	1,278.5	Rs.	—	Rs.	—	Rs.	1,278.5	Rs.	2,948.1	Rs.	6.1	Rs.	8.6	Rs.	2,945.6	Rs.	1,639.3	Rs.	3.5	Rs.	5.0		1,637.8
Other debt Securities		—		—		—		—		—		—		—		—		—		—		—		—

Total debt Securities	Rs.	1,278.5		—		—	Rs.	1,278.5	Rs.	2,948.1	Rs.	6.1	Rs.	8.6	Rs.	2,945.6	Rs.	1,639.3	Rs.	3.5	Rs.	5.0	Rs.	1,637.8

Non-debt Securities		—		—		—		—		—		—		—		—		2,644.2		2.5		0.4		2,646.3

Total	Rs.	1,278.5	Rs.	—	Rs.	—	Rs.	1,278.5	Rs.	2,948.1	Rs.	6.1	Rs.	8.6	Rs	2,945.6	Rs.	4,283.5	Rs.	6.0	Rs.	5.4	Rs	4,284.1

Residual Maturity Profile

The following table sets forth, for the periods indicated, an analysis of the residual maturity profile of our investments in government and corporate debt securities classified as available for sale securities and their market yields.

	At March 31, 2007
	Up to one year			One to five years			Five to ten years			More than ten years
	Amount		Yield	Amount		Yield	Amount		Yield	Amount		Yield
	(in millions, except percentages)
Government securities	Rs.	14,361.2	7.3%	Rs.	132,593.6	7.9%	Rs.	67,063.0	7.4%	Rs.	15,624.1	8.1%
Other debt securities		5,397.4	10.1		26,333.8	9.4		2,046.5	9.4		3,586.4	9.8

Total debt securities, fair value	Rs.	19,758.6	8.1%	Rs.	158,927.4	8.2%	Rs.	69,109.5	7.4%	Rs.	19,210.5	8.5%

Total amortized cost	Rs.	19,807.2		Rs.	162,252.0		Rs.	70,309.7		Rs.	20,031.6

Funding

Our funding operations are designed to ensure stability, low cost of funding and effective liquidity management. The primary source of funding is deposits raised from retail customers, which were 62.3% and 64.2% of total deposits as of March 31, 2006 and March 31, 2007, respectively. Wholesale banking deposits represented 37.7% and 35.8% of total deposits as of March 31, 2006 and March 31, 2007, respectively.

Total Deposits

The following table sets forth, for the periods indicated, our average outstanding deposits and the percentage composition by each category of deposits. The average cost (interest expense divided by the average of daily balance for the relevant period) of savings deposits was 2.6% in fiscal 2005, 2.7% in fiscal 2006 and 2.7% in fiscal 2007. The average cost of time deposits was 5.6% in fiscal 2005, 6.0% in fiscal 2006 and 6.8% in fiscal 2007. The average deposits for the periods set forth are as follows:

	Year ended March 31
	2005			2006			2007
	Amount		% of total	Amount		% of total	Amount		% of total
	(in millions, except percentages)
Current deposits (1)	Rs.	92,382.6	27.0%	Rs.	125,616.3	27.1%	Rs.	170,468.2	25.7%
Savings deposits		97,026.4	28.3		138,850.4	29.9		178,310.4	26.9
Time deposits		153,284.5	44.7		199,235.1	43.0		313,638.0	47.4

Total	Rs.	342,693.5	100.0%	Rs.	463,701.8	100.0%	Rs.	662,416.6	100.0%

(1)	Includes current accounts and cash floats from transactional services.

As of March 31, 2007, individual time deposits in excess of Rs.0.1 million had a balance to maturity profile as follows:

	At March 31, 2007
	Up to 3 Months		3 to 6 months		6 to 12 Months		More than 1 Year
	(in millions)
Balance to maturity for deposits exceeding Rs.0.1 million each	Rs.	105,791.0	Rs.	48,603.4	Rs.	68,326.8	Rs.	32,502.5

Short-term Borrowings

The following table sets forth, for the periods indicated, information related to our short-term borrowings, which are comprised primarily of money-market borrowings. Short-term borrowings exclude deposits and securities sold under repurchase agreements.

	Years ended March 31
	2005	2006		2007
	(in millions, except percentages)
Period end	Rs.62,079.1	Rs.	74,805.4	Rs.	95,472.4
Average balance during the period	Rs.42,594.6	Rs.	73,569.3	Rs.	75,391.1
Maximum outstanding	Rs.62,079.1	Rs.	100,008.2	Rs.	119,978.6
Average interest rate during the period (1)	4.1%		4.8%		6.4%
Average interest rate at period end(2)	4.3%		6.4%		9.9%

1)	Represents the ratio of interest expense on short-term borrowings to the average of daily balances of short-term borrowings.
2)	Represents the weighted average rate of short-term borrowings outstanding as of March 31, 2005, 2006 and 2007.

Subordinated Debt

We also obtain funds from the issuance of unsecured non-convertible subordinated debt securities, which qualify as Tier 2 risk-based capital under the RBI’s guidelines for assessing capital adequacy. Subordinated debt (Lower Tier 2 capital), Upper Tier 2 capital and Innovative Perpetual Debt Instruments outstanding as on March 31, 2007 are Rs.20.12 billion (previous year: Rs.17.02 billion), Rs.10.70 billion (previous year: Rs. Nil), and Rs.2.0 billion (previous year: Rs. Nil) respectively. The breakup of the same is shown hereunder:

Type	Currency	Year of issue	Year of maturity	Average tenor (years)	Interest rate	Year of call	Step-up rate	Outstanding amount
					(%)		(%)	(Rupees in billions)
Lower Tier 2	INR	2003-04	2013-14	9.3	5.90	—	—	3.95
Lower Tier 2	INR	2003-04	2016-17	12.3	6.00	—	—	0.05
Lower Tier 2	INR	2005-06	2015-16	9.5	7.50	—	—	4.14
Lower Tier 2	INR	2005-06	2015-16	9.3	7.75	—	—	2.31
Lower Tier 2	INR	2005-06	2015-16	9.7	8.25	—	—	2.57
Lower Tier 2	INR	2005-06	2015-16	9.9	8.60	—	—	3.00
Lower Tier 2	INR	2006-07	2016-17	10.0	8.45	—	—	1.69
Upper Tier 2	INR	2006-07	2021-22	15.0	8.80	2016-17	9.55	3.00
Lower Tier 2	INR	2006-07	2016-17	10.0	9.10	—	—	2.41
Upper Tier 2	INR	2006-07	2021-22	15.0	9.20	2016-17	9.95	3.00
Perpetual Debt	INR	2006-07	—	—	9.92	2016-17	10.92	2.00
Upper Tier 2	INR	2006-07	2021-22	15.0	8.95	2016-17	9.70	0.36
Upper Tier 2	USD	2006-07	2021-22	15.1	LIBOR+1.2	2016-17	LIBOR+2.2	4.35

The Upper Tier 2 U.S. dollar debt depicted in the table above is for an amount of US$ 100 million raised during the year carrying an interest rate of Libor + 1.20%. In the table above the rupee equivalent is based on the currency rate as on March 31, 2007. We have a right to redeem certain of the issuances as noted above under “year of call.” If not called, the interest rate increases to the step-up rate.

Asset Liability Gap

The following table sets forth, for the periods indicated, our asset-liability gap position:

	As of March 31,2007(1)
	0-28 days	29-90 days	91-180 days	6-12 months	Total within one year	Over 1 year to 3 years	Over 3 years to 5 years	Over 5 years	Total
	(in millions, except percentages)
Cash and cash equivalents (2)(3)	Rs.34,266.1	Rs.5,030.0	Rs.2,403.2	Rs.3,205.5	Rs.44,904.8	Rs.31,162.1	Rs.2,921.5	Rs.1,558.0	Rs.80,546.4
Term placements	0.0	200.0	545.1	9,201.9	9,947.0	271.0	963.1	1,634.7	12,815.8
Investments held for trading (4)	4,169.5	114.6	0.0	0.0	4,284.1	0.0	0.0	0.0	4,284.1
Investments available for sale (5)(6)	42,197.5	19,306.0	13,573.6	29,961.8	105,038.9	161,257.5	19,848.6	18,096.1	304,241.1
Securities purchased under agreement to resell	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Loans, net (7)(8)	58,089.9	64,547.0	44,915.4	78,612.5	246,164.8	224,272.3	35,032.2	31,261.6	536,730.9
Accrued interest receivable	15,742.9	0.0	0.0	0.0	15,742.9	0.0	0.0	0.0	15,742.9
Other assets	48,427.1	0.0	0.0	0.0	48,427.1	0.0	0.0	0.0	48,427.1

Total financial assets	202,893.0	89,197.6	61,437.3	120,981.7	474,509.6	416,962.9	58,765.4	52,550.4	1,002,788.3

Deposits (9)(10)	98,479.8	43,772.2	36,562.2	41,427.3	220,241.5	404,308.5	38,114.3	19,683.7	682,348.0
Debt (11)	46,083.4	45,039.2	4,725.7	50.0	95,898.3	46.9	302.7	32,826.0	129,073.9
Securities Sold under repurchase agreements	10,500.0	0.0	0.0	0.0	10,500.0	0.0	0.0	0.0	10,500.0
Other Liabilities (12)	70,020.5	11,621.0	0.0	0.0	81,641.5	43,792.8	0.0	0.0	125,434.3

Total financial liabilities	225,083.7	100,432.4	41,287.9	41,477.3	408,281.3	448,148.2	38,417.0	52,509.7	947,356.2

Asset/Liability Gap	(22,190.7)	(11,234.8)	20,149.4	79,504.4	66,228.3	(31,185.3)	20,348.4	40.7	55,432.1

Cumulative gap	(22,190.7)	(33,425.5)	(13,276.1)	66,228.3	66,228.3	35,043.0	55,391.4	55,432.1	55,4 32.1

Cumulative gap as a percentage of total financial assets	(10.9)%	(11.4)%	(3.8)%	14.0%	14.0%	3.9%	5.8%	5.5%	5.5%

1)	Assets and liabilities are classified into the applicable maturity categories based on residual maturity unless specifically mentioned.
2)	Cash on hand is classified in the “0-28” days category.
3)	Cash and cash equivalents include balances with the RBI to satisfy its cash reserve ratio requirements. These balances are held in the form of overnight cash deposits but we classify these balances to the applicable maturity categories on a basis proportionate to the classification of related deposits.
4)	Securities in the trading book are classified based on the expected time of realization for such investments.
5)	Securities held towards satisfying the statutory liquidity requirement prescribed by the RBI are classified based on the applicable maturity categories on a basis proportionate to the classification of related deposits.
6)	Shares and units of open ended mutual funds in the available for sale investment portfolio are classified in the “greater than five years” category.
7)	Includes net non-performing loans which are classified in the “greater than five years” category.
8)	Ambiguous maturity overdrafts are classified under various maturity categories based on historical behavioral analysis that we have performed to determine the appropriate maturity categorization of such advances.
9)	Non-maturity deposits are classified under various maturity categories based on the historical behavioral analysis that we have performed to determine the appropriate maturity categorization of such deposits.
10)	Time deposits are classified under various maturity categories based on the historical behavioral analysis that we have performed to determine the appropriate maturity categorization of such deposits taking into account rollovers and premature withdrawals.
11)	Includes short-term borrowings and long-term debt.
12)	Cash floats are classified under various maturity categories based on the historical behavioral analysis that we have performed to determine the appropriate maturity categorization of such floats.

For further information on how we manage our asset liability risk, see “Business — Market Risk.”

Loan Portfolio and Credit Substitutes

As of March 31, 2007 our gross loan portfolio was Rs.544.7 billion and represented approximately 5.3 million contracts outstanding. As of that date, our gross credit substitutes outstanding were Rs.6.8 billion and represented approximately 20 credit substitutes outstanding. Almost all of our gross loans and credit substitutes are to borrowers in India and over 90% are denominated in rupees. For a description of our retail and wholesale loan products, see “Business — Retail Banking — Retail Loan Products” and “Business — Wholesale Banking — Commercial Banking Products — Commercial Loan Products and Credit Substitutes.”

The following table sets forth, for the periods indicated, our gross loan portfolio classified by product group:

	At March 31
	2003		2004		2005		2006		2007
	(in millions)
Retail loans	Rs.	34,414.2	Rs.	73,251.6	Rs.	112,666.0	Rs.	229,301.4	Rs.	318,606.1
Wholesale loans		85,752.4		107,923.8		149,259.4		171,626.2		226,139.3

Gross loans	Rs.	120,166.6	Rs.	181,175.4	Rs.	261,925.4	Rs.	400,927.6	Rs.	544,745.4

Credit substitutes (at fair value)		30,255.5		17,041.5		13,880.9		9,751.3		6,759.0

Gross loans plus credit substitutes	Rs.	150,422.1	Rs.	198,216.9	Rs.	275,806.3	Rs.	410,678.9	Rs.	551,504.4

Maturity and Interest Rate Sensitivity of Loans and Credit Substitutes

The following tables set forth, for the periods indicated, the maturity and interest rate sensitivity of our loans and credit substitutes (at fair value):

	At March 31, 2007
	Due in one year or less		Due in one to five years		Due after five years
	(in millions)
Retail loans	Rs.	127,572.3		181,021.0		10,012.8
Wholesale loans		125,046.4		76,262.4		24,830.5

Gross loans	Rs.	252,618.7	Rs.	257,283.4	Rs.	34,843.3

Credit Substitutes		1,393.5		5,097.7		267.8
Gross Loans plus credit substitutes	Rs.	254,012.2	Rs.	262,381.1	Rs.	35,111.1

	At March 31, 2007
	Due in one year or less		Due in one to five years		Due after five years
	(in millions)
Interest rate classification of loans by maturity:
Variable rates	Rs.	13,158.5	Rs.	125,964.8	Rs.	14,294.9
Fixed rates		239,460.2		131,318.6		20,548.4

Gross loans	Rs.	252,618.7	Rs.	257,283.4	Rs.	34,843.3

Interest rate classification of credit substitutes by maturity:
Variable rates	Rs.	—	Rs.	—	Rs.	—
Fixed rates		1,393.5		5,097.7		267.8

Gross credit substitutes	Rs.	1,393.5	Rs.	5,097.7	Rs.	267.8

Interest rate classification of loans and credit substitutes by maturity:
Variable rates	Rs.	13,158.5	Rs.	125,964.8	Rs.	14,294.9
Fixed rates		240,853.7		136,416.3		20,816.2

Gross loans and credit substitutes	Rs.	254,012.2	Rs.	262,381.1	Rs.	35,111.1

Concentration of Loans and Credit Substitutes

Pursuant to the guidelines of the RBI, our exposure to individual borrowers is limited to 15% of our capital funds (as defined by RBI and calculated under Indian GAAP), and to 40% of our capital funds to a group of companies under the same management. In the case of infrastructure projects, such as power, telecommunications, road and port projects, an additional exposure of up to 5% of capital funds is allowed in respect of individual borrowers and up to 10% in respect of group borrowers. We may, in exceptional circumstances, with the approval of our board of directors, consider enhancement of exposure to a borrower by a further 5% of capital funds. See “Supervision and Regulation — Credit Exposure Limits” in our annual report on Form 20-F incorporated by reference in the accompanying prospectus. During fiscal 2007, our credit exposures to single borrowers and group borrowers were within the limits prescribed by the RBI.

The following table sets forth, for the periods indicated, our gross loans and fair value of credit substitutes outstanding by the borrower’s industry or economic activity and as a percentage of our gross loans and fair value of credit substitutes (where such percentage exceeds 2.0% of the total). We do not consider retail loans a specific industry for this purpose. However, retail business banking loans are classified in the appropriate categories below and loans to commercial vehicle operators are included in land transport below.

	At March 31
	2003			2004			2005			2006			2007
	(in millions, except percentages)
Land transport	Rs.	5,202.9	3.5%	Rs.	15,396.2	7.8%	Rs.	29,860.5	10.8%	Rs.	36,841.6	9.0%	Rs.	61,407.3	11.1%
Activities allied to agriculture		216.5	0.1		2,778.4	1.4		4,501.9	1.6		11,559.7	2.8		27,237.3	4.9
Trade		6,160.1	4.1		8,049.6	4.1		12,781.8	4.6		14,396.8	3.5		26,404.9	4.8
Automotive manufacturers		13,393.2	8.9		19,370.2	9.8		26,100.0	9.5		41,008.3	10.0		26,165.0	4.7
Food Processing		5,216.3	3.5		6,973.0	3.5		4,415.3	1.6		5,344.1	1.3		13,586.0	2.5
Engineering		3,846.1	2.6		6,631.0	3.3		4,862.3	1.8		10,963.5	2.7		13,010.8	2.4
Fertilizers		5,797.9	3.9		2,394.2	1.2		3,684.4	1.3		6,064.9	1.5		12,284.8	2.2
Others (including unclassified retail)		110,589.1	73.4		136,624.3	68.9		189,600.1	68.8		284,500.0	69.2		371,408.3	67.4

Total	Rs.	150,422.1	100.0%	Rs.	198,216.9	100.0%	Rs.	275,806.3	100.0%	Rs.	410,678.9	100.0%	Rs.	551,504.4	100.0%

As of March 31, 2007, our 10 largest exposures totaled approximately Rs.65.81 billion and represented 77.0% of our capital funds as per RBI guidelines based on Indian GAAP figures. The largest group of companies under the same management control accounted for 23.0% of our capital funds as on March 31, 2007 as per Indian GAAP.

Directed Lending

The RBI has established guidelines requiring Indian banks to lend 40% of their net bank credit to certain sectors called “priority sectors.” Priority sectors include small-scale industries, agricultural and agriculture based sectors, food, housing, small business enterprises and certain other priority sectors deemed “weaker” by the RBI. See “Supervision and Regulation” in our annual report on Form 20-F incorporated by reference in the accompanying prospectus.

We are required to comply with the priority sector lending requirements as of the last reporting Friday of each fiscal year, a date specified by the RBI for reporting. Apart from our loans to the sectors outlined above, we may invest in bonds of specified institutions and mortgage-backed securitized paper to meet our mandated lending requirements. Any shortfall in the amount required to be lent to the priority sectors may be required to be deposited with Indian development banks like the National Bank for Agriculture and Rural Development and the Small Industries Development Bank of India. These deposits have a maturity of up to seven years and carry interest rates lower than market rates. With a view to rationalizing the banks’ investments under priority sector lending and encouraging banks to increasingly lend directly to the farmers/other priority sector borrowers, the RBI has stipulated that effective fiscal 2007, fresh investments by banks in specified institutions shall not be eligible for classification under priority sector lending.

The RBI has issued revised guidelines to be followed by banks with effect from April 1, 2007. See “Supervision and Regulation” in our annual report on Form 20-F incorporated by reference in the accompanying prospectus, for further details.

The following table sets forth, for the periods indicated, our directed lending broken down by sector:

	At March 31
	2003	2004	2005	2006	2007
	(in millions)
Directed lending:
Agriculture	Rs. 8,858.8	Rs.13,220.2	Rs.20,641.5	Rs. 42,747.0	Rs. 70,712.7
Small scale industries	2,949.6	4,370.6	4,013.2	6,968.9	19,229.9
Other	2,372.6	7,633.3	32,519.8	59,468.8	87,738.6

Total directed lending	Rs.14,181.0	Rs.25,224.1	Rs.57,174.5	Rs.109,184.7	Rs.177,681.2

Non-Performing Loans

The following discussion of non-performing loans is based on U.S. GAAP. For classification of non-performing loans under Indian regulatory requirements, see “Supervision and Regulation” in our annual report on Form 20-F incorporated by reference in the accompanying prospectus.

The Indian economy has expanded steadily during the past three years with GDP growth of 8.5% in fiscal 2005, 9.0% in fiscal 2006 and is estimated at 9.2% in fiscal 2007. Since 1991, the government of India has pursued a policy of gradual liberalization and deregulation. Indian corporations have had to respond to these pressures through a process of restructuring and repositioning. This restructuring process is taking place in several industries, primarily in sectors where many small, unprofitable manufacturing facilities have existed, such as the iron and steel and textiles industries. This led to a decline in the operating performance of some Indian corporations and the impairment of related loan assets in the financial system, including some of our assets. The decline in certain sectors of the Indian economy has been offset by growth in segments such as financial services and information technology.

As of March 31, 2007, our gross non-performing loans as a percentage of gross loan assets was 1.1% and our gross non-performing loans net of specific valuation allowances as a percentage of net loan assets was 0.4%. We have made total valuation allowances for 128.1% of gross non-performing loans. These allowances are based on the expected realization of cash flows from these assets and from the underlying collateral. All of our non-performing loans are rupee-denominated. Non-performing loans to the directed lending sector were 0.3% of gross loans.

The following table sets forth, for the periods indicated, information about our gross non-performing loan portfolio:

	As of March 31
	2003		2004		2005		2006		2007
	(in millions, except percentages)
Non-performing loans:
Retail loans	Rs.	74.9	Rs.	403.5	Rs.	1,663.3	Rs.	3,193.5	Rs.	4,785.7
Wholesale loans		2,292.7		2,589.1		2,420.9		1,590.0		1,469.9

Gross non-performing loans	Rs.	2,367.6	Rs.	2,992.6	Rs.	4,084.2	Rs.	4,783.5	Rs.	6,255.6

Specific valuation allowances	Rs.	1,684.3	Rs.	2,722.7	Rs.	3,492.8	Rs.	3,204.6	Rs.	4,224.2
Unallocated valuation allowances		182.4		771.6		1,945.7		2,448.7		3,790.3
Non-performing loans net of specific valuation allowance		683.3		269.9		591.4		1,578.9		2,031.4
Gross loan assets		120,166.6		181,175.4		261,925.4		400,927.6		544,745.4
Net loan assets	Rs.	118,229.9	Rs.	177,681.1	Rs.	256,486.9	Rs.	395,274.3	Rs.	536,730.9
Gross non-performing loans as a percentage of gross loans		2.0%		1.7%		1.6%		1.2%		1.1%
Non-performing loans net of specific valuation allowance as a percentage of net loan assets		0.6%		0.2%		0.2%		0.4%		0.4%
Specific valuation allowance as a percentage of gross non-performing loans		71.1%		91.0%		85.5%		67.0%		67.5%
Total valuation allowance as a percentage of gross non-performing loans		78.8%		116.8%		133.2%		118.2%		128.1%

Recognition of Non-Performing Loans

We classify our loan portfolio into loans that are performing and loans that are non-performing or impaired.

We consider a loan to be performing when no principal or interest payment is one quarter or more past due and where we expect to recover all amounts due to us.

We have analyzed our gross loans into their performance status as follows:

	At March 31
	2003		2004		2005		2006		2007
	(in millions)
Performing	Rs.	117,799.0	Rs.	178,182.8	Rs.	257,841.2	Rs.	396,144.1	Rs.	538,489.8
Non-performing or impaired:
On accrual status		51.9		—		—		—		—
On non-accrual status		2,315.7		2,992.6		4,084.2		4,783.5		6,255.6
Total non-performing or impaired		2,367.6		2,992.6		4,084.2		4,783.5		6,255.6

Total	Rs.	120,166.6	Rs.	181,175.4	Rs.	261,925.4	Rs.	400,927.6	Rs.	544,745.4

Non-performing or impaired loans consist of loans that are on accrual status as well as loans that have been placed on non-accrual status.

We place loans on non-accrual status when interest or principal payments are one quarter past due, at which time no further interest is accrued and overdue interest not collected is reversed. We make specific allowances for all loans on non-accrual status based on the loss we expect to incur for each such loan.

In the case of wholesale loans, we also identify loans as non-performing or impaired even when principal or interest payments are less than one quarter past due but where we believe recovery of all principal and interest amounts is doubtful. We make specific and unallocated allowances for these loans based on our estimate of losses inherent in the loan portfolio.

Our methodology for determining specific and unallocated allowances is discussed separately below for each category of loans.

Retail Loans

The Bank establishes a specific allowance on the retail loan portfolio based on factors such as the nature of the product, delinquency levels or the number of days the loan is past due, the nature of the security available and loan to value ratios. The loans are charged off against allowances at defined delinquency levels.

The Bank also makes unallocated allowances for its retail loans by product type. The Bank’s retail loan portfolio comprises groups of large numbers of small value homogeneous loans. The Bank establishes an unallocated allowance for loans in each product group based on its estimate of the expected amount of losses inherent in such product. In making such estimates, among other factors considered, the Bank stratifies such loans based on the number of days past due and takes into account historical losses for such product, the nature of security available and loan to value ratios.

Wholesale Loans

We make specific allowances for credit losses for all wholesale loans on non-accrual status. We also make specific allowances for wholesale loans that are on accrual status when we consider these loans to be impaired despite being less than one quarter past due.

We identify wholesale loans on accrual status as being impaired based on our assessment of each wholesale banking customer, taking into account quantitative and qualitative factors such as payment status, adverse situations that may affect the borrower’s ability to repay, the value of any collateral held, our view of the industry and general economic conditions.

Impairment is measured for each non-performing wholesale banking customer for the aggregate of all wholesale loans made to that customer. We establish a specific allowance for the difference between the carrying value of the loan and the present value of expected future cash flows including the net realizable value of any collateral, discounted at the loan’s effective interest rate. We do not establish a specific allowance for loans where the fair value of any collateral we hold exceeds the outstanding loan balance.

Wholesale loans that experience insignificant payment delays and payment shortfalls are generally not classified as impaired but are placed on a surveillance watch list and closely monitored for deterioration. We determine the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Beginning April 1, 2003, we also established an unallocated allowance for performing loans, based on the overall portfolio quality, asset growth, economic conditions and other risk factors.

Analysis of Non-Performing Loans by Industry Sector

The following table sets forth, for the periods indicated, our non-performing loans by borrowers’ industry or economic activity in each of the respective periods and as a percentage of our loans in the respective industry or economic activity sector. These figures do not include credit substitutes, which we include for purposes of calculating our industry concentration for RBI reporting. See “Risk Factors — We have high concentrations of customer exposures to certain customers and sectors and if any of these exposures were to become non-performing, the quality of our portfolio could be adversely affected.”

	2003					2004					2005					2006					2007
	Gross Loans		Non performing loans		% of loans in industry	Gross Loans		Non performing loans		% of loans in industry	Gross Loans		Non performing loans		% of loans in industry	Gross Loans		Non performing loans		% of loans in industry	Gross Loans		Non performing loans		% of loans in industry
	(Rupees in millions, except percentages)
Textiles	Rs.	698.5	Rs.	372.0	53.3	Rs.	1,327.6	Rs.	356.2	26.8	Rs.	3,483.9	Rs.	303.4	8.7	Rs.	6,291.4	Rs.	313.7	5.0	Rs.	6,851.7	Rs.	219.8	3.2
Automobiles		12,096.3		642.9	5.3		18,541.1		653.7	3.5		25,667.6		913.3	3.6		40,970.3		954.4	2.3		26,165.0		642.9	2.5
Retail advances not otherwise classified		28,848.6		74.9	0.3		63,207.8		382.1	0.6		103,681.2		1,134.5	1.1		175,780.1		2,534.1	1.4		265,649.8		4,520.7	1.7
Engineering		2,581.3		56.1	2.2		6,050.0		56.1	0.9		4,862.3		56.1	1.2		10,659.7		56.0	0.5		12,912.7		174.0	1.3
Manufacture of metal products		897.9		3.4	0.4		—		—	—		—		—	—		—		—	—		9,264.4		114.8	1.2
Miscellaneous industries		675.7		5.6	0.8		—		—	—		4,221.0		59.5	1.4		15,824.0		58.7	0.4		10,343.9		108.2	1.0
Computer Software		—		—	—		—		—	—		—		—	—		—		—	—		751.5		7.6	1.0
Drugs and pharmaceuticals		—		—	—		3,039.5		40.0	1.3		3,917.6		42.9	1.1		3,834.0		32.3	0.8		3,538.4		32.3	0.9
Traders		2,484.8		2.1	0.1		200.1		3.4	1.7		1,738.0		2.5	0.1		14,357.2		7.8	0.1		26,364.3		150.6	0.6
Land transport		—		—	—		15,396.2		21.4	0.1		29,860.5		269.8	0.9		36,841.6		347.9	0.9		61,407.3		266.7	0.4
Glass and glass products		135.9		11.0	8.1		419.8		9.1	2.2		814.5		9.1	1.1		—		—	—		2,468.4		9.1	0.4
Food processing		—		—	—		—		—	—		—		—	—		5,344.1		3.4	0.1		13,586.0		3.4	0.0
Activities allied to agriculture		216.5		16.4	7.6		—		—	—		—		—	—		—		—	—		27,237.3		5.7	0.0
Electricity generation		1,577.1		26.8	1.7		759.5		26.8	3.5		1,620.3		26.8	1.7		1,599.4		26.8	1.7		—		—	—
Consumer electronics		1,754.6		207.8	11.9		2,261.1		639.1	28.3		3,452.7		679.4	19.7		2,199.4		129.0	5.9		—		—	—
Diamond, gems and jewelry exports		1,343.4		130.9	9.8		1,473.8		129.1	8.8		1,401.7		129.1	9.2		2,559.4		129.1	5.0		—		—	—

	2003				2004				2005				2006				2007
	Gross Loans	Non performing loans		% of loans in industry	Gross Loans	Non performing loans		% of loans in industry	Gross Loans	Non performing loans		% of loans in industry	Gross Loans	Non performing loans		% of loans in industry	Gross Loans	Non performing loans		% of loans in industry
	(Rupees in millions, except percentages)
Iron and steel	1,141.8		437.3	38.3	3,616.6		440.4	12.2	4,840.2		201.5	4.2	5,641.2		118.2	2.1	—		—	—
Other wholesale trade	1,882.2		43.4	2.3	2,526.6		40.9	1.6	4,465.9		40.9	0.9	5,155.7		49.5	1.0	—		—	—
Fertilizers	3,760.4		30.2	0.8	1,974.7		22.6	1.2	2,882.3		122.9	4.3	5,450.9		22.6	0.4	—		—	—
Electrical machinery	1,430.8		76.1	5.3	1,376.6		76.1	5.5	2,428.9		66.9	2.8	—		—	—	—		—	—
Construction	207.5		23.4	11.3	27.5		21.9	79.6	385.3		10.5	2.7	—		—	—	—		—	—
Paper and paper products	—		—	—	806.6		70.3	8.7	1,701.4		11.7	0.7	—		—	—	—		—	—
Activities allied to dairying	3,091.0		3.4	0.1	3,144.4		3.4	0.1	3,946.7		3.4	0.1	—		—	—	—		—	—
Share brokers	823.9		6.7	0.8	—		—	—	—		—	—	—		—	—	—		—	—
Investment and finance and leasing	—		—	—	—		—	—	—		—	—	—		—	—	—		—	—
Other chemicals	469.1		51.9	11.1	—		—	—	—		—	—	—		—	—	—		—	—
Plastic and plastic products	26.9		3.2	11.9	—		—	—	—		—	—	—		—	—	—		—	—
Distilleries	191.0		142.1	74.4	—		—	—	—		—	—	—		—	—	—		—	—

Total		Rs.	2,367.6			Rs.	2,992.6			Rs.	4,084.2			Rs.	4,783.5			Rs.	6,255.6

Specific allowance for credit losses		Rs.	1,684.3			Rs.	2,722.7			Rs.	3,492.8			Rs.	3,204.6			Rs.	4,224.2
Non-performing loans, net		Rs.	683.3			Rs.	269.9			Rs.	591.4			Rs.	1,578.9			Rs.	2,031.4

As of March 31, 2007, our gross non-performing loans as a percentage of gross loans in the respective industries was the highest in the textiles, automobiles and engineering industries.

Textiles

In consonance with the growth in the economy, the textile industry in India had another good year. While domestic demand continued to remain the key driver, the country consolidated its share in the export markets post abolition of quotas. The government has further extended the scheme of granting subsidized loans for modernization of the industry. Our non-performing loans in this industry relate to the period when the industry was going through a cyclical downturn.

Automobile

The automobile industry continued to show a strong growth during the year, especially in cars and commercial vehicles. Towards the end of the year, there were some signs of a slowdown following increase in interest rates. Our sole non-performing loan in this sector pertains to a single loan which turned bad as the foreign parent of the manufacturer in India went bankrupt and hence the plant in India had to fold up.

Engineering

The engineering industries in general continued to perform well due to the high rate of industrial growth across most sectors and strong consumer demand. The current year’s outlook continues to be bullish. Our non-performing loans in this sector pertain to a period when economic conditions were sluggish as compared to the current scenario.

Top Ten Non-Performing Loans

As of March 31, 2007, we had 25 wholesale non-performing loans outstanding, of which the top ten represented 21.4% of our gross non-performing loans and 0.2% of our gross loan portfolio.

The following table sets forth information regarding our ten largest non-performing loans. The table also sets forth the value (as set forth on the borrower’s books) of collateral securing the loan. However, the net realizable value of such collateral may be substantially less, if anything.

	At March 31, 2007
	Industry	Type of banking arrangement	Gross Principal Outstanding		Principal outstanding net of allowance for credit losses		Collateral- our share	Currently servicing all interest payments
			(in millions)				(in percentages)
Borrower 1	Automobiles	Sole	Rs.	642.9	Rs.	—	—	No
Borrower 2	Traders	Consortium		129.1		—	7.2	No
Borrower 3	Textiles	Consortium		120.8		—	5.1	No
Borrower 4	Manufacturer of Metal Products	Consortium		108.9		—	7.0	No
Borrower 5	Miscellaneous Textiles	Consortium		74.2		—	100.0	No
Borrower 6	Textiles	Multiple		73.0		—	24.3	No
Borrower 7	Engineering	Consortium		72.5		—	7.0	No
Borrower 8	Engineering	Multiple		45.2		—	15.1	No
Borrower 9	Engineering	Consortium		40.1		—	21.2	No
Borrower 10	Miscellaneous Manufacturing	Sole		34.1		—	100.0	No

			Rs.	1,340.7	Rs.	—

Interest Foregone

Interest foregone is the interest due on non-performing loans that has not been accrued in our books of accounts. The following table sets forth the outstanding amount of interest foregone on existing non-performing loans as of the respective dates.

Interest foregone	(in millions)
March 31, 2005	Rs.216.7
March 31, 2006	208.5
March 31, 2007	198.3

Restructuring of Non-Performing Loans

Our non-performing loans are restructured on a case-by-case basis after our management has determined that restructuring is the best means of maximizing realization of the loan. These loans continue to be on a non-accrual basis and are reclassified as performing loans only after sustained performance under the loan’s renegotiated terms for a period of at least one year.

Pursuant to recently enacted regulations creating a system of “Corporate Debt Restructuring,” we may also be involuntarily required to restructure loans if decided by lenders holding 75% of the debt in a consortium in which we participate.

The following table sets forth, as of the dates indicated, our non-performing loans that have been restructured through rescheduling of principal repayments and deferral or waiver of interest:

	At March 31
	2003		2004		2005		2006		2007
	(in millions, except percentages)
Gross restructured loans	Rs.	2.7	Rs.	—	Rs.	100.3	Rs.	167.9	Rs.	—
Allowance for credit losses		2.7		—		36.1		167.9		—

Net restructured loan	Rs.	—	Rs.	—	Rs.	64.2	Rs.	—	Rs.	—

Gross restructured loans as a percentage of gross non-performing loans		0.1%		—		2.5%		3.5%		—
Net restructured loans as a percentage of net non-performing loans		—		—		10.9%		—		—

If there is a failure to meet payment or other terms of a restructured loan, it may be considered a failed restructuring, in which case it is no longer classified as a restructured loan. Our restructured loans declined from March 31, 2002 until March 31, 2004 principally due to failed restructurings.

Non-Performing Loan Strategy

Our non-performing loan strategy is focused on early problem recognition and active remedial management efforts. Because we are involved primarily in working capital finance with respect to wholesale loans, we track our borrowers’ performance and liquidity on an ongoing basis. This enables us to define remedial strategies proactively and manage our exposures to industries or customers that we believe are displaying deteriorating credit trends. Relationship managers drive the recovery effort together with strong support from the credit group in the corporate office in Mumbai. Recovery is pursued vigorously through the legal process, enforcement of collateral, negotiated one-time settlements and other similar strategies. The particular strategy pursued depends upon the level of cooperation of the borrower and on our assessment of the borrower’s management integrity and long-term viability.

Allowance for Credit Losses on Loans

The following table sets forth, for the periods indicated, movements in our allowance for credit losses:

	For the years ended March 31
	2003		2004		2005		2006		2007
	(in millions)
Specific allowance for credit losses at the beginning of the period	Rs.	1,423.5	Rs.	1,684.3	Rs.	2,722.7	Rs.	3,492.8	Rs.	3,204.6
Additions to allowance for credit losses for the period:
Retail		156.3		775.8		2,433.9		4,762.6		6,969.0
Wholesale		786.8		1,278.7		221.9		41.5		11.8
Less allowances no longer required on account of recoveries		(201.6)		(300.3)		(781.7)		(275.1)		(72.1)
Allowance no longer required on account of write-offs		(480.7)		(715.8)		(1,104.0)		(4,817.2)		(5,889.1)
Specific allowance for credit losses at the end of period	Rs.	1,684.3	Rs.	2,722.7	Rs.	3,492.8	Rs.	3,204.6	Rs.	4,224.2

Unallocated allowance for credit losses at the beginning of the period	Rs.	182.4	Rs.	182.4	Rs.	771.6	Rs.	1,945.7	Rs.	2,448.7
Additions during the period		—		589.2		1,174.1		503.0		1,341.6
Unallocated allowance for credit losses at the end of the period	Rs.	182.4	Rs.	771.6	Rs.	1,945.7	Rs.	2,448.7	Rs.	3,790.3

Total allowance for credit losses at the beginning of the period	Rs.	1,605.9	Rs.	1,866.7	Rs.	3,494.3	Rs.	5,438.5	Rs.	5,653.3
Allowance no longer required on account of write-offs		(480.7)		(715.8)		(1,104.0)		(4,817.2)		(5,889.1)
Net addition to total allowance for the period charged to expense		741.5		2,343.4		3,048.2		5,032.0		8,250.3

Total allowance for credit losses at the end of the period	Rs.	1,866.7	Rs.	3,494.3	Rs.	5,438.5	Rs.	5,653.3	Rs.	8,014.5

The following table sets forth, for the periods indicated, the allocation of the total allowance for credit losses:

	As of March 31
	2003		2004		2005		2006		2007
	(in millions)
Wholesale
Allocated	Rs.	1,609.4	Rs.	2,379.8	Rs.	2,285.7	Rs.	1,543.1	Rs.	1,456.7
Unallocated		—		269.8		400.9		703.1		626.9

Subtotal		1,609.4		2,649.6		2,686.6		2,246.2		2,083.6

Retail
Allocated		74.9		342.9		1,207.1		1,661.5		2,767.5
Unallocated		182.4		501.8		1,544.8		1,745.6		3,163.4

Subtotal		257.3		844.7		2,751.9		3,407.1		5,930.9

Allowance for credit losses	Rs.	1,866.7	Rs.	3,494.3	Rs.	5,438.5	Rs.	5,653.3	Rs.	8,014.5

MANAGEMENT

Directors and Senior Management

Our Memorandum and Articles of Association (the “Articles”) provide that until otherwise determined by a general meeting of shareholders, the number of our directors shall not be less than three or more than 15, excluding directors appointed pursuant to the terms of issued debt. Our board of directors consisted of ten members as of June 30, 2007.

As per the Indian Companies Act, 1956 (the “Companies Act”), at least two-thirds of our directors are required to retire by rotation, with one-third of these retiring at each annual general meeting. However, any retiring director may be re-appointed by resolution of the shareholders.

Under the terms of our organizational documents, HDFC Limited has a right to nominate two directors who are not required to retire by rotation, so long as HDFC Limited, its subsidiaries or any other company promoted by HDFC Limited either singly or in the aggregate holds not less than 20% of our paid-up equity share capital. The two directors so nominated by HDFC Limited are the Chairman and the Managing Director. The Bennett Coleman Group has the right to appoint one director so long as its equity holdings do not fall below 5%. Mr. Vineet Jain has been nominated by the Bennett Coleman Group.

The Banking Regulation Act requires that not less than 51% of the board members shall have special knowledge or practical experience in one or more of the following areas: accounting, finance, agriculture and rural economy, banking, co-operation, economics, law, small scale industry and any other matter the RBI may specify. Out of these, not less than two directors shall have specialized knowledge or practical experience in agriculture and rural economy, co-operation or small-scale industry. Mr. Ashim Samanta has specialized knowledge and experience in small-scale industry. Dr. Pandit Palande has specialized knowledge and experience in the agricultural sector.

Interested directors may not vote at board proceedings, except where the interest is based solely on a contract of indemnity for which the director is a surety, the interest is based on the director’s involvement as director of another company and holder of shares of that company, or where a proper notification has been given under the Companies Act.

None of our directors or members of our senior management holds 1.0% or more of our shares.

Our board of directors as of June 30, 2007, was comprised of:

Name	Position	Age
Mr. Jagdish Capoor	Chairman	67
Mr. Aditya Puri	Managing Director	56
Mr. Gautam Divan	Non-Executive Director	66
Mr. Vineet Jain	Non-Executive Director	40
Mrs. Renu Karnad	Non-Executive Director	54
Mr. Keki Mistry	Non-Executive Director	52
Mr. Arvind Pande	Non-Executive Director	64
Mr. Ashim Samanta	Non-Executive Director	52
Mr. C.M. Vasudev	Non-Executive Director	63
Dr. Pandit Palande	Non-Executive Director	45

Mr. Bobby Parikh resigned as director of the Bank on October 17, 2006. Mr. C.M.Vasudev and Mr. Gautam Divan were inducted as directors of the Bank on October 17, 2006. Dr. Venkat Rao Gadwal relinquished his office as director with effect from March 14, 2007 as he completed eight continuous years as director of the Bank beyond which it is prohibited by the Banking Regulation Act, 1949 to hold office as director. Dr.Pandit Palande has been appointed as a director with effect from April 24, 2007.

The members of our senior management as of June 30, 2007, were as follows:

Name	Position	Age
Mr. Aditya Puri	Managing Director	56
Mr. Vinod G. Yennemadi	Head, Finance, Administration, Legal and Secretarial	65
Mr. Harish Engineer	Head, Wholesale Banking	58
Mr. Sudhir Joshi	Head, Treasury	60
Mr. C. N. Ram	Head, Information Technology	50
Mr. Bharat Shah	Head, Merchant Services	60
Mr. G. Subramanian	Head, Audit, Compliance and Vigilance	60
Mr. Paresh Sukthankar	Head, Credit and Market Risk and Human Resources	44
Mr. A. Rajan	Head, Operations	55
Mr. Abhay Aima	Head, Equities and Private Banking and Third Party Products	44
Mr. Kaizad Bharucha	Head, Credit and Market Risk	41
Mr. Pralay Mondal	Head, Retail Assets & Credit Cards	41
Ms. Mandeep Maitra	Head, Human Resources	41
Mr. Ashish Parthasarthy	Head, Trading	39
Mr. Rahul N. Bhagat	Head, Retail Liabilities and Marketing	43
Mr. P.V. Ananthakrishnan	Head, Capital Markets and Commodity Business	47
Mr. Bhavesh Zaveri	Head, Wholesale Banking Operations	41
Mr. Aseem Dhru	Head, Business Banking and Commercial Transportation Group	36
Mr. Shyamal Saxena	Head, Branch Banking	39
Mr. Navin Puri	Head, Branch Banking	48
Mr. Jimmy Tata	Head, Corporate Banking	40
Mr. Sashi Jagdishan	Head, Finance and Administration	42

Mr. Samir Bhatia resigned as Head, Corporate Banking during fiscal 2007.

The business address for our directors and members of senior management is HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai—400 013, India.

The following are brief biographies of our directors:

Mr. Jagdish Capoor holds a Master of Commerce degree and is a Certified Associate of the Indian Institute of Bankers. Mr. Capoor has been our part-time Chairman since July 6, 2001. At the annual general meeting held on June 16, 2007 the shareholders approved the re-appointment of Mr. Capoor as Chairman on a part-time basis for two years beginning July 6, 2007 upon revised terms and conditions. Prior to joining us, Mr. Capoor was the Deputy Governor of the RBI. While with the RBI, Mr. Capoor was the Chairman of the Deposit Insurance and Credit Guarantee Corporation of India and Bharatiya Reserve Bank Note Mudran Limited. He was also on the boards of Export Import Bank of India, National Housing Bank, National Bank for Agriculture and Rural Development and State Bank of India.

Mr. Capoor is on the boards of the Indian Hotels Company Limited, Bombay Stock Exchange Limited, GHCL Limited and Assets Care Enterprise Limited. He is also a member of the Board of Governors of the Indian Institute of Management, Indore and of the Academic Advisory Board of Asian Business School, Bangalore.

Mr. Capoor is a member of the Audit Committee of Indian Hotels Company Limited, GHCL Limited and Assets Care Enterprises Limited. He is chairman of the Shareholders’ Committee of the Bombay Stock Exchange Limited.

Mr. Aditya Puri holds a Bachelors degree in Commerce from Panjab University and is an associate member of the Institute of Chartered Accountants of India. Mr. Puri has been the Managing Director of the Bank since September 1994. Among other awards received during his career, Mr. Puri was recently awarded the Asian Banker Leadership Achievement Award 2006 for India. He has about 30 years of banking experience in India and abroad. At the annual general meeting held on May 30, 2006, our shareholders approved, subject to RBI approval, the re-appointment of Mr. Puri as Managing Director for a three-year period from April 1, 2007. The RBI approved the re-appointment of Mr. Puri as Managing Director on April 10, 2007.

Prior to joining the Bank, Mr. Puri was the Chief Executive Officer of Citibank Malaysia from 1992 to 1994.

Mr. Gautam Divan holds a Bachelors degree in Commerce from the University of Mumbai and is a Fellow Member of the Institute of Chartered Accountants of India. Mr. Divan is a partner in Rahul Gautam Divan & Associates, Chartered Accountants. He has wide experience in financial and taxation planning for individuals and limited companies, auditing the accounts of large public limited companies and nationalized banks and structuring overseas investments to and from India.

Mr. Divan is on the board of PI Industries Limited, Baltic Consultancy and Services Private Limited, Bell Ceramics Limited, Chandanbhoy and Jassoobhoy Consultants Private Limited, Serendib Investments Private Limited, HDFC Standard Life Insurance Company Limited and Ascent Hotels Private Limited. He is Chairman of the PI Industries Limited Audit Committee and a member of its Remuneration Committee and Shareholders/Investors Grievance Committee. He is Chairman of both the Bell Ceramics Limited Audit Committee and Remuneration Committee. He is Chairman of the HDFC Life Insurance Company Limited Audit Committee.

Mr. Vineet Jain holds a Bachelor of Science degree and a degree in International Business Administration—Marketing from American University, Switzerland. Mr. Jain is a Managing Director of Bennett, Coleman & Co. Limited and a Director of Times Infotainment Media Limited, Entertainment Network (India) Limited, Optimal Media Solutions Limited, The Press Trust of India Limited, Times Internet Limited, Times Global Broadcasting Company Limited, Bharat Nidhi Limited, Times Journal India Private Limited and Worldwide Media Pvt. Limited (formerly Magz International Limited). Mr. Jain has transformed The Times Group from India’s leading publishing house to one of India’s largest diversified and multi-faceted media conglomerates. Mr. Jain is the board nominee of the Bennett Coleman Group.

Mr. Jain is Chairman of the Investments and Loans Committee and a member of the Share Transfer Committee of Bennett, Coleman & Co. Limited. He is also a member of the “Committee of Board” of The Press Trust of India Limited.

Mrs. Renu Karnad is a graduate of law from the University of Mumbai and also holds a Master’s degree in Economics from Delhi University. She is a Pravin Fellow-Woodrow Wilson School of International Affairs, Princeton University and currently is the President of the International Union of Housing Finance. Mrs. Karnad has been employed by HDFC Limited since 1978 and has held the position of Executive Director of HDFC Limited since 2000.

Mrs. Karnad is Chairperson of the Credit Information Bureau (India) Limited Audit Committee and a member of the Remuneration Committee. She is a member of the GRUH Finance Limited Investment Committee, Compensation Committee, Compensation-ESOS Committee and Committee of Directors. Mrs. Karnad is also a member of the HDFC Asset Management Company Limited Customer Service Committee and Risk Management Committee. She is Chairperson of the ICI (India) Limited Audit Committee and Remuneration Committee. Mrs. Karnad is also a member of the Sparsh BPO Services Limited Remuneration Committee. She is a member of the Intelenet Global Services Private Limited Audit Committee and is also Chairperson of the Mother Dairy Fruits & Vegetables Private Limited Audit Committee. She is also a member of the audit committee of HDFC General Insurance Company Limited. She has been appointed as a Director of Motor Industries Company Limited (“MICO”) with effect from April 1, 2007 and is a member of the Audit Committee,

Investor Grievance Committee, Investment Sub-Committee and Property Sub-Committee of MICO. Mrs. Karnad is also Vice President of the Governing Council of Indra Prastha Cancer Society & Research Centre.

Mr. Keki Mistry holds a Bachelor of Commerce degree in Advanced Accountancy and Auditing from the University of Mumbai. Mr. Mistry is also a Chartered Accountant and a fellow of the Institute of Chartered Accountants of India.

Mr. Mistry has been employed by HDFC Limited since 1981 and is currently its Managing Director. He is the Chairman of GRUH Finance Limited. He is also a director on the board of HDFC Developers Limited, HDFC Trustee Company Limited, HDFC Standard Life Insurance Company Limited, HDFC General Insurance Company Limited, Infrastructure Leasing & Financial Services Limited, Sun Pharmaceutical Industries Limited, The Great Eastern Shipping Company Limited, NexGen Publishing Limited, Intelenet Global Services Private Limited and India Value Fund Advisors Private Limited.

Mr. Mistry is a member of the HDFC Limited Investors Grievance Committee and the HDFC Standard Life Insurance Company Limited Audit Committee. He is Chairman of the HDFC General Insurance Company Limited Audit Committee. He is a member of the HDFC Trustee Company Limited Audit Committee, Customer Service Committee and Risk Management Committee. He is a member of the Gruh Finance Limited Audit Committee, Remuneration Committee and Investment Committee. He is Chairman of the Great Eastern Shipping Company Limited Audit Committee. He is a member of the Infrastructure Leasing and Financial Services Limited Audit Committee and Share Transfer Committee. He is also Chairman of the Sun Pharmaceutical Industries Limited Audit Committee.

Mr. Arvind Pande holds a Bachelor of Science degree from Allahabad University and Bachelor and Master of Arts degrees in Economics from Cambridge University. He started his career in the Indian Administrative Services and has held various positions in the government of India. He was a Joint Secretary to the Prime Minister of India for Economics, Science and Technology issues. He was a director of the department of Economic Affairs in the Indian Ministry of Finance and has been involved with World Bank-aided projects. He was also on the board of Steel Authority of India Limited and its Chairman and Chief Executive Officer.

Mr. Pande is a Director of Sandhar Locking Devices Limited, Visa Steel Limited, Era Construction (India) Limited and Burnpur Cement Limited. He is member of the Visa Steel Limited Audit Committee.

Mr. Ashim Samanta holds a Bachelor of Commerce degree from the University of Mumbai and has over 27 years of extensive business experience, including vast experience in the field of bulk drugs and pharmaceutical formulations. He is a Director of Samanta Organics Private Limited, Nautilus Trading & Leasing Private Limited, Ashish Rang Udyog Private Limited, Samanta Movies Private Limited and Shakti Cine Studios Private Limited. He is a partner of Hill View Farm, a partnership firm which manages mid-sized poultry farms and has founded and managed Aradhna Sound Services, a film editing and dubbing studio.

Mr. C. M. Vasudev holds a Master’s degree in Economics and Physics from University College of Swansea, UK and from Punjab University, Chandigarh. He joined the Indian Administrative Service in 1966 from which he retired in 2003. Mr. Vasudev has extensive experience in policy making and management in the financial sector at both the national and international level. He has worked as Executive Director of the World Bank, Washington DC. He chaired the World Bank’s Committee on Development Effectiveness which had responsibility of ensuring effectiveness of the World Bank’s operations. Mr. Vasudev has also worked as Secretary of the Ministry of Finance, government of India where he was in charge of the Department of Economic Affairs, Department of Expenditure and Department of Banking. He was a member of committees for reform of the banking sector and non-banking finance companies appointed by the government of India. While with the government of India, he has also worked as Additional Secretary (Budget) and as Joint Secretary, Ministry of Commerce with responsibility for trade policy, including interfacing with the World Trade Organization. In the State Government of Uttar Pradesh, he has worked as Principal Secretary, Finance Department.

Mr. Vasudev is a Director of the Bombay Stock Exchange Limited, Central Depository Services Limited, ICRA Management Consultancy Services Limited, NOIDA Power Company Limited and Noesis Consulting Services Private Limited. He is a member of the Bombay Stock Exchange Limited Audit Committee and Remuneration Committee, a member of the ICRA Management Consultancy Services Limited Audit Committee and Chairman of its Remuneration Committee and a member of the NOIDA Power Company Limited Audit Committee.

Dr. Pandit Palande has a Ph.D. in Business Administration and completed an Advanced Course in Management from the Oxford and Warwick Universities in the UK. Dr. Palande has worked for 15 years as a director of the school of Commerce and Management of Yashwantrao Chavan Maharashtra Open University (“YCMOU”), and is currently the Pro-Vice Chancellor of YCMOU. Dr. Palande has extensive experience in the fields of business administration, management and agriculture. Under the guidance of Dr. Palande, YCMOU has become a leader in “green” energy practices and the use of satellite technology in agriculture.

The following are brief biographies of members of our senior management:

Mr. Vinod G. Yennemadi holds a Bachelor of Commerce degree and is also a Fellow of the Institute of Chartered Accountants of India and an Associate of the Institute of Chartered Accountants in England and Wales. Mr. Yennemadi has been the Head, Finance, Administration, Legal, and Secretarial since April 1994. In addition, Mr. Yennemadi serves as a director of Softcell Technologies Ltd, SolutionNET India Private Ltd, Atlas Documentary Facilitators Company Private Ltd and Flexcel International Private Ltd.

Mr. Harish Engineer holds a Bachelor of Science degree in Physics and Chemistry from the University of Mumbai and a diploma in Business Management from Hajarimal Somani College, Bombay. He has been with the Bank since 1999.

Mr. Engineer presently is in charge of the Corporate Banking / Financial Institutions Group and Emerging Corporate Group as part of his role as Head, Wholesale Banking.

Mr. Sudhir Joshi holds a Bachelor of Science degree in Chemistry from the University of Pune and is a Certified Associate of the Indian Institute of Bankers. Mr. Joshi has held the position of Head, Treasury since April 2000. At present, he is on the board of the Clearing Corporation of India Ltd.

Mr. C. N. Ram holds a Bachelor of Technology degree in Electrical Engineering from the Indian Institute of Technology, Madras and a Postgraduate Diploma in Management from the Indian Institute of Management, Ahmedabad. Mr. Ram has served as Head, Information Technology since July 1994. In addition, he also serves as a director on the boards of a number of companies, including our affiliates SolutionNET India Private Ltd, Flexcel International Private Ltd, Softcell Technologies Ltd and our subsidiary, HSL.

Mr. Bharat Shah holds a Bachelor of Science degree from the University of Mumbai and a Higher National Diploma in Applied Chemistry from London University. He serves as our Head, Merchant Services. Mr. Shah also serves as a non-executive director of Computer Age Management Services Private Ltd, HSL and Atlas Documentary Facilitators Company Private Ltd.

Mr. G. Subramanian holds a Bachelor of Science degree in Chemistry from Madras Christian College and is a Certified Associate of the Indian Institute of Bankers. Mr. Subramanian has been the Head, Audit, Compliance and Vigilance since January 1995. Prior to that, Mr. Subramanian was deputy General Manager of the RBI. Mr. Subramanian also serves as a director on the board of directors of Computer Age Management Services Private Ltd.

Mr. Paresh Sukthankar holds a Bachelor of Commerce degree and Master in Management Studies from the University of Mumbai. Mr. Sukthankar has held the position of Head, Credit and Market Risk since September 1994 and since December 1999 also supervises our Human Resources function.

Mr. A. Rajan holds a Bachelor of Science degree from the University of Mumbai. He has over 20 years of experience in various aspects of international and domestic banking operations. Mr. Rajan was employed by Bank of America prior to joining the Bank. He was part of the core management team that founded HDFC Bank, as its Head of Operations, and was responsible for creating the Operations team and detailed Operating Procedures. After working in foreign banks in Indonesia and Oman, he was the CEO of Flexcel International Private Ltd for three years. He then rejoined the Bank and is now Head, Operations.

Mr. Abhay Aima is a graduate of the National Defence Academy. Mr. Aima is currently our Head, Equities, Private Banking and Third Party Products.

Mr. Kaizad Bharucha has a Bachelor of Commerce degree from the University of Mumbai. He has been a career banker with over two decades of banking experience and is currently Head, Wholesale Credit and Market Risk. He was previously with SBI Commercial and International Bank Ltd. as Group Head, Credits.

Mr. Pralay Mondal holds a B-Tech (Hons) from Indian Institute of Technology, Kharagpur and Post Graduate Diploma in Business Management in Marketing from the Indian Institute of Management, Calcutta. He has 18 years of experience in marketing, sales, product and business profit and loss management in the fast moving consumer goods, office automation and banking industries. He is currently head of the Retail Assets & Credit Cards business of the Bank.

Ms. Mandeep Maitra completed her Bachelors in Psychology (Honors) from Lady Sriram College, Delhi University and her Masters degree in Personnel Management & Industrial Relations from the Tata Institute of Social Sciences, Mumbai. She has over 19 years of experience in the banking industry and currently holds the position of Country Head—Human Resources with the Bank.

Mr. Ashish Pathasarthy holds a Bachelor of Engineering degree from the Karnataka Regional Engineering College and has a Post-Graduate Diploma in Management from the Indian Institute of Management, Bangalore. He has over 18 years of experience in the interest rate and currency markets and currently holds the position of Head, Trading at the Bank.

Mr. Rahul N Bhagat holds a Bachelor of Arts in History (Hons.) from St. Stephen’s College, Delhi University and a Masters degree in International Affairs from College of William & Mary, Virginia, USA. He has over 18 years of experience in consumer banking. He has been with the Bank since 1999, and heads the Retail Liabilities, Marketing and Direct Channels businesses.

Mr. P.V. Ananthakrishnan holds a post graduate degree in Commerce from the University of Mumbai. He has over 25 years of varied experience working in the public sector, foreign and private sector banks. He has been with the Bank since 1996 and was involved in setting up of the capital market- settlement bank business and was also instrumental in creating the co-operative bank business. He heads the Capital Market/Commodity and Rural business group, Custody and Correspondent Banking business.

Mr.Bhavesh Zaveri holds a Masters degree in Commerce from the University of Mumbai and is a Certified Associate of the Indian Institute of Bankers. Mr. Zaveri has been with the Bank since 1998, and he is head of Wholesale Banking Operations and also Head of Cash Management Products. Mr. Zaveri is also a member of various committees and forums of the Indian Bankers Association and of the RBI, including a director on the Board of the National Payment Corporation of India Ltd.

Mr. Aseem Dhru holds a Bachelor of Commerce degree from Gujarat University and is an Associate of the Institute of Chartered Accountants of India and is a graduate of the Institute of Cost and Work Accountants. Mr. Dhru has 14 years of experience in the field of finance. He has been with the Bank since 1997 and heads Business Banking, Mortgages, Commercial Transportation, Infrastructure and Healthcare Finance units.

Mr. Shyamal Saxena holds a Bachelor of Engineering degree from the University of Mumbai and a Post Graduate degree in Business Management from the University of Mumbai. He has 16 years of work experience of which more than 15 years has been in retail banking. He joined the Bank in 1999 and heads Branch Banking (North 1, East, South) and Non resident business.

Mr. Navin Puri holds a Bachelor of Commerce degree from Calcutta University and is a member of the Institute of Chartered Accountants of India. He has also received a Masters of Business Administration degree from the Texas University, U.S.A. Mr. Puri has 18 years of banking experience. He has been with the Bank since February 1999. He heads the Retail Branch Banking business for Western India, and is also the Business Head for Retail Current Accounts.

Mr. Jimmy Tata holds a Masters of Financial Management degree from the University of Mumbai and is a qualified Chartered Financial Analyst from the Institute of Chartered Financial Analysts of India, Hyderabad. He has over 20 years of work experience and he has been with the Bank since 1994. He is head of Corporate Banking.

Mr. Sashi Jagdishan holds a Bachelor of Science degree in Physics from the University of Mumbai and a Masters in Economics of Money, Banking and Finance from the University of Sheffield, UK. He is also a Chartered Accountant from of the Institute of Chartered Accountants of India. He has been with the Bank since 1996. He heads the finance and administration functions of the Bank.

PRINCIPAL SHAREHOLDERS

The following table contains information relating to the beneficial ownership of our equity shares as of March 31, 2007 by:

•	each person or group of affiliated persons known by us to beneficially own 5.0% or more of our equity shares; and

•	our individual directors and senior management as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to equity shares. Unless otherwise indicated, the persons listed in the table have sole voting and sole investment control with respect to all equity shares beneficially owned. All shares issued in India have the same voting rights. We have not issued different classes of securities.

We were founded by HDFC Limited, the leading housing finance company in India. As of March 31, 2007, HDFC Limited, together with its subsidiaries, held an aggregate of 21.56% of our equity shares. As of June 30, 2007, such ownership was increased as described in note (2) below. Under the Indian Banking Regulation Act, no person holding equity shares in a banking company can vote more than 10.0% of the outstanding equity shares. The RBI has approved HDFC Limited’s recent subscription for our shares which resulted in it owning 24.74% of our equity.

	Number of Equity Shares		Percentage of Total Equity Shares Outstanding	Percentage as Adjusted(1)
HDFC group	68,861,000	(2)	21.56%	23.32%
Bennett Coleman group	16,192,408	(3)	5.07%	4.58%
Directors and senior management as a group	2,606,498		0.82%*	0.74%

(1)	As adjusted to give effect to HDFC Limited’s subscription described in note (2) and this offering, assuming no exercise of the underwriters’ over-allotment option and no purchase of ADSs by the Bennett Coleman group and our directors and members of our senior management.

(2)	The number and percentage shown in the table include 38,860,000 equity shares held directly by HDFC Limited, 30,000,000 equity shares held by HDFC Investments Limited and 1,000 equity shares held by HDFC Holdings Limited. HDFC Investments Limited and HDFC Holdings Limited are controlled by HDFC Limited. The number and percentage do not include an additional 13,582,000 equity shares subscribed by HDFC Limited on June 29, 2007, pursuant to a preferential offer made by us to HDFC Limited, which shares were subscribed at a price of Rs. 1,023.49 per share, which is the price determined in accordance with the SEBI (Disclosure and Investor Protection) Guidelines 2000. This offer was approved by the shareholders of the Bank at the annual general meeting held on June 16, 2007. After giving effect to such subscription, the percentage of total equity shares outstanding owned by the HDFC group is 24.74%.

(3)	Includes: 8,849,929 equity shares held by Bennett Coleman & Company Limited, 2,486,956 equity shares held by Dharmayug Investments Limited and 4,855,523 equity shares held by other Bennett Coleman affiliates. Our computation of the number of shares held by the Bennett Coleman group pursuant to Indian law, differs by 336,825 equity shares from that set out in their most recent filings on Form 13-G.

(*)	None of our directors or members of our senior management individually holds 1.0 % or more of our total equity shares outstanding.

The ADS are represented by underlying equity shares. As on March 31, 2007, Indian equity shares numbering 60,338,247 represent the ADS and constitute 18.89% of the Bank’s capital. In our books only the Depository, J.P. Morgan Chase Bank, is the shareholder with respect to equity shares underlying ADSs. We are unable to estimate the number of record holders of ADSs in the United States.

TAXATION

Indian Taxation of the ADSs

The following is a summary of the principal Indian tax consequences for non-resident investors of the ADSs and the equity shares issuable on conversion of the ADSs. The summary is based on the taxation law and practice in force at the date of this prospectus supplement and is subject to change. Further, it only addresses the tax consequences for persons who are non-resident as defined in the Indian Income Tax Act, who acquire ADSs or equity shares (upon conversion) pursuant to this prospectus supplement and who hold such ADSs or equity shares (upon conversion) as capital assets, and does not address the tax consequences which may be relevant to other classes of non-resident investors, including dealers. The summary assumes that the person continues to remain a non-resident when income by way of interest, dividends and capital gains is earned.

EACH INVESTOR IS ADVISED TO CONSULT THEIR TAX ADVISOR ABOUT THE PARTICULAR TAX CONSEQUENCES APPLICABLE ON INVESTMENTS IN THE ADSs.

The following discussion describes the material Indian income tax and stamp duty consequences of the purchase, ownership and disposal of the ADSs.

This summary is based on the provisions of Section 115AC and other applicable provisions of the Income Tax Act, 1961 (43 of 1961) (the “Indian Income Tax Act”) and the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (through Depositary Receipt Mechanism) Scheme, 1993 promulgated by the government of India (the “Depositary Receipt Scheme”) (together the “Section 115AC Regime”). The offer is in accordance with the 115AC Regime, and non-resident investors of the ADSs will therefore have the benefit of tax concessions available under the 115AC Regime subject to the fulfillment of conditions of that section. This summary is not intended to constitute a complete analysis of the tax consequences under Indian law of the acquisition, ownership and sale of the ADSs (or equity shares upon conversion) by non-resident investors. Investors should therefore consult their tax advisors about the tax consequences of such acquisition, ownership and sale including, specifically, tax consequences under Indian law, the laws of the jurisdiction of their residence, any tax treaty between India and their country of residence or the United States, the country of residence of the overseas depositary bank (the “Depositary”), as applicable and, in particular, the applicable provisions of the Income Tax Act and the Section 115AC Regime. The Indian Income Tax Act is amended every year by the Finance Act of the relevant year. Some or all of the tax consequences of the 115AC Regime may be modified or amended by future amendments to the Income Tax Act.

Taxation of Distributions

Upon withdrawal of equity shares from the depositary facility, dividends paid to such non-resident holder are not presently taxable. However, we must pay a “dividend distribution tax” at the rate of 15.0% (plus a surcharge of 10.0% and an add-on tax at the rate of 3.0% of the total dividend distribution tax and surcharge) on the total amount distributed as dividend. In India, dividends are not taxable in the hands of the recipient.

Distribution to non-residents of bonus ADSs or bonus shares or rights to subscribe for equity shares (for the purposes of this section, “Rights”) made with respect to ADSs or shares are not subject to Indian tax.

Taxation on Acquisition of ADSs or Equity Shares Received Upon Conversion or in Exchange for ADSs

The acquisition of equity shares in exchange for ADSs does not constitute a taxable event for Indian income tax purposes. Such exchange may, however, give rise to stamp duty as described below under “Stamp Duty.”

Taxation of Capital Gains in Relation to ADSs

The transfer between non-resident investors outside India of ADSs falling within the purview of Section 115AC is not subject to income tax in India on capital gains therefrom.

It is unclear whether capital gains derived from the sale of Rights by a non-resident investor to another non-resident investor will be subject to tax liability in India. This would depend on the view taken by Indian tax authorities with respect to the status of the Rights being offered under the ADSs. If such Rights are deemed by the Indian tax authorities to be situated within India, the gains realized on the sale of such Rights will be subject to Indian taxation. The capital gains realized on the sale of such Rights which will generally be in the nature of short-term capital gains, will be subject to tax at variable rates with a maximum of 40.0% excluding the applicable surcharge at the rate of 2.5% and add-on tax at the rate of 3.0%, in case of a foreign company and 30.0% excluding the applicable surcharge and add-on tax in case of resident employees and non-resident individuals with taxable income over Rs. 0.25 million.

Taxation of Capital Gains in Relation to Equity Shares Received Upon Conversion or in Exchange for ADSs

Capital gains arising to a non-resident investor on the transfer of the equity shares received upon conversion of the ADSs (whether in India or outside India to a non-resident investor) will be subject to income tax under the provisions of the Indian Income Tax Act.

Effective October 1, 2004, any gain realized on the sale of listed equity shares held for more than 12 months to an Indian resident, or to a non-resident investor in India will not be subject to Indian capital gains tax if the Securities Transaction Tax (“STT”) has been paid on the transaction.

Since June 1, 2006, in respect of a sale and purchase of equity shares entered into on a recognized stock exchange, (i) both the buyer and the seller are required to pay STT at the rate of 0.125% of the transaction value of the securities, if the transaction is a delivery based transaction, which means that the transaction involves actual delivery or transfer of shares; (ii) the seller of the shares is required to pay a STT at the rate of 0.025% of the transaction value of the securities if the transaction is a non-delivery based transaction, which means that the transaction is settled without taking actual delivery or transfer of the shares.

Any gain realized on the sale of equity shares to an Indian resident whether in India or outside India or to a non-resident in India on which no STT has been paid, will be subject to Indian capital gains tax at the rate of 10% plus applicable surcharge on income tax and add-on tax at the rate of 3% of the sale of shares. For the purpose of computing capital gains tax on the sale of the equity shares under the Section 115AC Regime, the cost of acquisition of equity shares received in exchange for ADSs will be determined on the basis of the prevailing price of the equity shares on the Bombay Stock Exchange, Limited, or the National Stock Exchange as of the date on which the depositary gives notice to its custodian for the delivery of such equity shares upon redemption of the ADSs, while the cost of acquisition of shares directly converted from ADSs will be determined on the basis of the price prevailing on the Bombay Stock Exchange, Limited, or the National Stock Exchange on the date of conversion into shares. A non-resident holder’s holding period (for purpose of determining the applicable Indian capital gains tax rate) in respect of equity shares received in exchange for ADSs commences on the date of the advice of withdrawal of such equity shares by the relevant Depositary to its custodian.

Capital gain realized in respect of equity shares held (calculated in the manner set forth in the prior paragraph) for 12 months or less (short-term gain) on which STT is paid in the manner and rates set out above, is subject to tax at the rate of 10.0% plus applicable surcharge on income tax and an add-on tax at the rate of 3.0%.

In the event that no STT is paid, short-term gain is subject to tax at variable rates with a maximum rate of 40.0% plus applicable surcharge on income tax and add-on tax at the rate of 3.0%. The actual rate of tax on short-term gains depends on a number of factors, including the legal status of the non-resident holder and the type of income chargeable in India. The provisions of the Agreement for Avoidance of Double Taxation entered into by the government of India with the country of residence of the non-resident investor will be applicable to the extent they are more beneficial to the non-resident investor. However, during the period of fiduciary ownership of equity shares in the hands of the Depositary, the provisions of the Double Taxation Avoidance Agreement entered into by the government of India with the United States will be applicable in the matter of taxation of capital gains, if any, on ADSs.

Tax Deduction at Source

Tax on long-term and short-term capital gains is to be deducted at source by the person paying for equity shares, in accordance with the relevant provisions of the Indian Income Tax Act.

Capital Losses

Neither Section 115AC nor the Depositary Receipt Scheme deals with capital losses arising on a transfer of equity shares in India. In general terms, losses arising from a transfer of a capital asset in India can only be set off against capital gains on transfer of another capital asset. Furthermore, a long-term capital loss can be set off only against a long-term capital gain. To the extent that losses are not absorbed in the year of transfer, they may be carried forward for a period of eight assessment years immediately succeeding the assessment year for which the loss was first determined by the assessing authority and may be set off against the capital gains assessable for such subsequent assessment years. In order to set off capital losses as above, the non-resident investor would be required to file appropriate and timely tax returns in India and undergo the customary assessment procedures. However, long-term capital loss on sale of equity shares being chargeable to STT will not be allowed to set off or carried forward for set off against any capital gains.

Stamp Duty

There is no stamp duty on the sale or transfer of ADSs outside India.

Generally, the transfer of ordinary shares in physical form would be subject to Indian stamp duty at the rate of 0.25% of the market value of the ordinary shares on the trade date, and such stamp duty customarily is borne by the transferee, i.e., the purchaser. In order to register a transfer of equity shares in physical form, it is necessary to present a stamped deed of transfer. However, since our equity shares are compulsorily deliverable in dematerialized form (except for trades of up to 500 equity shares, which may be delivered in physical form) there would be no stamp duty payable in India on transfer of these equity shares in dematerialized form.

Other Taxes

At present, there is no wealth tax, gift tax or inheritance taxes which may apply to the ADSs or the underlying shares.

Service Tax

Brokerage or commissions paid to stockbrokers in connection with the sale or purchase of shares listed on a recognized stock exchange in India are subject to a service tax of 12.36% (including add-on tax at the rate of 3.0%) ad valorem. The stockbroker is responsible for collecting the service tax and paying it to the relevant authority.

United States Tax

The following summary describes the material United States federal income tax consequences relating to an investment in our equity shares or ADSs as of the date hereof. This summary is based on the Internal Revenue

Code of 1986, as amended (the “Code”), its legislative history, existing final, temporary and proposed Treasury Regulations, rulings and judicial decisions, all as currently in effect and all of which are subject to prospective and retroactive rulings and changes. We will not seek a ruling from the Internal Revenue Service (“IRS”) with regard to the United States federal income tax treatment relating to investment in our equity shares or ADSs and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

This summary does not purport to address all United States federal income tax consequences that may be relevant to a particular investor and you are urged to consult your own tax advisor regarding your specific tax situation. The summary applies only to holders who hold equity shares or ADSs as “capital assets” (generally, property held for investment) under the Code, and does not address the tax consequences that may be relevant to investors in special tax situations, including for example:

•	insurance companies;

•	regulated investment companies and real estate investment trusts;

•	tax-exempt organizations;

•	broker-dealers;

•	traders in securities that elect to mark-to-market;

•	banks or other financial institutions;

•	investors whose functional currency is not the United States dollar;

•	United States expatriates;

•	investors that hold our equity shares or ADSs as part of a hedge, straddle or conversion transaction;

•	holders that purchase or otherwise acquire equity shares or ADSs other than through this offering; or

•	holders that own, directly, indirectly or constructively 10.0% or more of our total combined voting stock.

Further, this summary does not address the alternative minimum tax consequences of an investment in equity shares or ADSs, or the indirect consequences to holders of equity interests in entities that own our equity shares or ADSs. In addition, this summary does not address the state, local and foreign tax consequences of an investment in our equity shares or ADSs.

You should consult your own tax advisor regarding the United States federal, state, local and foreign and other tax consequences of purchasing, owning and disposing of our equity shares or ADSs in your particular circumstances.

Taxation of U.S. Holders

You are a “U.S. Holder” if you are a beneficial owner of equity shares or ADSs and you are for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has made a valid election to be treated as a United States person.

If a partnership holds equity shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding our equity shares or ADSs should consult their own tax advisors.

A “Non-U.S. Holder” is a beneficial owner of equity shares or ADSs that is not a U.S. Holder.

For United States federal income tax purposes, a U.S. Holder of an ADS will generally be treated as the owner of the equity shares represented by the ADS. Accordingly, no gain or loss will be recognized upon the exchange of an ADS for equity shares. A U.S. Holder’s tax basis in the equity shares will be the same as the tax basis in the ADS surrendered therefor, and the holding period in the equity shares will include the period during which the holder held the surrendered ADS. However, the United States Treasury has expressed concerns that parties to whom depositary shares are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits by the holders of ADSs. Accordingly, the analysis of the creditability of Indian taxes paid with respect to the ADSs could be affected by future actions that may be taken by the United States Treasury.

Distributions on Equity Shares or ADSs

Cash distributions made by us to a U.S. Holder with respect to equity shares or ADSs (including amounts withheld in respect of any Indian withholding taxes) generally will be taxable to such U.S. Holder as ordinary dividend income when such U.S. Holder receives the distribution, actually or constructively, to the extent paid out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). If these dividends constitute qualified dividend income (“QDI”), individual U.S. Holders of our equity shares or ADSs will generally pay tax on such dividends received before 2011 at a maximum rate of 15.0%, provided certain holding period requirements and other conditions are satisfied. Assuming we are not a passive foreign investment company (as discussed below), or foreign investment company, dividends paid by us will be QDI if we are a qualified foreign corporation (“QFC”) at the time the dividends are paid. We believe that we are currently, and will continue to be, a QFC so as to allow all dividends paid by us to be QDI for United States federal income tax purposes. Distributions in excess of our current or accumulated earnings and profits will be treated first as a non-taxable return of capital reducing such U.S. Holder’s tax basis in the equity shares or ADSs. Any distribution in excess of such tax basis will be treated as capital gain and will be either long-term or short-term capital gain depending upon whether the U.S. Holder held the equity shares or ADSs for more than one year. Dividends paid by us generally will not be eligible for the dividends-received deduction available to certain United States corporate shareholders.

Subject to certain limitations, a U.S. Holder may be entitled to a credit or deduction against its U.S. federal income taxes for the amount of any Indian taxes that are withheld from dividend distributions made to such U.S. Holder. The decision to claim either a credit or deduction must be made annually, and will apply to all foreign taxes paid by the U.S. Holder to any foreign country or U.S. possession with respect to the applicable tax year. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For tax years beginning after December 31, 2006, income received with respect to the equity shares or ADSs will be treated as “passive category income” or “general category income” for United States foreign tax credit limitation purposes. The rules regarding the availability of foreign tax credits are complex and U.S. Holders may be subject to various limitations on the amount of foreign tax credits that are available. We therefore urge you to consult your own tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

The amount of any cash distribution paid in Indian rupees will equal the U.S. dollar value of the distribution, calculated by reference to the exchange rate in effect at the time the distribution is received by the depositary (in the case of ADSs) or by the U.S. Holder (in the case of equity shares held directly by such U.S. Holder), regardless of whether the payment is in fact converted to U.S. dollars at that time. Generally, a U.S. Holder should not recognize any foreign currency gain or loss if such Indian rupees are converted into U.S. dollars on the date received. If the Indian rupees are not converted into U.S. dollars on the date of receipt, however, gain or loss may be recognized upon a subsequent sale or other disposition of the Indian rupees. Such foreign currency gain or loss, if any, will be United States source ordinary income or loss.

Sale or Exchange of Equity Shares or ADSs

A U.S. Holder will generally recognize capital gain or loss upon the sale, exchange or other disposition of the equity shares or ADSs measured by the difference between the U.S. dollar value of the amount received and the U.S. Holder’s tax basis (determined in U.S. dollars) in the equity shares or ADSs. Any gain or loss will be long-term capital gain or loss if the equity shares or ADSs have been held for more than one year and will generally be United States source gain or loss. Your ability to deduct capital losses is subject to limitations. Under certain circumstances described under “Indian Tax—Taxation of Capital Gains in Relation to ADSs” and “Indian Tax—Taxation of Capital Gains in Relation to Equity Shares Received upon Conversion or in Exchange for ADSs,” you may be subject to Indian tax upon the disposition of equity shares or ADSs. In such circumstances and subject to applicable limitations (and the relief provided by an applicable income tax treaty), you may be able to credit the Indian tax against your United States federal income tax liability. You should consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

For cash-basis U.S. Holders who receive foreign currency in connection with a sale or other taxable disposition of equity shares or ADSs, the amount realized will be based upon the United States dollar value of the foreign currency received with respect to such equity shares or ADSs as determined on the settlement date of such sale or other taxable disposition.

Accrual-basis U.S. Holders may elect the same treatment required of cash-basis taxpayers with respect to a sale or other taxable disposition of equity shares or ADSs, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the United States IRS. Accrual-basis U.S. Holders that do not elect to be treated as cash-basis taxpayers (pursuant to the Treasury Regulations applicable to foreign currency transactions) for this purpose may have a foreign currency gain or loss for United States federal income tax purposes because of differences between the United States dollar value of the foreign currency received prevailing on the date of such sale or other taxable disposition and the value prevailing on the date of payment. Any such currency gain or loss will generally be treated as ordinary income or loss that is United States source, in addition to the gain or loss, if any, recognized on the sale or other taxable disposition of equity shares or ADSs.

Passive Foreign Investment Company Rules

U.S. Holders generally will be subject to a special, adverse tax regime that would differ in certain respects from the tax treatment described above if we are, or were to become, a passive foreign investment company (“PFIC”) for United States federal income tax purposes. Although the determination of whether a corporation is a PFIC is made annually and thus may be subject to change, we do not believe that we are, nor do we expect to become, a PFIC for United States federal income tax purposes. However, the matter is not free from doubt. We urge you to consult your own tax advisor regarding the adverse tax consequences of owning the equity shares or ADSs of a PFIC and making certain elections designed to lessen those adverse consequences.

Taxation of Non-U.S. Holders

Distributions on Equity Shares or ADSs

Non-U.S. Holders generally will not be subject to United States federal income or withholding tax on dividends received from us with respect to equity shares or ADSs, unless such income is considered effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business (and, if required by an applicable income tax treaty, the income is attributable to a permanent establishment maintained in the United States).

Sale or Exchange of Equity Shares or ADSs

Non-U.S. Holders generally will not be subject to United States federal income tax on any gain realized upon the sale, exchange or other disposition of equity shares or ADSs:

•

unless such gain is considered effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business (and, if required by an applicable income tax treaty, the income is attributable to a permanent establishment maintained in the United States); or

•	if such Non-U.S. Holder is an individual that is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met.

In addition, if you are a corporate Non-U.S. Holder, any effectively connected dividend income or gain (subject to certain adjustments) may be subject to an additional branch profits tax at a rate of 30.0% (or such lower rate as may be specified by an applicable income tax treaty).

Backup Withholding and Information Reporting

In general, dividends on equity shares or ADSs, and payments of the proceeds of a sale, exchange or other disposition of equity shares or ADSs, paid to a U.S. Holder within the United States or through certain United States-related financial intermediaries are subject to information reporting and may be subject to backup withholding at a rate currently equal to 28.0% unless the holder:

•	is a corporation or other exempt recipient; or

•	provides an accurate taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

Non-U.S. Holders generally are not subject to information reporting or backup withholding. However, such holders may be required to provide a certification to establish its non-U.S. status in connection with payments received within the United States or through certain U.S.-related financial intermediaries.

You generally will be allowed a credit of the amount of any backup withholding against your United States federal income tax liability or you may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States IRS.

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement between us and each of the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters severally has agreed to purchase from us, the aggregate number of ADSs set forth opposite its name below.

Underwriters	Number of ADSs
Merrill Lynch International
UBS AG
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Morgan Stanley & Co. International plc
Nomura Singapore Limited
Deutsche Bank Securities Inc

Total

Merrill Lynch International and UBS AG are the global coordinators and joint bookrunners, and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Morgan Stanley & Co. International plc and Nomura Singapore Limited are the joint bookrunners, for the offering. The underwriting agreement provides that the obligations of the underwriters to purchase and pay for the ADSs offered by this prospectus supplement and the accompanying prospectus are subject to certain conditions precedent. The underwriters are committed to purchase all of the ADSs offered by this prospectus supplement and the accompanying prospectus (other than those covered by the over-allotment option described below) if they purchase any such ADSs. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement and the accompanying prospectus are subject to certain conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent accountants. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

In addition, we have granted the underwriters an option to purchase up to an additional              ADSs, representing up to an additional              equity shares. The underwriters may exercise this option within 30 days of this prospectus supplement to cover over-allotments. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to conditions set out in the underwriting agreement, to purchase additional ADSs approximately proportionate to each underwriter’s initial amount reflected in the table above.

The underwriters will initially offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of U.S.$             per ADS. After the initial public offering, if all of the ADSs are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

The public offering price for the ADSs has been determined by us in consultation with the global coordinators and joint bookrunners by reference to the market prices for our equity shares and ADSs and other relevant factors.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with the offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              ADSs, representing up to an additional              equity shares.

	No Exercise of over-allotment	Full Exercise of over-allotment
Per ADS	U.S.$	U.S.$

Total	U.S.$	U.S.$

Our ADSs are quoted on the NYSE under the symbol “HDB.” Our equity shares, including those underlying the ADSs, are listed on the National Stock Exchange and The Bombay Stock Exchange Limited.

We estimate that the expenses of the offering, not including the underwriting discount, will be U.S.$            .

These expenses consist of the following:

•	an SEC registration fee of U.S.$ ,

•	NYSE listing fee of U.S.$ ,

•	estimated printing and engraving expenses of U.S.$ ,

•	estimated legal fees and expenses of U.S.$ ,

•	estimated accounting fees and expenses of U.S.$ ,

•	estimated insurance premiums of US$ , and

•	estimated miscellaneous fees and expenses of U.S.$ .

The underwriters reserve the right to withdraw, cancel or modify the offering and to completely or partially reject any orders.

The underwriters have agreed, subject to the completion of the offering, to reimburse us for up to             % of the gross proceeds of the offering.

In order to facilitate the offering of ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. In particular, the underwriters may over-allot, creating a situation where more ADSs are sold than are set forth on the cover page of this prospectus supplement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing the ADSs in the open market. In determining the source of ADSs, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may have the effect of preventing or retarding a decline in the market price of our ADSs. They may also cause the price of our ADSs to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and if the underwriters commence any of these transactions, they may discontinue them at any time.

Unless we have obtained the prior written consent of Merrill Lynch International and UBS AG, we have agreed that we will not (and will not publicly announce any intention to), during the period commencing from the date of this prospectus supplement and ending 180 days after the date of this prospectus supplement, (1) directly or indirectly offer, pledge, issue, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise transfer or dispose of, directly or indirectly, any ADSs, ADRs, equity shares or any other securities convertible into or exercisable or exchangeable for ADSs, ADRs, equity shares or file any registration statement under the Securities Act with respect to the foregoing or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the ADSs, ADRs, equity shares, or any other securities convertible into or exercisable or exchangeable for ADSs, ADRs or equity shares, whether any such transaction described in (1) or (2) above is to be settled by delivery of

ADSs, ADRs, equity shares or such other securities, in cash or otherwise or (3) take any action to increase materially the number of ADRs or ADSs outstanding under the facility by a new offering of equity shares (other than the equity shares issued pursuant to this offering) or by assisting in a transfer of equity shares by any existing shareholder. The foregoing sentence shall not apply to (A) the sale of any ADSs, ADRs or equity shares to the underwriters in the current offering pursuant to the underwriting agreement, (B) the issuance, sale or grant by us of equity shares or options to purchase our equity shares, or equity shares upon exercise of options or warrants, pursuant to any stock option, stock bonus or other stock plan or arrangement described in this prospectus supplement or the accompanying prospectus, or the conversion of a security outstanding on the date of this prospectus supplement which is described in this prospectus supplement or the accompanying prospectus, or (C) transactions by any person other than us relating to our equity shares, ADSs, ADRs or other securities acquired in open market transactions after this offering.

In addition, HDFC Limited and its affiliates have agreed that without the prior written consent of Merrill Lynch International and UBS AG, they will not (and will not publicly announce any intention to), during the period commencing from the date of this prospectus supplement and ending 90 days after the date of this prospectus supplement, (1) directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ADSs, ADRs, equity shares or any other securities convertible into or exercisable or exchangeable for ADSs, ADRs or equity shares or file any registration statement under the Securities Act with respect to the foregoing or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the ADSs, ADRs, equity shares, or any other securities convertible into or exercisable or exchangeable for ADSs, ADRs or equity shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs, ADRs, equity shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (i) any sale, transfer or disposition which any such shareholder is required to make under any applicable Indian law, regulation or court order or (ii) transactions relating to ADSs, ADRs, equity shares or other securities acquired in open market transactions after the completion of this offering.

From time to time, the underwriters have provided, and continue to provide, commercial and investment banking services to us for which they have received customary compensation.

J.P. Morgan Partners (BHCA), L.P., an affiliate of JP. Morgan Securities Inc., owns a 28.5% interest in HSL.

We have agreed with the underwriters to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, or to contribute to payments that the other may be required to make in respect thereof.

We have been advised by the underwriters that Merrill Lynch International expects to make offers and sales in the United States through its registered broker-dealer affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS AG expects to make offers and sales in the United States through its registered broker-dealer affiliate, UBS Securities LLC, Morgan Stanley & Co. International, plc expects to make offers and sales in the United States through its registered broker-dealer affiliate, Morgan Stanley & Co. Incorporated and Nomura Singapore Limited expects to make offers and sales in the United States through its registered broker-dealer affiliate, Nomura Securities International, Inc.

The global coordinators and joint bookrunners may be contacted at the following addresses: Merrill Lynch International, Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ, United Kingdom and UBS AG, 52/F, Two International Finance Center, 8 Finance Street, Central, Hong Kong.

DISTRIBUTION AND SOLICITATION RESTRICTIONS

The distribution of this prospectus supplement and the accompanying prospectus or any offering material and the offering, sale or delivery of the ADSs is restricted by law in certain jurisdictions. Therefore, persons who may come into possession of this prospectus supplement and the accompanying prospectus or any offering material are advised to consult with their own legal advisors as to what restrictions may be applicable to them and to observe such restrictions. This prospectus supplement and the accompanying prospectus may not be used for the purpose of an offer or invitation in any circumstances in which such offer or invitation is not authorized. No action has been taken or will be taken that would permit a public offering of the ADSs to occur in any jurisdiction other than the United States, or the possession, circulation or distribution of this prospectus supplement and the accompanying prospectus or any other material relating to the Bank or the ADSs in any jurisdiction where action for such purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement and the accompanying prospectus nor any offering materials or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

General

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus supplement and the accompanying prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement and the accompanying prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Australia

This prospectus supplement and the accompanying prospectus are not disclosure documents under Chapter 6D of the Corporations Act 2001 (Cth) (the “Australian Corporations Act”), have not been lodged with the Australian Securities & Investments Commission and do not purport to include the information required of a disclosure document under the Australian Corporations Act. (i) The offer of ADSs under this prospectus supplement and the accompanying prospectus is only made to persons to whom it is lawful to offer ADSs without disclosure to investors under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in Section 708 of the Australian Corporations Act; (ii) this prospectus supplement and the accompanying prospectus are made available in Australia to persons as set forth in clause (i) above; and (iii) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (ii) above and agrees not to sell or offer for sale within Australia any ADS sold to the offeree within 12 months after their transfer to the offeree under this prospectus supplement and the accompanying prospectus.

Belgium

The ADSs may not be distributed in Belgium by way of an offer of securities to the public, as defined in Article 3 §1 of the Belgian Law of 16 June 2006 on public offerings of investment W-28 instruments and the admission of investment instruments to trading on regulated markets (the “Prospectus Law”), save in those circumstances set out in Article 3 §2 of the Prospectus Law.

This offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this prospectus supplement and the accompanying prospectus or any other offering material relating to the ADSs has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen”).

Accordingly, this offering may not be advertised and each of the Underwriters has represented, warranted and agreed that it has not offered, sold or resold, transferred or delivered, and will not offer, sell, resell, transfer or deliver, the ADSs, and that it has not distributed, and will not distribute, any memorandum, information circular, brochure or any similar documents, directly or indirectly, to any individual or legal entity in Belgium other than:

(i) qualified investors, as defined in Article 10 of the Prospectus Law;

(ii) investors required to invest a minimum of €50,000 (per investor and per transaction);

and in any other circumstances set out in Article 3 §2 of the Prospectus Law.

This prospectus supplement and the accompanying prospectus have been issued only for the personal use of the above qualified investors and exclusively for the purpose of this offering. Accordingly, the information contained herein may not be used for any other purpose nor disclosed to any other person in Belgium.

Denmark

The ADSs have not been offered or sold and will not be offered, sold or delivered directly or indirectly in Denmark by way of a public offering, unless in compliance with the Danish Securities Trading Act, Consolidation Act No. 843 of 7 September 2005, as amended from time to time, and any Orders issued thereunder.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of ADSs to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of ADSs to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year, (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	in any other circumstances which do not require the publication by the Bank of a prospectus pursuant to Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any of the ADSs in any Relevant Member States means the communication in any form and by any means, of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

France

This prospectus supplement and the accompanying prospectus have not been prepared in the context of a public offering of securities in France (appel public à l’épargne) within the meaning of Article L.411-1 of the French Code monétaire et financier and Articles 211-1 et seq. of the Autorité des marches financiers (“AMF”) Regulations and have therefore not been submitted to the AMF for prior approval or otherwise.

The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France and neither this prospectus supplement and the accompanying prospectus nor any other offering material relating to the securities has been distributed or caused to be distributed or will be distributed or caused to be distributed to the public in France, except only to qualified investors (as defined in Article L.411-2 of the French Code monétaire et financier) on the conditions that no such prospectus nor other offering material relating to the securities shall be passed by them onto any person nor reproduced (in whole or in part). Such qualified investors are notified that they must act in that connection for their own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-4 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and in particular those relating to public offering (which are in particular embodied in Articles L.411-1, L.412-1 and L.621-8 and seq. of the French Code monétaire et financier).

Germany

This prospectus supplement and the accompanying prospectus have not been prepared in accordance with the requirements for a sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht - BaFin) nor any other German authority has been notified of the intention to distribute the ADSs in Germany. The ADSs may therefore not be distributed in the Federal Republic of Germany by way of public offering, public advertising or in a similar manner. The ADSs are being offered and sold in Germany only to (i) qualified investors in the meaning of Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, or (ii) a limited number of individualized, unqualified investors that are being preselected and specifically addressed. This prospectus supplement and the accompanying prospectus are strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

No ADSs have been offered or sold, and no ADSs may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell equity shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a prospectus as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No document, invitation or advertisement relating to the ADSs has been issued or may be issued, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to ADSs which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

India

No prospectus may be distributed directly or indirectly in India to the residents of India and the underwriters may not offer or sell, directly or indirectly any ADSs in India to, or for the account or benefit, of any resident in India.

Ireland

The ADSs may be publicly offered and sold in Ireland only in accordance with the European Communities (Transferable Securities and Stock Exchange) Regulations 1992, if applicable, the Investment Intermediaries Act 1995, as amended, the Companies Acts 1963 to 2003 and all other applicable Irish laws and regulations. This prospectus supplement and the accompanying prospectus do not constitute an offer to the public in Ireland by virtue of the fact that it shall only be made to persons in Ireland whose ordinary business is to buy or sell shares or debentures (whether as principal or agent) and, accordingly, has not been registered with the Registrar for Companies in Ireland. By accepting delivery of this prospectus supplement and the accompanying prospectus, the addressee in Ireland warrants that it is a person whose ordinary business, whether as principal or agent, is to buy and sell shares and debentures. This prospectus supplement and the accompanying prospectus do not and shall not be deemed to constitute an invitation to individuals (i.e. natural persons) in Ireland to purchase ADSs. There will be no offering to the public in Ireland of the ADSs and this prospectus supplement and the accompanying prospectus do not constitute a Prospectus within the meaning of the Irish Companies Acts 1963 to 2003

Italy

No action has been taken or will be taken to obtain an authorization from the Commissione Nazionale per le Societa e la Borsa (“CONSOB”) for the public offering of the ADSs included in this offering in the Republic of Italy. No ADSs have been offered, sold or delivered and no ADSs may be offered, sold or delivered and no copies of this prospectus supplement and the accompanying prospectus nor any other offering material relating to the ADSs have been or may be distributed or made available, directly or indirectly, in the Republic of Italy, except to “professional investors” (operatori qualificati), as defined in Article 31, paragraph 2, of CONSOB Regulation No. 11522 of July 1, 1998, as subsequently amended (“Regulation No. 11522”), pursuant to Article 30, paragraph 2, and Article 100 of Legislative Decree No. 58 of February 24, 1998, as subsequently amended (“Decree No. 58”), and in Article 2 of EU Directive 2003/71/EC, or in any other circumstance exempted from the rules on solicitation of investments pursuant to Article 100 of Decree No. 58; provided, however, that any such placement, offer or delivery of ADSs included in this offering or distribution of copies of this prospectus supplement and the accompanying prospectus or any other offering material relating to the ADSs in the Republic of Italy must be made solely by financial intermediaries authorized to conduct such activities in the Republic of Italy in accordance with Article 129 of Legislative Decree No. 385 of September 1, 1993, as subsequently amended (“Decree No. 385”), Decree No. 58 and any other applicable laws and regulations.

Japan

The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan (Law No. 25 of 1948 as amended) (the “SEL”) and disclosure under the SEL has not been and will not be made with respect to the ADSs. No ADSs have, directly or indirectly, been offered or sold, and may not, directly or indirectly, be offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly in Japan or to, or for the benefit of, any resident of Japan except (1) pursuant to an exemption from the registration requirements of the SEL and (2) in compliance with any other relevant laws, regulations and governmental guidelines of Japan.

Kuwait

This prospectus supplement and the accompanying prospectus have not been approved by the Kuwait Central Bank or the Kuwait Ministry of Commerce and Industry, nor has the Bank received authorization or licensing from the Kuwait Central Bank or the Kuwait Ministry of Commerce and Industry to market or sell the ADSs within Kuwait. Furthermore, this prospectus supplement and the accompanying prospectus do not constitute the marketing or offering of securities in Kuwait pursuant to the Kuwaiti Securities Law (Law No. 31 of 1990, as amended).

Luxembourg

The ADSs offered in this prospectus supplement and the accompanying prospectus may not be offered, sold or delivered to the public within the Grand Duchy of Luxembourg. This document is only intended for institutional investors. It is personal to each offeree and does not constitute an offer to any other person or to the public generally in Luxembourg to subscribe for or otherwise acquire the ADSs. Distribution of this prospectus supplement and the accompanying prospectus to any person other than the offeree and those persons, if any, retained to advise such offeree with respect thereto is unauthorized and any disclosure of any of its contents, without prior written consent of the Bank, is prohibited.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia pursuant to the Securities Commission Act, 1993 as the offer for purchase of, or invitation to purchase the ADSs is meant to qualify as an “excluded offer or excluded invitation” within the meaning of Section 38 of the Securities Commission Act, 1993. Each underwriter has severally represented, warranted or agreed that ADSs will not be offered, sold, transferred or otherwise disposed, directly or indirectly, nor any document or other material in connection therewith distributed, in Malaysia, other than to persons falling within any one of the categories or person specified in Schedule 2 and/or Schedule 3 of the Securities Commission Act, 1993 who are also persons to whom any offer or invitation to purchase or sell would be an excluded offer or invitation within the meaning of Section 38 of the Securities Commission Act, 1993.

Norway

This prospectus supplement and the accompanying prospectus have not been approved by or registered with any Norwegian securities regulators pursuant to the Norwegian Securities Trading Act 1997. Accordingly, neither this prospectus supplement and the accompanying prospectus nor any other offering material relating to the ADSs constitutes, or shall be deemed to constitute, an offer to the public in Norway within the meaning of the Norwegian Securities Trading Act 1997 and is only made to qualified professional investors pursuant to the Norwegian Regulation of December 9, 2005 regarding exemption from the obligation to publish a Prospectus or otherwise only in circumstances where an exemption from the obligation to publish a Prospectus under the Norwegian Securities Trading Act 1997 is available.

Qatar

The ADSs have not been offered, sold or delivered, and will not be offered, sold or delivered at any time, directly or indirectly, in the state of Qatar in a manner that would constitute a public offering. This prospectus supplement and the accompanying prospectus have not been reviewed or registered with Qatari Government Authorities, whether under Law No. 25 (2002) concerning investment funds, central bank resolution No. 15 (1997), as amended, or any associated regulations. Therefore, this prospectus supplement and the accompanying prospectus are strictly private and confidential, and are being issued to a limited number of sophisticated investors, and may not be reproduced or used for any other purposes, nor provided to any person other than recipient thereof.

Saudi Arabia

By receiving this prospectus supplement and the accompanying prospectus, the person or entity to whom it has been issued understands, acknowledges and agrees that this prospectus supplement and the accompanying prospectus have not been approved by the Saudi Arabian Monetary Agency, the Saudi Arabian Ministry of

Commerce and Industry or any other authority in Saudi Arabia, nor have the Bank, the underwriters, any agent or any subsidiary, holding or associated company of any of them received authorisation or licensing from the Saudi Arabian Monetary Agency, the Saudi Arabian Ministry of Commerce and Industry or any other authority in Saudi Arabia to market or sell the ADSs within Saudi Arabia. Therefore, the ADSs will not be marketed or sold in Saudi Arabia and no services relating to this offering, including the receipt of applications or this prospectus supplement and the accompanying prospectus, or both, will be rendered within Saudi Arabia by the Bank, the underwriters, any agent or any subsidiary, holding or associated company of any of them or persons representing any of the Bank, the underwriters, any agent or any subsidiary, holding or associated company of any of them.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act 2001 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is:

•

a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Spain

This prospectus supplement and the accompanying prospectus have not been registered with the Comisión National del Mercado de Valores, and therefore a public offer for sale of the ADSs will not be promoted in the Kingdom of Spain. The ADSs may not be offered or sold in the Kingdom of Spain, except in accordance with the requirements of the Spanish securities market law (ley 24/1998, de 28 de julio, del Mercado de valores), as amended, and Royal Decree 1310/2005, which partially develops the Securities Market Law, on admission to trading, public offerings and prospectus (RD 1310/2005, por el que se desarrolla parcialmente la Ley del Mercado de Valores en materia de admisión a negociación de valores en mercados secundarios oficiales, de ofertas públicas de venta o suscripción y del folleto exigible a tales efectos), as amended, and the decrees and regulations issued thereunder.

Switzerland

This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of Article 652a or Article 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht) and is for the use of the direct recipient as addressed only, and is to be treated confidentially. The recipient must not forward this prospectus to any third party.

The Netherlands

The ADSs may only be offered, sold or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, to individuals or legal entities who or which trade or invest in securities in the conduct of a profession or trade (which includes, but is not limited to, banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises).

United Arab Emirates

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates (the “UAE”). The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the Dubai Financial Market, the Abu Dhabi Securities market or with any other UAE exchange. This offering, the ADSs and interests therein do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise. This prospectus supplement and the accompanying prospectus are strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom

Each underwriter has severally represented, warranted and agreed that:

(i) (a) it is a person whose ordinary activities involve them in acquiring, holding, managing and disposing of investments (as principal or agent) for the purposes of their business and (b) it has not offered or sold and will not offer or sell the ADSs other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the shares would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Bank;

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to this offering; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon by Cravath, Swaine & Moore LLP, our United States counsel, and by Milbank, Tweed, Hadley & McCloy LLP, counsel to the underwriters. The validity of the equity shares and certain Indian legal matters will be passed upon by Talwar Thakore and Associates, Mumbai, India, our Indian counsel. Certain Indian legal matters relating to this offering will also be passed upon by Khaitan and Co., Mumbai, India, Indian counsel to the underwriters.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting included in the accompanying prospectus and incorporated by reference in the accompanying prospectus from our Annual Report on Form 20-F have been audited by Deloitte Haskins & Sells, an independent registered public accounting firm, as stated in their reports, which are included and incorporated by reference in the accompanying prospectus (which reports (1) express an unqualified opinion on the financial statements and include explanatory paragraphs related to the adoption of new accounting standards and convenience translation from Indian rupee amounts to U.S. Dollar amounts, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

AMERICAN DEPOSITARY SHARES

REPRESENTING

EQUITY SHARES

From time to time, we may sell American Depositary Shares, or ADSs, representing our equity shares in amounts, at prices and on terms described in one or more supplements to this prospectus. Each ADS offered represents three equity shares.

This prospectus provides a general description of our ADSs. The specific terms of any offering of ADSs will be set forth in a supplement to this prospectus. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may offer and sell ADSs representing our equity shares to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for an offering will provide the specific terms of the plan of distribution.

Our ADSs are listed on the New York Stock Exchange under the symbol “HDB.” The last reported sale price of our ADSs on July 6, 2007 was $87.77 per ADS.

Investing in our ADSs involves risks. See the “ Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any other state or foreign securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated July 10, 2007

i

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. This prospectus provides you with a general description of the ADSs representing our equity shares that we may offer. Each time we offer ADSs representing our equity shares, we will provide a supplement to this prospectus. The accompanying prospectus supplement will describe the specific terms of that offering, and may also include a discussion of any special considerations applicable to our ADSs. The accompanying prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. Please read carefully this prospectus and the accompanying prospectus supplement. In addition to the information contained in the documents, we refer you to the information contained under the headings “Available Information” and “Incorporation of Documents by Reference.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the ADSs offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC website or at the SEC’s offices, each of which is listed under the heading “Available Information.”

All references in this prospectus and the accompanying prospectus supplement to “we,” “us,” “our,” “HDFC Bank” or “the Bank” shall mean HDFC Bank Limited.

ii

AVAILABLE INFORMATION

We will furnish to holders of our ADSs, through the Depositary, English language versions of any reports, notices and other communications that we generally transmit to holders of our equity shares.

We have filed with the SEC a registration statement on Form F-3 and a registration statement on Form F-6 under the U.S. Securities Act with respect to the offered ADSs. This prospectus, which is a part of the registration statement on Form F-3, does not contain all of the information set forth in these registration statements. Statements made in this prospectus as to the contents of any contract, agreement or other document, are not necessarily complete. Where we have filed a contract, agreement or other document as an exhibit to these registration statements, we refer to the exhibit for a more complete description of the matter involved, and each of our statements in this prospectus with respect to that contract, agreement or document is qualified in its entirety by such reference.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we furnish to or file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and some later information that we file with the SEC will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been furnished or filed with the SEC:

•	the Registration Statement on Form 8-A we filed with the SEC on July 16, 2001;

•	the Annual Report on Form 20-F we filed with the SEC on July 10, 2007 for the fiscal year ended March 31, 2007, which we refer to as our Form 20-F; and

•	the report on Form 6-K that we furnished to the SEC on July 10, 2007.

We also incorporate by reference into this prospectus any future filings on Form 20-F made with the SEC pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the consummation of the offering of the ADSs, and to the extent designated therein, future reports on Form 6-K furnished to the SEC.

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We will provide without charge to each person, including any beneficial owner of our common shares or of ADSs, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Sanjay Dongre, 2nd floor, Process House, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India (Telephone: 91-22-2490-2934 or 91-22-2496-1616, Ext. 3473).

FORWARD-LOOKING STATEMENTS

We have included statements in this prospectus which contain words or phrases such as “will,” “aim,” “will likely result,” “believe,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “contemplate,” “seek to,” “future,” “objective,” “goal,” “project,” “should,” “will pursue” and similar expressions or variations of these expressions, that are “forward-looking statements.” Actual results may differ materially from those suggested by the forward-looking statements due to certain risks or uncertainties associated with our expectations with respect to, but not limited to, our ability to implement our strategy successfully, the market acceptance of and demand for various banking services, future levels of our non-performing loans, our growth and expansion, the adequacy of our allowance for credit and investment losses, technological changes, volatility in investment income, our ability to market new products, cash flow projections, the outcome of any legal, tax or regulatory proceedings in India and in other jurisdictions we are or become a party to, the future impact of new accounting standards, our ability to pay dividends, the impact of changes in banking regulations and other regulatory changes in India and other jurisdictions on us, our ability to roll over our short-term funding sources and our exposure to market and operational risks. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what may actually occur in the future. As a result, actual future gains, losses or impact on net income could materially differ from those that have been estimated.

In addition, other factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this document include, but are not limited to: general economic and political conditions, instability or uncertainty in India and the other countries which have an impact on our business activities or investments, caused by any factor including terrorist attacks in India, the United States or elsewhere, anti-terrorist or other attacks by the United States, a United States-led coalition or any other country, tensions between India and Pakistan related to the Kashmir region, military armament or social unrest in any part of India; the monetary and interest rate policies of the government of India; natural calamities, inflation, deflation, unanticipated turbulence in interest rates, foreign exchange rates, equity prices or other rates or prices; the performance of the financial markets in India and globally; changes in Indian and foreign laws and regulations, including tax, accounting and banking regulations; changes in competition and the pricing environment in India; and regional or general changes in asset valuations. For further discussion on the factors that could cause actual results to differ, see “Risk Factors.”

THE BANK

Overview of Business

We are a leading private sector bank and financial services company in India. Our goal is to be the preferred provider of financial services to upper and middle income individuals and leading corporations in India. We have experienced significant growth while maintaining strong asset quality and a low-cost funding structure.

Our strategy is to provide a wide range of financial products and services to our customers through multiple distribution channels with high quality service and superior execution. For fiscal 2007, we had net income of Rs. 11.0 billion. As of March 31, 2007, we had total assets of Rs. 1,013.2 billion.

We have three principal business activities:

Retail banking. We strive to be a one-stop shop that meets the financial needs of our retail customers by offering a variety of deposit products as well as loans, credit cards, debit cards, third party mutual funds and insurance products investment advisory services, bill payment services and other services. We aim to provide our customers with high quality service on an “anytime, anywhere, anyhow” basis through our multiple distribution channels, which included a network of 684 branches (including 22 extension counters) and 1,605 ATMs as of March 31, 2007. As of June 30, 2007, our network of branches and ATMs increased to 753 and 1,716, respectively in 320 cities. As of March 31, 2007, we had approximately 10.0 million customers and approximately 4.1 million debit card holders. We are also a leading provider of retail depositary services for holding securities.

Wholesale banking. We provide loans, bill discounting, credit substitutes, deposit products, documentary credits (primarily letters of credit), guarantees and foreign exchange and derivative products primarily to the top end of the Indian corporate sector and small and medium sized enterprises meeting our credit requirements. We also provide a broad range of transactional banking services to a wide variety of corporations and financial institutions. Through our cash management services, we provide our clients with physical and electronic payment and collection mechanisms that are faster and more cost effective than traditional Indian payment and clearing systems. We also provide clearing and cash settlement services to the major stock exchanges in India. In addition, we provide custody services to Indian mutual funds and correspondent banking services to foreign banks and cooperative banks. We were also the first private sector bank to be appointed by the government of India to collect direct taxes on its behalf.

Treasury operations. Our treasury group manages our balance sheet and provides foreign exchange and derivatives products to our clients. Our proprietary securities trading is limited principally to Indian government securities and our proprietary derivatives trading is limited primarily to rupee-based interest rate swaps.

Since we commenced operations, we have made substantial investments in our technology platform and distribution capabilities. In addition to our growing branch and ATM network, we offer telephone banking in 217 cities, as well as internet banking and banking services by mobile telephone. These and other resources give us the capability to deliver a broad selection of banking products through multiple delivery channels that are convenient for our customers. We believe this positions us well to grow as the Indian financial services industry evolves.

Our business has expanded rapidly over the past several years. Net income has grown at a compound annual rate of 32.4% since fiscal 2004 and we have extended our market and geographical penetration from 4.6 million customers in 163 cities as of March 31, 2004 to 10.0 million customers in 316 cities as of March 31, 2007. Our total assets have grown from Rs. 426.8 billion as of March 31, 2004, to Rs. 1,013.2 billion as of March 31, 2007. While our business has grown quickly, we have maintained a disciplined growth strategy and a strong balance sheet. As of March 31, 2007, customer deposits represented 67.3% of our total liabilities and shareholders’ equity and we had an average cost of funds including equity (calculated under Indian generally accepted accounting principles, or Indian GAAP) for the fiscal 2007 of 3.7%. Our cost of funds of 3.1% for fiscal 2006 was one of the lowest for all domestic banks in India (such comparative data is not yet available for 2007). As of March 31, 2007, our net non-performing assets constituted 0.4% of our net customer assets as per Indian GAAP.

Our Competitive Strengths

We attribute our growth and success to the following competitive strengths:

We are a leader among Indian banks in our use of technology. Since our inception, we have made substantial investments in our technology platform and systems. We have built multiple distribution channels, including an electronically linked branch network, automated telephone banking, internet banking and banking by mobile phone, to offer customers convenient access to our products. Our technology platform has also driven the development of innovative new products and reduced our operating costs.

We deliver high quality service with superior execution. Through intensive training of our staff and the use of our technology platform, we deliver efficient service with rapid response times. Our focus on knowledgeable and personalized service draws customers to our products and increases existing customer loyalty.

We offer a wide range of products to our clients to service their banking needs. Whether in retail or wholesale banking, we consider ourselves a “one-stop shop” for our customers’ banking needs. Our broad array of products creates multiple cross-selling opportunities for us and improves our customer retention rates.

We have an experienced management team. Many members of our senior management team have been with us since our inception, have substantial experience in multinational banking and share our common vision of excellence in execution. We believe this team is well suited to leverage the competitive strengths we have already developed as well as create new opportunities for our business.

Market Opportunity

India has had average real GDP growth of 6.8% per annum over the last decade and has liberalized many sectors of its economy. India is also witnessing a favorable shift in its demographic profile, with the upper and middle class constituting an expanding share of the population. We believe that banking in India remains an under-penetrated market with substantial growth opportunities, particularly for a private sector bank in a market traditionally dominated by large public sector banks.

Our Business Strategies

Our business strategy emphasizes the following elements:

Increase our market share in India’s expanding banking and financial services industry. In addition to benefiting from the overall growth in India’s economy and financial services industry, we believe we can increase our market share by continuing our focus on our competitive strengths. We also aim to increase geographical and market penetration by expanding our branch and ATM network and increasing our efforts to cross-sell our products.

Maintain strong asset quality through disciplined credit risk management. We have maintained high quality loan and investment portfolios through careful targeting of our customer base, a comprehensive risk assessment process and diligent risk monitoring and remediation procedures. We believe we can maintain strong asset quality appropriate to the loan portfolio composition, while achieving growth.

Maintain a low cost of funds. We believe we can maintain a relatively low-cost funding base as compared to our competitors, by expanding our base of retail deposits and increasing the free float generated by transaction services such as cash management and stock exchange clearing.

Focus on high earnings growth with low volatility. We intend to maintain our focus on steady earnings growth through conservative risk management techniques and low cost funding. In addition, we intend not to rely heavily on revenue derived from trading so as to limit volatility.

RISK FACTORS

Please carefully consider the risk factors described in our filings on Form 20-F made with the SEC which are incorporated by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

USE OF PROCEEDS

We will use the new proceeds from the sales of the ADSs as set forth in the applicable prospectus supplement.

DESCRIPTION OF EQUITY SHARES

The Company

We are registered under number 11-80618 of 1994 with the Registrar of Companies, Maharashtra State, India. Our Articles permit us to engage in a wide variety of activities, including all of the activities in which we currently engage or intend to engage, as well as other activities in which we currently have no intention of engaging.

Dividends

Under Indian law, a company pays dividends upon a recommendation by its board of directors and approval by a majority of the shareholders at the annual general meeting of shareholders held within six months of the end of each fiscal year. The shareholders have the right to decrease but not increase the dividend amount recommended by the board of directors. Dividends are generally declared as a percentage of par value and distributed and paid to shareholders in proportion to the paid- up value of their equity shares. The Companies Act provides that shares of a company of the same class must receive equal dividend treatment.

These distributions and payments are required to be deposited into a separate bank account and paid to shareholders within 30 days of the annual general meeting where the resolution for declaration of dividends is approved.

The Companies Act states that any dividends that remain unpaid or unclaimed after that period are to be transferred to a special bank account. Any money that remains unclaimed for seven years from the date of the transfer is to be transferred by us to a fund created by the government of India. No claims for the payment of dividends unpaid or unclaimed for a period of seven years shall lie against the fund of the government of India or against us.

Our Articles authorize our board of directors to declare interim dividends, the amount of which must be deposited in a separate bank account within five days and paid to the shareholders within 30 days of the declaration.

Under the Companies Act, final dividends payable can be paid only in cash to the registered shareholder at a record date fixed prior to the relevant annual general meeting, to his order or to the order of his banker.

Before paying any dividend on our shares, we are required under the Indian Banking Regulation Act to write off all capitalized expenses (including preliminary expenses, organization expenses, share-selling commission, brokerage, amounts of losses incurred or any other item of expenditure not represented by tangible assets). We are permitted to declare dividends of up to 33.33% of net profit calculated under Indian GAAP without prior RBI approval subject to compliance with certain prescribed requirements. Further, upon compliance with the prescribed requirements, we are also permitted to declare interim dividends subject to the above- mentioned cap computed for the relevant accounting period.

Dividends may only be paid out of our profits for the relevant year and in certain contingencies out of the reserves of the company. Before declaring dividends, we are required, under the Indian Banking Regulation Act, to transfer 25% of the balance of profits of each year to a reserve fund.

Bonus Shares

In addition to permitting dividends to be paid out of current or retained earnings calculated under Indian GAAP, the Companies Act permits our board of directors, subject to the approval of our shareholders, to distribute to the shareholders, in the form of fully paid-up bonus equity shares, an amount transferred from the capital surplus reserve or legal reserve to stated capital. Bonus equity shares can be distributed only with the prior approval of the RBI. These bonus equity shares must be distributed to shareholders in proportion to the number of equity shares owned by them.

Preemptive Rights and Issue of Additional Shares

The Companies Act gives shareholders the right to subscribe for new shares in proportion to their existing shareholdings unless otherwise determined by a resolution passed by three-fourths of the shareholders present and voting at a general meeting. Under the Companies Act and our Articles, in the event of an issuance of securities, subject to the limitations set forth above, we must first offer the new shares to the holders of equity shares on a fixed record date. The offer, required to be made by notice, must include:

•	the right, exercisable by the shareholders of record, to renounce the shares offered in favor of any other person;

•	the number of shares offered; and

•	the period of the offer, which may not be less than 15 days from the date of the offer. If the offer is not accepted, it is deemed to have been declined.

Our board of directors is permitted to distribute equity shares not accepted by existing shareholders in the manner it deems beneficial for us in accordance with our Articles. Holders of ADSs may not be able to participate in any such offer. See “Description of American Depositary Shares—Share Dividends and Other Distributions.”

General Meetings of Shareholders

There are two types of general meetings of shareholders: annual general meetings and extraordinary general meetings. We are required to convene our annual general meeting within six months after the end of each fiscal year. We may convene an extraordinary general meeting when necessary or at the request of a shareholder or shareholders holding on the date of the request at least 10% of our paid- up capital. A general meeting is generally convened by our secretary in accordance with a resolution of the board of directors. Written notice stating the agenda of the meeting must be given at least 21 days prior to the date set for the general meeting to the shareholders whose names are in the register at the record date. Those shareholders who are not registered at the record date do not receive notice of this meeting and are not entitled to attend or vote at this meeting.

The annual general meeting is held in Mumbai, the city in which our registered office is located. General meetings other than the annual general meeting may be held at any location if so determined by a resolution of our board of directors.

Voting Rights

A shareholder has one vote for each equity share and voting may be by a show of hands or on a poll. However, under the Indian Banking Regulation Act, on poll, a shareholder cannot exercise voting rights in excess of 10% of the total voting rights of all shareholders. Unless a poll is demanded by a shareholder, resolutions are adopted at a general meeting by a majority of the shareholders having voting rights present or represented. The quorum for a general meeting is five members personally present. Generally, resolutions may be passed by simple majority of the shareholders present and voting at any general meeting. However, resolutions such as an amendment to the organizational documents, commencement of a new line of business, an issue of additional equity shares without preemptive rights and reductions of share capital, require that the votes cast in favor of the resolution (whether by show of hands or on a poll) are not less than three times the number of votes, if any, cast against the resolution. As provided in our Articles, a shareholder may exercise his voting rights by proxy to be given in the form prescribed by us. This proxy, however, is required to be lodged with us at least 48 hours before the time of the relevant meeting. A shareholder may, by a single power of attorney, grant general power of representation covering several general meetings. A corporate shareholder is also entitled to nominate a representative to attend and vote on its behalf at all general meetings.

The Companies Act has recently been amended to provide for the passing of resolutions in relation to certain matters specified by the government of India, by means of a postal ballot.

ADS holders have no voting rights with respect to the deposited shares. See “Description of American Depositary Shares—Voting Rights.”

Annual Report

At least 21 days before an annual general meeting, we must circulate either a detailed or abridged version of our Indian GAAP audited financial accounts, together with the Directors’ Report and the Auditor’s Report, to the shareholders along with a notice convening the annual general meeting. We are also required under the Companies Act to make available upon the request of any shareholder our complete balance sheet and profit and loss account.

Under the Companies Act, we must file with the Registrar of Companies our Indian GAAP balance sheet and profit and loss account within 30 days of the conclusion of the annual general meeting and our annual return within 60 days of the conclusion of that meeting.

Register of Shareholders, Record Dates and Transfer of Shares

The equity shares are in registered form. We maintain a register of our shareholders in Mumbai. We register transfers of equity shares on the register of shareholders upon presentation of certificates in respect of the transfer of equity shares held in physical form together with a transfer deed duly executed by the transferor and transferee. These transfer deeds attract stamp duty, which has been fixed at 0.5% of the transfer price.

For the purpose of determining equity shares entitled to annual dividends, the register of shareholders is closed for a period prior to the annual general meeting. The Companies Act and our listing agreements with the stock exchanges permit us, pursuant to a resolution of our board of directors and upon at least 30 days’ advance notice to the stock exchanges, to set the record date and close the register of shareholders after seven days’ public notice for not more than 30 days at a time, and for not more than 45 days in a year, in order for us to determine which shareholders are entitled to certain rights pertaining to the equity shares. Trading of equity shares and delivery of certificates in respect of the equity shares may, however, continue after the register of shareholders is closed.

Transfer of Shares

Shares held through depositories are transferred in the form of book entries or in electronic form in accordance with the regulations laid down by SEBI. These regulations provide the regime for the functioning of the depositories and the participants and set out the manner in which the records are to be kept and maintained and the safeguards to be followed in this system. Transfers of beneficial ownership of shares held through a depositary are exempt from stamp duty.

SEBI requires that our equity shares for trading and settlement purposes be in book-entry form for all investors, except for transactions that are not made on a stock exchange and transactions that are not required to be reported to the stock exchange. Transfers of equity shares in book-entry form require both the seller and the purchaser of the equity shares to establish accounts with depositary participants appointed by depositories established under the Depositaries Act, 1996. Charges for opening an account with a depositary participant, transaction charges for each trade and custodian charges for securities held in each account vary depending upon the practice of each depositary participant. Upon delivery, the equity shares shall be registered in the name of the relevant depositary on our books and this depositary shall enter the name of the investor in its records as the beneficial owner. The transfer of beneficial ownership shall be effected through the records of the depositary. The beneficial owner shall be entitled to all rights and benefits and subject to all liabilities in respect of his securities held by a depositary.

The requirement to hold the equity shares in book-entry form will apply to the ADS holders when the equity shares are withdrawn from the depositary facility upon surrender of the ADSs. In order to trade the equity shares in the Indian market, the withdrawing ADS holder will be required to comply with the procedures described above.

Our equity shares are freely transferable, subject only to the provisions of the Companies Act under which, if a transfer of equity shares contravenes the Securities and Exchange Board of India Act, 1992 or the regulations issued under it or the Sick Industrial Companies (Special Provisions) Act, 1985, or any other similar law, the Indian Company Law Board may, on application made by us, a depositary incorporated in India, an investor, SEBI or certain other parties, direct a rectification of the register of records. It is a condition of our listing that we transfer equity shares and deliver share certificates duly endorsed for the transfer within one month of the date of lodgment of transfer. If a company without sufficient cause refuses to register a transfer of equity shares within two months from the date on which the instrument of transfer is delivered to the company, the transferee may appeal to the Indian Company Law Board seeking to register the transfer of equity shares. The Indian Company Law Board may, in its discretion, issue an interim order suspending the voting rights attached to the relevant equity shares before completing its investigation of the alleged contravention. Our Articles provide for certain restrictions on the transfer of equity shares, including granting power to the board of directors in certain circumstances, to refuse to register or acknowledge transfer of equity shares or other securities issued by us. Furthermore, the RBI requires us to obtain its approval before registering a transfer of equity shares in favor of a person which together with equity shares already held by him represent more than 5.0% of our share capital.

Our transfer agent is Datamatics Financial Services Limited, located in Mumbai. Certain foreign exchange control and security regulations apply to the transfer of equity shares by a non-resident or a foreigner. See “Restrictions on Foreign Ownership of Indian Securities.”

Disclosure of Ownership Interest

The provisions of the Companies Act generally require beneficial owners of equity shares of Indian companies that are not holders of record to declare to the company details of the holder of record and holders of record to declare details of the beneficial owner. While it is unclear whether these provisions apply to holders of an Indian company’s ADSs, investors who exchange ADSs for equity shares are subject to this provision. Failure to comply with these provisions would not affect the obligation of a company to register a transfer of equity shares or to pay any dividends to the registered holder of any equity shares in respect of which this declaration has not been made, but any person who fails to make the required declaration may be liable for a fine of up to Rs. 1,000 for each day this failure continues. However, under the Indian Banking Regulation Act, a registered holder of any equity shares, except in certain conditions, shall not be liable to any suit or proceeding on the ground that the title to those equity shares vests in another person.

Acquisition by the Issuer of Its Own Shares

Until recently, the Companies Act did not permit a company to acquire its own equity shares because of the resulting reduction in the company’s capital. However, the government of India amended the Companies Act and consequently this reduction in capital is permitted in certain circumstances. The reduction of capital requires compliance with buy-back provisions specified in the Companies Act and by SEBI.

ADS holders will be eligible to participate in a buy-back in certain cases. An ADS holder may acquire equity shares by withdrawing them from the depositary facility and then selling those equity shares back to us. ADS holders should note that equity shares withdrawn from the depositary facility may only be redeposited into the depositary facility under certain circumstances. See “Description of American Depositary Shares—Deposit, Withdrawal and Cancellation.”

There can be no assurance that the equity shares offered by an ADS investor in any buy-back of shares by us will be accepted by us. The position regarding regulatory approvals required for ADS holders to participate in a buy-back is not clear. ADS investors are advised to consult their Indian legal advisers prior to participating in any buy-back by us, including in relation to any regulatory approvals and tax issues relating to the buy-back.

Liquidation Rights

Subject to the rights of depositors, creditors and employees, in the event of our winding up, the holders of the equity shares are entitled to be repaid the amounts of capital paid up or credited as paid up on these equity shares. All surplus assets remaining belong to the holders of the equity shares in proportion to the amount paid up or credited as paid up on these equity shares, respectively, at the commencement of the winding-up.

Acquisition of the Undertaking by the Government

Under the Indian Banking Regulation Act, the government may, after consultation with the RBI, in the interest of our depositors or banking policy or better provision of credit generally or to a particular community or area, acquire our banking business. The RBI may acquire our business if it is satisfied that we have failed to comply with the directions given to us by the RBI or that our business is being managed in a manner detrimental to the interest of our depositors. Similarly, the government of India may also acquire our business based on a report by the RBI.

Takeover Code and Listing Agreements

Under the Securities and Exchange Board of India (Substantial Acquisitions of Shares & Takeovers) Regulations, 1997 (the “Takeover Code”), upon the acquisition of more than 5% of the outstanding shares or voting rights of a publicly listed Indian company, a purchaser is required to notify the company and the company and the purchaser are required to notify all the stock exchanges on which the shares of such company are listed. Such notification is also required upon acquisition of 10% and 14% of the outstanding shares or voting rights of a publicly listed Indian company. An ADS holder would be subject to these notification requirements.

Upon the acquisition of 15% or more of such shares or voting rights, or a change in control of the company, the purchaser is required to make an open offer to the other shareholders, offering to purchase at least 20% of all the outstanding shares of the company at a minimum offer price as determined pursuant to the Takeover Code. Since we are a listed company in India, the provisions of the Takeover Code will apply to us. However, the Takeover Code provides for a specific exemption from this provision to an ADS holder and states that this provision will apply to an ADS holder only once he or she converts the ADSs into the underlying equity shares.

We have entered into listing agreements with each of the Indian stock exchanges on which our equity shares are listed. Each of the listing agreements provides that if a purchase of a listed company’s shares results in the purchaser and its affiliates holding more than 5% of the company’s outstanding equity shares or voting rights, the purchaser and the company must report its holding to the company and the relevant stock exchanges. The agreements also provide that if an acquisition results in the purchaser and its affiliates holding equity shares representing more than 15% of the voting rights in the company, then the purchaser must, before acquiring such equity shares, make an offer on a uniform basis to all remaining shareholders of the company to acquire equity shares that have at least an additional 20% of the voting rights of the total equity shares of the company at a prescribed price.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

JPMorgan Chase Bank, N.A., as depositary, will issue the American Depositary Shares, or ADSs, related to any offering. Each ADS will represent an ownership interest in three equity shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which it has not distributed directly to you. Your ADSs will be evidenced by what are known as American Depositary Receipts or ADRs.

The depositary’s office is located at 4 New York Plaza, 13th Floor, New York, NY 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which was filed as an exhibit to the registration statement on Form F-1 we filed on July 12, 2001. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Share Dividends and Other Distributions

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its expenses. You will receive these distributions in proportion to the number of underlying shares that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Cash

The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution if this is practicable and can be done in a reasonable manner. The depositary will attempt to distribute this cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States and other expenses and adjustments. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

Shares

In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. The depositary will sell any shares which would result in fractional ADSs and distribute the net proceeds to the ADR holders entitled to them.

Rights to Receive Additional Shares

In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute the rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of the rights. However, if we do not furnish that evidence or if the depositary determines it is not practical to distribute the rights, the depositary may:

•	sell the rights, if practicable, and distribute the net proceeds as cash, or

•	allow the rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Other Distributions

In the case of a distribution of securities or property other than those described above, the depositary may either:

•	distribute such securities or property in any manner it deems equitable and practicable,

•

to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash, or

•	hold the distributed property, in which case the ADSs will also represent the distributed property.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents (fractional cents will be withheld without liability for interest and added to future cash distributions).

The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain those items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

We cannot assure you that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, or that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

The depositary will issue ADSs upon the deposit of shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued under the accompanying prospectus supplement, we will arrange with the underwriters named therein to deposit such shares.

Except for shares that we deposit, no shares may be deposited by persons located in India, residents of India or for, or on the account of, such persons. Under current Indian laws and regulations, the depositary cannot accept deposits of outstanding shares and issue ADRs evidencing ADSs representing such shares without prior approval of the government of India. However, an investor who surrenders an ADS and withdraws shares may be permitted to redeposit those shares in the depositary facility in exchange for ADSs and the depositary may accept deposits of outstanding shares purchased by a non-resident of India on the local stock exchange and issue ADSs representing those shares. However, in each case, the number of shares redeposited or deposited cannot exceed the number represented by ADSs converted into underlying shares.

Shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. After the closing of the offering to which the accompanying prospectus supplement relates, unless otherwise agreed by the depositary and ourselves and permitted by applicable law, only the following may be deposited with the depositary or custodian:

•	shares issued as a free distribution in respect of deposited securities;

•	shares subscribed for or acquired by holders from us through the exercise of rights distributed by us to such persons in respect of shares; and

•	securities issued by us as a result of any change in par value, subdivision, consolidation and other reclassification of deposited securities or otherwise.

We will inform the depositary if any of the shares permitted to be deposited do not rank pari passu with the shares issued in the offering to which the accompanying prospectus supplement relates and the depositary will arrange for the ADSs issuable with respect to such shares to be differentiated from those issued in such offering until such time as they rank pari passu with the shares issued in such offering.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which the accompanying prospectus supplement relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary’s principal New York office or any other location that it may designate as its transfer office.

When you turn in your ADRs at the depositary’s office, the depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying shares in dematerialized form, for which the ADS holder will be required to open an account with a depositary participant of the National Securities Depositary Limited or Central Depositary Services (India) Limited to hold and sell the shares in dematerialized form upon payment of customary fees and expenses. See “Description of Equity Shares—Transfer of Shares.”

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

You will have no voting rights with respect to the deposited equity shares. The depositary will abstain from exercising the voting rights of the deposited equity shares. Recently, the RBI examined the matter relating to the exercise of voting rights by the depositary and issued a circular dated February 5, 2007 pursuant to which we furnished to the RBI a copy of our agreement with the depository. We have also given an undertaking to the RBI stating that we will not give cognizance to voting by the depositary if the vote given by the depositary is in contravention of its agreement with us and that we or the depositary will not bring about any change in our depository agreement without the prior approval of the RBI.

Equity shares which have been withdrawn from the depositary facility and transferred on our register of shareholders to a person other than the depositary or its nominee may be voted by that person. However, you may not receive sufficient advance notice of shareholder meetings to enable you to withdraw the underlying shares and vote at such meetings.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled to receive a dividend, distribution or rights, subject to the provisions of the deposit agreement.

Reports and Other Communications

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and the depositary or the custodian actually receives those written communications, the depositary will mail copies of them, or, at its option, summaries of them to ADR holders.

Fees and Expenses

The depositary will charge ADR holders a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is U.S.$5.00 for each 100 ADSs (or any portion thereof) issued or surrendered. The depositary may also charge ADR holders or persons depositing shares:

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars. The fees described above may be amended from time to time.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may

•	deduct the amount thereof from any cash distributions, or

•	sell deposited securities and deduct the amount owing from the net proceeds of such sale.

In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled to them.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	take no action.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being notified of these changes, the ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the ADS to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days’ prior notice, and it must do so at our request. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making those sales, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR Holders

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•

a change in law or regulation governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by it;

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•

it takes any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as we require.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

From time to time we may request you and other holders and beneficial owners of ADSs to provide information as to:

•	the capacity in which you and other holders and beneficial owners own or owned ADSs;

•	the identity of any other persons then or previously interested in such ADSs; and

•	the nature of such interest and various other matters.

You agree to provide any information requested by us or the depositary pursuant to the deposit agreement. The depositary has agreed to use reasonable efforts to comply with written instructions received from us requesting that it forward any such requests to you and other holders and beneficial owners and to forward to us any responses to such requests to the extent permitted by applicable law.

We may restrict transfers of the shares where any such transfer might result in ownership of shares in contravention of, or exceeding the limits under, the governmental approval which we received from the Indian government in connection with any offering, applicable law or our organizational documents. We also may instruct you that we are restricting the transfers of ADSs where such transfer may result in the total number of shares represented by the ADSs beneficially owned by you contravening or exceeding the limits under the applicable law or our organizational documents. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the shares underlying such ADSs.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decide it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect the depositary’s designated records at such office during regular business hours.

The depositary will maintain facilities to record and process the registration, registration of transfer, combination and split of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADSs. A pre-release is closed out as soon as the underlying shares (or other ADSs) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs; and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary, and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

The Depositary

JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States, is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

RESTRICTIONS ON FOREIGN OWNERSHIP OF INDIAN SECURITIES

The government of India regulates ownership of Indian companies by foreigners. Foreign investment in Indian securities is generally regulated by the Foreign Exchange Management Act. The Foreign Exchange Management Act, when read together with a series of regulations issued thereunder by the RBI, permits transactions involving the inflow or outflow of foreign exchange and empowers the RBI to prohibit or regulate such transactions.

The Foreign Exchange Management Act has eased restrictions on current account transactions. However, the RBI continues to exercise control over capital account transactions (i.e., those that alter the assets or liabilities, including contingent liabilities, of persons). The RBI has issued regulations under the Foreign Exchange Management Act to regulate the various kinds of capital account transactions, including certain aspects of the purchase and issuance of shares of Indian companies.

The RBI has issued a notification under the provisions of the Foreign Exchange Management Act relaxing the requirement of prior approval for an Indian company making an ADS issue provided that the issuer is eligible to issue ADSs pursuant to the relevant scheme or notification issued by the Ministry of Finance or has the necessary approval from the Foreign Investment Promotion Board.

Under the foreign investment rules, the following restrictions are applicable to foreign ownership:

Foreign Direct Investment

The government of India, pursuant to its liberalization policy, set up the Foreign Investment Promotion Board, or the FIPB, to regulate all foreign direct investment into India. Foreign Direct Investment means investment by way of subscription and/or purchase of securities of an Indian company by a non- resident investor. FIPB approval is required for investment in some sectors, including housing, petroleum (other than refining), defense and strategic industries. Also, the following investments would require the prior permission of the FIPB:

•	investments, including a transfer of shares, in excess of specified sectoral caps;

•

investments by a foreign investor who has an existing joint venture or technology transfer/trade mark agreement in the same field. However, prior FIPB approval will not be required in case of investment made by a venture capital fund registered with SEBI or where the investment in the existing joint venture is less than 3.0% or where the existing joint venture is defunct or sick;

•	investment of more than 24.0% in the equity capital of units manufacturing items reserved for small scale industries;

•	investments by an unincorporated entity;

•	investment in industries for which industrial licensing is compulsory; and

•

all proposals relating to acquisition of shares of an Indian company by a foreign investor (including individuals of Indian nationality or origin residing outside India (a “Non-Resident Indian”), the activities of which company are not under the “automatic” route under existing Indian foreign investment policy or where the Indian company is engaged in the financial services sector or where the acquisition of shares attracts the provisions of the Takeover Code. However, as per a Press Note dated February 10, 2006 issued by the government of India, the prior permission of the FIPB would not be required for transfer of shares from residents to non-residents in the financial services sector or where the provisions of the Takeover Code are attracted, in cases where approvals are required from the RBI, under the Takeover Code or the Insurance Regulatory and Development Authority.

Subject to certain exceptions, Foreign Direct Investment and investment by Non-Resident Indians, in Indian companies does not require the prior approval of the FIPB or the RBI. The government has indicated that in all cases where Foreign Direct Investment is allowed on an automatic basis without FIPB approval the RBI would continue to be the primary agency for the purposes of monitoring and regulating foreign investment. In cases where FIPB approval is obtained, no approval of the RBI is required, although a declaration in the prescribed form, detailing the foreign investment, must be filed with the RBI once the foreign investment is made in the Indian company. The foregoing description applies only to an issuance of shares by, and not to a transfer of shares of, Indian companies.

The government has set up the Foreign Investment Implementation Authority, or the FIIA in the Ministry of Commerce and Industry. The FIIA has been mandated to (i) translate foreign direct investment approvals into implementation, (ii) provide a proactive one-stop after-care service to foreign investors by helping them obtain necessary approvals, (iii) sort out operational problems and (iv) meet with various government agencies to find solutions to foreign investment problems and maximize opportunities through a cooperative approach.

Under the foreign investment rules, the following restrictions are applicable to foreign ownership:

•

Foreign investors may own up to 74.0 % of the equity shares subject to compliance with guidelines issued by the RBI from time to time. This limit falls under the automatic route and does not require specific approval of the Foreign Investment Promotion Board. It includes foreign direct investment, ADSs, Global Depositary Receipts and investments under the portfolio investment scheme by foreign institutional investors and also by Non-Resident Indians. In addition, it encompasses shares acquired by subscription in private placements and public offerings and acquisitions of shares from existing shareholders. Aggregate foreign investment in HDFC Bank from all sources is allowed up to a maximum of 74.0 % of the paid- up capital of the Bank. At least 26.0 % of the paid up capital would have to be held by Indian residents.

•

Under the Issue of Foreign Currency Convertible Bonds and Equity Shares (through Depositary Receipt Mechanism) Scheme, 1993, foreign investors may purchase ADSs subject to the receipt of all necessary government approvals at the time the depositary receipt program is set up. With a view to liberalizing the operational procedures, the government of India’s Ministry of Finance and the RBI have granted a general approval to ADS issues, subject to certain restrictions. However, pricing of ADS offerings is subject to new regulations announced by the Ministry of Finance on August 31, 2005 amending the depository receipt scheme. Pursuant to this amendment, issuers of ADSs are required to ensure that the pricing of ADSs is made at a price that is the higher of (i) the average of the weekly high and low of the closing prices of an issuer’s shares quoted on the stock exchanges during the six months preceding the relevant date; and (ii) the average of the weekly high and low of the closing prices of an issuer’s shares quoted on the stock exchanges during the two weeks preceding the relevant date. The relevant date is the date 30 days prior to the date on which the meeting of the general body of shareholders is held to consider the proposed issue of such ADSs. This pricing requirement will be dispensed with if the ADSs are offered simultaneously with or within 30 days of a domestic offering of equity shares and if the ADSs are priced at or above the price of the domestic offering; and

•

Under the portfolio investment scheme, foreign institutional investors, subject to registration with SEBI and the RBI, may hold in aggregate up to 24.0% of the paid- up equity capital of a company, subject to a resolution of the board of directors and a special resolution of the shareholders. This limit may be raised to 49.0% of the total issued capital of the company that are not represented by ADSs; no single foreign institutional investor may own more than 10.0% of the total issued capital of the company; a corporate/individual sub-account of the foreign institutional investor may not hold more than 5.0% of the total issued capital of a company; a broad based sub-account may not hold more than 10.0% of the total issued capital of a company and no single Non-Resident Indian may own more than 5.0% of the total issued capital of the company. In addition, pursuant to an RBI circular dated November 29, 2001 overseas corporate bodies are not permitted to invest under the portfolio investment scheme though they may continue to hold investments that have already been made under the portfolio investment scheme until such time as these investments are sold on the stock exchange.

Investors in ADSs do not need to seek the specific approval from the government of India to purchase, hold or dispose of their ADSs. In our ADS offering, we obtained the in-principle approval of the relevant stock exchanges for listing of the equity shares underlying the ADSs. We were not required to obtain the prior approval of the Foreign Investment Promotion Board or the RBI. Notwithstanding the foregoing, if a foreign institutional investor, non-resident Indian or overseas corporate body were to withdraw its equity shares from the ADS program, its investment in the equity shares would be subject to the general restrictions on foreign ownership noted above and may be subject to the portfolio investment restrictions, including the portfolio investment limitations mentioned above. The implications of these limitations, however are not clear. Secondary purchases of securities of Indian companies in India by foreign direct investors or investments by non-resident Indians, persons of Indian origin, overseas corporate bodies and foreign institutional investors above the ownership levels set forth above require the government of India’s approval on a case-by-case basis. Furthermore, if an investor withdraws equity shares from the ADS program and its direct or indirect holding in us is equal to or exceeds 15.0% of our total equity, such investor may be required to make a public offer to the remaining shareholders under the Takeover Code.

PLAN OF DISTRIBUTION

We may offer and sell ADSs in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

A prospectus supplement relating to a particular offering of ADSs may include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the ADSs;

•	the net proceeds to us from the sale of the ADSs;

•	any delayed delivery arrangements; and

•

any underwriting discounts and commissions, and other items constituting underwriters’ compensation; any initial public offering price; and any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the ADSs may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices as set forth in a prospectus supplement with respect to such transaction.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of India. Our directors and members of our senior management, and substantially all experts named in this prospectus and any prospectus supplement, reside outside of the United States. All of our assets are located outside of the United States. In addition, a substantial portion of the assets of our directors and members of our senior management and of the non-resident experts are located outside the United States. As a result, it may be difficult to effect service of process within the United States upon these persons or to enforce in U.S. courts judgments obtained in U.S. courts against these persons, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

Section 44A of the Indian Code of Civil Procedure provides that where a foreign judgment has been rendered by a court in any country or territory outside India which the government of India has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. The United States has not been declared by the government of India to be a reciprocating territory for the purposes of Section 44A.

Talwar Thakore and Associates, our Indian counsel, has advised us that, accordingly, a judgment of a court in the United States may be enforced in India only by a suit upon the judgment in terms of Section 13 of the Indian Code of Civil Procedure, and not by proceedings in execution. This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

•	where the judgment has not been pronounced by a court of competent jurisdiction;

•	where the judgment has not been given on the merits of the case;

•

where it appears on the face of the proceedings that the judgment is founded on an incorrect view of international law or a refusal to recognize the law of India in cases in which Indian law is applicable;

•	where the proceedings in which the judgment was obtained were opposed to natural justice;

•	where the judgment has been obtained by fraud; or

•	where the judgment sustains a claim founded on a breach of any law in force in India.

The suit must be brought in India within three years from the date of the judgment by a court in the United States in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the RBI under the Foreign Exchange Management Act to execute such a judgment or to repatriate any amount recovered. Any judgment in a foreign currency would be converted into rupees on the date of judgment and not on the date of payment.

LEGAL MATTERS

The validity of the ADSs offered pursuant to this prospectus and the validity of the equity shares represented by the ADSs offered hereby will be passed upon by Talwar Thakore and Associates, Mumbai, India, our Indian counsel. U.S. securities matters in connection with any offering made pursuant to this prospectus will be passed upon by Cravath, Swaine & Moore LLP, our U.S. counsel.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting included in this prospectus and incorporated by reference in this prospectus from our Annual Report on Form 20-F have been audited by Deloitte Haskins & Sells, an independent registered public accounting firm, as stated in their reports, which are included and incorporated by reference herein (which reports (1) express an unqualified opinion on the financial statements and include explanatory paragraphs related to the adoption of new accounting standards and convenience translation from Indian rupee amounts to U.S. Dollar amounts, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

HDFC Bank Limited:

We have audited the accompanying consolidated balance sheets of HDFC Bank Limited (the “Bank”) as of March 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2007. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Bank as of March 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Bank’s internal control over financial reporting as of March 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated July 10, 2007, expressed an unqualified opinion on management’s assessment of the effectiveness of the Bank’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Bank’s internal control over financial reporting.

As described in Note 2 (b) to the consolidated financial statements, these consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which differ in certain material respects from accounting principles generally accepted for banks in India, which form the basis of the Bank’s general purpose financial statements.

Our audits also comprehended the translation of India rupee amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2 (w). Such U.S. dollar amounts are presented solely for the convenience of readers in the United States of America.

As discussed in Note 2 (q) to the consolidated financial statements, effective April 1, 2006, the Bank adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment.” Also, as discussed in Note 21 to the consolidated financial statements, effective March 31, 2007, the Bank adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

/s/ DELOITTE HASKINS & SELLS.

Chartered Accountants

Mumbai, India

July 10, 2007

HDFC BANK LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of March 31, 2006 and 2007

	As of March 31,
	2006		2007		2007
	(In millions except number of shares)
ASSETS:
Cash and cash equivalents	Rs.	61,194.3	Rs.	80,546.4	US$	1,868.8
Term placements		10,243.7		12,815.8		297.4
Investments held for trading, at fair value		2,945.6		4,284.1		99.4
Investments available for sale, at fair value (includes restricted investments of Rs. 90,102.5 and Rs. 119,824.7 (US$ 2,780.2) respectively)		273,457.0		304,241.1		7,059.0
Securities purchased under agreements to resell		4,200.0		—		—
Loans (net of allowance of Rs. 5,653.3 and Rs. 8,014.5 (US$ 185.9) respectively)		395,274.3		536,730.9		12,453.2
Accrued interest receivable		8,662.7		15,742.9		365.3
Property and equipment, net		8,714.6		10,397.6		241.2
Other assets		26,277.2		48,427.1		1,123.4

Total assets	Rs.	790,969.4	Rs.	1,013,185.9	US$	23,507.7

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Interest-bearing deposits	Rs.	410,181.2	Rs.	484,542.9	US$	11,242.3
Non-interest-bearing deposits		147,124.2		197,805.1		4,589.4

Total deposits		557,305.4		682,348.0		15,831.7
Securities sold under repurchase agreements		—		10,500.0		243.6
Short-term borrowings		74,805.4		95,472.4		2,215.1
Accrued interest payable		8,264.1		17,035.7		395.3
Long-term debt		17,899.9		33,601.5		779.6
Accrued expenses and other liabilities		77,201.8		108,398.6		2,515.0

Total liabilities		735,476.6		947,356.2		21,980.3

Commitments and contingencies (See Note 25)

Minority interest		225.3		321.6		7.5

Shareholders’ equity:
Equity shares: par value—Rs.10 each; authorized 450,000,000 shares; issued and outstanding 313,142,408 shares and 319,389,608 shares, respectively		3,131.4		3,193.9		74.1
Additional paid in capital		26,805.7		30,226.6		701.3
Retained earnings		18,284.6		24,503.3		568.5
Statutory reserve		8,364.6		11,218.2		260.3
Deferred stock-based compensation		(19.5)		—		—
Accumulated other comprehensive income (loss)		(1,299.3)		(3,633.9)		(84.3)

Total shareholders’ equity		55,267.5		65,508.1		1,519.9

Total liabilities and shareholders’ equity	Rs.	790,969.4	Rs.	1,013,185.9	US$	23,507.7

See accompanying notes to consolidated financial statements

HDFC BANK LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For each of the years ended March 31, 2005, 2006 and 2007

	Years ended March 31,
	2005		2006		2007		2007
	(In millions, except share and per share amounts)
Interest and dividend revenue:
Loans	Rs.	16,431.4	Rs.	28,853.8	Rs.	46,823.5	US$	1,086.2
Trading securities		144.4		195.6		1,148.2		26.6
Available for sale securities, including dividend		11,399.1		12,969.6		19,408.0		450.3
Other		1,234.5		1,509.0		2,681.9		62.2

Total interest and dividend revenue		29,209.4		43,528.0		70,061.6		1,625.3

Interest expense:
Deposits		11,074.1		15,590.1		26,175.9		607.4
Short-term borrowings		1,759.4		3,469.7		4,800.4		111.4
Long term debt		390.2		562.0		2,164.8		50.2
Other		—		—		4.0		0.1

Total interest expense		13,223.7		19,621.8		33,145.1		769.1

Net interest revenue		15,985.7		23,906.2		36,916.5		856.2
Provision for credit losses		3,048.2		5,032.0		8,250.3		191.4

Net interest revenue after provision for credit losses		12,937.5		18,874.2		28,666.2		664.8

Non-interest revenue, net:
Fees and commissions		6,124.4		10,949.6		13,371.9		310.3
Trading securities gains (losses), net		(39.3)		(44.8)		(134.7)		(3.1)
Realized gain (losses) on sales of available for sale securities, net		194.3		420.3		(456.9)		(10.6)
Foreign exchange transaction gains		911.7		994.0		1,903.5		44.2
Derivative transaction gains (losses), net		204.0		(402.9)		165.1		3.8
Other, net		816.4		231.7		150.8		3.5

Total non-interest revenue, net		8,211.5		12,147.9		14,999.7		348.1

Total revenue, net		21,149.0		31,022.1		43,665.9		1,012.9

Non-interest expense:
Salaries and staff benefits		3,249.9		5,420.9		11,430.6		265.2
Premises and equipment		2,260.8		3,125.9		4,130.5		95.8
Depreciation and amortization		1,440.7		1,812.1		2,273.3		52.7
Administrative and other		4,462.5		7,487.9		9,591.7		222.5

Total non-interest expense		11,413.9		17,846.8		27,426.1		636.2

Income before income tax expense		9,735.1		13,175.3		16,239.8		376.7
Income tax expense		3,125.4		3,965.7		5,142.9		119.3

Net income before minority interest	Rs.	6,609.7	Rs.	9,209.6	Rs.	11,096.9	US$	257.4
Minority interest		—		22.5		57.2		1.3

Net income	Rs.	6,609.7	Rs.	9,187.1	Rs.	11,039.7	US$	256.1

Per share information: (See Note: 28)
Earnings per equity share—basic	Rs.	22.78	Rs.	29.45	Rs.	35.10	US$	0.81
Earnings per equity share—diluted	Rs.	22.60	Rs.	29.08	Rs.	34.60	US$	0.80
Per ADS information (where 1 ADS represents 3 shares): (See Note 28)
Earnings per ADS—basic	Rs.	68.34	Rs.	88.36	Rs.	105.30	US$	2.44
Earnings per ADS—diluted	Rs.	67.80	Rs.	87.24	Rs.	103.80	US$	2.41

See accompanying notes to consolidated financial statements

HDFC BANK LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For each of the years ended March 31, 2005, 2006 and 2007

	Years ended March 31,
	2005		2006		2007		2007
	(In millions)
Cash flows from operating activities:
Net income	Rs.	6,609.7	Rs.	9,187.1	Rs.	11,039.7	US$	256.1
Adjustment to reconcile net income to net cash provided by operating activities
Provision for credit losses (net)		3,048.2		5,032.0		8,250.3		191.4
Depreciation and amortization		1,440.7		1,812.1		2,273.3		52.7
Amortization of deferred stock based compensation		308.5		46.6		—		—
Amortization of deferred acquisition costs		3,008.8		1,523.2		3,597.1		83.5
Amortization of premium (discount) on investments		1,516.1		2,462.5		2,051.4		47.6
Other than temporary impairment of Investment		—		714.3		105.9		2.5
Provision for deferred income taxes		(213.5)		455.2		(675.9)		(15.7)
Share based compensation expense		—		—		976.3		22.7
(Gain) loss on securitization of loans		(622.5)		31.3		(52.5)		(1.2)
Net realized (gain) loss on sale of available for sale securities		(194.3)		(420.3)		456.9		10.6
Gain (loss) on disposal of property and equipment, net		(2.1)		(2.7)		10.5		0.2
Net change in:
Investments held for trading		4,955.3		(1,667.1)		(1,338.5)		(31.1)
Accrued interest receivable		(733.4)		(3,750.6)		(7,080.2)		(164.3)
Other assets		527.9		(12,162.5)		(25,813.5)		(598.8)
Accrued interest payable		1,677.6		2,421.1		8,771.6		203.5
Accrued expense and other liabilities		(19,582.3)		26,933.9		31,256.7		725.3

Net cash provided by operating activities		1,744.7		32,616.1		33,829.1		785.0

Cash flows from investing activities:
Net change in term placements		(5,134.3)		(1,544.2)		(2,572.1)		(59.7)
Purchase of subsidiary		—		155.8		—		—
Activity in available for sale securities:
Purchases		(153,898.8)		(170,373.4)		(214,645.5)		(4,980.2)
Proceeds from sales		96,986.1		62,820.2		156,310.3		3,626.7
Maturities, prepayments and calls		20,543.1		33,299.5		22,625.1		524.9
Activity in held to maturity securities:
Purchases		(11,888.8)		—		—		—
Maturities, prepayments and calls		10,792.0		—		—		—
Net change in repurchase options and reverse repurchase options		19,950.0		(4,200.0)		14,700.0		341.1
Proceeds from loans securitized		48,234.6		19,733.3		6,535.8		151.6
Loans purchased		(18,309.8)		(8,952.3)		(16,382.1)		(380.1)
Repayments on loans purchased		16,621.2		5,216.0		7,482.8		173.6
Increase in loans originated, net of principal collections		(127,777.5)		(159,840.8)		(147,290.9)		(3,417.4)
Additions to property and equipment		(2,442.8)		(3,752.9)		(3,245.1)		(75.3)
Proceeds from sale or disposal of property and equipment		9.5		51.5		20.7		0.5

Net cash used in investing activities		(106,315.5)		(227,387.3)		(176,461.0)		(4,094.3)

Cash flows from financing activities:
Net increase in deposits		59,480.5		193,762.9		125,042.6		2,901.2
Net increase (decrease) in short-term borrowings		38,014.9		13,597.6		20,667.0		479.5
Proceeds from issuance of debt		—		12,020.0		16,806.0		389.9
Repayments of debt		(1,057.9)		(19.5)		(1,104.4)		(25.6)
Proceeds from issuance of equity shares for options exercised		659.1		625.8		2,540.2		58.9
Proceeds from issuance of shares		12,747.6		—		—		—
Proceeds from applications received for shares pending allotment		423.3		—		—		—
Payment of dividends and dividend tax		(1,131.3)		(1,597.1)		(1,967.4)		(45.6)

Net cash provided by financing activities		109,136.2		218,389.7		161,984.0		3,758.3

Net change in cash and cash equivalents		4,565.4		23,618.5		19,352.1		449.0
Cash and cash equivalents, beginning of year		33,010.4		37,575.8		61,194.3		1,419.8

Cash and cash equivalents, end of year	Rs.	37,575.8	Rs.	61,194.3	Rs.	80,546.4	US$	1,868.8

Supplementary cash flow information:
Interest paid	Rs.	11,543.9	Rs.	17,200.7	Rs.	24,373.5	US$	565.5
Income taxes paid	Rs.	3,719.5	Rs.	5,421.6	Rs.	4,150.0	US$	96.3

Supplementary information on non cash transactions:
Investments transferred from held to maturity to available for sale category	Rs.	37,005.6	Rs.	—	Rs.	—	US$	—

See accompanying notes to consolidated financial statements

HDFC BANK LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For each of the years ended March 31, 2005, 2006 and 2007

	Number of Equity Shares	Equity Share Capital		Additional Paid In Capital		Advance Received Pending Allotment Of Shares		Retained Earnings		Statutory Reserve		Deferred Stock-Based Compensation		Accumulated Other Comprehensive Income (loss)		Comprehensive Income		Total Shareholders’ Equity
	(In millions, except for equity shares)
Balance at March 31, 2004	282,844,438	Rs.	2,828.4		Rs. 12,527.3	Rs.	125.5	Rs.	9,057.1	Rs.	4,523.7	Rs.	(374.6)	Rs.	2,528.4				Rs. 31,215.8
Shares issued upon exercise of options	4,106,775		41.1		743.5		(125.5)												659.1
Shares issued in public offering	22,924,095		229.2		12,518.4														12,747.6
Dividends, including dividend tax									(1,131.3)										(1,131.3)
Advance received pending allotment of shares							423.3												423.3
Amortization of deferred stock-based compensation													308.5						308.5
Transfer to statutory reserve									(1,663.9)		1,663.9								—
Net income									6,609.7							Rs.	6,609.7		6,609.7
Unrealized gains on securities transferred from held to maturity to available for sale															558.9		558.9		558.9
Unrealized loss reclassified to earnings															(773.4)		(773.4)		(773.4)
Change in the unrealized net gain on available for sale securities, net of tax															(1,280.2)		(1,280.2)		(1,280.2)
Comprehensive income																Rs.	5,115.0

Balance at March 31, 2005	309,875,308	Rs.	3,098.7		Rs. 25,789.2	Rs.	423.3	Rs.	12,871.6	Rs.	6,187.6	Rs.	(66.1)	Rs.	1,033.7				Rs. 49,338.0

Shares issued upon exercise of options	3,267,100		32.7		1,016.5		(423.3)												625.9
Dividends, including dividend tax									(1,597.1)										(1,597.1)
Amortization of deferred stock-based compensation													46.6						46.6
Transfer to statutory reserve									(2,177.0)		2,177.0								—
Net income									9,187.1							Rs.	9,187.1		9,187.1
Unrealized gain reclassified to earnings															(80.6)		(80.6)		(80.6)
Change in the unrealized net gain on available for sale securities, net of tax															(2,252.4)		(2,252.4)		(2,252.4)
Comprehensive income																Rs.	6,854.1

Balance at March 31, 2006	313,142,408		Rs. 3,131.4		Rs. 26,805.7	Rs.	—	Rs.	18,284.6	Rs.	8,364.6	Rs.	(19.5)	Rs.	(1,299.3)				Rs. 55,267.5

Shares issued upon exercise of options	6,247,200		62.5		2,477.7														2,540.2
Dividends, including dividend tax									(1,967.4)										(1,967.4)
Adjustment on initial application
of FAS 123 (R)					(33.1)								19.5						(13.6)
Transfer to statutory reserve									(2,853.6)		2,853.6								—
Net income									11,039.7							Rs.	11,039.7		11,039.7
Unrealized loss reclassified to earnings															378.9		378.9		378.9
Change in the unrealized net gain on available for sale securities, net of tax															(2,690.6)		(2,690.6)		(2,690.6)
Share based compensation					976.3														976.3
Application of FAS 158, net of tax															(22.9)				(22.9)
Comprehensive income																Rs.	8,728.0

Balance at March 31, 2007	319,389,608		Rs. 3,193.9	Rs.	30,226.6	Rs.	—	Rs.	24,503.3		Rs. 11,218.2	Rs.	—	Rs.	(3,633.9)			Rs.	65,508.1

Balance at March 31, 2007	319,389,608	US$	74.1	US$	701.3	US$	—	US$	568.5	US$	260.3	US$	—	US$	(84.3)			US$	1,519.9

See accompanying notes to consolidated financial statements

1. The Bank

HDFC Bank Limited (the “Bank”) was incorporated in August 1994 with its registered office in Mumbai, India. The Bank is a banking company governed by India’s Banking Regulations Act, 1949. The Bank’s shares are listed on the Bombay Stock Exchange Ltd., The National Stock Exchange of India Limited and its ADSs are listed on the New York Stock Exchange.

The Bank’s largest shareholder is Housing Development Finance Corporation Limited (“HDFC Limited”), which, along with its subsidiaries, owns 21.6 % of the Bank’s equity as of March 31, 2007. The remainder of the Bank’s equity is widely held by the public and by foreign and Indian institutional investors.

After March 31, 2007, the Bank allotted to HDFC Limited a further 13.582 million shares on a preferential basis at a price of Rs. 1,023.49 per share. After March 31, 2007 the total number of shares issued pursuant to exercise of stock options till June 30, 2007 is 215,400 shares.

The Bank’s principal business activities are retail banking, wholesale banking and treasury operations. The Bank’s retail banking division provides a variety of deposit products as well as loans, credit cards, debit cards, third party mutual funds and insurance, investment advisory services, depositary services, trade finance, foreign exchange and derivative services and sale of gold bars. Through its wholesale banking operations, the Bank provides loans, deposit products, documentary credits, guarantees, bullion trading, foreign exchange, and derivative products. It also provides cash management services, clearing and settlement services for stock exchanges, tax and other collections for the government, custody services for mutual funds and correspondent banking services. The Bank’s treasury group manages its debt securities and money market operations and its foreign exchange and derivative products.

2. Summary of Significant Accounting Policies

a. Principles of Consolidation

The consolidated financial statements include the accounts of HDFC Bank Limited and its subsidiaries. The Bank consolidates subsidiaries in which, directly or indirectly, it holds more than 50% of the voting rights or exercises control. Entities where the Bank holds 20% to 50% of the voting rights and/or has the ability to exercise significant influence are accounted for under the equity method, and the pro rata share of their income (loss) is included in income. Income from investments in other companies is recognized when dividends are received. The Bank consolidates Variable Interest Entities (VIEs) where the Bank is determined to be the primary beneficiary under FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46 (R)). All significant inter-company accounts and transactions are eliminated on consolidation.

b. Basis of presentation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). US GAAP differs in certain material respects from accounting principles generally accepted in India, the requirements of India’s Banking Regulations Act and related regulations issued by the Reserve Bank of India (“RBI”) (collectively “Indian GAAP”), which form the basis of the statutory general purpose financial statements of the Bank in India. Principal differences insofar as they relate to the Bank include: determination of the allowance for credit losses; classification and valuation of investments; accounting for deferred income taxes, stock-based compensation, employee benefits, loan origination fees and derivative financial instruments, and the presentation format and disclosures of the financial statements and related notes.

c. Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses for the years presented. Actual results could differ from these estimates. Material estimates included in these financial statements that are susceptible to change include the allowance for credit losses and the valuation of unquoted investments and derivatives.

d. Cash and cash equivalents

The Bank considers all highly liquid financial instruments, which are readily convertible into cash and have original maturities of three months or less on the date of purchase, to be cash equivalents.

e. Customer acquisition costs

Customer acquisition costs principally consist of commissions paid to third party referral agents who obtain retail loans and such costs are deferred and amortized as a yield adjustment over the life of the loans. Advertising and marketing expenses incurred to solicit new business are expensed as incurred.

f. Investments in securities

Investments consist of securities purchased as part of the Bank’s treasury operations, such as government securities and other debt and equity securities, and investments purchased as part of the Bank’s wholesale banking operations, such as credit substitute securities issued by the Bank’s wholesale banking customers.

Credit substitute securities typically consist of commercial paper, short-term debentures and preference shares issued by the same customers with whom the Bank has a lending relationship in its wholesale banking business. Investment decisions for credit substitute securities are subject to the same credit approval processes as for loans, and the Bank bears the same customer credit risk as it does for loans extended to those customers. Additionally, the yield and maturity terms are generally directly negotiated by the Bank with the issuer. As the Bank’s exposures to such securities are similar to its exposures on its loan portfolio, additional disclosures have been provided on impairment status in Note 8 and on concentrations of credit risk in Note 12.

All other securities including mortgage and asset-backed securities are actively managed as part of the Bank’s treasury operations. The issuers of such securities are either the government, public financial institutions or private issuers. These investments are typically purchased from the market, and debt securities are generally publicly rated.

Securities that are held principally for resale in the near term are classified as held for trading (“HFT”) and are carried at fair value, with changes in fair value recorded in earnings.

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity (“HTM”) and are carried at amortized cost.

Equity securities with readily determinable fair values and all debt securities that are not classified as HTM or HFT are classified as available for sale (“AFS”) and are carried at fair value. Unrealized gains and losses on such securities, net of applicable taxes, are reported in accumulated other comprehensive income (loss), a separate component of shareholders’ equity.

Fair values are based on market quotations where a market quotation is available or otherwise based on present values at current interest rates for such investments.

Where management determines that an HTM security’s credit rating has been irrevocably downgraded, and continued holding to maturity is likely to result in increased losses, it transfers the security to AFS or sells the security at the best available price.

Transfers between categories are recorded at fair value on the date of the transfer.

g. Impairment of securities

Declines in the fair values of held to maturity and available for sale securities below their carrying values that are other than temporary are reflected in earnings as realized losses, based on management’s best estimate of the fair value of the investment. The Bank identifies other than temporary declines based on an evaluation of all significant factors, including the length of time and extent to which fair value is less than carrying values and the financial condition and economic prospects of the issuer. Estimates of any declines in the fair values of credit substitute securities that are other than temporary are measured on a case-by-case basis together with loans to those customers. The Bank does not recognize an impairment for debt securities if the cause of the decline is related solely to interest rate increases and where the Bank has the ability and intent to hold the security until the forecasted recovery.

h. Loans

The Bank grants retail and wholesale loans to customers.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for an allowance for credit losses.

Interest is accrued on the unpaid principal balance and is included in interest income. Loans are placed on “non-accrual” status when interest or principal payments are past due for a specified period, at which time no further interest is accrued and overdue interest is written off against interest income. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. Loans are placed on “non-accrual” status when interest or principal payments are one quarter past due in line with international practices.

i. Allowance for credit losses

The Bank provides an allowance for credit losses based on management’s best estimate of losses inherent in the loan portfolio. The allowance for credit losses consists of allowances for retail loans and wholesale loans.

Retail

The Bank’s retail loan loss allowance consists of specific and unallocated allowances.

The Bank establishes a specific allowance on the retail loan portfolio based on factors such as the nature of the product, delinquency levels or the number of days the loan is past due, the nature of the security available and loan to value ratios. The loans are charged off against allowances at defined delinquency levels.

The Bank also records unallocated allowance for its retail loans by product type. The Bank’s retail loan portfolio comprises groups of large numbers of small value homogeneous loans. The Bank establishes an unallocated allowance for loans in each product group based on its estimate of the expected amount of losses inherent in such product. In making such estimates, among other factors considered, the Bank stratifies such loans based on the number of days past due and takes into account historical losses for such product, the nature of security available and loan to value ratios.

Wholesale

The allowance for wholesale loans consists of specific and unallocated components. The allowance for such credit losses is evaluated on a regular basis by management and is based upon management’s view of the probability of recovery of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, factors affecting the industry which the loan exposure relates to and prevailing economic conditions.

This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Loans are charged off against the allowance when management believes that the loan balance cannot be recovered. Subsequent recoveries, if any, are credited to the provision.

The Bank grades its wholesale loan accounts considering both qualitative and quantitative criteria. Wholesale loans are considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, the financial condition of the borrower, the value of collateral held, and the probability of collecting scheduled principal and interest payments when due.

The Bank establishes specific allowances for each impaired wholesale loan customer in the aggregate for all facilities, including term loans, cash credits, bills discounted and lease finance, based on either the present value of expected future cash flows discounted at the loan’s effective interest rate or the net realizable value of the collateral if the loan is collateral dependent.

Wholesale loans that experience insignificant payment delays and payment shortfalls are generally not classified as impaired but are placed on a surveillance watch list and closely monitored for deterioration. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, market information, and the amount of the shortfall in relation to the principal and interest owed.

In light of the significant growth in the size and diversity of its wholesale loan portfolio, the Bank has also established an unallocated allowance for wholesale standard loans based on the overall portfolio quality, asset growth, economic conditions and other risk factors. The Bank estimate its wholesale unallocated allowance based on an internal credit slippage matrix, which measures the Bank’s historic losses for its standard loan portfolio.

j. Sales/Transfer of Receivables

The Bank sells finance receivables to special purpose entities (“SPEs”) in securitization transactions. Recourse is in the form of the Bank’s investment in subordinated securities issued by these SPEs, cash collateral and other credit and liquidity enhancements. Securitized receivables are derecognized in the balance sheet when they are sold and consideration has been received by the Bank. Sales and transfers that do not meet the criteria for surrender of control are accounted for as secured borrowings. The Bank also enters into securitisation transactions, which are similar to asset-backed securitization transactions through the SPE route, except that such portfolios of receivables are assigned directly to the purchaser and are not represented by pass-through certificates.

Gains or losses from the sale of receivables are recognized in the income statement in the period the sale occurs based on the relative fair value of the portion sold and the portion allocated to retained interests, and are reported net of the estimated cost of servicing by the Bank.

Fair values are determined based on the present value of expected future cash flows, using best estimates for key assumptions, such as prepayment and discount rates, commensurate with the risk involved.

For further information, see note 11.

k. Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of fixed assets on a straight-line basis at the following rates:

Type of Asset	Rate of depreciation
Buildings	1.61%
Leasehold improvements	Lower of asset life or period of lease
ATMs	12.50%
Very small aperture terminals (“VSATs”)	10.00%
Office equipment	16.21%
Computer equipment	33.33%
Automobiles	25.00%
Software and system development expenditure	25.00%
Assets at the residence of executives of the Bank	25.00%

l. Impairment or disposal of tangible long lived assets

Whenever events or circumstances indicate that the carrying amount of tangible long lived assets may not be recoverable, the Bank subjects such long lived assets to a test of recoverability based on the undiscounted cash flows from use or disposition of the asset. Such events or circumstances would include changes in the market, technology obsolescence, adverse changes in profitability or regulation. If the asset is impaired, the Bank recognizes an impairment loss estimated as the difference between carrying value and the net realizable value.

m. Foreclosed or repossessed assets

Assets acquired through or in lieu of foreclosure or through repossession are generally held for sale and initially recorded at fair value on the date of foreclosure or repossession. On subsequent dates, such assets are periodically evaluated by management for changes in fair value, and are carried at the lower of the fair value on the date of foreclosure or repossession and the net realizable value on the balance sheet date. Net realizable value represents the anticipated sale price less the estimated costs of disposal. Revenues and expenses from the operation of such assets and changes in the fair value are recognised in earnings.

n. Income tax

Income tax expense/benefit consists of the current tax provision and the net change in the deferred tax asset or liability in the year.

Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying values of assets and liabilities and their respective tax bases, and operating loss carry forwards. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be received or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the income statement in the period of enactment of the change.

Some of the provisions of tax laws that have been recently promulgated remain open to interpretations. The Bank uses a conservative estimate to make provisions for these taxes since no precedents exist or decided cases which could be used as points in reference.

o. Revenue recognition

Interest income from loans and from investments is recognized on an accrual basis when earned except in respect of loans or investments placed on non-accrual status, where it is recognized when received. The Bank generally does not charge upfront loan origination fees. Nominal application fees are charged which offset the related costs incurred.

Fees and commissions from guarantees issued are amortized over the contractual period of the commitment, provided the amounts are collectible.

Dividends are recognized when declared.

Realized gains and losses on sale of securities are recorded on the trade date and are determined using the weighted average cost method.

Other fees and income are recognized when earned, which is when the service that results in the income has been provided. The Bank amortizes annual fees on credit cards over the contractual period of the fees.

p. Foreign currency transactions

The Bank’s functional currency is the Indian rupee. Foreign currency transactions are recorded at the exchange rate prevailing on the date of the transaction. Foreign currency denominated monetary assets and liabilities are converted into Indian rupees using exchange rates prevailing on the balance sheet dates. Gains and losses arising on conversion of foreign currency denominated monetary assets and liabilities and on foreign currency transactions are included in the determination of net income.

q. Stock-Based Compensation

The Bank has implemented the provisions of SFAS No. 123(R) “Accounting for Stock-Based Compensation” with effect from April 1, 2006. Accordingly the fair value method is used to account for the compensation cost of stock options and awards granted to employees of the Bank with effect from April 1, 2006. The Bank elected the ‘modified prospective method’ as prescribed in SFAS 123 (R) and therefore the prior periods were not restated. Accordingly ‘modified prospective method’ was applied to new awards granted after April 1, 2006 and to unvested portion of previously granted stock options and awards.

Until March 31, 2006 had compensation cost for the Bank’s stock option plans been determined based on the fair value approach, the Bank’s net income and earnings per share would have been as per the proforma amounts indicated below:

		Years ended March 31,
		2005		2006
		(In millions, except per share amounts)
Net Income:	As reported	Rs.	6,609.7	Rs.	9,187.1
Add: Stock-based employee compensation expense included in net income	As reported		308.5		46.6
Less: Stock-based compensation expense determined under fair value based method:	Pro forma		(1,209.4)		(1,276.5)

Net Income:	Pro forma	Rs.	5,708.8		Rs. 7,957.2

Basic earnings per share	As reported	Rs.	22.78	Rs.	29.45
	Pro forma		19.68		25.51
Diluted earnings per share	As reported	Rs.	22.60	Rs.	29.08
	Pro forma		19.52		25.19
Basic earnings per ADS	As reported	Rs.	68.34	Rs.	88.36
	Pro forma		59.04		76.53
Diluted earnings per ADS	As reported	Rs.	67.80	Rs.	87.24
	Pro forma		58.56		75.56

The adoption of SFAS 123(R) has resulted in the recognition of stock compensation expense of Rs. 976.3 million for fiscal 2007. The impact on the consolidated financial statements of the Bank for fiscal 2007 due to the adoption of SFAS 123(R) using the modified prospective approach is given below:

	Years ended March 31,
	2007		2007
	(In millions, except per share amounts)
Income before income tax		Rs. (976.3)	US$	(22.7)
Net income		(976.3)		(22.7)
Cash flows from operating activities		(976.3)		(22.7)

Earnings per equity share—basic	Rs.	(3.10)	US$	(0.07)
Earnings per equity share—diluted		(3.06)		(0.07)
Earnings per ADS—basic		(9.30)		(0.22)
Earnings per ADS—diluted		(9.18)		(0.21)

The fair value of options have been estimated on the dates of each grant using a binomial option pricing model with the following assumptions:

	Years ended March 31,
	2005*	2006	2007
Dividend yield	—	0.7%	0.55%
Expected volatility	—	21.25%	31.75%
Risk—free interest rate
ESOS Plan	—	6.1%-6.6%	7.8%-7.9%
Expected lives:
ESOS Plan	—	1-7 yrs	1-5 yrs

*	No options were granted in the year 2005.

r. Debt issuance costs

Issuance costs of long-term debt are amortized over the tenure of the debt.

s. Earnings per share

Basic earnings per equity share have been computed by dividing net income by the weighted average number of equity shares outstanding for the period. For the purpose of determining the weighted average number of equity shares outstanding, the Bank treats advances received from optionees who exercise their options as issued shares even if the administrative formalities of allocating equity shares have not been completed. Diluted earnings per equity share has been computed using the weighted average number of equity shares and dilutive potential equity shares outstanding during the period, using the treasury stock method, except where the result would be anti-dilutive. The Bank also reports basic and diluted earnings per ADS, where each ADS represents three equity shares. Earnings per ADS have been computed as earnings per equity share multiplied by the number of equity shares per ADS. A reconciliation of the number of shares used in computing earnings per share has been provided in Note 28.

t. Segment information

The Bank operates in three reportable segments, namely retail banking, wholesale banking and treasury services. Segment-wise information has been provided in Note 24.

u. Derivative Financial Instruments

The Bank recognizes all derivative instruments, including certain derivative instruments embedded in other contracts, as assets or liabilities in the balance sheet and measures them at fair value, unless those instruments qualify to be accounted for as hedge contracts. The Bank has not designated any derivatives as hedges. As such, all changes in fair value of derivative instruments are recognised in net income in the period of change.

The Bank enters into forward exchange contracts, currency swaps and currency options with its customers and typically transfers such customer exposures in the inter-bank foreign exchange markets. The Bank also enters into such instruments to cover its own foreign exchange exposures. All such instruments are carried at fair value, determined based on market quotations.

The Bank enters into rupee interest rate swaps for its own account. The Bank also enters into interest rate currency swaps and cross currency interest rate swaps with its customers and typically lays these off in the inter-bank market. Such contracts are carried on the balance sheet at fair value, based on market quotations where available or priced using market determined yield curves.

v. Recently issued accounting pronouncements not yet effective

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Instruments” which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative and would otherwise require bifurcation in accordance with SFAS 133. The statement is effective as of April 1, 2007. The adoption of SFAS no. 155 is not expected to have a material impact on the bank’s future financial position or results of operation.

In March 2006, the FASB issued SFAS No.156, “Accounting for Servicing of Financial Assets, an amendment to FASB Statement No. 140”, which permits but does not require an entity to account for one or more classes of servicing rights at fair value, with changes in fair value recorded in Consolidated Statement of Income. The statement is effective April 1, 2007. The Bank does not expect that the adoption of the above mentioned new accounting pronouncement will have a material impact on the bank’s future financial position or results of operation.

In September 2006, the FASB issued SFAS No.157, “Fair Value Measurements”. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement is effective November 2007. The bank is currently evaluating this standard to determine whether it will have a material effect on the bank’s future financial position or results of operation.

In February, 2007, the FASB issued Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (including an amendment of FASB Statement No. 115). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The unrealized gains and losses on items for which the fair value option has been elected is to be reported in earnings. SFAS 159 is effective from an entity’s first year beginning after 15 November 2007. The bank is currently evaluating this standard to determine whether it will have a material effect on the bank’s future financial position or results of operation.

In June 2006, the FASB issued FIN No. 48, “Accounting for uncertainty in Income Taxes- an interpretation of FASB statement No. 109”. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return besides it also provides guidance on several other similar issues. This interpretation is effective for fiscal years beginning after December 2006. The Bank does not expect that the adoption of FIN No. 48 will have a material impact on the bank’s future financial position or results of operation.

w. Convenience Translation

The accompanying financial statements have been expressed in Indian rupees (“Rs.”), the Bank’s functional currency. For the convenience of the reader, the financial statements as of and for the year ended March 31, 2007 have been translated into U.S. dollars at U.S.$1.00 = Rs. 43.10 based on the noon buying rate for cable transfers on March 30, 2007 as certified for customs purposes by the Federal Reserve Bank of New York. Such translation should not be construed as a representation that the rupee amounts have been or could be converted into United States dollars at that or any other rate, or at all.

3. Cash and cash equivalents

Cash and cash equivalents as of March 31, 2006 and 2007 include balances of Rs. 27,989.0 million, Rs. 44,359.7 million respectively, maintained with the RBI to meet the Bank’s cash reserve ratio requirement. The Bank is required to maintain a specific percentage of its demand and time liabilities by way of a balance in current account with the RBI. This is to maintain the solvency of the banking system. The cash reserve ratio has to be maintained on an average basis for a two-week period and should not fall below 70% of the required cash reserve ratio on any particular day.

4. Term placements

Term placements consist of placements with banks and financial institutions in the ordinary course of business. These placements have original maturities for periods between 3 months and 7 years.

5. Investments, held for trading

The portfolio of trading securities at March 31, 2006 and 2007 is as follows:

	As of March 31, 2006
	Amortized Cost		Gross Unrealized Gains		Gross Unrealized Losses		Fair Value
	(In millions)
Government of India securities	Rs.	2,948.1	Rs.	6.1	Rs.	8.6	Rs.	2,945.6

Total	Rs.	2,948.1	Rs.	6.1	Rs.	8.6	Rs.	2,945.6

	As of March 31, 2007
	Amortized Cost		Gross Unrealized Gains		Gross Unrealized Losses		Fair Value
	(In millions)
Government of India securities	Rs.	1,639.3	Rs.	3.5	Rs.	5.0	Rs.	1,637.8

Total Debt Securities		1,639.3		3.5		5.0		1,637.8
Mutual fund units		2,644.2		2.5		0.4		2,646.3

Total	Rs.	4,283.5	Rs.	6.0	Rs.	5.4	Rs.	4,284.1

Total	US$	99.4	US$	0.1	US$	0.1	US$	99.4

6. Investments, available for sale

The portfolio of available for sale securities at March 31, 2006 and 2007 is as follows:

	As of March 31, 2006
	Amortized Cost		Gross Unrealized Gains		Gross Unrealized Losses		Fair Value
	(In millions)
Government of India securities	Rs.	189,200.9	Rs.	405.1	Rs.	1,945.0	Rs.	187,661.0
Securities issued by Government of India sponsored institutions		27,772.2		105.1		450.8		27,426.5
State government securities		459.4		0.1		12.1		447.4
Securities issued by state government sponsored institutions		315.0		6.7		0.3		321.4
Credit substitutes (See Note 8)		9,625.6		170.6		44.9		9,751.3
Corporate bonds		150.0		—		0.9		149.1

Debt securities		227,523.1		687.6		2,454.0		225,756.7
Mortgage-backed securities		17,158.8		90.7		194.7		17,054.8
Asset-backed securities		27,338.6		34.5		247.0		27,126.1
Equity securities		275.3		54.1		3.9		325.5
Mutual fund units		3,187.1		6.8		—		3,193.9

Total	Rs.	275,482.9	Rs.	873.7	Rs.	2,899.6	Rs.	273,457.0

Securities with gross unrealized losses							Rs.	197,275.2
Securities with gross unrealized gains								76,181.8

							Rs.	273,457.0

	As of March 31, 2007
	Amortized Cost		Gross Unrealized Gains		Gross Unrealized Losses		Fair Value
	(In millions)
Government of India securities		Rs. 234,077.0		Rs. 319.8		Rs. 5,182.8		Rs. 229,214.0
Securities issued by Government of India sponsored institutions		29,517.3		104.5		462.4		29,159.4
State government securities		447.4		—		19.5		427.9
Securities issued by state government sponsored institutions		716.8		—		7.9		708.9
Credit substitutes (See Note 8)		6,893.0		21.0		155.0		6,759.0
Other corporate/financial institution bonds		749.0		—		12.2		736.8

Debt securities		272,400.5		445.3		5,839.8		267,006.0
Mortgage-backed securities		14,801.3		88.7		175.6		14,714.4
Asset-backed securities		22,365.7		24.8		164.5		22,226.0
Equity securities		173.3		126.6		15.2		284.7
Mutual fund units		10.0		—		—		10.0

Total		Rs. 309,750.8		Rs. 685.4		Rs. 6,195.1		Rs. 304,241.1

Total	US$	7,186.8	US$	15.9	US$	143.7	US$	7,059.0

Securities with gross unrealized losses								Rs. 240,292.1
Securities with gross unrealized gains								63,949.0

								Rs. 304,241.1

							US$	7,059.0

Investments include Rs. 90,102.5 million as of March 31, 2006 and Rs. 119,824.7 million as of March 31, 2007 respectively, which have been kept as margins for clearing, collateral borrowing and lending obligation (CBLO) and real time gross settlement (RTGS). These have been kept with the Clearing Corporation of India Limited and RBI.

The Bank conducts a review each year to identify and evaluate investments that have indications of possible impairment. An investment in an equity or debt security is impaired if its fair value falls below its cost and the decline is considered other than temporary. Factors considered in determining whether a loss is temporary include length of time and extent to which fair value has been below cost, the financial condition and near term prospects of the issuer, and the Bank’s ability and intent to hold the investment for a period sufficient to allow for any anticipated recovery. The Bank evaluated the impaired investments and has fully recognized an expense of Rs. 105.9 million (US$ 2.5 million) (previous year Rs. 714.3 million) as other than temporary impairment in fiscal 2007. The Bank believes that the other unrealized losses on its investments in equity and debt securities as of March 31, 2007 are temporary in nature. The Bank’s review of impairment generally entails:

•	identification and evaluation of investments that have indications of possible impairment;

•	analysis of individual investments that have fair values of less than 95% of amortized cost, including consideration of the length of time the investment has been in an unrealized loss position;

•	analysis of evidential matter, including an evaluation of factors or triggers that would or could cause individual investments to have other-than temporary impairment; and

•	documentation of the results of these analyses, as required under business policies.

The gross unrealized losses and fair value of available for sale securities at March 31, 2007 is as follows:

	As of March 31, 2007
	Less Than 12 Months				12 Months or Greater
	Fair Value		Unrealized Losses		Fair Value		Unrealized Losses
	(In millions)
Government of India securities		Rs. 10,925.9		Rs. 177.4	Rs.	169,976.0	Rs.	5,005.4
Securities issued by Government of India sponsored institutions		6,052.8		54.4		18,713.2		408.0
State government securities		0.1		—		427.1		19.5
Securities issued by state government sponsored institutions		704.3		7.9		—		—
Credit substitutes (See Note 8)		4,525.1		125.4		1,118.4		29.6
Other corporate/financial institution bonds		736.8		12.2		—		—

Debt securities		22,945.0		377.3		190,234.7		5,462.5
Mortgage-backed securities		2,997.5		39.6		4,908.3		136.0
Asset-backed securities		7,822.3		26.4		11,376.8		138.1
Equity securities		7.5		15.2		—		—

Total		Rs. 33,772.3		Rs. 458.5	Rs.	206,519.8		Rs. 5,736.6

Total	US$	783.6	US$	10.6	US$	4,791.6	US$	133.1

The contractual residual maturity of available for sale debt securities as of March 31, 2007 is set out below:

	As of March 31, 2007
	Amortized Cost		Fair Value		Fair Value
	(In millions)
Within one year	Rs.	19,807.2	Rs.	19,758.6	US$	458.4
Over one year through five years		162,252.0		158,927.4		3,687.4
Over five years through ten years		70,309.7		69,109.5		1,603.5
Over ten years		20,031.6		19,210.5		445.7

Total	Rs.	272,400.5	Rs.	267,006.0	US$	6,195.0

AFS investments of Rs. 188,108.4 million and Rs. 229,641.9 million as of March 31, 2006 and March 31, 2007, respectively, are held to meet the Bank’s statutory liquidity ratio requirements. These balances are subject to withdrawal and usage restrictions, but may be freely traded by the Bank within those restrictions.

Gross realized gains and gross realized losses from sales of such securities and dividends and Interest on available for sale securities are set out below:

	Year ended March 31,
	2005		2006		2007		2007
	(In millions)
Gross realized gains on sale	Rs.	1,349.9	Rs.	694.3	Rs.	297.6	US$	6.9
Gross realized losses on sale		(1,155.6)		(274.0)		(754.5)		(17.5)

Realized gains (losses), net		194.3		420.3		(456.9)		(10.6)
Dividends and interest		10,605.7		12,969.6		19,408.0		450.3

Total	Rs.	10,800.0	Rs.	13,389.9	Rs.	18,951.1	US$	439.7

7. Investments, held to maturity

There were no HTM securities as of March 31, 2006 and March 31, 2007.

Interest on held to maturity securities was Rs. 793.4 million for the year ended March 31, 2005.

In the year ended March 31, 2005, because interest rates were rising in the Indian market, the Bank elected to transfer investments with a fair value of Rs. 11.2 billion from its HTM portfolio to its AFS portfolio because these investments were yielding higher than prevailing market yields. This transfer was permitted by RBI regulations. However, under U.S. GAAP, the Bank’s HTM portfolio was deemed “tainted” and the Bank was required to re-classify the remaining HTM portfolio as AFS securities. The Bank is not permitted to establish a new HTM portfolio under U.S. GAAP until after March 31, 2007 and, accordingly, the Bank’s investment classification under U.S. GAAP and Indian GAAP could vary materially in the future.

This reclassification resulted in an increase to shareholders’ equity of Rs. 1,222.2 million and had no impact on net income during the year ended March 31, 2005.

8. Credit Substitutes

Credit substitutes consist of securities that the Bank invests in as part of an overall extension of credit to certain customers. Such securities share many of the risk and reward characteristics of loans and are managed by the Bank together with other credit facilities extended to the same customers. The fair values of credit substitutes by type of instrument as of March 31, 2006, March 31, 2007 are as follows:

	As of March 31,
	2006				2007
	Amortized Cost		Fair Value		Amortized Cost		Fair Value
	(In millions)
Available for sale credit substitute securities:
Debentures	Rs.	9,183.0	Rs.	9,308.1	Rs.	6,415.5	Rs.	6,382.4
Preferred shares		442.6		443.2		378.1		277.2
Commercial paper		—		—		99.4		99.4

Total	Rs.	9,625.6	Rs.	9,751.3	Rs.	6,893.0	Rs.	6,759.0

					US$	159.9	US$	156.8

The bank has no credit substitutes in the held to maturity category.

The fair values of credit substitutes have been analyzed as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Performing	Rs.	9,751.3	Rs.	6,759.0	US$	156.8
Impaired—gross balance		95.4		95.4		2.2
Less amounts provided for other than temporary impairments		(95.4)		(95.4)		(2.2)

Impaired credit substitutes, net		—		—		—

Total credit substitutes, net	Rs.	9,751.3	Rs.	6,759.0	US$	156.8

Impaired credit substitutes as of March 31, 2006 and March 31, 2007:

	As of March 31,
	2006		2007		2007
	(In millions)
Gross impaired credit substitutes:
—on accrual status	Rs.	—	Rs.	—	US$	—
—on non-accrual status		95.4		95.4		2.2

Total	Rs.	95.4	Rs.	95.4	US$	2.2

Gross impaired credit substitutes by industry:
—Electronics	Rs.	95.4	Rs.	95.4	US$	2.2

Total	Rs.	95.4	Rs.	95.4	US$	2.2

Average impaired credit substitutes	Rs.	92.4	Rs.	95.4	US$	2.2

Interest foregone on impaired credit substitutes	Rs.	—	Rs.	—	US$	—

Interest income recognized on impaired credit substitutes	Rs.	—	Rs.	—	US$	—

Interest income recognized on impaired credit substitutes on a cash basis	Rs.	—	Rs.	—	US$	—

As of March 31, 2007, the Bank has no additional funds committed to borrowers whose credit substitutes were impaired.

9. a. Securities purchased under resell agreements

Securities purchased under agreements to resell are classified separately from investments and generally mature within 14 days of the transaction date. Such resell transactions are recorded at the amount of cash advanced on the transaction. Resell transactions outstanding as of March 31, 2006 and March 31, 2007 are Rs. 4,200.0 million, and Rs. nil respectively.

b. Securities sold under repurchase agreements

Securities sold under agreements to repurchase are classified separately from investments and generally mature within 14 days of the transaction date. Such repurchase transactions are recorded at the amount of cash received on the transaction. Repurchase transactions outstanding as of March 31, 2006 and March 31, 2007 are Rs. nil and Rs. 10,500.0 million respectively.

10. Loans

Loan balances include Rs. 47,100.0 million and Rs. 68,094.0 million as of March 31, 2006 and March 31, 2007 for assets which have been pledged as collateral for borrowings and are therefore restricted.

Loans by facility as of March 31, 2006 and March 31, 2007 are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Retail Loans:
Auto loans	Rs.	51,184.4	Rs.	87,701.2	US$	2,034.8
Commercial vehicle and construction equipment finance		43,613.2		52,070.6		1,208.1
Personal loans		47,775.6		57,370.6		1,331.1
Loans against securities		17,669.8		12,720.3		295.1
Two-wheeler loans		19,661.2		22,340.1		518.3
Retail business banking		29,291.6		54,374.4		1,261.6
Credit cards		13,758.0		20,104.9		466.5
Other retail loans		6,347.6		11,924.0		276.8

Subtotal	Rs.	229,301.4	Rs.	318,606.1	US$	7,392.3
Wholesale loans:
Working capital finance	Rs.	78,693.4	Rs.	76,421.6	US$	1,773.1
Term loans		92,932.8		149,717.7		3,473.7

Sub total	Rs.	171,626.2	Rs.	226,139.3	US$	5,246.8

Gross loans		400,927.6		544,745.4		12,639.1
Less: Allowance for credit losses		5,653.3		8,014.5		185.9

Total	Rs.	395,274.3	Rs.	536,730.9	US$	12,453.2

The contractual residual maturity of gross loans as of March 31, 2007 is set out below:

	As of March 31, 2007
	Working Capital Finance		Term Loans		Retail Loans		Total
	(In millions)
Maturity profile of loans:
Within one year	Rs.	41,995.1	Rs.	83,051.3	Rs.	127,572.3	Rs.	252,618.7
Over one year through five years		34,426.5		41,835.9		181,021.0		257,283.4
After five years through ten years		—		24,830.5		10,012.8		34,843.3

Total gross loans	Rs.	76,421.6	Rs.	149,717.7	Rs.	318,606.1	Rs.	544,745.4

	US$	1,773.1	US$	3,473.7	US$	7,392.3	US$	12,639.1

Gross loans analyzed by performance are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Performing	Rs.	396,144.1	Rs.	538,489.8	US$	12,494.0
Impaired		4,783.5		6,255.6		145.1

Total gross loans	Rs.	400,927.6	Rs.	544,745.4	US$	12,639.1

Impaired loans as of March 31, 2006 and 2007 by facility are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Retail loans	Rs.	3,193.5	Rs.	4,785.7	US$	111.0
Wholesale loans		1,590.0		1,469.9		34.1

Gross impaired loans		4,783.5		6,255.6		145.1
Less: Specific allowance for credit losses		3,204.6		4,224.2		98.0

Impaired loans, net of specific allowance	Rs.	1,578.9	Rs.	2,031.4	US$	47.1

Gross impaired loans:
—without valuation allowance	Rs.	1,578.9	Rs.	2,031.4	US$	47.1
—with valuation allowance		3,204.6		4,224.2		98.0

Total	Rs.	4,783.5	Rs.	6,255.6	US$	145.1

Gross impaired loans:
—on accrual status	Rs.	—	Rs.	—	US$	—
—on non-accrual status		4,783.5		6,255.6		145.1

Total	Rs.	4,783.5	Rs.	6,255.6	US$	145.1

Gross impaired loans by industry:
—Automotive	Rs.	954.4	Rs.	642.9	US$	14.9
—Land Transport		347.9		266.7		6.2
— Textiles		313.7		219.8		5.1
—Others (none > than 5% of impaired loans)		3,167.5		5,126.2		118.9

Total	Rs.	4,783.5	Rs.	6,255.6	US$	145.1

Summary information relating to impaired loans as of March 31, 2005, 2006 and 2007 is as follows:

	As of March 31,
	2005		2006		2007		2007
	(In millions)
Average impaired loans, net of allowance	Rs.	430.7	Rs.	1,085.1	Rs.	1,805.1	US$	41.9
Interest foregone on impaired loans	Rs.	216.7	Rs.	208.5	Rs.	198.3	US$	4.6
Interest income recognized on impaired loans	Rs.	0.6	Rs.	5.3	Rs.	15.9	US$	0.4
Interest income recognized on impaired loans on a cash basis	Rs.	0.6	Rs.	5.3	Rs.	15.9	US$	0.4

As of March 31, 2007, the Bank had no additional funds committed to borrowers whose loans were impaired.

Changes in the allowance for credit losses are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Specific allowance for credit losses, beginning of period	Rs.	3,492.8	Rs.	3,204.6	US$	74.3
Gross provision for credit losses		4,804.1		6,980.8		162.0
Allowance no longer required due to:
Cash recoveries		(275.1)		(72.1)		(1.7)
Write-offs		(4,817.2)		(5,889.1)		(136.6)

Specific allowance for credit losses, end of period	Rs.	3,204.6	Rs.	4,224.2	US$	98.0

Unallocated allowance for credit losses, beginning of period		1,945.7		2,448.7		56.8
Additions during the period		503.0		1,341.6		31.1

Unallocated allowance for credit losses, end of period		2,448.7		3,790.3		87.9

Total allowance for credit losses, end of period	Rs.	5,653.3	Rs.	8,014.5	US$	185.9

Interest and fees on loans by facility are as follows:

	Years ended March 31,
	2005		2006		2007		2007
	(In millions)
Wholesale	Rs.	8,126.6	Rs.	13,989.4	Rs.	17,161.5	US$	398.1
Retail loans		8,304.8		14,864.4		29,662.0		688.1

Total	Rs.	16,431.4	Rs.	28,853.8	Rs.	46,823.5	US$	1,086.2

11. Sales/Transfer of Loans

The following table summarizes pre-tax gains on securitizations and certain cash flows received from customers and paid to SPEs for sales that were completed during the years ended March 31, 2005, March 31, 2006 and March 31, 2007:

	Years ended March 31,
	2005		2006		2007		2007
	(In millions)
Sale consideration from new securitizations/transfer	Rs.	48,660.0	Rs.	19,733.3	Rs.	6,535.8	US$	151.6
Less: Book value of finance receivables derecognized		48,022.2		19,752.9		6,467.1		150.0
Less: Estimated costs of servicing		15.3		11.7		16.2		0.4

Pre-tax gains(loss) on securitizations	Rs.	622.5	Rs.	(31.3)	Rs.	52.5	US$	1.2

Cash flow information
Collections against securitized receivables	Rs.	12,635.7	Rs.	28,902.8	Rs.	26,030.2	US$	603.9
Payments made to SPEs	Rs.	10,666.2	Rs.	28,861.6	Rs.	26,213.5	US$	608.2
Cash flows on retained interests	Rs.	328.8	Rs.	304.7	Rs.	231.6	US$	5.4

The Bank has relied upon market information and its past experience for the purpose of determining the assumptions below. Key assumptions used in measuring the retained interests in finance receivables of sales completed during the years ended March 31, 2006 and March 31, 2007 as of the dates of such sales were as follows:

	For the year ended March 31, 2006	For the year ended March 31, 2007
Key assumptions: (rates per annum)
Annual prepayment rate	6.0%	5.0%
Expected credit losses	0.5%	0.8%

Credit losses and prepayment losses as a percentage to the gross loans disbursed are estimated on the basis of historical losses on a similar portfolio.

Other key disclosures are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Finance receivables held by SPEs	Rs.	40,593.4	Rs.	20,262.4	US$	470.1
Delinquencies		408.2		522.9		12.1
Credit losses		183.5		317.2		7.4
Retained interest in sold receivables, consisting of subordinated securities		669.8		362.3		8.4

The table below outlines the economic assumptions and the sensitivity of the estimated fair value of retained interests in finance receivables as of March 31, 2006 and March 31, 2007, to immediate 10% and 20% changes in those assumptions:

	As of March 31,
	2006		2007		2007
	(In millions)
Carrying value/fair value of retained interests
Annual prepayment rate:
Impact of 10% adverse change	Rs.	0.6	Rs.	0.5	US$	0.0
Impact of 20% adverse change		1.2		1.0		0.0
Expected credit losses:
Impact of 10% adverse change		18.4		17.2		0.4
Impact of 20% adverse change		36.7		34.3		0.8

The discount rate used for the valuation of retained interests is the rate of return to the transferees of the various pools of securitized receivables and, therefore, is not subject to change. Weighted average life in years of the securitized receivables is also not subject to change except in case of a change in the prepayment rate assumption. Consequently, the above sensitivity analysis does not include the impact on the estimated fair values of the retained interests due to adverse change in the weighted average life in years and the discount rate.

These sensitivities are hypothetical and should be used with appropriate caution. A 10% change in the assumptions may not result in lineally proportionate changes in the fair values of retained interests. Adverse changes assumed in the above analysis and the resultant change in the fair values of retained interests are calculated independent of each other. In reality, any change in one factor may cause change in the other factors.

12. Concentrations of credit risk

Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counterparties whose aggregate credit exposure is material in relation to the Bank’s total credit exposure. The Bank manages its credit risk collectively for its loan portfolio and credit substitute securities as these instruments are invested in as part of an overall lending program for corporate customers; accordingly, information on concentrations of credit risk has been provided for these exposures together.

The Bank’s portfolio of loans and credit substitute securities is broadly diversified along industry and product lines, and as of March 31, 2006 and 2007 the exposures are as set forth below. The Bank does not consider retail loans a specific industry for this purpose. However, retail business banking loans are classified in the appropriate categories below and loans to commercial vehicle operators are included in land transport below.

	As of March 31, 2006
Category	Gross Loans		Fair Values Of Credit Substitutes		Total		%
	(In millions, except percentages)
Automotive manufacturers	Rs.	40,970.3	Rs.	38.0	Rs.	41,008.3	10.0%
Land transport		36,841.6		—		36,841.6	9.0
Trade		14,357.2		39.6		14,396.8	3.5
Activities allied to Agriculture		11,559.7		—		11,559.7	2.8
Engineering		10,659.7		303.7		10,963.5	2.7
NBFC/Other Financial Intermediaries		10,430.3		346.8		10,777.1	2.6
Telecommunications		5,217.1		3,671.3		8,888.4	2.2
Others (none > than 2%)		270,891.7		5,351.9		276,243.5	67.2

Total	Rs.	400,927.6	Rs.	9,751.3	Rs.	410,678.9	100%

	As of March 31, 2007
Category	Gross loans		Fair Values Of Credit Substitutes		Total		Total		%
	(In millions, except percentages)
Land Transport	Rs.	61,407.3	Rs.	—	Rs.	61,407.3	US$	1,424.7	11.1%
Activities allied to Agriculture		27,237.3		—		27,237.3		632.0	4.9
Trade		26,364.3		40.6		26,404.9		612.6	4.8
Automotive manufacturers		26,165.0		—		26,165.0		607.1	4.7
Food Processing		13,586.0		—		13,586.0		315.2	2.5
Engineering		12,912.7		98.1		13,010.8		301.9	2.4
Fertilisers		12,081.9		202.9		12,284.8		285.0	2.2
Others (none > than 2%)		364,990.9		6,417.4		371,408.3		8,617.4	67.4

Total	Rs.	544,745.4	Rs.	6,759.0	Rs.	551,504.4	US$	12,795.9	100.0%

The Bank has a geographic concentration of credit risk, with exposure to borrowers based in Western India (including Mumbai), comprising 39.0% and 42.4 % of the total loan and credit substitute security portfolio as of March 31, 2006 and March 31,2007 respectively. While such borrowers are based in Western India they may use the funds provided by the Bank for a variety of uses that may or may not be related to the economy in Western India.

Loan and credit substitute exposures as of March 31, 2006 and 2007 based on the region in which the instruments are originated are as follows (which may be or may not be where funds are used):

	As of March 31, 2006
Region of origination	Gross Loans		Fair Values Of Credit Substitutes		Total Exposure		%
	(In millions, except percentages)
Mumbai	Rs.	80,051.8	Rs.	7,305.6	Rs.	87,357.4	21.3%
Western region, other than Mumbai		72,151.2		482.8		72,634.0	17.7
Northern region		97,010.2		1,664.4		98,674.6	24.0
Eastern region		35,416.8		—		35,416.8	8.6
Southern region		116,297.6		298.5		116,596.1	28.4

Total	Rs.	400,927.6	Rs.	9,751.3	Rs.	410,678.9	100.0%

	As of March 31, 2007
Region of origination	Gross Loans	Fair Values Of Credit Substitutes	Total Exposure	Total Exposure		%
	(In millions, except percentages)
Mumbai	Rs.145,208.5	Rs.5,835.2	Rs.151,043.7	US$	3,504.4	27.4%
Western region, other than Mumbai	82,387.3	262.2	82,649.5		1,917.6	15.0
Northern region	130,775.0	502.4	131,277.4		3,045.9	23.8
Eastern region	36,258.6	—	36,258.6		841.3	6.6
Southern region	150,116.0	159.2	150,275.2		3,486.7	27.2

Total	Rs.544,745.4	Rs.6,759.0	Rs.551,504.4	US$	12,795.9	100.0%

The Bank’s exposures to its ten largest borrowers as of March 31, 2007, computed as per RBI guidelines, which include the aggregate of the higher of the outstanding balance or the limit on loans, investments (including credit substitutes) and non-funded exposures, are as follows:

	March 31, 2006						March 31, 2007
	Funded Exposure		Non- Funded Exposure		Total Exposure		Funded Exposure		Non- Funded Exposure		Total Exposure		Total Exposure
	(In millions)
Borrower 1	Rs.	11,991.4	Rs.	—	Rs.	11,991.4	Rs.	14,819.8	Rs.	—	Rs.	14,819.8	US$	343.8
Borrower 2		—		—		—		8,106.8		631.6		8,738.4		202.7
Borrower 3		113.8		4,600.7		4,714.5		871.2		7,000.0		7,871.2		182.6
Borrower 4		6,000.0		—		6,000.0		5,900.0		—		5,900.0		136.9
Borrower 5		—		—		—		3,866.2		1,420.0		5,286.2		122.6
Borrower 6		—		—		—		4,620.2		520.0		5,140.2		119.3
Borrower 7		3,181.8		1,000.0		4,181.8		3,997.2		1,000.0		4,997.2		115.9
Borrower 8		—		—		—		1,635.1		3,247.1		4,882.2		113.3
Borrower 9		4,845.2		—		4,845.2		4,555.0		—		4,555.0		105.7
Borrower 10	Rs.	—	Rs.	—	Rs.	—	Rs.	3618.6	Rs.	—	Rs.	3618.6	US$	84.0

Information in respect of earlier years is not provided for the above borrowers if they were then not among the top ten exposures.

13. Property and equipment

Property and equipment by asset category is as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Land and premises	Rs.	3,145.0	Rs.	3,677.1	US$	85.3
Software and systems		2155.3		2,636.1		61.2
Equipment and furniture		10,472.6		13,416.4		311.2

Property and equipment, at cost		15,772.9		19,729.6		457.7
Less: Accumulated depreciation		7,058.3		9,332.0		216.5

Property and equipment, net	Rs.	8,714.6	Rs.	10,397.6	US$	241.2

Depreciation charged for the years ended March 31, 2005, 2006 and 2007 was Rs. 1,440.7 million, Rs. 1,812.1 million and Rs. 2,273.3 million (US$ 52.7 million), respectively.

14. Other assets

Other assets include the following:

	As of March 31,
	2006		2007		2007
	(In millions)
Checks in the course of collection	Rs.	91.7	Rs.	65.9	US$	1.5
Security deposits for leased property		1,089.9		1,292.0		30.0
Sundry accounts receivable		3,763.1		4,129.4		95.8
Advance tax (net of provision for taxes)		3,487.8		4,430.2		102.8
Advances		836.5		560.0		13.0
Prepaid expenses		3,336.4		543.0		12.6
Restricted cash/ securitization margin for credit enhancement and securitized transactions		443.9		1465.1		34.0
Fair value of derivatives and foreign exchange		9,161.0		29,924.0		694.1
Other		4,066.9		6017.5		139.6

Total	Rs.	26,277.2	Rs.	48,427.1	US$	1,123.4

15. Deposits

Deposits include demand deposits, which are non-interest-bearing, and savings and time deposits, which are interest- bearing. Deposits as of March 31, 2006 and 2007 are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Interest-bearing:
Savings deposits	Rs.	161,857.9	Rs.	195,847.9	US$	4,544.0
Time deposits		248,323.3		288,695.0		6,698.3

Total interest-bearing deposits		410,181.2		484,542.9		11,242.3
Non-interest bearing deposits		147,124.2		197,805.1		4,589.4

Total	Rs.	557,305.4	Rs.	682,348.0	US$	15,831.7

As of March 31, 2006 and March 31, 2007, time deposits of Rs. 154,259.1 million and Rs. 167,856.9 million, respectively, have a residual maturity of less than one year. The balance of the deposits mature between one and five years.

As of March 31, 2006 and March 31, 2007, time deposits in excess of Rs. 0.1 million aggregated Rs. 226,729.8 million and Rs. 255,223.7 million, respectively.

16. Short-term borrowings

Short-term borrowings are mainly comprised of money market borrowings. These borrowings are unsecured and are utilized by the Bank for its treasury operations. Short-term borrowings as of March 31, 2006 and March 31, 2007 are comprised of the following:

	As of March 31,
	2006		2007		2007
	(In millions)
Borrowed in the call market	Rs.	12,725.1	Rs.	7,987.4	US$	185.3
Term borrowings from institutions/banks		503.3		2,050.0		47.6
Foreign currency borrowings		14,477.0		17,341.0		402.3
Bills rediscounted		30,100.0		23,924.0		555.1
Interbank risk participation		17,000.0		44,170.0		1,024.8

Total	Rs.	74,805.4	Rs.	95,472.4	US$	2,215.1

Total borrowings outstanding:
Maximum amount outstanding	Rs.	100,008.2	Rs.	119,785.7	US$	2,779.3

Average amount outstanding	Rs.	73,569.3	Rs.	75,391.1	US$	1,749.2

Weighted average interest rate		4.8%		6.4%		6.4%

17. Long-term debt

Long-term debt as of March 31, 2006 and March 31, 2007 is comprised of the following:

	As of March 31,
	2006		2007		2007
	(In millions)
Subordinated debt	Rs.	17,020.0	Rs.	32,826.0	US$	761.6
Others		879.9		775.5		18.0

Total	Rs.	17,899.9	Rs.	33,601.5	US$	779.6

The scheduled maturities of long-term debt are set out below:

	As of March 31,
	2007		2007
	(In millions)
Due in the fiscal year ending March 31:
2008	Rs.	289.8	US$	6.7
2009		191.2		4.5
2010		—		—
2011		294.5		6.8
2012		—		—
Thereafter (1)		30,826.0		715.2

Total	Rs.	31,601.5	US$	733.2

(1)	The scheduled maturities of long-term debt do not include perpetual bonds of Rs. 2.0 billion.

The Bank issued unsecured non-convertible subordinated debt securities, which qualify as Tier 2 risk-based capital under the RBI’s guidelines for assessing capital adequacy. The Bank issued three tranches of subordinated debt securities during calendar years 1998, 1999 and 2001 at coupon rates of 13.0%, 13.75% and 11.00%, respectively. The 1998 tranche was repaid at maturity in fiscal 2004. The 1999 and 2001 tranches were repaid in fiscal 2007.

During fiscal 2007, the Bank raised Rs. 6,359.0 million as Upper Tier II capital at an annualized coupon ranging between 8.80 % to 9.20%. The Bank also raised foreign currency borrowing of USD 100 million as Upper Tier II capital at an annualized coupon rate of 6-month USD LIBOR plus 120 bps. The bank raised Rs. 4,100.0 million as Lower Tier II capital at an annualized coupon ranging between 8.45% to 9.10%. The Bank raised a further Rs. 2,000.0 million as unsecured non-convertible subordinated perpetual bonds (Innovative perpetual debt instruments) in the nature of debentures for inclusion as Tier I capital at an annualized coupon 9.92 % payable semi annually.

Based on the balance term to maturity as at March 31, 2007, 100% of the book value of subordinated debt (lower tier II capital) and upper tier II capital is considered as Tier 2 capital for the purpose of capital adequacy computation.

Other long-term debt includes foreign currency borrowings from Citibank and a loan from the Indian Renewable Energy Development Authority used to finance solar equipment.

18. Accrued expenses and other liabilities

Accrued expenses and other liabilities include the amounts set forth below.

	As of March 31,
	2006		2007		2007
	(In millions)
Bills payable	Rs.	20,795.8	Rs.	36,580.8	US$	848.7
Remittances in transit		28,206.6		25,793.1		598.4
Accrued expenses		987.2		3,253.0		75.5
New account deposits		5,982.6		1,707.8		39.6
Accounts payable		8,640.9		8,224.2		190.8
Fair value on derivatives and foreign exchange		8,806.6		27,317.3		633.8
Others		3,782.1		5,522.4		128.2

Total	Rs.	77,201.8	Rs.	108,398.6	US$	2,515.0

19. Income taxes

The income tax expense comprises the following:

	Years ended March 31,
	2005		2006		2007		2007
	(In millions)
Current income tax expense	Rs.	3,338.9	Rs.	3,622.2	Rs.	5,818.8	US$	135.0
Deferred income tax (benefit) expense		(213.5)		343.5		(675.9)		(15.7)

Income tax expense	Rs.	3,125.4	Rs.	3,965.7	Rs.	5,142.9	US$	119.3

The following is the reconciliation of estimated income taxes at the Indian statutory income tax rate to income tax expense as reported:

	Years ended March 31,
	2005		2006	2007	2007
	(In millions)
Net income before taxes	Rs.	9,735.1	Rs.13,175.3	Rs.16,239.8	US$	376.7
Effective statutory income tax rate		36.59%	33.66%	33.66%		33.66%
Expected income tax expense		3,562.3	4,434.8	5,466.3		126.8
Adjustments to reconcile expected income tax to actual tax expense:
Permanent differences:
Stock-based compensation (net of forfeitures)		113.5	15.7	324.0		7.5
Income exempt from taxes		(504.7)	(531.2)	(648.8)		(15.0)
Other, net		(66.2)	39.4	1.4		—
Effect of change in statutory tax rate		20.5	7.0	—		—

Income tax expense	Rs.	3,125.4	Rs. 3,965.7	Rs. 5,142.9	US$	119.3

The tax effects of significant temporary differences are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Tax effect of:
Deductible temporary differences:
Allowance for loan losses	Rs.	1,696.9	Rs.	2,387.7	US$	55.4
Unrealized loss on securities available for sale		681.9		2,085.3		48.4
Other		607.8		975.9		22.7

Deferred tax asset		2,986.6		5,448.9		126.5

Taxable temporary differences:
Property and equipment		822.5		854.0		19.8
Unrealized gain on securities available for sale		185.9		492.2		11.5
Loan origination cost		961.1		1,165.2		27.0

Deferred tax liability		1,969.5		2,511.4		58.3

Net deferred tax (asset) liability	Rs.	(1,017.1)	Rs.	(2,937.5)	US$	(68.2)

Management believes that the realization of the recognized deferred tax assets is more likely than not based on expectations as to future taxable income.

For the years ended March 31, 2006 and 2007 the Bank has recorded income tax expense of Rs. 3,965.7 million and Rs. 5,142.9 million using an annual effective tax rate of 30.1% and 31.6% respectively.

20. Stock-based compensation

The stock-based compensation plans of the Bank are as follows:

Employees Stock Option Scheme:

The shareholders of the Bank approved in January 2000 Plan “A”, in June 2003 Plan “B” and in June 2005 Plan “C” of the Employees’ Stock Option Scheme (the “Plan”). Under the terms of each of these Plans, the Bank may issue stock options to employees and directors of the Bank, each of which is convertible into one equity share. The Bank reserved 10 million equity shares, with an aggregate nominal value of Rs. 100 million, for issuance under each Plan.

Plan A provides for the issuance of options at the recommendation of the Compensation Committee of the Board (the “Compensation Committee”) at an average of the daily closing prices on the Mumbai Stock Exchange during the 60 days preceding the date of grant of options, which was the minimum prescribed option price under regulations then issued by the Securities and Exchange Board of India (“SEBI”).

Plan B & Plan C provide for the issuance of options at the recommendation of the Compensation Committee at the closing price on the working day immediately preceding the date when options are granted on an Indian stock exchange with the highest trading volume during the preceding two weeks, which was the minimum prescribed option price under SEBI regulations.

Such options vest at the discretion of the Compensation Committee, subject to a maximum vesting not exceeding five years, set forth at the time the grants are made. Such options are exercisable for a period following vesting at the discretion of the Compensation Committee, subject to a maximum of five years, as set forth at the time of the grant. In June 2007 the Bank approved the offer and allotment of 15.0 million equity stock options, convertible into one equity shares of Rs. 10/- each aggregating to nominal face value of Rs. 150.0 million under the new Employee Stock Option Scheme(s) to the existing and new employees and Directors of the Bank. The Compensation Committee has since approved to grant in aggregate a total of 8,305,500 options for the employees of the Bank under schemes X, XI and XII respectively.

Activity in the options available to be granted under the Employee Stock Option Scheme is as follows:

	Options available to be granted
	Years ending March 31,
	2005	2006	2007
Options available to be granted, beginning of year	1,585,800	3,432,200	6,876,900
Equity shares allocated for grant under the plan	—	10,000,000	—
Options granted	—	(8,097,300)	(6,633,300)
Forfeited/lapsed	1,846,400	1,542,000	2,666,200

Options available to be granted, end of year	3,432,200	6,876,900	2,909,800

Activity in the options outstanding under the Employee Stock Option Scheme is as follows:

	Years ended March 31,
	2005			2006			2007
	Options	Weighted Average Exercise Price		Options	Weighted Average Exercise Price		Options	Weighted Average Exercise Price
Options outstanding, beginning of year	14,319,400	Rs.	325.42	10,313,500	Rs.	344.88	13,601,700	Rs.	503.18
Granted	—		—	8,097,300		630.60	6,633,300		994.85
Exercised	(2,159,500)		215.73	(3,267,100)		321.19	(6,247,200)		406.61
Forfeited	(1,846,400)		345.01	(1,542,000)		499.10	(2,666,200)		679.11

Options outstanding, end of year	10,313,500	Rs.	344.88	13,601,700	Rs.	503.18	11,321,600	Rs.	803.10

Options exercisable, end of year	2,618,400	Rs.	297.56	1,898,500	Rs.	342.18	1,690,000	Rs.	498.89

Weighted average fair value of options granted during the year		Rs.	—		Rs.	630.60		Rs.	994.85

The following summarizes information about stock options outstanding as of March 31, 2007

		As of March 31, 2007
Plan	Range of exercise price	Number Of Shares Arising Out Of Options	Weighted Average Remaining Life*	Weighted Average Exercise Price
Plan A	Rs.225.43 to Rs.226.96 (or US$5.2 to US$ 5.3 )	9,100	—	Rs.226.71
Plan B	Rs. 358.60 to Rs. 366.30 (or US$ 8.3 to US$ 8.5)	813,600	—	361.53
Plan C	Rs. 630.60 to Rs. 994.85(US$ 14.6 to US$23.1)	10,498,900	1.40	837.82

*	Weighted average remaining life is computed for non-vested shares based on the total number of shares arising out of option.

The intrinsic value of options exercised during the year ended March 31, 2005, 2006 and 2007 was Rs. 14.7 million, Rs. 47.1 million and Rs. 77.8 million respectively. Aggregate intrinsic value of options outstanding and options exercisable as at March 31, 2007 was Rs. 58.9 million and Rs. 12.6 million respectively. As at March 31, 2007, the total estimated compensation cost to be recognized in future periods is Rs. 1,513.2 million.

Employees Welfare Trust

The Bank established an Employees Welfare Trust (the “EWT”) in 1994 for the benefit of the Bank’s employees. The EWT borrowed funds from third parties and subscribed to an aggregate of 10,000,000 equity shares of the Bank at the same price as available to other shareholders, and from time to time, also made open market purchases of shares. In pursuance of the Trust’s objectives, grants were allotted to employees, directors and advisors at prices designated by the trustees. The vesting period varied at the discretion of the trustees from grant to grant, but was generally between 12 and 24 months.

The Bank accounted for the equity shares of the Bank held by the EWT as treasury shares until transferred and reported the external borrowings of the EWT as borrowings of the Bank. Consequently, dividends paid to the EWT were eliminated, and the interest cost incurred by the EWT and stock based compensation were charged as an expense by the Bank. The Bank recognized deferred stock-based compensation on each grant as the difference between the closing price on The Bombay Stock Exchange Ltd., and the applicable grant price. The Bank recognized stock-based compensation expense under this scheme of Rs. 113.7 million and, Rs. 213.9 million for the years ended March 31, 2004 and 2005 respectively. In fiscal 2006, there were no grants available to be allotted to the employees.

Since fiscal 2006 no shares of the Bank are held by EWT. The scheme stands suspended and consequently the sale or transfer of shares of the Bank to the trust for the benefit of its employees is stopped and curtailed. In view of the above, the trustees have reconstituted/reorganized the existing Trust under the title “HDB Employees Welfare Trust” (the “HDBT”). A reconstituted trust deed was executed in June, 2006. Under the reconstituted trust deed the same benefits and facilities are offered to the Employees as were available to the beneficiaries under Original Trust Deed, except for the discretionary power to transfer and sell shares etc. of the Bank to the employees of the Bank, which stands withdrawn. The Trust is run for the welfare of the employees. The beneficiaries of the Trust are the employees of the Bank. No profits are distributable by the trust.

Activity in the grants available to be allotted under the EWT Plan is as follows:

	Years ending March 31,
	2005	2006	2007
Grants available to be allotted, beginning of year	276,775	—	—
Grants allotted	(4,700)	—	—
Grants sold in open market	(272,075)	—	—
Grants cancelled	—	—	—

Grants available to be allotted, end of year	—	—	—

Activity in the allotted grants outstanding under the EWT Plan is as follows:

	As of March 31,
	2005			2006		2007
	Grants	Weighted Average Exercise price		Grants	Weighted Average Exercise Price	Grants	Weighted Average Exercise Price
Grants allotted beginning of year	1,670,500	Rs.	42.93	—	Rs.—	—	Rs.—
New grants	4,700		43.00	—	—	—	—
Grants exercised	(1,675,200)		42.60	—	—	—	—
Grants cancelled	—		—	—	—	—	—

Grants allotted, end of year	—	Rs.	—	—	Rs.—		Rs.—

Weighted average fair value of grants allotted during the year		Rs.	402.00		Rs.—		Rs.—

21. Retirement benefits

Gratuity

In accordance with Indian law, the Bank provides for gratuity, a defined benefit retirement plan, covering eligible employees. The plan provides for lump sum payments to vested employees at retirement, death while in employment or on termination of employment in an amount equivalent to 15 days’ eligible salary payable for each completed year of service. Vesting occurs upon completion of five years of service. The Bank makes annual contributions to funds administered by trustees and managed by Insurance companies for amounts notified by said insurance companies. The Bank accounts for the liability for future gratuity benefits using the projected unit cost method based on an annual actuarial valuation.

The Bank has implemented SFAS No. 158 “Employers Accounting for Defined Benefit Pension And Other Post Retirement Plans—And Amendment Of FASB Statements No. 87, 88, 106 and 132 R”. Accordingly changes in the funded status of the plan are recognized in the year in which the changes occur and are reported in comprehensive income as a separate component of stock holders equity. Further, certain gain and losses that were not previously recognized in the financial statements are reported in comprehensive income.

The following table sets out the funded status of the Gratuity Plan and the amounts recognized in the Bank’s financial statements as of March 31, 2006 and March 31, 2007:

	As of March 31,
	2006		2007	2007
	(In millions)
Change in benefit obligations:
Projected benefit obligation (“PBO”), beginning of the period	Rs.	142.7	Rs.202.9	US$	4.7
Service cost		21.4	32.4		0.8
Interest cost		9.7	15.9		0.4
Actuarial loss		35.9	35.5		0.8
Benefits paid		(6.8)	(9.0)		(0.2)

Projected benefit obligation, end of the period		202.9	277.7		6.5

Change in plan assets:
Fair value of plan assets, beginning of the period		66.1	103.7		2.4
Actual return on plan assets		7.7	10.6		0.2
Employer contributions		42.0	52.8		1.2
Benefits paid		(6.8)	(9.0)		(0.2)
Actuarial (loss) gain		(5.3)	(1.0)		0.0

Fair value of plan assets, end of the period		103.7	157.1		3.6

Accrued benefit	Rs.	(99.2)	Rs.(120.6)	US$	(2.9)

The Bank’s expected contribution to the gratuity fund for the next fiscal year is estimated at Rs. 62.5 million. The accumulated benefit obligation as of March 31, 2006 and 2007 was Rs. 86.5 million and Rs. 104.6 million, respectively.

Net gratuity cost for the years ended March 31, 2005, 2006 and 2007 comprises the following components:

	Years ended March 31,
	2005		2006		2007		2007
	(In millions)
Service cost	Rs.	14.2	Rs.	21.8	Rs.	32.4	US$	0.8
Interest cost		7.4		9.7		15.9		0.4
Expected return on plan assets		(4.2)		(5.9)		(10.4)		(0.2)
Actuarial (gain) loss		26.7		31.3		32.4		0.8

Net gratuity cost	Rs.	44.1	Rs.	56.9	Rs.	70.3	US$	1.8

The assumptions used in accounting for the gratuity plan are set out below:

	Years ended March 31,
	2005	2006	2007
	(% per annum)
Discount rate	7.0	7.0	8.0
Rate of increase in compensation levels of covered employees	10.0	10.0	10.0
Rate of return on plan assets	6.5	7.0	8.0

The following benefit payments, which reflect expected future service, as appropriate are expected to be paid.

Year ending March 31,
	(In millions)
2008	Rs.	1.2
2009		9.5
2010		3.7
2011		4.8
2012		4.0

The following table presents the incremental effect of applying SFAS No. 158 on the consolidated financial statements as of March 31, 2007.

	Before application of SFAS 158		Adjustments		After application of SFAS 158
Deferred income taxes	Rs.	2,925.9	Rs.	11.6	Rs.	2,937.5
Total Assets		1,013,174.3		11.6		1,013,185.9
Accrued expenses and other current liabilities		108,364.1		34.5		108,398.6
Total Liabilities		947,643.3		34.5		947,677.8
Accumulated other comprehensive income, net of tax		(3,611.0)		(22.9)		(3,633.9)

Total Shareholders’ equity	Rs.	65,531.0		Rs.(22.9)	Rs.	65,508.1

Superannuation

Eligible employees of the Bank are entitled to receive retirement benefits under the Bank’s superannuation fund. The superannuation fund is a defined contribution plan under which the Bank annually contributes a sum equivalent to 13% of the employee’s eligible annual salary (15% for the Managing Director) to the Life Insurance Corporation of India, which administers the fund. The Bank has no liability for future superannuation fund benefits other than its annual contribution, and recognizes such contributions as an expense in the year incurred. The bank contributed Rs. 25.0 million, Rs. 38.5 million and Rs. 65.9 million to the superannuation plan for the years ended March 31, 2005, 2006 and 2007, respectively.

Provident fund

In accordance with Indian law, eligible employees of the Bank are entitled to receive benefits under the provident fund, a defined contribution plan in which both the employee and the Bank contribute monthly at a determined rate (currently 12% of an employee’s eligible salary). These contributions are made to a fund set up by the Bank and administered by a board of trustees, except that out of employer’s contribution, an amount, equal to 8.33% of the lower of employee’s monthly eligible salary or Rs. 6,500, is contributed by the Bank to the Pension Scheme administered by the Regional Provident Fund Commissioner. Employees are credited with interest, which is subject to a government specified minimum rate. The Bank has no liability for future provident fund benefits other than its annual contribution and the shortfall, if any, between the government specified minimum rate and the yield on the fund’s assets, and recognizes such contributions as an expense in the year incurred. The bank contributed Rs. 99.5 million, Rs. 162.4 million, Rs. 246.6 million to the provident fund for the years ended March 31, 2005, 2006 and 2007, respectively.

22. Financial instruments

Foreign exchange and derivative contracts

The Bank enters into forward exchange contracts, currency options, forward rate agreements, currency swaps and rupee interest rate swaps with inter-bank participants on its own account and for customers. These transactions enable customers to transfer, modify or reduce their foreign exchange and interest rate risks.

Forward exchange contracts are commitments to buy or sell foreign currency at a future date at the contracted rate. Currency swaps are commitments to exchange cash flows by way of interest in rupees against another currency and exchange of notional principal amount at maturity based on predetermined rates. Rupee interest rate swaps are commitments to exchange fixed and floating rate cash flows in rupees.

The market and credit risk associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments. Market risk is the exposure created by movements in interest rates and exchange rates, during the tenure of the transaction. The extent of market risk affecting such transactions depends on the type and nature of the transaction, the value of the transaction and the extent to which the transaction is uncovered. Credit risk is the exposure to loss in the event of default by counter-parties. The extent of loss on account of a counter-party default will depend on the replacement value of the contract at the ongoing market rates.

Fair values for off balance sheet derivative financial instruments are based on quoted market prices, except in the case of certain options and currency swaps where pricing models are used.

The following table presents the aggregate notional principal amounts of the Bank’s outstanding foreign exchange and interest rate derivative contracts as of March 31, 2006 and March 31, 2007, together with the fair values on each reporting date.

	As of March 31,
	2006		2007				2007
	Notional		Fair Value		Notional		Fair Value		Notional		Fair Value
	(In millions)
Interest rate swaps and forward rate agreements	Rs.	1,209,102.8	Rs.	(593.1)	Rs.	1,794,090.4	Rs.	(27.9)	US$	41,626.2	US$	(0.6)
Forward exchange contracts, currency swaps, currency options and interest rate caps and floors	Rs.	845,329.3	Rs.	1,025.8	Rs.	1,377,440.9	Rs.	2,591.4	US$	31,959.2	US$	60.1

The bank has not designated the above derivative contracts as accounting hedges and accordingly the contracts are recorded at fair value on the balance sheet with changes in fair value recorded in earnings.

Guarantees

As a part of its commercial banking activities, the Bank has issued guarantees and documentary credits, such as letters of credit, to enhance the credit standing of its customers. These generally represent irrevocable assurances that the Bank will make payments in the event that the customer fails to fulfill his financial or performance obligations. Financial guarantees are obligations to pay a third party beneficiary where a customer fails to make payment towards a specified financial obligation. Performance guarantees are obligations to pay a third party beneficiary where a customer fails to perform a non-financial contractual obligation.

The credit risk associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments.

In terms of FIN No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” the bank has recognized a liability of Rs. 248.8 million as of March 31, 2007 in respect of guarantees issued or modified after December 31, 2002. Based on historical trends, in terms of SFAS No. 5 “Accounting For Contingencies” the Bank has recognized a liability of Rs 287.7 million as of March 31, 2007.

Details of guarantees and documentary credits outstanding are set out below:

	As of March 31,
	2006		2007		2007
	(In millions)
Nominal values:
Bank guarantees:
Financial guarantees	Rs.	21,141.0	Rs.	23,631.4	US$	548.3
Performance guarantees		12,940.9		20,330.7		471.7
Documentary credits		24,103.7		26,050.5		604.4

Total	Rs.	58,185.6	Rs.	70,012.6	US$	1,624.4

Estimated fair values:
Guarantees	Rs.	(171.1)	Rs.	(248.8)	US$	(5.7)
Documentary credits		(38.6)		(41.7)		(1.0)

Total	Rs.	(209.7)	Rs.	(290.5)	US$	(6.7)

As part of its risk management activities, the Bank continuously monitors the credit-worthiness of customers as well as guarantee exposures. If a customer fails to perform a specified obligation, a beneficiary may draw upon the guarantee by presenting documents in compliance with the guarantee. In that event, the Bank makes payment on account of the defaulting customer to the beneficiary up to the full notional amount of the guarantee. The customer is obligated to reimburse the Bank for any such payment. If the customer fails to pay, the Bank liquidates any collateral held and sets off accounts; if insufficient collateral is held, the Bank recognizes a loss.

Loan sanction letters

The Bank issues sanction letters indicating its intent to provide new loans to certain customers. The aggregate of loans contemplated in these letters that had not yet been made was Rs. 165,825.8 million as of March 31, 2007. If the Bank were to make such loans, the interest rates would be dependent on the lending rates in effect when the loans were disbursed. The Bank has no commitment to lend under these letters. Among other things, the making of a loan is subject to a review of the creditworthiness of the customer at the time the customer seeks to borrow, at which time the Bank has the unilateral right to decline to make the loan.

23. Estimated fair value of financial instruments

The Bank’s financial instruments include financial assets and liabilities recorded on the balance sheet, including instruments such as foreign exchange and derivative contracts. Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of all the amounts the Bank could have realized in a sales transaction as of March 31, 2006 and March 31, 2007. The estimated fair value amounts as of March 31, 2006 and March 31, 2007 have been measured as of the respective year ends, and have been not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

Financial instruments valued at carrying value:

The respective carrying values of certain on-balance-sheet financial instruments approximated their fair value. These financial instruments include cash and amounts due from banks, interest-bearing deposits in banks, securities purchased and sold under resale and repurchase agreements, accrued interest receivable, short-term borrowings, acceptances, accrued interest payable, and certain other assets and liabilities that are considered financial instruments. Carrying values were assumed to approximate fair values for these financial instruments as they are short-term in nature and their recorded amounts approximate fair values or are receivable or payable on demand.

Trading securities:

Trading securities are carried at fair value based on quoted market prices. For more information on the fair value of these securities, refer to Note 5.

Available for sale securities:

Available for sale investments principally comprise debt securities and are carried at fair value. Such fair values were based on quoted market prices, if available. If quoted market prices did not exist, fair values were estimated using market yield on balance period to maturity on similar instruments and similar credit risk. The fair values of asset backed and mortgage backed securities is estimated based on revised estimated cash flows at each balance sheet date, discounted at current market pricing for transactions with similar risk. For more information on the fair value of these securities, refer to Note 6.

Held to maturity securities:

Held to maturity securities are carried at amortized cost less other than temporary impairments, if any. Fair values of these securities were based on quoted market prices, if available. If quoted market prices did not exist, fair values were estimated using market yield on balance period to maturity on similar instruments and similar credit risk. For more information on these securities including “tainting” of the portfolio, refer to Note 7.

Loans:

The fair values of consumer installment loans and other consumer loans that do not reprice frequently were estimated using discounted cash flow models. The discount rates were based on current market pricing for loans with similar characteristics and risk factors. Since substantially all individual lines of credit and other variable rate consumer loans reprice frequently, with interest rates reflecting current market pricing, the carrying values of these loans approximate their fair values.

The fair values of commercial loans that do not reprice or mature within relatively short time frames were estimated using discounted cash flow models. The discount rates were based on current market interest rates for loans with similar remaining maturities and credit ratings. For commercial loans that reprice within relatively short time frames, the carrying values approximate their fair values.

For purposes of these fair value estimates, the fair values of impaired loans were computed by deducting an estimated market discount from their carrying values to reflect the uncertainty of future cash flows.

Deposits:

The fair value of demand deposits, savings deposits, and money market deposits without defined maturities are the amounts payable on demand. For deposits with defined maturities, the fair values were estimated using discounted cash flow models that apply market interest rates corresponding to similar deposits and timing of maturities. For variable-rate deposits with fixed repricing dates, the first repricing date was considered the maturity date for purposes of fair value calculation.

Long-term debt:

The fair values of the Bank’s unquoted long-term debt instruments were calculated based on a discounted cash flow model. The discount rates were based on yield curves appropriate for the remaining maturities of the instruments.

Term Placements:

The fair values of term placements were estimated using discounted cash flow models. The discount rates were based on current market pricing for placements with similar characteristics and risk factors.

A comparison of the fair values and carrying values of financial instruments other than derivatives (see Note 22) is set out below:

	As of March 31,
	2006						2007
	Carrying Value		Estimated Fair Value		Carrying Value		Carrying Value		Estimated Fair Value		Estimated Fair Value
	(In millions)
Financial Assets:
Cash and cash equivalents	Rs.	61,194.3	Rs.	61,194.3	Rs.	80,546.4	US$	1,868.8	Rs.	80,546.4	US$	1,868.8
Term placements		10,243.7		9,845.0		12,815.8		297.4		12,225.3		283.6
Investments held for trading		2,945.6		2,945.6		4,284.1		99.4		4,284.1		99.4
Investments available for sale		273,457.0		273,457.0		304,241.1		7,059.0		304,241.1		7,059.0
Securities purchased under agreements to resell		4,200.0		4,200.0		—		—		—		—
Loans		395,274.3		397,162.1		536,730.9		12,453.2		539,811.9		12,524.6
Accrued interest receivable		8,662.7		8,662.7		15,742.9		365.3		15,742.9		365.3
Financial Liabilities:
Interest-bearing deposits		410,181.2		409,655.9		484,542.9		11,242.3		483,026.5		11,207.1
Non-interest-bearing deposits		147,124.2		147,124.2		197,805.1		4,589.4		197,805.1		4,589.4
Securities sold under repurchase agreements		—		—		10,500.0		243.6		10,500.0		243.6
Short term borrowings		74,805.4		74,805.4		95,472.4		2,215.1		95,472.4		2,215.1
Accrued interest payable		8,264.1		8,264.1		17,035.7		395.3		17,035.7		395.3
Long-term debt		17,899.9		17,019.5		33,601.5		779.6		31,019.8		719.7
Accrued expenses and other liabilities		77,201.8		77,201.8		108,398.6		2,515.0		108,398.6		2,515.0

24. Segment Information

The Bank operates in three reportable segments: wholesale banking, retail banking and treasury services. The revenue and related expense recognition policies are set out in Note 2. Substantially all operations and assets are based in India.

The retail banking segment serves retail customers through a branch network and other delivery channels. This segment raises deposits from customers and makes loans, provides credit cards and debit cards, distributes third-party financial products such as mutual funds and insurance, and provides advisory services to such customers. Revenues of the retail banking segment are derived from interest earned on retail loans, fees for banking and advisory services, profit from foreign exchange and derivative transactions and interest earned from other segments for surplus funds placed with those segments. Expenses of this segment primarily comprise interest expense on deposits, infrastructure and premises expenses for operating the branch network and other delivery channels, personnel costs, other direct overheads and allocated expenses.

The wholesale banking segment provides loans and transaction services to corporate customers. Revenues of the wholesale banking segment consist of interest earned on loans made to corporate customers, investment income from credit substitutes, interest earned on the cash float arising from transaction services, fees from such transaction services and profits from foreign exchange and derivative transactions with wholesale banking customers. The principal expenses of the segment consist of interest expense on funds borrowed from other segments, premises expenses, personnel costs, other direct overheads and allocated expenses.

The treasury services segment undertakes trading operations on the proprietary account, foreign exchange operations and derivatives trading both on the proprietary account and customer flows. Revenues of the treasury services segment primarily consist of fees and gains and losses from trading operations. Revenues from foreign exchange and derivative operations and customer flows is classified under retail or wholesale segment depending on the profile of the customer.

Segment-wise income and expenses include certain allocations. Interest income is charged by a segment that provides funding to another segment, based on yields benchmarked to an internally developed composite yield curve which broadly tracks market-discovered interest rates. Transaction charges are made by the retail banking segment to the wholesale banking segment for the use by corporate customers of the retail banking segment’s branch network or other delivery channels; such transaction costs are determined on a cost plus basis.

Directly identifiable overheads are attributed to a segment at actual amounts incurred. Indirect shared costs, principally corporate office expenses, are generally allocated equally to each segment. Income taxes for each segment have been allocated based on the effective rate applicable to the Bank, adjusted for specifically identifiable permanent differences relating to each segment.

Summarized segment information for the years ended March 31, 2005, 2006 and 2007 is as follows:

	Years ended March 31,
	2005								2006								2007
	Retail Banking		Wholesale Banking		Treasury Services		Total		Retail Banking		Wholesale Banking		Treasury Services		Total		Retail banking		Wholesale Banking		Treasury Services		Total		Total
	(In millions)
Net interest revenue	Rs.	9,728.3	Rs.	5,658.7	Rs.	598.7	Rs.	15,985.7	Rs.	18,177.4	Rs.	6,239.1	Rs.	(510.3)	Rs.	23,906.2	Rs.	26,226.4	Rs.	8,907.4	Rs.	1,782.7	Rs.	36,916.5	US$	856.2
Less: Provision for credit.losses		2,925.4		122.8		—		3,048.2		4,956.0		76.0		—		5,032.0		8,386.9		(136.6)		0.0		8,250.3		191.4

Net interest revenue, after provision for credit losses		6,802.9		5,535.9		598.7		12,937.5		13,221.4		6,163.1		(510.3)		18,874.2		17,839.5		9,044.0		1,782.7		28,666.2		664.8
Non-interest revenue		6,234.1		1,656.5		320.9		8,211.5		10,071.8		2,092.9		(16.8)		12,147.9		12,702.6		2,764.1		(467.0)		14,999.7		348.1
Non-interest expense		(8,889.3)		(1,823.7)		(700.9)		(11,413.9)		(14,482.4)		(2,802.0)		(562.4)		(17,846.8)		(22,494.0)		(4,065.3)		(866.8)		(27,426.1)		(636.2)

Income before income tax	Rs.	4,147.7	Rs.	5,368.7	Rs.	218.7	Rs.	9,735.1	Rs.	8,810.8	Rs.	5,454.0	Rs.	(1089.5)	Rs.	13,175.3	Rs.	8,048.1	Rs.	7,742.8	Rs.	448.9	Rs.	16,239.8	US$	376.7

Segment assets:
Segment average total assets	Rs.	197,121.9	Rs.	224,054.3	Rs.	26,076.1	Rs.	447,252.3	Rs.	281,583.8	Rs.	313,603.1	Rs.	38,318.8	Rs.	633,505.7	Rs.	390,732.7	Rs.	452,509.8	Rs.	30,371.2	Rs.	873,613.7	US$	20,269.5

25. Commitments and contingent liabilities

Commitments and contingent liabilities other than for off balance sheet financial instruments (see Note 22) are as follows:

Capital commitments

The Bank has entered into committed capital contracts, principally for branch expansion and technology upgrades. The estimated amounts of contracts remaining to be executed on the capital account as of March 31, 2006 and March 31, 2007 aggregated Rs. 946.8 million and Rs. 670.3 million, respectively.

Contingencies

The Bank is party to various legal and tax-related proceedings in the normal course of business. The Bank does not expect the outcome of these proceedings to have a material adverse effect on the Bank’s results of financial condition, operations or cash flows.

26. Related party transactions

The Bank’s principal related parties consist of HDFC Limited, its principal shareholder, and its associates. The Bank enters into transactions with its related parties, such as providing banking services, sharing costs and service providers, purchasing services, making joint investments, and borrowing from related parties and subletting premises. The Bank is prohibited from making loans to companies with which it has directors in common. The Bank also makes loans at concessional rates to its employees. The Bank’s related party balances and transactions are summarized as follows:

Balances payable to related parties are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Balances in current account	Rs.	201.6	Rs.	102.5	US$	2.4
Balances in fixed deposits		149.8		217.4		5.0
Accounts payable		72.5		—		—

Total	Rs.	423.9	Rs.	319.9	US$	7.4

Balances receivable from related parties are as follows:

	Years ended March 31,
	2006		2007		2007
	(In millions)
Deposits to secure leased property	Rs.	36.9	Rs.	36.9	US$	0.8
Loans and overdrafts		0.5		3.0		0.1
Loans to officers and employees		1,409.7		1,805.7		41.9
Capital advances		2.0		—		—
Other deposits		130.2		0.1		0.0
Accounts Receivable		304.3		126.0		2.9

Total	Rs.	1,883.6	Rs.	1,971.7	US$	45.7

The Bank had retained HDFC Asset Management Company Ltd., an entity controlled by HDFC Limited, to invest its funds up to an amount approved by the board of directors, primarily in debt instruments under an arrangement upto June, 2006. The amount of investments outstanding as on March 31, 2006 and March 31, 2007 was Rs. 3.4 billion and Rs. 1.6 billion, respectively. Purchases of fixed assets from related parties for the years ended March 31, 2006 and 2007 were Rs. 87.9 million and Rs. 113.9 million, respectively.

Included in the determination of net income are the following significant transactions with related parties:

	Years ended March 31,
	2005		2006		2007		2007
	(In millions)
Service charges income	Rs.	438.8	Rs.	1,441.8	Rs.	1,606.3	US$	37.3
Dividend Income		5.7		5.8		52.2		1.2
Service charges expense		(31.3)		(45.6)		(81.2)		(1.9)
Interest Income		0.4		0.1		0.3		—
Rent and maintenance expense		(15.8)		(12.3)		(13.3)		(0.3)

Net expense incurred to related parties for service provided	Rs.	397.8	Rs.	1,389.8	Rs.	1,564.3	US$	36.3

27. Regulatory Capital and capital adequacy

The Bank is a banking company within the meaning of the Indian Banking Regulation Act, 1949, registered with and subject to supervision by the RBI. Failure to meet minimum capital requirements could lead to regulatory actions by the RBI that, if undertaken, could have a material effect on the Bank and its financial position.

The Bank’s regulatory capital and capital adequacy ratios are measured in accordance with Indian GAAP and are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Tier 1 capital	Rs.	51,499.1	Rs.	63,527.1	US$	1,474.0
Tier 2 capital		17,207.1		33,399.9		774.9

Total capital	Rs.	68,706.2	Rs.	96,927.0	US$	2,248.9

Total risk weighted assets and contingents	Rs.	602,176.2	Rs.	740,819.2	US$	17,188.4

Capital ratios of the Bank:
Tier 1		8.55%		8.57%		8.57%
Total capital		11.41%		13.08%		13.08%
Minimum capital ratios required by the RBI:
Tier 1		4.50%		4.50%		4.50%
Total capital		9.00%		9.00%		9.00%

Dividends

Any dividends declared by the Bank are based on the profit available for distribution as reported in the statutory financial statements of the Bank prepared in accordance with Indian GAAP. Additionally, the Banking Regulation Act and related regulations require the Bank to transfer 25% of its Indian GAAP profit after tax to a non-distributable statutory reserve and to meet certain other conditions in order to pay dividends without prior RBI approval. As per RBI guidelines dividend payout (excluding dividend tax) for March 31, 2007 cannot exceed 35% of net income of Rs. 11,414.5 million as calculated under Indian GAAP. Accordingly, the net income reported in these financial statements may not be fully distributable in that year. Dividends for the years ended March 31, 2005, 2006 and 2007 were Rs. 4.50, Rs. 5.50 and Rs. 7.00 per equity share, respectively.

28. Earnings per equity share

A reconciliation of the equity shares used in the computation of basic and diluted earnings per equity share has been provided below.

	As of March 31,
	2005	2006	2007
Weighted average number of equity shares used in computing basic earnings per equity share	290,145,339	311,939,366	314,563,347
Effect of potential equity shares for stock options outstanding	2,317,669	3,984,648	4,504,056

Weighted average number of equity shares used in computing diluted earnings per equity share	292,463,008	315,924,014	319,067,403

For the purpose of determining the weighted average number of equity shares outstanding, the Bank treats cash received from optionees who exercise their option as issued equity shares even if the administrative formalities to allocate equity shares have not been completed.

The following are reconciliations of basic and diluted earnings per equity share and earnings per ADS :

	Years ended March 31,
	2005	2006	2007	2007
Basic earnings per share	Rs.22.78	Rs.29.45	Rs. 35.10	US$	0.81
Effect of potential equity shares for stock options outstanding	0.18	0.37	0.50		0.01

Diluted earnings per share	Rs.22.60	Rs.29.08	Rs. 34.60		0.80

Basic earnings per ADS	Rs.68.34	Rs.88.36	Rs.105.30	US$	2.44
Effect of potential equity shares for stock options outstanding	0.54	1.12	1.50		0.03

Diluted earnings per ADS	Rs.67.80	Rs.87.24	Rs.103.80	US$	2.41

29. Reconciliation of consolidated net income and consolidated shareholders’ equity between U.S. GAAP and Indian GAAP.

The following table is a reconciliation of consolidated net income in accordance with U.S. GAAP to consolidated net profit determined under Indian GAAP for the year ended March 31, 2007.

	Year ended March 31,
	2007
	(In millions)
Consolidated net income in accordance with U.S.GAAP	Rs.	11,039.7
Significant differences between U.S. GAAP and Indian GAAP:
(a) Allowance for credit losses		(359.8)
(b) Customer acquisition cost		(477.1)
(c) Investments		(224.7)
(d) Deferred income taxes		223.3
(e) Stock based compensation		962.7
(f) Accounting for subsidiaries and affiliates		(45.9)
(g) Provision for guarantees		213.4
(h) Accrued compensated absences		356.9
(i) Foreign exchange and derivatives		15.3
Other, net		(194.2)

Consolidated net profit determined under Indian GAAP	Rs.	11,509.6

The following table is a reconciliation of consolidated shareholders’ equity in accordance with U.S. GAAP to consolidated shareholders’ funds determined under Indian GAAP as of March 31, 2007.

	As of March 31,
	2007
	(In millions)
Shareholders’ equity in accordance with U.S. GAAP	Rs.	65,508.1
Significant differences between U.S. GAAP and Indian GAAP:
(a) Allowance for credit losses		335.6
(b) Customer acquisition costs		(3,339.2)
(c) Investments		2,878.3
(d) Deferred income taxes		484.4
(f) Accounting for subsidiaries and affiliates		(374.1)
(g) Provisions for guarantees		536.5
(h) Accrued compensated absences		872.6
(i) Foreign exchange and derivatives		617.0
(j) Dividends payable		(2,615.7)
Other, net		(199.8)

Shareholders’ funds under Indian GAAP	Rs.	64,703.7

The following are the principal differences between U.S. GAAP and Indian GAAP that apply to the Bank:

a. Allowance for credit losses

Under U.S. GAAP, the Bank establishes a specific allowance and records an unallocated allowance based on management’s best estimate of losses inherent in the loan portfolio. The allowance for credit losses consists of allowances for retail loans and wholesale loans. The Banks’ retail loan portfolio comprises of large number of homogeneous loans. Specific allowance on the retail loan portfolio is based on factors such as the nature of product, delinquency levels or the number of days the loan is past due, nature of the security available and loan to value ratio. The unallocated allowance for the retail loans portfolio is recorded by product type based on the Bank’s estimate of the expected amount of losses inherent in such product . The Bank establishes specific allowances for each of its impaired wholesale loan customer in the aggregate for all facilities based on either the present value of future cash flows discounted at the loans effective interest rate, or the net realizable value of the collateral. Unallocated allowances for wholesale standard loans is established based on overall portfolio quality, asset growth, economic conditions and other risk factors.

Under Indian GAAP, the Bank makes specific loan loss provision in respect of non-performing advances based on management’s assessment of the degree of impairment of wholesale and retail advances, subject to minimum provisioning level prescribed by the RBI. The Bank maintains general provision for standard assets, only at levels stipulated by the RBI from time to time. Provisions made in excess of these regulatory levels or provisions which are not made with respect to specific non- performing assets are categorized as floating provisions. Creation of floating provisions are considered by the Bank up to a level approved by the board of directors of the Bank. Floating provisions are not reversed by credit to Profit and Loss account and can be used only for contingencies under extraordinary circumstances for making specific provisions in impaired accounts after obtaining Board approval and with prior permission of RBI.

b. Customer acquisition costs

Under U.S. GAAP, customer acquisition costs primarily consisting of commissions paid to agents are deferred and amortized as a yield adjustment over the life of the related loans. Under Indian GAAP such costs are expensed as incurred.

c. Investments

Under both U.S.GAAP and Indian GAAP, Investments are classified as held for trading (“HFT”),held to maturity (“HTM”) or available for sale (“AFS”) ,based on management’s holding intent on the date of purchase.

Under U.S.GAAP, HFT investments are marked to market on each balance sheet date with both unrealized gains and losses included in net income .Under Indian GAAP, HFT investments are also marked to market, and any net unrealized loss arising on a portfolio basis is recognized in the statement of income . Net unrealized gains arising on a portfolio basis are not recognized.

Under U.S.GAAP, AFS investments are carried at their fair values with both unrealized gains and losses recorded in accumulated comprehensive income, a component of share holder’s equity. Under Indian GAAP AFS investments are marked to fair value and any net unrealized loss arising on a portfolio basis is recognized in the statement of income. Net unrealized gains arising on a portfolio basis are not recognized.

Under U.S.GAAP, HTM investments are carried at amortized cost. Under Indian GAAP, HTM securities are carried at acquisition cost or at amortized cost if purchased at premium. Under both U.S.GAAP and Indian GAAP, an impairment loss is recognized for any impairment that is other than temporary.

Under Indian GAAP, transfers from the HTM category to the AFS category are permitted for any reason once a year, or more frequently if the RBI grants general permission to banks to do so .Under U.S. GAAP, such transfers are only permitted for certain specified reasons.

Under U.S.GAAP, purchased premiums and discounts are both amortized as yield adjustments over the life of the related instrument. Under Indian GAAP, purchased discounts are not amortized but are recognized upon sale or maturity of the instrument.

d. Deferred income taxes

Under U.S.GAAP, a deferred tax liability is established for the tax effect of temporary differences between the tax basis and the carrying value of assets and liabilities. The tax rate used to establish deferred tax liabilities is the enacted tax rate expected to apply when the temporary differences reverse. Under Indian GAAP, a deferred tax liability is established for the tax effect of timing differences between book and tax income for the year, at the “substantially enacted” tax rate applicable on the balance sheet date. In addition, in the U.S.GAAP financial statements, the deferred tax effect of all other U.S.GAAP to Indian GAAP differences is also recognized.

e. Stock based compensation

The Bank has adopted the provisions of SFAS No. 123(R) “Accounting for Stock-Based Compensation” with effect from April 1, 2006. The statement requires all share-based payments to employees, including grants of employee stock options to be recognized in the income statement based on their fair value. Accordingly the Bank adopted the ‘modified prospective method’ for new awards granted after April 1, 2006 and to the unvested portion of previously granted stock options and awards. In respect of the earlier periods the Bank had elected to use the intrinsic value method to recognize stock based compensation.

Under Indian GAAP, the Bank uses the intrinsic value method to recognize its stock based compensation.

f. Accounting for subsidiaries and affiliates

Under U.S. GAAP, the Bank consolidates subsidiaries in which, directly or indirectly, it holds more than 50% of the voting rights or exercises control. Entities where the Bank holds 20% to 50% of the voting rights and/or has the ability to exercise significant influence are accounted for under the equity method, and the pro rata share of their income (loss) is included in income. The Bank consolidates Variable Interest Entities (VIEs) where the Bank is determined to be the primary beneficiary under FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46 (R)).

Under Indian GAAP the Bank consolidates subsidiaries where it controls the ownership, directly or indirectly of more than one-half of the voting power or controls the composition of board of directors with the objective of obtaining economic benefits from their activities. The Bank accounts for investments in associates under the equity method of accounting.

g. Provisions for guarantees

Under U.S. GAAP, the Bank makes provisions for probable loss on outstanding guarantees based on estimate of losses using a historical default rate. The Bank establishes a liability for guarantees based on their fair value at inception.

Under Indian GAAP, the Bank recognizes a provision only when it has a present obligation as a result of past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and when a reliable estimate of the amount of the obligation can be made.

h. Accrued compensated absences

Under U.S. GAAP, the Bank provides for estimated accumulated compensated absences. Under Indian GAAP, accrual for compensated absences is not made.

i. Foreign exchange and derivatives

Under U.S. GAAP, the Bank recognizes derivative instruments and forward exchange contracts, as assets or liabilities in the balance sheet and measures them at fair value, unless those instruments qualify to be accounted for as hedge contracts. For derivatives and forward exchange contracts not designated as a hedge, changes in fair value are recognized in net income in the period of change.

Under Indian GAAP the Bank recognizes all derivative instruments and forward exchange contracts as assets or liabilities in the balance sheet and measures them at the market value as per generally accepted practices prevalent in the industry. The interest rate and exchange rate risks on some on-balance sheet assets and liabilities are hedged through swap contracts. The impact of such derivative instruments is correlated with the movement of underlying assets and accounted for at fair value or on accrual basis, in accordance with RBI guidelines. Accordingly certain derivative contracts classified as hedges under Indian GAAP may not qualify as hedges under US GAAP and are accounted for as trading derivatives with changes in fair value being recorded in the income statement.

j. Dividends payable

Under U.S. GAAP, dividends and the related dividend tax are recorded as a liability when declared. Under Indian GAAP, dividends and the related dividend tax are recorded as a liability in the year to which they relate.